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As filed with the Securities and Exchange Commission on December 10, 2003.

Registration No. 333-110842

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PREMIERWEST BANCORP
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	6720 (Primary Standard Industrial Classification Code Number)	93-1282171 (I.R.S. Employer Identification No.)

PremierWest Bancorp
503 Airport Road
P.O. Box 40
Medford, Oregon 97504
(541) 618-6020
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive office)

PremierWest Bancorp
503 Airport Road
P.O. Box 40
Medford, Oregon 97504
(541) 618-6020
Attn: John L. Anhorn
(Name and address, including ZIP code, and telephone number, including area code, of agent for service)

with copies to:
Marcus J. Williams, Esq. Broady R. Hodder, Esq. Davis Wright Tremaine LLP 1300 SW Fifth Avenue, Suite 2300 Portland, Oregon 97201-5682 (503) 241-2300	Gary S. Findley, Esq. Gary Steven Findley & Associates 1470 North Hundley Street Anaheim, California 92806-1322 (714) 630-7136

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the merger as described in the enclosed proxy statement/prospectus.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Aggregate Offering Price(2)	Registration Fee(2)

Common Stock, no par value	1,715,000	N/A	$13,840,627.60	$1,119.70

(1)
Represents the maximum number of shares of common stock, no par value per share, estimated to be issuable by PremierWest Bancorp ("PremierWest") upon consummation of the acquisition of Mid Valley Bank ("MVB") by PremierWest.

(2)
Calculated in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, the proposed maximum offering price is computed by subtracting $9,811,000 (the cash to be paid by PremierWest) from the product of (A) the average of the high and low prices of Mid Valley common stock as reported on the OTC Bulletin Board maintained by the NASD on November 19, 2003 ($19.90) and (B) 1,188,524 (the maximum number of shares of Mid Valley expected to be exchanged for the common stock being registered).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

December 11, 2003

Dear Shareholder:

        You are cordially invited to attend the special meeting of shareholders of Mid Valley Bank, which will be held at Mid Valley's head office located at 950 Main Street, Red Bluff, California, on January 22, 2004, at 6:00 p.m. At the meeting, shareholders will be asked to vote on the proposed merger of Mid Valley with and into PremierWest Bank, a wholly-owned subsidiary of PremierWest Bancorp.

        If the merger is approved, PremierWest Bancorp will issue 1,715,000 shares of common stock and pay $9,811,000 in cash for all outstanding shares of Mid Valley common stock. The consideration that Mid Valley shareholders receive will be determined by applying a formula that is based on the weighted average closing price of PremierWest common stock over a specified valuation period. The consideration per share will be the sum of the total value of all stock issued in the merger (valued at the weighted average closing price over the valuation period), plus all cash issued in the merger, divided by the total number of Mid Valley shares outstanding on the date of the merger. Mid Valley's common stock trades on the NASD OTC Bulletin Board under the symbol "MIVB," and PremierWest's common stock trades on the Nasdaq SmallCap Market™ under the symbol "PRWT."

        Mid Valley shareholders may choose whether to receive newly issued shares of PremierWest common stock, cash, or a combination of the two. The transaction is subject to conditions including shareholder and regulatory approvals.

        This proxy statement/prospectus provides detailed information about the merger and includes a copy of the merger agreement. You should read both carefully. This document is a proxy statement that Mid Valley is using to solicit proxies for use at its special shareholders meeting. It is also a prospectus relating to PremierWest's issuance of common stock in the merger. Before you decide how to vote on the merger, you should consider the "Risk Factors" beginning on page 25 of this proxy statement/prospectus.

        Mid Valley is requesting your proxy to vote in favor of the merger. The Mid Valley board of directors recommends that you vote "FOR" approval of the merger. To ensure that your shares are represented at this important meeting, please sign, date and return the proxy card in the enclosed envelope as promptly as possible.

Sincerely,

John B. Dickerson Chairman of the Board and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities regulators have approved either the acquisition described in this proxy statement prospectus or the PremierWest Bancorp common stock to be issued in the merger, nor have they determined if this proxy statement prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this proxy statement prospectus is December 11, 2003.

        This proxy statement/prospectus is dated December 11, 2003, and was first mailed to shareholders on or about December 12, 2003.

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about PremierWest Bancorp from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request.

        You can obtain documents related to PremierWest Bancorp that are incorporated by reference in this document (including any exhibits that are incorporated by reference in such documents) by requesting them in writing or by telephone from:

PremierWest Bancorp
503 Airport Road
Medford, Oregon 97504
Attn: Tom Anderson (541) 282-5190

        If you would like to request documents please do so by January 17, 2004 in order to receive them before the special shareholders meeting.

        See "Where You Can Find More Information" on page 106.

Mid Valley Bank
950 Main Street
Red Bluff, California 96080
Notice of Special Meeting of Shareholders
December 11, 2003

To:	The Shareholders of Mid Valley Bank

        Notice is hereby given that, pursuant to its Bylaws and the call of its Board of Directors, a special meeting of shareholders of Mid Valley Bank will be held at Mid Valley's head office located at 950 Main Street, Red Bluff, California, on January 22, 2004 at 6:00 p.m., for the purpose of considering and voting upon the following matters:

          1.    Approval of the Merger.    To approve the merger, pursuant to a merger agreement dated September 15, 2003, which is attached as Appendix A. Amendment No. 1 to the Agreement of Merger is attached as Appendix B. References in this proxy statement/prospectus to the merger agreement are to the merger agreement as so amended.

          2.    Transaction of Other Business.    To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

        The merger agreement sets forth the terms of the acquisition of Mid Valley by PremierWest Bancorp. If the acquisition is approved, Mid Valley shareholders may elect to receive for their Mid Valley shares newly issued shares of PremierWest Bancorp common stock, cash, or a combination of both. Shareholder elections are subject to certain restrictions that are listed and discussed in detail in the proxy statement prospectus and in the merger agreement.

        The board of directors has fixed the close of business on December 8, 2003 as the record date for determining shareholders entitled to notice of, and to vote at, the meeting.

        Since the affirmative vote of shareholders holding at least a majority of the outstanding shares of Mid Valley common stock is required to approve the merger, it is important that all shareholders vote. We urge you to vote in favor of the proposal by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting you may withdraw your proxy and vote in person. The proxy may be revoked at any time prior to its exercise by following the instructions that begin under "Can I change my vote after I have mailed my signed proxy card" near the bottom of page 1 of the enclosed proxy statement/prospectus.

By Order of the Board of Directors

Dated: December 11, 2003	Lynne T. Moule, Secretary

i

BUSINESSES OF THE PARTIES TO THE MERGER	67
INDUSTRY OVERVIEW	67
PREMIERWEST	67
MID VALLEY	71
MID VALLEY'S MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	76
MANAGEMENT OF MID VALLEY	92
VOTING SECURITIES OF MID VALLEY MANAGEMENT AND PRINCIPAL HOLDERS	97
INFORMATION ABOUT NEW DIRECTORS AND EXECUTIVE OFFICERS OF PREMIERWEST	98
DESCRIPTION OF PREMIERWEST CAPITAL STOCK	98
COMPARISON OF SHAREHOLDERS' RIGHTS	100
BOARD OF DIRECTORS	100
REMOVAL OF DIRECTORS	100
SPECIAL MEETINGS OF SHAREHOLDERS AND ACTION WITHOUT A MEETING	101
NOMINATION OF DIRECTOR CANDIDATES AND OTHER SHAREHOLDER PROPOSALS	101
INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY	101
AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS	102
APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND DISSOLUTION	102
TRANSACTIONS WITH OFFICERS AND DIRECTORS	103
PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS	103
CONSIDERATION OF OTHER CONSTITUENCIES	105
DISSENTERS' RIGHTS	105
LEGAL OPINIONS	105
EXPERTS	105
OTHER MATTERS	105
WHERE YOU CAN FIND MORE INFORMATION	106
APPENDIX A AGREEMENT OF MERGER	A-1
APPENDIX B AMENDMENT NO. 1 TO AGREEMENT OF MERGER	B-1
APPENDIX C DISSENTERS' RIGHTS UNDER THE CALIFORNIA FINANCIAL CODE	C-1
APPENDIX D FAIRNESS OPINION OF THE FINDLEY GROUP	D-1

ii

QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

What is the purpose of this proxy statement/prospectus?

        This document serves as both a proxy statement of Mid Valley Bank and a prospectus of PremierWest Bancorp. As a proxy statement, it is being provided to you by Mid Valley because the board of directors of Mid Valley is soliciting your proxy to vote to approve the proposed merger of Mid Valley with and into PremierWest Bank, a wholly-owned subsidiary of PremierWest Bancorp. As a prospectus, it is being provided to you by PremierWest Bancorp because PremierWest is offering you shares of its common stock as one component of the consideration for your Mid Valley shares.

When and where will the special meeting take place?

        Mid Valley will hold a special meeting of its shareholders at Mid Valley's head office located at 950 Main Street, Red Bluff, California, on January 22, 2004 at 6:00 p.m.

How do I vote?

        To vote, please indicate on the enclosed proxy card how you want to vote and then sign, date, and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting.

Why is my vote important?

        A majority of the outstanding shares of Mid Valley common stock must be represented in person or by proxy at the special meeting for there to be a quorum. If you do not vote in person or by returning your proxy, it will be more difficult for Mid Valley to obtain the necessary quorum to hold the meeting. In addition, if you fail to vote, that will have the same effect as voting against approval of the merger because approval of the merger requires the affirmative vote of a majority of the outstanding shares of Mid Valley common stock. The directors and executive officers of Mid Valley and their affiliates own and have the right to vote 163,935 shares representing 13.8% of the shares entitled to be voted at the meeting.

If my shares are held in "street name" by my broker, will my broker vote my shares for me?

        No. Your broker will not vote your shares unless you provide instructions on how to vote. Consequently, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker on how to vote your shares, the effect will be the same as if you voted against the merger.

What happens if I return my proxy but do not indicate how to vote my shares?

        If you sign and return your proxy card, but do not provide voting instructions, your shares will be voted "FOR" approval of the merger.

Can I change my vote after I have mailed my signed proxy card?

        Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your own name, you may change your vote as follows:

  •
  You may send a written notice stating that you would like to revoke your proxy and provide new instructions on how to vote;

  •
  You may complete and submit a new proxy card; or

  •
  You may attend the meeting and vote in person. If you intend to vote in person and your shares are held by a broker, you should contact your broker for instructions.

        If you choose either the first or second method above, you must submit your notice of revocation or your new proxy card to Lynne T. Moule, Mid Valley's corporate secretary, before the special meeting.

        If your shares are held in "street name" by a broker and you have instructed the broker to vote your shares, you must follow instructions received from your broker to change your vote.

Who may vote at the meeting?

        The board of directors of Mid Valley has set December 8, 2003, as the record date for the meeting. If you were the owner of Mid Valley common stock at the close of business on December 8, 2003, you may vote at the meeting.

When will the merger occur?

        The merger will occur after Mid Valley shareholder approval is obtained and the other conditions to the merger are satisfied or waived. PremierWest and Mid Valley are working to complete the merger as quickly as possible. We presently expect to complete the merger on or about January 31, 2004 and to begin operating as a combined entity on the following business day.

What will Mid Valley shareholders receive in the merger?

        Under the terms of the merger agreement, PremierWest will issue 1,715,000 shares of its common stock and pay $9,811,000 in cash for all outstanding shares of Mid Valley common stock. The number of shares of common stock and the amount of cash to be issued by PremierWest in the merger are subject to adjustment based on the weighted average closing price of PremierWest common stock as measured over a specified valuation period. See "The Merger—Merger Consideration" beginning on page 33 and "The Merger—Adjustment of Merger Consideration" beginning on page 35 for a more detailed discussion of the merger consideration to be paid to Mid Valley shareholders under the merger agreement.

What will I receive in the merger?

        Under the merger agreement, unless you perfect your statutory dissenters' rights and subject to certain allocation provisions discussed below, you may elect to receive for your shares either:

  •
  all cash,

  •
  all PremierWest common stock, or

  •
  a mix of cash and PremierWest common stock.

        All elections are subject to the election and allocation procedures described in this proxy statement/prospectus and the merger agreement if too many shareholders elect one form of consideration over the other. Due to these limitations, you may not receive the form of merger consideration that you elect. See "The Merger—Allocation" beginning on page 39 for a more detailed discussion of allocation procedures under the merger agreement.

        For example, assume that the merger closes on January 31, 2004 and that the weighted average closing price of PremierWest's common stock during the applicable measurement period, in this case the period between November 14, 2003 and December 15, 2003, is $10.50 per share. A hypothetical Mid Valley shareholder who owns 100 shares of Mid Valley common stock as of the closing date, and who elects to receive 50% cash and 50% stock for his or her Mid Valley shares, would receive 106 shares of PremierWest common stock and $1,113 in cash, subject to adjustment for excess cash elections and excess stock elections as discussed below. The actual value of that consideration would be based on PremierWest's closing stock price on the date on which the shareholder actually receives the payment, so that increases and declines in PremierWest's stock price would have a corresponding effect on the value the shareholders ultimately receive. For example, under the above scenario, if the same Mid Valley shareholder receives his or her consideration on March 10, 2004 and at that time PremierWest's common stock has a market price of $9.00 per share, the shareholder would have received an effective value of $20.67 per share for his or her Mid Valley common stock. See "Risk Factors—Because the market price of PremierWest common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive," and "Risk Factors—You may not receive the form of merger consideration that you elect" beginning on page 26, below.

        If you receive cash for some or all of your shares, the payment will likely result in the recognition of gain or loss on a portion of your Mid Valley shares and will be a taxable event to you. Please see "The Merger—Certain Federal Income Tax Consequences" beginning on page 60 for a discussion of the tax consequences of the receipt of cash in the merger.

What happens if I elect to receive cash in the merger and Mid Valley shareholders elect to receive more cash than is permitted under the merger agreement?

        If Mid Valley shareholders elect to receive more cash than is permitted by the merger agreement, cash elections will be adjusted to comply with the allocation limits in the merger agreement. In that event, you may receive some stock despite your cash election. PremierWest will first allocate the stock component among Mid Valley shares for which stock elections have been made and those for which no valid election has been received in an effort to honor elections as closely as possible without exceeding the total cash to be paid by PremierWest. The Mid Valley shares for which cash has been elected will then be allocated as a pro rata portion of the cash and the remaining stock. For a detailed description of the allocation procedures, please see the discussion under the heading "The Merger—Allocation" beginning on page 39.

What happens if I elect to receive stock in the merger and Mid Valley shareholders elect to receive more stock than is permitted under the merger agreement?

        As with excess cash elections, adjustments to shareholder elections may be necessary to ensure that the number of shares of PremierWest common stock issued in the merger do not exceed the limits in the agreement. If you elect to receive all stock and too many other shareholders elect stock, your election will be adjusted to comply with the allocation limits in the agreement and, consequently, you will receive some cash despite your stock election. PremierWest will first allocate cash to Mid Valley shares for which cash elections have been made and those for which no valid election has been received. The Mid Valley shares for which cash is elected will receive a proportionate allocation of the merger shares and the remaining cash. The receipt of cash in this instance will be a taxable event, and you will likely recognize a gain on the disposition of Mid Valley shares. Please see "The Merger—Certain Material Federal Income Tax Consequences" beginning on page 60 for a discussion of the tax consequences of the receipt of cash in the merger.

What is the amount of cash and/or the number of shares of PremierWest common stock that I will receive for my shares of Mid Valley common stock?

        The actual amount of cash and/or number of shares of PremierWest common stock that you will receive for each of your Mid Valley shares cannot be determined until the "election deadline," which will occur soon after the effective date of the merger. Those amounts will be determined based on a formula set forth in the merger agreement and described in this proxy statement/prospectus and will be made available after the election deadline. A table on page 36 sets forth examples of the per share cash consideration and the per share stock consideration that Mid Valley shareholders might receive based on a range of assumed weighted average closing prices of PremierWest common stock as of the closing date. An additional table on page 37 gives examples of the PremierWest common stock and cash that may be received based on three of the possible elections by Mid Valley shareholders and on different weighted average closing prices of PremierWest common stock.

Is the value of the per share consideration that I receive expected to be substantially equivalent regardless of which election I make?

        Yes. The formula that will be used to calculate the per share consideration is intended to substantially equalize the value of the consideration to be received for each share of Mid Valley common stock in the merger, as measured during a valuation period that is determined by the closing date, regardless of whether you elect to receive cash or stock. As the value of PremierWest common stock fluctuates with its trading price, however, the value of the PremierWest stock you receive for a Mid Valley share likely will not be the same as the cash to be paid per share on any given day before or after the merger.

How do I elect the form of consideration I prefer to receive?

        At least 25 days before the election deadline, you will receive a form of election and other transmittal materials with instructions for electing the form of consideration you prefer to receive. To make your election, you must submit an election form, any other transmittal materials and, if you hold certificates for your Mid Valley shares, your stock certificates, to PremierWest's exchange agent before the election deadline. Your election choices and election procedures are described beginning on page 36 of this proxy statement/prospectus.

What is the deadline for receipt of my election form?

        Election forms must be received by the exchange agent by the election deadline, which will be 7:00 p.m., Pacific Time, on the 30th day after the effective date. If that date occurs on a weekend or holiday, the election deadline will be 7:00 p.m., Pacific Time, on the next business day.

What happens if I do not make an election prior to the election deadline?

        If you fail to submit a valid form of election to the exchange agent before the election deadline, then you will be deemed to have made no election and will likely be issued a mix of cash and shares of PremierWest common stock in the merger depending on the amount of cash and PremierWest common stock elections timely delivered to the exchange agent by other Mid Valley shareholders. If there is an oversubscription of either the per share stock consideration or per share cash consideration, it is possible that you may receive all cash or all PremierWest common stock.

May I change my election once it has been submitted?

        Yes. You may change your election so long as your new election is received by the exchange agent before the election deadline. To change your election, you must send the exchange agent a written notice revoking any election previously submitted. You may at that time provide a new election, but if you fail timely to submit a subsequent election your shares will be treated as non-election shares.

When should I send in my stock certificates?

        Please DO NOT send in your stock certificates with your proxy card. YOU SHOULD FOLLOW THE INSTRUCTIONS IN THE ELECTION FORM AND/OR LETTER OF TRANSMITTAL REGARDING HOW AND WHEN TO SURRENDER YOUR STOCK CERTIFICATES.

How soon after the merger is completed can I expect to receive my cash or PremierWest common stock?

        PremierWest will work with its exchange agent to distribute the merger consideration as promptly as practicable following the election deadline.

What do I need to do now?

        We encourage you to read this proxy statement/prospectus in its entirety. Important information is presented in greater detail elsewhere in this document and documents governing the merger are attached as appendices to this proxy statement/prospectus. In addition, much of the business and financial information about PremierWest that may be important to you is incorporated by reference into this document from documents separately filed by PremierWest with the Securities and Exchange Commission. This means that important disclosure obligations to you are satisfied by referring you to one or more documents separately filed by PremierWest with the SEC. PremierWest will gladly provide copies of those documents free of charge; please see page 106 for instructions.

        After you review this proxy statement/prospectus, please complete, sign, and date the enclosed proxy card and return it in the enclosed envelope as soon as possible so that your shares can be voted at Mid Valley's special meeting of shareholders.

What if I choose not to read the incorporated documents?

        Information contained in a document that is incorporated by reference is part of this proxy statement/prospectus unless it is superseded by information contained directly in this proxy statement/prospectus or in documents filed with the SEC after the date of this proxy statement/prospectus. Information that is incorporated from another document is considered to have been disclosed to you WHETHER OR NOT YOU CHOOSE TO READ THE DOCUMENT.

What are the tax consequences of the merger to me?

        We expect that for United States federal income tax purposes, the exchange of Mid Valley common stock solely for PremierWest common stock generally will not cause you to recognize any taxable gain or loss, and your basis in the PremierWest shares you receive in the merger will be equal to your basis in the Mid Valley shares you surrendered in the exchange. If you receive solely cash in the merger, you will recognize any gain or loss realized on the disposition of your Mid Valley shares. If you receive a combination of cash and stock in exchange for your Mid Valley shares, you will be required to recognize any gain to the extent cash is received in the merger, and you will not be entitled to recognize any loss realized. We urge you to consult your tax adviser to fully understand the tax consequences of the merger to you, including whether you may be entitled to capital gains treatment for any gains you recognize. Tax matters are very complicated and in many cases tax consequences of the merger will depend on your particular facts and circumstances.

What risks should I consider?

        You should review carefully our discussion of "Risk Factors" beginning on page 26. You should also review the factors considered by Mid Valley's board of directors in approving the merger agreement. See "The Merger—Background and Reasons of Mid Valley for the Merger" beginning on page 46.

Who can help answer my questions?

        You may write or call Joan Blocker at Mid Valley Bank, 910 Main Street, Suite F, Red Bluff, California 96080, (530) 527-7614, with any questions about the merger or Mid Valley's special meeting of shareholders.

        This proxy statement/prospectus does not cover any resale of the securities to be received by Mid Valley shareholders upon consummation of the proposed merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

The date of this proxy statement/prospectus is December 11, 2003.

SUMMARY

        This summary, together with the preceding section entitled "Questions and Answers about This Document and the Merger," highlights selected information about this proxy statement/prospectus. We urge you to read carefully the entire proxy statement/prospectus and any other documents to which we refer to fully understand the merger. The Agreement of Merger is attached as Appendix A to this proxy statement/prospectus. Amendment No. 1 to the Agreement of Merger is attached as Appendix B to this proxy statement/prospectus. References in this proxy statement/prospectus to the merger agreement are to the merger agreement as so amended. Each item in the summary refers to the page in this proxy statement/prospectus where that subject is discussed in more detail.

Information About PremierWest and Mid Valley (See pages 67-98).

PremierWest Bancorp
503 Airport Road
Medford, Oregon 97504
(541) 618-6020

        PremierWest is a financial services holding company headquartered in Medford, Oregon which engages in a general banking business primarily through its wholly-owned banking subsidiary, PremierWest Bank. PremierWest Bank has three subsidiaries: Premier Finance Company, PremierWest Investment Services, Inc., and Blue Star Properties, Inc. Premier Finance Company has offices in Medford, Klamath Falls and Portland, Oregon. Premier Investment Services, Inc. operates throughout PremierWest's entire market. Blue Star Properties, Inc., serves solely to hold real estate properties of PremierWest.

        PremierWest Bank is a community bank that offers a full range of financial products and services through a network of 26 branches along the Interstate 5 freeway corridor between Roseburg, Oregon, and Redding, California.

        As of September 30, 2003, PremierWest had total assets of approximately $559 million, net loans of approximately $420 million, total deposits of approximately $471 million, and approximately $54 million in shareholders' equity. PremierWest's common stock trades on the Nasdaq SmallCap Market under the symbol "PRWT."

Mid Valley Bank
950 Main Street
Red Bluff, California 96080
(530) 527-7614

        Mid Valley is a California-chartered commercial bank and member of the Federal Reserve System. Mid Valley opened for business in 1975. Mid Valley serves the California communities of Corning, Redding, Red Bluff and Chico through five full-service branches.

        As of September 30, 2003, Mid Valley had total assets of approximately $180 million, net loans of approximately $111 million, total deposits of approximately $167 million, and approximately $12.7 million in shareholders' equity. Mid Valley's common stock trades on the OTC Bulletin Board maintained by the NASD under the symbol "MIVB."

        On September 25, 2002 Mid Valley entered into a memorandum of understanding with the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions, both of which regulate Mid Valley's operations and monitor its financial condition to protect Mid Valley's depositors.

The memorandum of understanding limits Mid Valley's ability to declare dividends and requires Mid Valley management to take certain operational actions, including:

  •
  developing a capital plan to achieve and maintain an adequate capital position that is consistent with its risk profile;

  •
  improving credit risk management in order to reduce and effectively manage Mid Valley's classified loans;

  •
  developing a strategic plan for current and proposed business activities;

  •
  improving board oversight;

  •
  developing written procedures to ensure the adequacy of the allowance for loan and lease losses;

  •
  developing written policies and procedures to address interest rate risk and internal audit functions; and

  •
  submitting a quarterly report to the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions concerning compliance with the terms of the memorandum of understanding.

The regulators' actions were based upon an examination of Mid Valley conducted by the Federal Reserve Bank of San Francisco during the second quarter of 2002.

        Mid Valley has adopted a corrective action plan and has submitted the required quarterly reports to the banking regulators. Mid Valley executives have indicated that the bank is in compliance with the terms of the memorandum of understanding, and during the two most recent quarters, the regulators have waived the required quarterly response. The Federal Reserve Bank of San Francisco and the California Department of Financial Institutions conducted a joint examination of Mid Valley that commenced in June 2003, and noted compliance with most of the requirements of the memorandum of understanding. The regulators also provided suggestions and recommendations to Mid Valley's management for enhancements to certain policies and procedures, including:

  •
  written documentation of assumptions for interest rate risk management and loan loss reserve methodology;

  •
  more thorough analysis of collateral shortfalls and financial support of borrowers and guarantors; and

  •
  further review of the adequacy of coverage in audits of all key operational areas.

        While Mid Valley has submitted a written capital plan and strategic plan to the regulators, and the regulators have accepted those plans, both plans focused on the short term through December 31, 2003. The execution of the capital plan and the strategic plan have been affected by the proposed merger with PremierWest, and if the merger is not approved, Mid Valley will be required to revisit both the capital plan and the strategic plan. If the merger is not approved it is likely that Mid Valley will be required either to raise additional capital or to reduce its asset size to increase its capital ratios. Mid Valley's management can offer no assurances that it will be able to develop new strategic plans or capital plans that would be acceptable to the regulators. If the merger does not occur and Mid Valley cannot develop and execute acceptable corrective measures, applicable banking regulations permit the regulators to impose more significant operational and financial restrictions on Mid Valley.

        Consummation of the merger is conditioned, among other things, upon the absence of regulatory and other restraints that would impose material limitations upon the combined enterprise. The parties do not anticipate that the memorandum of action would be binding upon the combined entity following the merger.

Mid Valley Will Merge into PremierWest Bank (See page 33).

        The merger agreement provides for the merger of Mid Valley into PremierWest Bank. In the merger, shares of Mid Valley common stock will be exchanged for cash, shares of PremierWest common stock, or a combination of cash and stock. If the merger is consummated, you will no longer own shares of Mid Valley, and the separate existence of Mid Valley will cease. The directors of PremierWest and PremierWest Bank before the merger will continue to serve as the directors of PremierWest and PremierWest Bank; however, John B. Dickerson, Chairman and CEO of Mid Valley, will join each board after the merger. There are no current plans to close any Mid Valley branches as a result of the merger.

        The merger agreement is attached as Appendix A to this document. Amendment No. 1 to the Agreement of Merger is attached as Appendix B to this proxy statement/prospectus. References in this proxy statement/prospectus to the merger agreement are to the merger agreement as so amended. We encourage you to read the merger agreement in its entirety.

Mid Valley Special Meeting (See page 31).

        The special meeting of Mid Valley shareholders will be held at Mid Valley's head office located at 950 Main Street, Red Bluff, California, on January 22, 2004 at 6:00 p.m. At the meeting you will be asked to consider and vote upon a proposal to approve the merger and to consider and act upon such other matters as may properly come before the meeting or any adjournment of the meeting.

        You will be entitled to vote at the Mid Valley special meeting if you owned Mid Valley common stock at the close of business on December 8, 2003. As of that date there were 1,188,524 shares of Mid Valley common stock entitled to be voted at the special meeting.

Approval of the Merger Requires the Affirmative Vote of a Majority of the Outstanding Shares of Mid Valley common stock (See page 31).

        In order to approve the merger, at least a majority of the outstanding shares of Mid Valley common stock as of the record date must be voted at the special meeting in favor of approval. PremierWest's shareholders do not have to vote on the transaction, and PremierWest will not hold a shareholder meeting about the merger.

        As of the record date for the meeting, directors and executive officers of Mid Valley, and their affiliates, owned approximately 13.8% (excluding shares issuable upon exercise of outstanding options and warrants) of the outstanding shares of Mid Valley common stock. The directors and certain officers of Mid Valley have agreed to vote their shares in favor of the merger.

What Mid Valley Shareholders Will Receive in the Merger (See page 33).

        Under the terms of the merger agreement, PremierWest will issue 1,715,000 shares of its common stock and pay $9,811,000 in cash for all outstanding shares of Mid Valley common stock. The amount of PremierWest common stock and cash to be issued by PremierWest under the merger agreement is subject to adjustment if the weighted average closing price of PremierWest common stock during a specified valuation period is less than $7.80 or greater than $9.80. On December 10, 2003, the last reported sale price of PremierWest's common stock was $9.40 per share.

        Subject to the election and allocation procedures described below, you may elect to receive in exchange for each of your shares of Mid Valley common stock either (1) all cash, without interest, (2) all shares of PremierWest common stock, or (3) a combination of cash, without interest, and PremierWest common stock. Because the total amount of cash and stock to be issued by PremierWest in the merger is limited, you may not receive cash or stock in exactly the proportion you elect.

        The actual amount of cash or number of shares of PremierWest common stock that you will receive for each of your shares of Mid Valley common stock cannot be determined until the "election deadline," which will occur soon after the merger becomes effective. Cash and stock allocations will be determined based on a formula set forth in the merger agreement and described under the heading "The Merger—Merger Consideration" beginning on page 33. The formula is intended to substantially equalize the value of the consideration to be received for each Mid Valley share, based on PremierWest's average closing stock price as measured during a prescribed valuation period.

        For example, if the weighted average closing price of PremierWest common stock during the valuation period is $10.50, Mid Valley shareholders would receive consideration for each of their shares as follows:

  •
  A Mid Valley shareholder receiving only cash would receive $22.40 in cash per Mid Valley share; and

  •
  A Mid Valley shareholder receiving only stock would receive 2.13 shares of PremierWest common stock per share of Mid Valley common stock (with a deemed value, based on the weighted average closing price, of $22.37 per Mid Valley share).

        In each case, consideration received would be subject to the allocation procedures described under the heading "The Merger—Allocation" beginning on page 39 of this proxy statement/prospectus.

        Stated differently, assuming a Mid Valley shareholder owns 100 shares of Mid Valley common stock (and based on the $10.50 weighted average closing price set forth in the preceding paragraph), if the shareholder made:

  •
  An all stock election, he or she would receive 213 shares of PremierWest common stock having a total value of approximately $2,236.50, plus cash of approximately $3.50 in lieu of a resulting fractional share;

  •
  An all cash election, he or she would receive approximately $2,240 in cash;

  •
  An election to receive a mix of 50% stock and 50% cash, he or she would receive 106 shares of PremierWest common stock and cash of $1,127, which together with the stock, would have a total value of approximately $2,240.

        The actual amounts received will depend on the weighted average closing price of PremierWest's common stock as of the applicable valuation period and the actual allocation of cash and stock will be subject in each case to the allocation procedures described under the heading "The Merger—Allocation" beginning on page 39. Actual values of PremierWest common stock received will fluctuate with the market price of PremierWest common stock at the effective time of the merger.

        You will find a table on page 36 of this proxy statement/prospectus that sets forth, based on a range of assumed weighted average closing prices, the per share cash consideration and the per share stock consideration that Mid Valley shareholders would receive, as well as the value of that stock consideration based on the assumed weighted average closing price of PremierWest common stock during the applicable valuation period. An additional table appears on page 37 which gives examples of the amount of PremierWest common stock and cash that may be received based on three possible elections by a hypothetical Mid Valley shareholder.

You May Elect to Receive Cash or Stock Consideration (See page 36).

        Prior to the election deadline, you may elect to receive in exchange for your shares of Mid Valley common stock either:

  •
  all cash,

  •
  all PremierWest common stock, or

  •
  a mix of cash and PremierWest common stock.

        However, since PremierWest is issuing a limited number of shares of PremierWest common stock and paying a limited amount of cash, you may not receive consideration in precisely the form that you elect. If the elections result in an oversubscription of the pool of cash or the pool of PremierWest common stock, the exchange agent will follow certain procedures for allocating cash and PremierWest common stock. See "The Merger—Allocation" beginning on page 39 of this proxy statement/prospectus.

        At least 25 days before the election deadline, you will receive a form of election and other transmittal materials with instructions for electing the form of consideration you prefer to receive in the merger. The available elections, election procedures and deadline for making elections are described under the heading "The Merger—Election Procedure" beginning on page 36 of this proxy statement/prospectus. If you fail to submit a valid form of election by the election deadline, you will likely be issued a mix of cash and shares of PremierWest common stock in the merger depending on the amount of cash or PremierWest common stock elections delivered to the exchange agent by other Mid Valley shareholders before the election deadline. If there is an oversubscription of either the per share stock consideration or per share cash consideration, it is possible that you may receive all cash or all PremierWest common stock.

Certain Federal Income Tax Consequences (See page 60).

        PremierWest is not required to complete the merger unless PremierWest receives an opinion of its legal counsel that the merger will be treated as a "reorganization" for federal income tax purposes. Assuming such opinion is received, we expect that for United States federal income tax purposes, Mid Valley shareholders generally will not recognize any gain or loss on the conversion of shares of Mid Valley common stock into shares of PremierWest common stock, although the receipt of any cash will be a taxable event. This tax treatment may not apply to some Mid Valley shareholders. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors beyond our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you. Please see "The Merger—Certain Material Federal Income Tax Consequences" beginning on page 60 for a discussion of the tax consequences of the receipt of cash in the merger.

The Mid Valley Board of Directors Recommends Shareholder Approval of the Merger (See page 46).

        Mid Valley's board of directors believes that the merger is in the best interests of the Mid Valley shareholders and has unanimously approved the merger agreement. Mid Valley's board of directors recommends that Mid Valley shareholders vote "FOR" approval of the merger.

Mid Valley's Financial Advisor Says the Merger Consideration is Fair to Mid Valley Shareholders (See page 51).

        The Findley Group ("Findley") has served as financial advisor to Mid Valley in connection with the merger and has given an opinion to Mid Valley's board of directors that, as of September 15, 2003, the consideration PremierWest will pay for the Mid Valley common stock is fair to Mid Valley shareholders from a financial point of view. A copy of the opinion delivered by Findley is attached to this document as Appendix D. Mid Valley shareholders should read the opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Findley in providing its opinion. An affiliate of Findley is providing legal services to Mid Valley in connection with, and issuing certain legal opinions with respect to, the merger.

        Mid Valley agreed to pay Findley a fee for its services of $165,000. This fee includes the issuance of the fairness opinion, assistance in due diligence, negotiations of all agreements, negotiations of the proposed transaction, and any other consulting and legal services provided by the Findley affiliate in relation to the proposed acquisition.

Mid Valley's Officers and Directors Have Interests in the Merger that Are Different from or in Addition to Their Interests as Shareholders (See page 49).

        In addition to their interests as shareholders, certain of the directors and executive officers of Mid Valley each have interests in the merger that are different from your interests. These interests arise from, among other things:

  •
  The potential receipt by several executive officers and directors of change in control, severance and bonus payments pursuant to their agreements with Mid Valley;

  •
  John B. Dickerson, Chairman and Chief Executive Officer of Mid Valley, will be elected to PremierWest's and PremierWest Bank's board of directors; and

  •
  The execution of an employment agreement between PremierWest and Joan M. Blocker, Director, President and Chief Operating Officer of Mid Valley.

        Mid Valley's board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.

        As of the record date, the directors and executive officers of Mid Valley owned and were entitled to vote 163,935 shares of Mid Valley common stock, which represent approximately 13.8% of the outstanding shares of Mid Valley common stock.

The Merger Is Expected to Occur in the First Quarter of 2004 (See page 40).

        The merger is expected to occur no later than the third business day after all of the conditions to closing have been satisfied or waived. Currently, we anticipate that the merger will occur near the end of January 2004. However, we cannot assure you when or if the merger will occur.

Completion of the Merger Is Subject to Satisfaction or Waiver of Certain Conditions (See page 41).

        Completion of the merger is subject to the satisfaction or waiver of certain conditions including, among others:

  •
  Approval of the merger agreement by Mid Valley shareholders holding a majority of the outstanding shares of Mid Valley common stock;

  •
  Approval of the merger by federal and state regulatory authorities;

  •
  The absence of any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, results of operations or prospects of PremierWest, PremierWest Bank or Mid Valley and their subsidiaries taken as a whole, other than any change, effect, event, occurrence or state of facts relating to the economy in general;

  •
  The total number of shares of Mid Valley common stock for which dissenters' rights have been perfected must not exceed 10% of the outstanding shares of Mid Valley common stock; and

  •
  PremierWest must have received the opinion of Davis Wright Tremaine LLP, PremierWest's counsel, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We Cannot Complete the Merger Without All Required Regulatory Approvals (See page 63).

        The merger must be approved by the FDIC, the Federal Reserve Board and the Oregon Division of Finance and Corporate Securities, a division of the Oregon Department of Consumer and Business Services. We filed these applications with these regulatory bodies seeking such approval in October, 2003. We expect to obtain all the required regulatory approvals in time to close the transaction in late January 2004, although we cannot be certain if or when we will obtain them.

Termination of the Merger Agreement (See page 44).

        PremierWest and Mid Valley can mutually agree to abandon the merger (and terminate the merger agreement) at any time before the merger is completed, even after shareholder approval. Also, either Mid Valley or PremierWest can decide, without the consent of the other, to abandon the merger in a number of situations, including:

  •
  The other party breaches a material representation, warranty or covenant in the merger agreement, including a material adverse change, and the breach or change is not cured within 20 days following receipt by the breaching party of written notice of the breach (or earlier if the breach or change, by its nature, cannot be cured prior to the closing or the party in breach fails to continually use commercially reasonable efforts to cure the breach or change);

  •
  The merger has not been completed by March 31, 2004 or, if regulatory approval has not been received by March 31, 2004, then June 30, 2004;

  •
  The weighted average closing price of PremierWest common stock is less than $6.63 per share or greater than $10.97 per share;

  •
  A law, regulation or court order makes the completion of the merger illegal or is likely to have a material adverse effect on a party to the merger; or

  •
  Either party's board of directors determines that its fiduciary duties require it to abandon the merger.

Each Party Must Pay a Termination Fee Under Certain Circumstances (See page 45).

        Under the merger agreement, a party that terminates the merger agreement is required to pay $500,000 to the non-terminating party. This fee is payable only if the reason for the termination is (a) that the merger is not consummated by March 31, 2004 (or such later date as may be applicable, see "Termination of the Merger Agreement—General"), (b) the board of directors of the terminating party determines that the exercise of its fiduciary duties requires termination or (c) the non-terminating party breaches a representation, warranty or covenant in the merger agreement.

        In addition, if the merger agreement is terminated, PremierWest will be entitled to receive compensation if Mid Valley experiences a change of control within one year after the date of termination. PremierWest will be entitled to elect either to receive a $1 million fee or to purchase 280,000 shares of Mid Valley common stock at a price of $15.00 per share.

Effect of Merger on Rights of Mid Valley Shareholders (See page 100).

        The rights of Mid Valley shareholders are governed by California law, as well as by Mid Valley's articles of incorporation and bylaws. After completion of the merger, however, the rights of the former Mid Valley shareholders receiving PremierWest common stock in the merger will be governed by Oregon law and by PremierWest's articles of incorporation and bylaws. Although Oregon law and PremierWest's articles of incorporation and bylaws are similar in many ways to California law and Mid Valley's articles of incorporation and bylaws, there are some substantive and procedural differences that will affect the rights of Mid Valley shareholders.

The Merger will be Accounted for Under the Purchase Method of Accounting (See page 66).

        The merger will be accounted for under the purchase method of accounting, as that term is used under accounting principles generally accepted in the United States.

Dissenters' Rights of Mid Valley Shareholders (See page 64).

        In the event Mid Valley's shareholders approve the merger and you do not wish to accept the consideration offered for your shares, you have the right to dissent from the merger and receive the fair market value of your shares under the provisions of Chapter 13 of the Corporations Code. You must follow exactly the steps set forth in the dissenters' rights statute in order to perfect these rights. Please read the section entitled "The Merger—Dissenters' Rights" and Appendix C for additional information.

Share Information and Market Prices (See page 24).

        The following table sets forth the closing sale price per share of PremierWest common stock and Mid Valley common stock, and the equivalent per share price for Mid Valley common stock, as of September 15, 2003, the last full trading day before the public announcement of the merger. The Equivalent Price Per Share column is calculated by valuing PremierWest common stock at $9.00 per share (the last reported sale price per share of PremierWest common stock on September 15, 2003), multiplying this value by the 1,715,000 shares of PremierWest common stock being issued in the merger, and adding to this amount the base cash consideration of $9,811,000. This total consideration is then divided by 1,188,524, which is the total number of shares of Mid Valley common stock outstanding as of September 15, 2003.

	PremierWest Common Stock	Mid Valley Common Stock	Equivalent Price Per Share
September 15, 2003	$9.00	$16.75	$21.24

        The market prices of both PremierWest and Mid Valley common stock will fluctuate prior to the merger. You should obtain current market quotations for PremierWest common stock and Mid Valley common stock.

FORWARD-LOOKING STATEMENTS

        This document, including information included or incorporated by reference into this document, contains forward-looking statements. These forward-looking statements include, but are not limited to, statements about the expected benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and other statements reflecting prospects or expectations, some of which may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond PremierWest's or Mid Valley's control. In addition, these forward-looking statements are subject to assumptions about future business strategies and decisions that are subject to change. Accordingly, you should not construe predictive or prospective statements as assurances of planned courses of action or as promises of financial or other performance.

        The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

  •
  our businesses may not be combined successfully or the combination may take longer than expected;

  •
  the anticipated growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

  •
  operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected;

  •
  adverse or burdensome governmental or regulatory policies may be enacted;

  •
  the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

  •
  we will continue to face risks associated with continued diversification of assets and potential adverse changes in credit quality;

  •
  competition from other financial services companies in our markets may be greater than we expect; and

  •
  an economic slowdown may adversely affect our credit quality and loan originations.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed below under "Risk Factors," or in PremierWest's other reports filed with the SEC.

        All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to PremierWest or Mid Valley or any person acting on behalf of PremierWest or Mid Valley are expressly qualified in their entirety by the cautionary statements listed above. Neither PremierWest nor Mid Valley undertakes any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

SELECTED HISTORICAL FINANCIAL INFORMATION OF PREMIERWEST

        The following selected financial information for the fiscal years ended December 31, 2002, 2001, 2000, 1999 and 1998 is derived from audited consolidated financial statements of PremierWest. The financial information as of and for the nine months ended September 30, 2003 and 2002 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which PremierWest considers necessary for fair presentation of the financial results of operations for such periods. The operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2003. The financial data below should be read in conjunction with the respective financial statements and notes thereto, incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

	As of and for the Nine Months ended September 30,		As of and for the Years ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands except share data and financial ratios)
Financial Condition Data:
Total assets	$559,236	$520,281	$515,084	$488,310	$344,246	$296,652	$264,799
Federal funds sold	52,650	33,650	12,485	15,000	3,730	4,900	10,000
Investments	25,732	37,138	41,598	64,078	73,634	83,286	62,598
Federal Home Loan Bank deposits and stock	2,083	1,843	1,904	2,845	1,490	7,733	24,441
Loans, net	419,849	383,425	392,274	352,791	232,910	171,420	139,850
Other assets	58,922	64,225	66,823	53,596	32,482	29,313	27,910
Total liabilities	505,616	472,617	465,912	444,616	311,804	268,428	236,665
Noninterest-bearing deposits	109,434	91,314	91,611	82,685	51,062	43,789	36,505
Interest-bearing deposits	361,326	343,969	336,726	347,370	245,178	185,956	177,681
Other liabilities	34,856	37,334	37,575	14,561	15,564	38,683	22,479
Total shareholders' equity	53,620	47,664	49,172	43,694	32,442	28,224	28,134
Operating Results Data:
Total interest income	$23,941	$24,244	$32,298	$31,739	$26,199	$20,812	$20,020
Total interest expense	4,973	6,589	8,502	13,569	11,196	8,080	7,968

Net interest income	18,968	17,655	23,796	18,170	15,003	12,732	12,052
Provision for loan losses	900	812	1,037	1,163	669	835	1,702
Noninterest income	4,530	3,946	5,552	3,983	1,930	2,080	2,162
Noninterest expense	15,966	16,091	21,739	17,906	13,362	11,542	9,062

Income before income taxes and cumulative effect of an accounting change	6,632	4,698	6,572	3,084	2,902	2,435	3,450
Provision for income taxes	2,221	1,575	2,169	1,044	1,098	707	1,214

Net income before cumulative effect of an accounting change	4,411	3,123	4,403	2,040	1,804	1,728	2,236
Cumulative effect of an accounting, net of tax	—	(99)	(99)	—	—	—	—

Net Income	$4,411	$3,024	$4,304	$2,040	$1,804	$1,728	$2,236

Per Share Data(1):
Basic earnings per common share	$0.36	$0.25	$0.35	$0.18	$0.18	$0.19	$0.26
Diluted earnings per common share	$0.36	$0.25	$0.35	$0.18	$0.18	$0.19	$0.25
Dividends declared per common share	$—	$—	$—	$—	$—	$0.04	$0.03
Ratio of dividends declared to net income	0.0%	0.0%	0.0%	0.0%	0.0%	17.3%	11.8%
Performance Ratios:
Return on average equity	11.41%	8.64%	9.13%	5.12%	5.96%	6.12%	8.14%
Return on average assets	1.11%	0.82%	0.87%	0.46%	0.56%	0.62%	0.88%
Efficiency ratio(2)	67.94%	74.49%	74.07%	80.83%	78.91%	77.92%	63.75%
Net interest margin	5.36%	5.43%	5.44%	4.71%	5.16%	5.01%	5.15%
Asset Quality Ratios:
Net charge-offs to average loans	0.09%	0.09%	0.27%	0.40%	0.13%	0.40%	0.30%
Allowance for loan losses to loans	1.26%	1.36%	1.21%	1.35%	1.47%	1.76%	1.98%
Allowance for loan losses to non-performing loans	455.99%	148.73%	139.46%	84.52%	72.24%	106.14%	54.43%
Non-performing loans to total loans	0.28%	0.91%	0.87%	1.59%	2.03%	1.66%	3.63%
Non-performing loans to total assets	0.21%	0.68%	0.67%	1.17%	1.40%	0.98%	1.96%

(1)
Per share data has been retroactively adjusted for subsequent stock dividends.

(2)
Efficiency ratio is non-interest expense divided by the sum of net interest income plus non-interest income.

 SELECTED HISTORICAL FINANCIAL INFORMATION OF MID VALLEY

        The following selected financial information for the fiscal years ended December 31, 2002, 2001, 2000, 1999 and 1998 is derived from audited consolidated financial statements of Mid Valley. The financial information as of and for the nine months ended September 30, 2003 and 2002 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Mid Valley considers necessary for fair presentation of the financial results of operations for such periods. The operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2003. The financial data below should be read in conjunction with the respective financial statements of Mid Valley and the notes thereto attached to this prospectus/proxy statement.

	As of and for the Nine Months ended September 30,		As of and for the Years ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in thousands except share data and financial ratios)
Financial Condition Data:
Total assets	$180,466	$170,308	$178,044	$172,875	$161,123	$144,254	$121,495
Federal funds sold	23,200	4,240	5,230	—	8,035	3,550	8,450
Investments	26,819	33,869	40,609	39,961	32,746	26,381	20,637
Loans, net	110,602	114,597	112,801	114,604	105,326	100,826	78,949
Other assets	19,845	17,602	19,404	18,311	15,016	13,498	13,460
Total liabilities	167,744	158,658	166,014	160,334	148,854	132,678	110,261
Noninterest-bearing deposits	42,787	31,937	40,279	33,092	29,710	29,483	25,577
Interest-bearing deposits	124,484	125,838	124,977	126,485	117,830	102,238	84,110
Other liabilities	473	883	757	756	1,314	956	574
Total shareholders' equity	12,722	11,650	12,030	12,541	12,269	11,576	11,234
Operating Results Data:
Total interest income	$6,914	$7,539	$10,155	$11,990	$12,605	$10,251	$9,321
Total interest expense	1,364	2,278	2,903	5,244	5,388	3,848	3,512

Net interest income	5,550	5,261	7,252	6,746	7,218	6,402	5,809
Provision for loan losses	635	3,379	3,784	2,659	310	330	285
Noninterest income	1,109	1,211	1,483	1,645	1,288	900	1,113
Noninterest expense	4,625	4,786	6,186	5,338	5,447	4,896	4,676

Income (loss) before income taxes	1,399	(1,693)	(1,235)	394	2,749	2,077	1,961
Provision for income taxes (income tax benefit)	468	(780)	(639)	31	944	700	652

Net Income (loss)	$931	$(913)	$(596)	$363	$1,805	$1,377	$1,309

Per Share Data(1):
Basic earnings (loss) per common share	$0.78	$(0.77)	$(0.50)	$0.31	$1.49	$1.07	$1.02
Diluted earnings (loss) per common share	$0.78	$(0.76)	$(0.50)	$0.31	$1.48	$1.06	$1.01
Dividends declared per common share	$—	$—	$—	$—	$0.36	$0.33	$0.33
Ratio of dividends declared to net income	0.0%	0.0%	0.0%	0.0%	24.2%	30.8%	32.4%
Performance Ratios:
Return on average equity	9.99%	-9.80%	-4.86%	2.86%	15.67%	12.26%	12.32%
Return on average assets	0.71%	-0.69%	-0.35%	0.22%	1.20%	1.06%	1.13%
Efficiency ratio(2)	69.45%	73.83%	70.81%	63.62%	64.04%	67.04%	67.55%
Net interest margin	4.59%	4.44%	4.57%	4.34%	5.24%	5.45%	5.61%
Asset Quality Ratios:
Net charge-offs (recoveries) to average loans	-0.14%	3.40%	3.42%	1.06%	0.05%	0.07%	0.24%
Allowance for loan losses to loans	3.22%	2.12%	2.50%	2.66%	1.57%	1.39%	1.45%
Allowance for loan losses to non-performing loans	74.97%	37.74%	65.66%	95.93%	228.63%	314.10%	228.94%
Non-performing loans to total loans	4.30%	5.61%	3.81%	2.14%	0.61%	0.36%	0.20%
Non-performing loans to total assets	2.73%	3.89%	2.48%	1.46%	0.46%	0.31%	0.42%

(1)
Per share data has been retroactively adjusted for subsequent stock dividends.

(2)
Efficiency ratio is non-interest expense divided by the sum of net interest income plus non-interest income.

PRO FORMA COMBINED UNAUDITED FINANCIAL INFORMATION

        The following table sets forth unaudited combined financial information for PremierWest and Mid Valley on an historical and pro forma basis reflecting the merger of Mid Valley and PremierWest Bank, accounted for as a purchase as if the acquisition had occurred on September 30, 2003 with respect to the balance sheet data and as of January 1, 2002 with respect to the statement of income data. This information is only a summary and should be read in conjunction with the historical financial statements of PremierWest and Mid Valley, including the respective notes thereto, incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information." The per share pro forma data in the following table is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the merger been completed during the periods, or as of the date for which this pro forma data is presented.

        The PremierWest and Mid Valley historical unaudited combined financial information as of and for the nine months ended September 30, 2003, have been prepared on the same basis as the historical information derived from audited financial statements, and in the opinion of their respective management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

	September 30, 2003
	PremierWest Bank	Mid Valley Bank	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in 000's)
Cash and cash equivalents	$72,243	$35,700	$(10,817	)(A)	$97,126
Investments	25,732	26,819			52,551
Loans, net of allowance for loan losses and deferred loan fees	419,849	110,602	356	(B)	530,807
Premises and equipment, net of accumulated depreciation and amortization	19,148	2,309	737	(B)
			(242	)(B)	21,952
Goodwill and other intangibles, net of amortization	6,633	—	4,343	(B)
			10,539	(C)	21,514
Accrued interest and other assets	15,631	5,036			20,667

TOTAL ASSETS	$559,236	$180,466	$4,915		$744,617

LIABILITIES:
Deposits	$470,760	$167,271	$369	(B)	$638,400
Federal Home Loan Bank borrowings	24,247	—			24,247
Securities sold under agreements to repurchase	5,491	—			5,491
Accrued interest and other liabilities	5,118	473	1,833	(B)	7,424

Total liabilities	505,616	167,744	2,202		675,562

COMMITMENTS AND CONTINGENCIES SHAREHOLDERS' EQUITY
Common stock	38,255	7,168	(7,168	)(D)
			15,435	(A)	53,690
Retained earnings	14,872	5,689	(5,689	)(D)	14,872
Accumulated other comprehensive income	493	(135)	135	(D)	493

Total shareholders' equity	53,620	12,722	2,713		69,055

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$559,236	$180,466	$4,915		$744,617

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

	For the Nine Months Ended September 30, 2003
	PremierWest Bank	Mid Valley Bank	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in 000's)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$22,503	$6,037	$(89	)(E)	$28,451
Interest on investment securities	1,115	833			1,948
Interest on federal funds sold	323	44	(81	)(F)	286

Total interest income	23,941	6,914	(170)		30,685

INTEREST EXPENSE
Deposits	4,302	1,359	(92	)(G)	5,569
Federal funds and repurchase agreements	53	—	—		53
Federal Home Loan Bank borrowings and other	618	5	—		623

Total interest expense	4,973	1,364	(92)		6,245

NET INTEREST INCOME	18,968	5,550	(78)		24,440
LOAN LOSS PROVISION	900	635	—		1,535

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	18,068	4,915	(78)		22,905

NON-INTEREST INCOME
Service charges on deposits accounts	1,502	426	—		1,928
Mortgage loan brokerage and related fees	1,505	—	—		1,505
Investment brokerage and annuity fees	557	—	—		557
Other commissions and fees	592	—	—		592
Gains on sales of investment securities, net	27	254	—		281
Other noninterest income	347	429	—		776

Total non-interest income	4,530	1,109	—		5,639

NON-INTEREST EXPENSE
Salaries and employee benefits	9,227	2,591	—		11,818
Net occupancy and equipment	3,047	551	18	(H)	3,616
Communications	789	67	—		856
Professional fees	431	408	—		839
Advertising	478	164	—		642
Other	1,994	844	651	(I)	3,489

Total non-interest expense	15,966	4,625	669		21,260

INCOME BEFORE PROVISION FOR INCOME TAX	6,632	1,399	(747)		7,284
INCOME TAX EXPENSE (BENEFIT)	2,221	468	(284	)(J)	2,405

NET INCOME	$4,411	$931	$(463)		$4,879

BASIC EARNINGS PER COMMON SHARE	$0.36	$0.78			$0.35

DILUTED EARNINGS PER COMMON SHARE	$0.36	$0.78			$0.35

WEIGHTED AVERAGE COMMON SHARES(1)
BASIC	12,150,096	1,188,524			13,865,096
DILUTED	12,208,896	1,188,524			13,923,896

(1)
Weighted average shares for PremierWest have been retroactively adjusted for subsequent stock dividends of 5%.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

	For the Year Ended December 31, 2002
	PremierWest Bank	Mid Valley Bank	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in 000's)
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$29,595	$8,564	$(119	)(E)	$38,040
Interest on investment securities	2,478	1,494			3,972
Interest on federal funds sold	225	97	(108	)(F)	214

Total interest income	32,298	10,155	(227)		42,226

INTEREST EXPENSE
Deposits	7,813	2,903	(123	)(G)	10,593
Federal funds and repurchase agreements	130	—	—		130
Federal Home Loan Bank borrowings and other	559	—	—		559

Total interest expense	8,502	2,903	(123)		11,282

NET INTEREST INCOME	23,796	7,252	(104)		30,944
LOAN LOSS PROVISION	1,037	3,784	—		4,821

NET INTEREST INCOME AFTER LOAN LOSS PROVISION	22,759	3,468	(104)		26,123

NON-INTEREST INCOME
Service charges on deposits accounts	1,601	562	—		2,163
Mortgage loan brokerage and related fees	1,230	200	—		1,430
Investment brokerage and annuity fees	684	—	—		684
Other commissions and fees	1,249	—	—		1,249
Gains (loss) on sales of investment securities, net	304	264	—		568
Other noninterest income	484	457	—		941

Total non-interest income	5,552	1,483	—		7,035

NON-INTEREST EXPENSE
Salaries and employee benefits	12,725	3,275	—		16,000
Net occupancy and equipment	3,929	810	25	(H)	4,764
Communications	1,088	210	—		1,298
Professional fees	668	586	—		1,254
Advertising	490	162	—		652
Other	2,839	1,143	869	(I)	4,851

Total non-interest expense	21,739	6,186	894		28,819

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

	For the Year Ended December 31, 2002
	PremierWest Bank	Mid Valley Bank	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in 000's)
INCOME BEFORE PROVISION FOR INCOME TAXES AND CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE	6,572	(1,235)	(997)		4,340
INCOME TAX EXPENSE (BENEFIT)	2,169	(639)	(379	)(J)	1,151

NET INCOME BEFORE CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE	4,403	(596)	(619)		3,188
CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE, NET OF TAX	(99)	—			(99)

NET INCOME	$4,304	$(596)	$(619)		$3,089

BASIC EARNINGS PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE	$0.36	$(0.50)			$0.23

DILUTED EARNINGS PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE	$0.36	$(0.50)			$0.23

PER SHARE CUMULATIVE EFFECT ON AN ACCOUNTING CHANGE, NET OF TAX	$(0.01)	$—			$(0.01)

BASIC EARNINGS PER COMMON SHARE AFTER CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE	$0.35	$(0.50)			$0.22

DILUTED EARNINGS PER COMMON SHARE AFTER CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE	$0.35	$(0.50)			$0.22

WEIGHTED AVERAGE COMMON SHARES
BASIC	12,091,491	1,188,524			13,806,491
DILUTED	12,170,767	1,188,524			13,885,767

(1)
Weighted average shares for PremierWest have been retroactively adjusted for subsequent stock dividends of 5%.

NOTES TO THE UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS
(Dollars in thousands)

(A)
The total consideration paid to acquire Mid Valley Bank assumes 1,715,000 shares are issued at $9 per share, a cash payment of $9,811,000 is made to shareholders of Mid Valley Bank, and other acquisition costs of $1.0 million are incurred by PremierWest. The following illustrates the total cash consideration:

Value of PremierWest stock issued to Mid Valley shareholders	$9.00
Shares issued to Mid Valley shareholders	1,715

Stock consideration	15,435
Cash consideration	9,811

Stock and cash consideration	25,246
Other consideration including severance payments, professional fees, write-offs of duplicative equipment and other capitalized costs	1,006

Total consideration	$26,252

(B)
Purchase accounting adjustments to reflect the fair value of assets acquired and liabilities assumed as a result of the transaction are summarized as follows:

Mid Valley Bank's net assets at historical cost as of September 30, 2003	$12,722
Fair value adjustments:
Core deposit intangible	4,343
Loan premium	356
Deposit discount	(369)
Fixed assets:
Fair vlue adjustment	737
Write-off of duplicative furniture, fixtures and equipment	(242)
Tax effect of fair value adjustments	(1,833)

Net assets acquired at fair value	$15,713

(C)
The excess of cost over the fair value of net assets acquired in the transaction was recorded as goodwill and calculated as follows:

Total consideration	$26,252
Net Assets acquired at fair value	15,713

Total goodwill acquired	$10,539

(D)
This represents a purchase accounting adjustment to eliminate Mid Valley Bank's shareholder equity accounts.

(E)
This adjustment represents the amortization of the fair value loan premium over a three year period. The pro forma adjustment decreases interest income by $119,000 for the year ended December 31, 2002 and $89,000 for the nine months ended September 30, 2003.

(F)
This adjustment represents a reduction in investment earnings on the $10.8 million in cash acquistion costs based upon an overnight federal funds rate of 1.00%.

(G)
This adjustment represents the amortization of the fair value deposit discount over a three year period. The pro forma adjustment decreases interest expense by $123,000 for the year ended December 31, 2002 and $92,000 for the nine months ended September 30, 2003.

(H)
This amount represents the amortization of the fair adjustment relating to premises and equipment over a thirty year period. The pro forma adjustment increases noninterest expense by $25,000 for the year ended December 31, 2002 and $18,000 for the nine months ended September 30, 2003.

(I)
This adjustment represents the amortization of the core deposit intangible asset amortized over a 5 year period. The pro forma adjustment increases noninterest expense by $869,000 for the year ended December 31, 2002 and $651,000 for the nine months ended September 30, 2003.

(J)
This adjustment represents the tax provision based upon changes in revenues and expenses for the period computed at a 38% effective tax rate.

COMPARATIVE STOCK PRICES AND DIVIDENDS

  PremierWest

        PremierWest common stock is quoted on the Nasdaq SmallCap Market™ ("Nasdaq") under the symbol "PRWT." Prior to July 31, 2003, PremierWest common stock was traded over-the-counter through the OTC Bulletin Board maintained by the NASD. The table below sets forth the high and low sales prices of PremierWest common stock as reported on Nasdaq and the OTC Bulletin Board and cash dividends paid for each quarterly period during the two most recent fiscal years and the first two quarters of 2003. This information has been adjusted to reflect previous stock dividends, including the 5% stock dividends paid on June 20, 2003, June 21, 2002 and June 1, 2001 to shareholders of record on May 30, 2003, June 1, 2002 and June 1, 2001, respectively. Bid quotations reflect inter-dealer prices, without adjustments for mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

	PremierWest common stock
	High	Low	Cash Dividends Paid Per share
2003
Third Quarter	$9.50	$8.00	$0.00
Second Quarter	$8.10	$6.35	$0.00
First Quarter	$7.14	$5.71	$0.00
2002
Fourth Quarter	$6.38	$5.43	$0.00
Third Quarter	$7.05	$5.88	$0.00
Second Quarter	$7.03	$4.98	$0.00
First Quarter	$5.27	$4.83	$0.00
2001
Fourth Quarter	$5.62	$4.04	$0.00
Third Quarter	$4.54	$4.13	$0.00
Second Quarter	$4.36	$3.54	$0.00
First Quarter	$4.06	$3.19	$0.00

        The timing and amount of future dividends, if any, paid by PremierWest is subject to determination by the board of directors of PremierWest in its discretion and will depend on earnings, cash requirements and the financial condition of PremierWest and its subsidiaries, applicable government regulations and other factors deemed relevant by the board of directors.

        As of November 17, 2003, the 12,161,026 outstanding shares of PremierWest common stock were held by approximately 1,727 holders of record.

  Mid Valley

        Mid Valley common stock has been quoted on the over-the-counter market since December 20, 1993 under the symbol "MIVB." The information in the following table is based upon information provided by the OTC Bulletin Board for prices on the over-the-counter market maintained by the NASD. This information has been adjusted to reflect previous stock dividends, including the 10% stock dividends paid on March 1, 2002 and March 2, 2001 to shareholders of record on February 13, 2002 and February 14, 2001, respectively. Bid quotations reflect inter-dealer prices, without adjustments for mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

	Mid Valley common stock
	High	Low	Cash Dividends Paid Per share
2003
Third Quarter	$19.75	$13.71	$0.00
Second Quarter	$14.15	$12.58	$0.00
First Quarter	$14.00	$12.50	$0.00
2002
Fourth Quarter	$13.25	$11.60	$0.00
Third Quarter	$18.00	$11.80	$0.00
Second Quarter	$17.75	$15.40	$0.00
First Quarter	$17.00	$14.00	$0.00
2001
Fourth Quarter	$16.90	$14.10	$0.00
Third Quarter	$16.90	$14.50	$0.00
Second Quarter	$14.50	$14.00	$0.00
First Quarter	$15.38	$13.25	$0.00

        As of November 15, 2003, the 1,188,524 outstanding shares of Mid Valley common stock were held by approximately 324 holders of record.

  Recent Stock Price Data

        The following table sets forth the closing prices per share for PremierWest common stock, as reported on Nasdaq, and Mid Valley common stock, as reported the OTC Bulletin Board maintained by the NASD and the equivalent pro forma per share price for Mid Valley common stock on September 15, 2003, the last full trading day prior to the public announcement of the execution of the merger agreement, and on November 19, 2003, which is the most recent date for which it was practicable to obtain market price data prior to the printing of this proxy statement/prospectus. Mid Valley shareholders are urged to obtain current quotations for shares of PremierWest common stock and Mid Valley common stock.

	September 15, 2003		November 19, 2003
Closing price per share:
PremierWest	$9.00		$10.30
Mid Valley	$16.75		$19.90
Equivalent pro forma price per share of Mid Valley common stock	$21.24	(1)	$22.47	(2)

(1)
Computed by multiplying the PremierWest closing price on September 15, 2003 by the 1,715,000 shares of PremierWest common stock being issued in the merger, adding the base cash consideration of $9,811,000 and dividing the total consideration by the number of shares of Mid Valley common stock outstanding as of September 15, 2003 (1,188,524 shares).

(2)
Computed by multiplying the PremierWest closing price on November 19, 2003 by the 1,715,000 shares of PremierWest common stock being issued in the merger, adding the base cash consideration of $9,039,250 and dividing the total consideration by the number of shares of Mid Valley common stock outstanding as of November 15, 2003 (1,188,524 shares). These calculations assume that the adjustment to the merger consideration will be made by reducing the cash component. See "The Merger—Adjustments to the Merger Consideration."

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption "Forward-Looking Statements" on page 14, you should carefully consider the matters described below in determining whether to approve the merger agreement and the other transactions contemplated by the merger agreement.

  Risks related to the merger

        Because of the closing conditions in the merger agreement and the possibility that either Mid Valley or PremierWest may terminate the merger agreement in specific instances, there can be no assurance when or if the merger will be completed.

        The completion of the merger is subject to the satisfaction or waiver of a number of closing conditions. There can be no assurance that the parties will be able to satisfy the closing conditions of the merger agreement or that closing conditions that are beyond their control, such as the absence of pending or threatened litigation or events that could reasonably be expected to have a material adverse effect on their respective businesses, will be satisfied or waived. If Mid Valley and PremierWest are unable to satisfy all the conditions or such conditions are otherwise not satisfied, a party for whose benefit those conditions are intended may terminate the merger.

        Because the market price of PremierWest common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive.

        Upon completion of the merger, each share of Mid Valley common stock will be converted into merger consideration consisting of shares of PremierWest common stock, cash or a combination of the two as provided in the merger agreement. The value of the merger consideration to be received by Mid Valley shareholders will be based, in part, on the weighted average closing price of PremierWest common stock during the valuation period (see "The Merger—Merger Consideration" for a description of the valuation period). This average price will likely vary from the price of PremierWest common stock on the date the merger was announced, the date that this document is mailed to Mid Valley shareholders, the date of the special meeting of Mid Valley shareholders, and the date the merger is completed. Because PremierWest is issuing a limited number of shares as part of the merger consideration, any change in the price of PremierWest common stock prior to completion of the merger will affect the value of the consideration you will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

        Similarly, because the stock and cash components of the merger consideration cannot be allocated until after the effective date, and because the allocation process may affect the amount of stock you receive for your Mid Valley shares, the market value of that consideration will be subject to additional fluctuation after you make your election.

        Accordingly, at the time of the Mid Valley special meeting, you will not be able to determine the value of the cash consideration or the number of shares of PremierWest common stock you would receive upon completion of the merger. We urge you to obtain current market quotations for PremierWest and Mid Valley common stock before casting your vote and before making your election.

        You may not receive the form of merger consideration that you elect.

        The merger agreement provides that the aggregate consideration to be received by Mid Valley shareholders in the merger will be $9,811,000 in cash and 1,715,000 shares of PremierWest common stock, subject to certain adjustments. If elections are made by Mid Valley shareholders that would result in their receiving more or less cash or PremierWest common stock than these amounts, Mid Valley shareholders will have their elected consideration adjusted based on a pro rata formula and will receive a portion of their consideration in the form that they did not elect.

        For example, if the total cash amount subscribed for by those shareholders electing all cash or a mix of cash and stock were valued at $12,000,000, those shareholders electing all cash or a mix of cash and stock would be cut back pro rata (and some of their cash shares exchanged for PremierWest common stock instead of cash) so that the amount of cash paid for Mid Valley shares in the merger totaled $9,811,000. For a detailed description of the allocation procedures, please see the discussion under the heading "The Merger—Allocation" beginning on page 39.

        Accordingly, there is a risk that you will receive a portion of the merger consideration in the form that you do not elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including recognition of taxable gain to the extent cash is received, and the inability to recognize deductible losses in certain circumstances). See "The Merger—Certain Material Federal Income Tax Consequences" beginning on page 60.

Mid Valley has recently experienced operational and financial setbacks.

        On September 25, 2002 Mid Valley entered into a memorandum of understanding with the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions, both of which regulate Mid Valley's operations and monitor its financial condition to protect Mid Valley's depositors. The memorandum of understanding cited problems with Mid Valley's capital adequacy and asset quality, and require Mid Valley's management to develop written plans to address these and other identified deficiencies. The regulators' action was the result of a regularly scheduled examination of Mid Valley that commenced in June 2002. That examination noted a decline in asset quality from previous periods; these assets were primarily identified with agricultural lending. Mid Valley has developed and submitted corrective plans to the regulators to address the noted issues through December 31, 2003, but has not yet developed long-range plans pending a determination whether the merger will be approved. PremierWest is not required to consummate the merger if the memorandum of understanding would operate as a restraint to the merger or to the operation of the combined entity after closing. However, if the merger is effected, the success of the combined enterprise will depend to some extent upon PremierWest's ability to address its operational and financial issues, and we can offer no assurance that PremierWest management will overcome those obstacles.

        We may fail to achieve the revenue increases or realize the cost savings we estimate for the merger.

        The success of the merger will depend, in part, on our ability to achieve the revenue increases and realize the estimated cost savings from combining the businesses of PremierWest and Mid Valley. PremierWest's management originally estimated that a combination of approximately $1.5 million of annual pre-tax (approximately $1.0 million after-tax) cost savings would be realized from the merger in the first full year after the merger closes. While we continue to be comfortable with these estimates as of the date of this document, it is possible that our estimates of the potential cost savings could prove incorrect. Our cost savings estimates also depend on our ability to combine the businesses of PremierWest and Mid Valley in a manner that permits those cost savings to be realized. If our estimates prove incorrect or if we cannot combine our two companies successfully and efficiently, the anticipated cost savings may not be realized fully, or at all, or may take longer to realize than expected.

        Combining our two companies may be more difficult, costly or time-consuming than we expect.

        PremierWest and Mid Valley have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to take their deposits out of our banks.

        The market price of PremierWest common stock may be affected by factors different from those affecting Mid Valley common stock.

        Upon completion of the merger, many holders of Mid Valley common stock will become holders of PremierWest common stock. Some of PremierWest's current businesses and markets differ from those of Mid Valley and, accordingly, the results of operations of PremierWest after the merger may be affected by factors different from those currently affecting the results of operations of Mid Valley. For a discussion of the businesses of PremierWest and Mid Valley and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under "Where You Can Find More Information," on page 106.

        Future results of the combined companies may differ materially from the pro forma financial information presented in this document.

        Future results of the combined company may be materially different from those shown in the unaudited pro forma combined financial information (see page 17). We have estimated that the combined company will record approximately $1.6 million pre-tax merger-related expenses. Merger-related expenses consist of change of control, severance and other employee-related payments, investment banking, legal and accounting fees, and costs associated with data conversion. The charges may be higher or lower than we have estimated, depending upon how costly or difficult it is to integrate our two companies. Furthermore, those charges may decrease capital of the combined company that could be used for profitable, income-earning investments in the future. The charges and adjustments we estimate are described in the section entitled "Pro Forma Combined Unaudited Financial Information" beginning on page 17.

  Risks related to PremierWest

        PremierWest may grow through future acquisitions, which could, in some circumstances, adversely affect net income.

        PremierWest may engage in selected acquisitions of financial institutions and assets in the future. There are risks associated with PremierWest's acquisition strategy that could adversely impact net income. See "Businesses of the Parties to the Merger—PremierWest" starting at page 67. These risks include, among others, incorrectly assessing the asset quality of a particular institution to be acquired, encountering greater than anticipated costs of incorporating acquired businesses into PremierWest, and being unable profitably to deploy funds acquired in an acquisition. Furthermore, we can give you no assurance about the extent to which PremierWest can continue to grow through acquisitions.

        Any future acquisitions would be accounted for using the purchase method of accounting. Acquisitions accounted for by the purchase method of accounting may lower the capital ratios of the surviving entities. Consequently, in the event that PremierWest engages in significant acquisitions accounted for by the purchase method of accounting in the future, PremierWest may be required to raise additional capital in order to maintain capital levels required by its regulators.

        In the future, PremierWest may issue capital stock in connection with additional acquisitions. These acquisitions and related issuances of stock may have a dilutive effect on earnings per share and relative ownership. PremierWest does not currently have any definitive understandings or agreements for any acquisitions material to PremierWest other than the merger agreement with Mid Valley. However, as noted above, PremierWest anticipates that it may continue to expand by acquisition in the future.

        PremierWest has experienced significant growth in commercial lending activities, which entails special risks not associated with other types of loans.

        Over the past few years, PremierWest has experienced significant growth in commercial and commercial real estate loans. These loans are generally more risky than one-to-four family mortgage loans because they are unique in character, generally larger in amount and dependent upon the borrower's ability to generate cash to service the loan. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from uncertainties as to the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. There is a risk that the quality of PremierWest's loan portfolio could decline, particularly in connection with the rapid growth in loans PremierWest has experienced over the past few years.

        PremierWest's profitability depends significantly on local economic conditions.

        PremierWest's success depends primarily on the general economic conditions of its geographic market. Unlike larger banks that are more geographically diversified, PremierWest provides banking and financial services to customers primarily in its Southern Oregon and Northern California service areas. The local economic conditions in these areas have a significant impact on PremierWest's commercial, real estate and construction loans, borrowers' ability to repay these loans, and the value of the collateral securing these loans. A significant decline in general economic conditions, caused by factors beyond PremierWest's control, could impact these local economic conditions and could negatively affect the financial results of PremierWest's operations.

        PremierWest faces strong competition within the geographic market it serves.

        Competition in the banking and financial services industry is intense. In PremierWest's Southern Oregon and Northern California service areas, PremierWest competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than PremierWest, either individually or on a combined basis, and may offer services that PremierWest does not or will not provide. PremierWest's future profitability will depend upon its continued ability to compete successfully in its market areas.

  Risks related to Mid Valley

        Mid Valley is operating under regulatory restrictions.

        On September 25, 2002, Mid Valley entered into a memorandum of understanding with the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions. The memorandum of understanding limits Mid Valley's ability to declare dividends and requires Mid Valley management to take certain operational actions, including:

  •
  developing a capital plan to achieve and maintain an adequate capital position that is consistent with its risk profile;

  •
  improving credit risk management in order to reduce and effectively manage Mid Valley's classified loans;

  •
  developing a strategic plan for current and proposed business activities;

  •
  improving board oversight;

  •
  developing written procedures to ensure the adequacy of the allowance for loan and lease losses;

  •
  developing written policies and procedures to address interest rate risk and internal audit functions; and

  •
  submitting a quarterly report to the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions concerning compliance with the terms of the memorandum of understanding.

The regulators' actions were based upon an examination of Mid Valley conducted by the Federal Reserve Bank of San Francisco during the second quarter of 2002.

        Mid Valley has adopted a corrective action plan and has submitted the required quarterly reports to the banking regulators. Mid Valley executives have indicated that the bank is in compliance with the terms of the memorandum of understanding, and during the two most recent quarters, the regulators have waived the required quarterly response. The Federal Reserve Bank of San Francisco and the California Department of Financial Institutions conducted a joint examination of Mid Valley that commenced in June 2003, and noted compliance with most of the requirements of the memorandum of understanding. The regulators also provided suggestions and recommendations to Mid Valley's management for enhancements to certain policies and procedures, including:

  •
  written documentation of assumptions for interest rate risk management and loan loss reserve methodology;

  •
  more thorough analysis of collateral shortfalls and financial support of borrowers and guarantors; and

  •
  further review of the adequacy of coverage in audits of all key operational areas.

        While Mid Valley has submitted a written capital plan and strategic plan to the regulators, and the regulators have accepted those plans, both plans focused on the short term through December 31, 2003. The execution of the capital plan and the strategic plan have been affected by the proposed merger with PremierWest, and if the merger is not approved, Mid Valley will be required to revisit both the capital plan and the strategic plan. If the merger is not approved it is likely that Mid Valley will be required either to raise additional capital or to reduce its asset size to increase its capital ratios. Mid Valley's management can offer no assurances that it will be able to develop new strategic plans or capital plans that would be acceptable to the regulators. If the merger does not occur and Mid Valley cannot develop and execute acceptable corrective measures, applicable banking regulations permit the regulators to impose more significant operational and financial restrictions on Mid Valley.

        Mid Valley lost money in fiscal 2002, and although it recorded a profit for the first nine months of 2003, can make no assurances it will return to profitability.

        Mid Valley suffered net losses in fiscal 2002 due in large measure to loan losses and increases in loan loss reserves. Mid Valley experienced significant charge-offs related to these loans that exceeded Mid Valley's loan loss reserve, which may or may not recur.

 THE MID VALLEY SPECIAL SHAREHOLDERS' MEETING

Place, Time and Date

        Mid Valley's special meeting of shareholders will be held at Mid Valley's head office located at 950 Main Street, Red Bluff, California, on January 22, 2004 at 6:00 p.m. This proxy statement/prospectus is being sent to holders of Mid Valley common stock and is accompanied by a form of proxy that is being solicited by the Mid Valley board of directors for use at the special meeting and any adjournment or postponement thereof.

Purpose

        The purpose of the special meeting is to consider and vote upon a proposal to approve the merger described in this proxy statement/prospectus, and to act upon any other matters that may properly come before the special meeting.

Record Date; Shares Entitled To Vote; 401(k) Plan

        The Mid Valley board of directors has fixed the close of business on December 8, 2003 as the record date for determining shareholders entitled to notice of and to vote at the special meeting. Only Mid Valley shareholders of record on the record date, including shares credited to participants' accounts in Mid Valley's 401(k) Plan, will be entitled to notice of and to vote at the special meeting. Participants in the 401(k) Plan will receive a separate form of proxy to instruct the trustees how to vote their shares. Each share of Mid Valley common stock will be entitled to one vote on each matter properly presented. At the record date, there were 1,188,524 shares of Mid Valley common stock outstanding and entitled to be voted at the special meeting.

Vote Required

        Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Mid Valley common stock. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. Valid proxies that are marked "Abstain," including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be considered present for purposes of determining whether a quorum exists. Because approval of the merger requires the affirmative vote of a majority of the outstanding Mid Valley shares, abstentions and broker non-votes will have the same effect as votes cast against the merger.

        As of the record date, the directors of Mid Valley and their affiliates owned and have the right to vote an aggregate of 163,935 shares of Mid Valley common stock, which represents 13.8% (excluding shares issuable upon the exercise of outstanding options and warrants) of the shares entitled to be voted at the special meeting. All of the directors have entered into agreements with PremierWest pursuant to which each has agreed to vote his or her shares for approval of the merger.

Proxies

        Mid Valley shareholders may vote either in person or by properly executed proxy. Shares of Mid Valley common stock represented by a properly executed proxy received prior to or at the special meeting will, unless revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered thereby will be voted "FOR" the proposal to approve the merger agreement. Failure to return the proxy or to vote in person at the special meeting will have the effect of a vote against the merger. If any other matters are properly presented at the special meeting for consideration, including, among other things, a motion to adjourn the special meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the merger agreement will be voted in favor of any such adjournment or postponement. As of the date hereof, the board of directors of Mid Valley knows of no such other matters.

        Any proxy given pursuant to this solicitation or otherwise may be revoked by the record holder of the shares at any time before it is voted by delivering to Lynne T. Moule, Secretary of Mid Valley, on or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Mid Valley common stock, or by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute revocation of a proxy.

        The proxy for the special meeting is being solicited on behalf of the board of directors of Mid Valley. The expense of soliciting proxies for the special meeting will be borne by Mid Valley. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Mid Valley in person or by telephone, facsimile or other means of communication or through the services of a proxy solicitation firm. The estimated cost of a proxy solicitation firm is $5,000. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold Mid Valley common stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and Mid Valley will reimburse them for their expenses in doing so.

THE MERGER

        The descriptions in this proxy statement/prospectus of the terms and conditions of the merger and related transactions are qualified in their entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. Amendment No. 1 to the Agreement of Merger is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. References in this proxy statement/prospectus to the merger agreement are to the merger agreement as so amended.

TRANSACTION STRUCTURE

        The merger agreement provides for the merger of Mid Valley with and into PremierWest Bank, in which Mid Valley's shareholders will receive cash and PremierWest Bancorp common stock for their Mid Valley common stock, as described below. The separate existence of Mid Valley will cease upon completion of the merger. After the merger and a conversion period, estimated to take up to 120 days, the branches of Mid Valley will operate and be identified as branches of PremierWest Bank. While PremierWest and Mid Valley believe that they will receive the necessary regulatory approvals for the merger, there can be no assurance that those approvals will be received or, if received, whether they will be received promptly or on satisfactory terms. See "—Conditions to the Completion of the Merger" and "—Regulatory Approvals Required for the Merger."

        The PremierWest Bank articles of incorporation will be the articles of incorporation of the combined entity after completion of the merger, and the PremierWest Bank bylaws will be the bylaws of the resulting bank. Upon completion of the merger, the boards of directors of PremierWest and PremierWest Bank will each be increased to fourteen members, and will include John B. Dickerson, Mid Valley's current Chairman and Chief Executive Officer.

MERGER CONSIDERATION

        The merger agreement provides that at the effective time of the merger each share of Mid Valley common stock issued and outstanding immediately before the effective time will be converted into either PremierWest common stock or cash, in each case as described below. Subject to the adjustments described below (see "—Adjustment of Merger Consideration"), PremierWest will issue 1,715,000 shares of its common stock and pay $9,811,000 in cash to Mid Valley shareholders.

        Subject to allocation procedures described below, a Mid Valley shareholder will have the right to elect to convert his or her Mid Valley common stock into cash, shares of PremierWest common stock or a mix of cash and stock as specified by the shareholder. See "—Election Procedure." In our discussion we refer to the number of shares of PremierWest common stock to be received for each share of Mid Valley common stock being converted into PremierWest common stock as the "per share stock consideration." We refer to the amount of cash to be received for each share of Mid Valley common stock being converted into cash as the "per share cash consideration."

        The actual per share stock consideration and per share cash consideration to be paid to Mid Valley shareholders will not be determined until the "election deadline," which will follow approximately 30 days after the effective date. We intend to announce these amounts promptly after the election deadline.

        The value of the per share cash consideration and the value of the per share stock consideration as of the determination date will in each case be equal to the amount obtained by dividing the "transaction value" by the number of shares of Mid Valley common stock outstanding on the effective time. In our discussion we refer to this value as the "per share value." As of the date of this proxy statement/prospectus, there were 1,188,524 shares of Mid Valley common stock outstanding.

  •
  The "transaction value" is the dollar amount of the sum of:

  (i)
  the product of the number of "merger shares" multiplied by the "weighted average closing price," plus

  (ii)
  the total "cash component."

    The transaction value excludes unexercised options and warrants of Mid Valley.

  •
  The "weighted average closing price" is the weighted average (based on the number of shares traded) of the last reported sale prices for PremierWest common stock on Nasdaq for each trading day beginning on and including November 14, 2003 and ending on and including December 15, 2003. If the closing of the merger is extended beyond January 31, 2004, then the "weighted average closing price" will instead be the weighted average of the last reported sale prices on Nasdaq for each of the ten (10) trading days ending on and including the fifth (5th) trading day prior to the effective date. We refer to this period, as so determined, as the "valuation period."

  •
  The "merger shares" are 1,715,000 shares of PremierWest common stock, subject to adjustment as described below in "—Adjustment of Merger Consideration."

  •
  The "cash component" is $9,811,000, subject to adjustment as described below in "—Adjustment of Merger Consideration."

        The formula described above is intended to substantially equalize the value of the merger consideration as measured during the valuation period, regardless of whether a Mid Valley shareholder elects to receive all PremierWest common stock, all cash, or a combination. In order to ensure that the value of the consideration for Mid Valley share is as equal as possible, regardless of the form of the consideration, an equalization mechanism is to be applied based on the weighted average closing price.

        For example, if the weighted average closing price of PremierWest common stock for the applicable valuation period were $9.00, a Mid Valley shareholder receiving only stock would receive 2.36 shares of PremierWest common stock per Mid Valley share having a value, based upon the weighted average closing price, of approximately $21.24 per share, and a Mid Valley shareholder receiving only cash would receive $21.24 in cash per Mid Valley share, subject in each case to the allocation procedures described under the heading "The Merger—Allocation" beginning on page 39 of this proxy statement prospectus. Based on that weighted average closing price, approximately 38.9% of the outstanding Mid Valley shares would be exchanged for cash, and approximately 61.1% would be exchanged for PremierWest common stock.

        If the weighted average closing price is less than $7.80 per share or greater than $9.80 per share, then the number of merger shares and amount of the cash component will be subject to adjustment. See "—Adjustment of Merger Consideration" for an explanation of the adjustments. Either PremierWest or Mid Valley may terminate the merger agreement if, prior to the effective time of the merger, (1) the weighted average closing price of PremierWest common stock is less than $6.63 or (2) the weighted average closing price of PremierWest common stock is more than $10.97. See "—Termination of the Merger Agreement."

        No fractional shares of PremierWest common stock will be issued to any Mid Valley shareholder in the merger. For each fractional share that would otherwise be issued, PremierWest will pay cash in an amount equal to the fraction multiplied by the weighted average closing price. No interest will be paid or accrued on any component of the merger consideration.

ADJUSTMENT OF MERGER CONSIDERATION

        The number of merger shares and the amount of the cash component may be adjusted based on the weighted average closing price as follows:

  •
  If the weighted average closing price is less than $7.80, then PremierWest has the option either to:

  (1)
  Increase the cash component by an amount equal to $23,188,000 minus the sum of (a) the aggregate value of the merger shares (computed by multiplying the weighted average closing price by 1,715,000 shares), plus (b) the unadjusted cash component; or

  (2)
  Increase the number of merger shares by an amount equal to (a) the quotient of $13,377,000 divided by the weighted average closing price, minus (b) 1,715,000.

    The maximum amount of the cash component in the event of an election under clause (1) above is $11,800,400, and the maximum number of merger shares to be issued in the event of an election under clause (2) above is 2,014,608.

    In other words, if PremierWest's weighted average closing price falls below $7.80, it may elect to increase either the cash component or the stock component so that, in the aggregate, the Mid Valley shareholders will receive consideration having a value equal to that they would have received if the weighted average closing price had been $7.80.

  •
  If the weighted average closing price is greater than $9.80, then PremierWest has the option to either:

  (1)
  Reduce the cash component by the sum of (a) the aggregate value of the merger shares (computed by multiplying the weighted average closing price by 1,715,000 shares), plus (b) the cash component, minus $26,618,000; or

  (2)
  Reduce the number of merger shares by an amount equal to (a) 1,715,000 minus (b) the quotient of $16,807,000 divided by the weighted average closing price.

    The minimum amount of the cash component in the event of an election under clause (1) above is $7,821,600 and the minimum number of merger shares to be issued in the event of an election under clause (2) above is 1,533,485.

    In other words, if PremierWest's weighted average closing price exceeds $9.80, it may elect to decrease either the cash component or the stock component so that, in the aggregate, the Mid Valley shareholders will receive consideration having a value equal to that they would have received if the weighted average closing price had been $9.80.

        The formulas described above are intended to ensure that the transaction value will not be less than $23,188,000 or more than $26,618,000 if the weighted average closing price is between $6.63 and $10.97. This mechanism was deemed to be desirable because the value of the PremierWest common stock will fluctuate, and the parties wished to limit the risks associated with the extraordinary fluctuations without necessarily reserving to either party extensive rights or incentives to terminate the merger. Nonetheless, either party may terminate the merger agreement if the weighted average closing price is less than $6.63 or more than $10.97.

ILLUSTRATIVE EXAMPLES OF CALCULATION OF MERGER CONSIDERATION

        The following table sets forth, based on various weighted average closing prices of PremierWest common stock, the transaction value, the per share cash consideration and the per share stock consideration, as well as the value of such stock consideration based on the assumed weighted average closing prices. The table also shows the percentages of outstanding shares of Mid Valley common stock that would be converted into PremierWest common stock and cash based on such weighted average closing prices. The table assumes that any adjustment to the merger consideration will be made by increasing or reducing the cash component, as applicable, and that, if the weighted average closing price is below $6.63 or above $10.97 during the valuation period, neither party terminates the merger agreement. Note that certain examples below assume that neither party exercises its right to terminate the merger agreement if the weighted average closing price is less than $6.63 or greater than $10.97.

Weighted Average Closing Price During Valuation Period	Transaction Value (in 000s)	Per Share Stock Consideration (Number of Shares)	Value of Per Share Stock Consideration	Per Share Cash Consideration	% of Transaction Value Paid in Stock	% of Transaction Value Paid in Cash
$11.50	$27,527	2.01	$23.16	$23.16	71.6%	28.4%
$10.97	$26,618	2.04	$22.40	$22.40	70.7%	29.3%
$10.50	$26,618	2.13	$22.40	$22.40	67.7%	32.3%
$9.80	$26,618	2.29	$22.40	$22.40	63.1%	36.9%
$9.60	$26,275	2.30	$22.11	$22.11	62.7%	37.3%
$9.40	$25,932	2.32	$21.82	$21.82	62.2%	37.8%
$9.20	$25,589	2.34	$21.53	$21.53	61.7%	38.3%
$9.00	$25,246	2.36	$21.24	$21.24	61.1%	38.9%
$8.80	$24,903	2.38	$20.95	$20.95	60.6%	39.4%
$8.60	$24,560	2.40	$20.66	$20.66	60.1%	39.9%
$8.40	$24,217	2.43	$20.38	$20.38	59.5%	40.5%
$8.20	$23,874	2.45	$20.09	$20.09	58.9%	41.1%
$8.00	$23,531	2.48	$19.80	$19.80	58.3%	41.7%
$7.80	$23,188	2.50	$19.51	$19.51	57.7%	42.3%
$7.00	$23,188	2.79	$19.51	$19.51	51.8%	48.2%
$6.63	$23,188	2.94	$19.51	$19.51	49.0%	51.0%
$6.00	$22,108	3.10	$18.60	$18.60	46.5%	53.5%

ELECTION PROCEDURE

        Subject to the allocation mechanism described in the next section, each Mid Valley shareholder will have the right to elect to receive in exchange for his or her shares of Mid Valley common stock, (1) all cash, (2) all PremierWest common stock, or (3) a mix of cash and PremierWest common stock as specified by the shareholder. In our discussion we refer to each of these possible elections as the "all cash election," the "all stock election," and the "mixed election."

        All Cash Election.    Shareholders who make an all cash election will receive the per share cash consideration in respect of all their Mid Valley shares, subject to the allocation mechanism described below if too many shares elect to receive too much cash. In our discussion we refer to Mid Valley shares for which the holder has elected to receive cash as "cash election shares."

        All Stock Election.    Shareholders who make an all stock election will receive the per share stock consideration in respect of all their Mid Valley shares, subject to the allocation mechanism described below in the event too many shares elect to receive stock. In our discussion we refer to Mid Valley shares for which the holder has elected to receive stock as "stock election shares."

        Mixed Election.    A shareholder who elects consideration for some of their shares in stock and some in cash will receive (a) the per share cash consideration in respect of that portion of that holder's shares of Mid Valley common stock specified by such holder ("specified cash percentage") and (b) the per share stock consideration in respect of that portion of that holder's Mid Valley shares equal to the remaining percentage specified by that holder (the "specified stock percentage") such that the specified cash percentage and specified stock percentage total 100%. In our discussion we refer to the Mid

Valley shares included in a Mid Valley shareholder's specified cash percentage as "mixed cash election shares" and the shares included in a Mid Valley shareholder's specified stock percentage as "mixed stock election shares."

        Non-Election Shares.    Shareholders who indicate that they have no preference as to whether they receive cash or PremierWest common stock, or who do not make a valid election, will be deemed to have made a "non-election." Shareholders who are deemed to have made a non-election will likely receive a mix of cash and PremierWest common stock depending on the elections of the other Mid Valley shareholders. If there is an oversubscription of either the per share stock consideration or per share cash consideration, it is possible that these Mid Valley shareholders may receive all cash or all PremierWest common stock. See "—Allocation" below.

        The following table sets forth, based on various assumed weighted average closing prices of PremierWest common stock during the valuation period, examples of results of three possible elections by a hypothetical Mid Valley shareholder.

ILLUSTRATIVE ELECTION ALTERNATIVES FOR
A HOLDER OF 100 SHARES OF Mid Valley COMMON STOCK(1)

	ELECTION 1 MIXED ELECTION(2)			ELECTION 2 ALL CASH	ELECTION 3 ALL STOCK
Assumed Weighted Average Closing Price	Shares to be Received							Aggregate Value of Merger Consideration Received
					Number of Shares Received		Cash Received in Lieu of Fractional Shares
	Number of Shares(3)	Value of Shares Received(3)	Dollar Amount of Cash Received	Cash Received		Value of Shares Received(3)
$11.50	100	$1,150.00	$1,166.00	$2,316.00	201	$2,311.50	$4.50	$2,316.00
$10.97	102	$1,118.94	$1,121.06	$2,240.00	204	$2,237.88	$2.12	$2,240.00
$10.50	106	$1,113.00	$1,127.00	$2,240.00	213	$2,236.50	$3.50	$2,240.00
$9.80	114	$1,117.20	$1,122.80	$2,240.00	228	$2,234.40	$5.60	$2,240.00
$9.60	115	$1,104.00	$1,107.00	$2,211.00	230	$2,208.00	$3.00	$2,211.00
$9.40	116	$1,090.40	$1,091.60	$2,182.00	232	$2,180.80	$1.20	$2,182.00
$9.20	117	$1,076.50	$1,076.50	$2,153.00	234	$2,152.80	$0.20	$2,153.00
$9.00	118	$1,062.00	$1,062.00	$2,124.00	236	$2,124.00	$—	$2,124.00
$8.80	119	$1,047.50	$1,047.50	$2,095.00	238	$2,094.40	$0.60	$2,095.00
$8.60	120	$1,032.00	$1,034.00	$2,066.00	240	$2,064.00	$2.00	$2,066.00
$8.40	121	$1,016.40	$1,021.60	$2,038.00	243	$2,032.80	$5.20	$2,038.00
$8.20	123	$1,000.40	$1,008.60	$2,009.00	245	$2,009.00	$—	$2,009.00
$8.00	124	$984.00	$996.00	$1,980.00	248	$1,976.00	$4.00	$1,980.00
$7.80	125	$975.00	$976.00	$1,951.00	250	$1,950.00	$1.00	$1,951.00
$7.00	139	$973.00	$978.00	$1,951.00	278	$1,946.00	$5.00	$1,951.00
$6.63	147	$974.61	$976.39	$1,951.00	294	$1,949.22	$1.78	$1,951.00
$6.00	155	$930.00	$930.00	$1,860.00	310	$1,860.00	$—	$1,860.00

(1)
The table assumes that any adjustment to the merger consideration will be made by increasing or reducing the cash component, as applicable, and that, if the weighted average closing price is below $6.63 or above $10.97 during the valuation period, neither party terminates the merger agreement. All cash figures include amounts payable in lieu of resulting fractional shares.

(2)
These calculations assume that the shareholder makes a mixed election of 50% stock and 50% cash.

(3)
These calculations assume that, at the end of the valuation period, there are 1,188,524 shares of Mid Valley common stock outstanding. These calculations also assume that there are no oversubscriptions of either PremierWest common stock or cash. In the event of oversubscription, the exchange agent will follow the allocation mechanism described under "—Allocation" below. All dollar amounts have been rounded to the nearest tenth of one dollar.

(4)
The value of any stock consideration is based on the assumed weighted average closing price of PremierWest common stock. Cash will be paid in lieu of any fractional shares and, accordingly, the values shown will be paid in the form of cash to the extent of such fractional share.

        A certain number of shares of PremierWest common stock will be issued and a certain amount of cash paid in the merger. See "—Merger Consideration." Accordingly, there is no assurance that a Mid Valley shareholder will receive the form of consideration that the holder elects with respect to all Mid Valley shares held by that holder. If the elections result in an oversubscription with respect to shares of Mid Valley common stock which would otherwise receive either the per share stock consideration or the per share cash consideration, the exchange agent will follow the procedures for allocating PremierWest common stock and cash described below under "—Allocation" beginning on page 39.

        Election Form.    The merger agreement provides that at least 25 days prior to the "election deadline," the companies will mail to Mid Valley shareholders a form of election and other appropriate and customary transmittal materials. The "election deadline" is 7:00 p.m., Pacific Time, on the 30th day following the date on which the merger occurs. Each election form will allow the holder to make the all cash election, the all stock election, the mixed election or to indicate that the holder makes no election. The companies will mail the form of election to each Mid Valley shareholder who is a holder of record as of the close of business on this effective date.

        Mid Valley shareholders who wish to elect the type of merger consideration they will receive should carefully review and follow the instructions set forth in the form of election. Mid Valley shares as to which the holder has not made a valid election prior to the election deadline will be deemed non-electing shares.

        To make an election, a Mid Valley shareholder must submit a properly completed election form so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the election form. An election form will be effective only if accompanied by certificates representing all Mid Valley shares covered by the election form (or appropriate evidence as to loss, theft or destruction of a certificate, appropriate evidence as to the ownership of that certificate by the claimant, bond or indemnity satisfactory to PremierWest, and appropriate and customary identification). If the election form is transmitted to the exchange agent by facsimile, the original signed form and stock certificates must be received by the exchange agent within three business days thereafter to be deemed timely.

        An election may be revoked or changed prior to the election by the person submitting the election form. In the event of a revoked election, the exchange agent will, upon receiving a written request from the revoking shareholder, return the stock certificates submitted by that shareholder, and that holder will be deemed to have made no election. The exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding these matters will be binding and conclusive. Neither PremierWest, Mid Valley nor the exchange agent will be under any obligation to notify any person of any defects in an election form.

        Letter of Transmittal.    Soon after the election deadline, the exchange agent will send a letter of transmittal to each person who was a Mid Valley shareholder at the effective time of the merger and who has not previously and properly surrendered Mid Valley shares to the exchange agent. This mailing will contain instructions on how to surrender Mid Valley shares (if not already surrendered) in exchange for merger consideration.

        All shares of PremierWest common stock issued to the Mid Valley shareholders in the merger will be deemed issued as of the effective time. Until you surrender your Mid Valley common stock certificates for exchange, you will accrue, but will not be paid, any dividends or other distributions declared at or after the effective time with respect to PremierWest common stock into which any of your Mid Valley shares may have been converted. When you surrender your Mid Valley common stock certificates, PremierWest will pay any unpaid dividends or other distributions, as well as any merger consideration payable in cash, without interest. After the effective time, there will be no transfers on the stock transfer books of Mid Valley of any shares of Mid Valley common stock. If certificates representing shares of Mid Valley common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Mid Valley common stock represented by those certificates shall have been converted.

        If a certificate for Mid Valley common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of the certificate, a bond or indemnity satisfactory to PremierWest, and appropriate and customary identification.

ALLOCATION

        Pursuant to the terms of the merger agreement and subject to adjustment (see "Adjustment of Merger Consideration"), PremierWest will issue a total of 1,715,000 shares of PremierWest common stock and pay $9,811,000 in cash to Mid Valley shareholders in the merger. Therefore, all cash elections, all stock elections, and mixed elections are subject to adjustment to preserve these limitations on the amount of cash to be paid and the number of shares of PremierWest common stock to be issued in the merger. As a result, even if you make the all cash election or the all stock election, you may nevertheless receive a mix of cash and stock.

        Oversubscription of the Cash Consideration.    If the aggregate cash amount that would otherwise be paid by PremierWest to Mid Valley shareholders is greater than the cash component ($9,811,000 before adjustments), PremierWest common stock may be issued to shareholders with respect to cash election shares, mixed cash election shares, and non-electing shares. In that situation the following allocation mechanism will be used:

  •
  all stock election shares, mixed stock election shares and non-electing shares will be converted into the per share stock consideration;

  •
  the exchange agent will allocate the remaining merger shares among each holder of cash election shares and mixed cash election shares so that each holder will receive a number of merger shares equal to the remaining merger shares divided by the total number of cash election shares and mixed cash election shares; and

  •
  the exchange agent will allocate the cash component among each holder of cash election shares and mixed cash election shares so that each holder will receive a cash payment equal to the total cash component divided by the total number of cash election shares and mixed cash election shares.

        Oversubscription of the Stock Consideration.    If the aggregate number of merger shares issuable to Mid Valley shareholders with respect to stock election shares and mixed election shares exceeds the total number of merger shares, cash may be issued to shareholders with respect to stock election shares, mixed stock election shares and non-electing shares. In that situation the following allocation mechanism will be used:

  •
  all cash election shares, mixed cash election shares and non-electing shares will be converted into the per share cash consideration;

  •
  the exchange agent will allocate the remaining amount of the cash component among each holder of stock election shares and mixed stock election shares pro rata so that each holder will receive a cash payment equal to the amount of the remaining cash component divided by the total number of stock election shares and mixed stock election shares; and

  •
  the exchange agent will allocate the merger shares among each holder of stock election shares and mixed stock election shares so that each holder will receive a number of merger shares equal to the total number of merger shares divided by the total number of stock election shares and mixed stock election shares, with cash payments in respect of any resulting fractional shares.

        The allocation described above will be computed by the exchange agent as soon as practicable after the election deadline, which will be approximately 30 days after the effective date. In either case, if the allocations would require the issuance of fractional shares, the exchange agent will instead provide for the payment of such share in cash based upon the weighted average closing price.

        Because the federal income tax consequences of receiving cash, PremierWest common stock, or both cash and PremierWest common stock will differ, Mid Valley shareholders are urged to read carefully the information set forth under the caption "—Certain Federal Income Tax Consequences" and to consult their own tax advisors for a full understanding of the tax consequences to them. In addition, because PremierWest's stock price will fluctuate from the final stock price calculated during the valuation period, the economic value per share received by Mid Valley shareholders who receive the stock consideration may, as of the date received, be more or less than the amount of cash consideration per share received by Mid Valley shareholders who receive cash.

TREATMENT OF EXERCISED OPTIONS

        The holders of any Mid Valley shares issued upon exercise of Mid Valley options or warrants prior to the effective time will be entitled to receive the same merger consideration and to make the same elections as holders of Mid Valley shares outstanding as of the date of this proxy statement/prospectus. See "—Merger Consideration" and "—Election Procedure."

TREATMENT OF UNEXERCISED OPTIONS

        With respect to any Mid Valley options that are not exercised prior to the effective time, Mid Valley is required under the merger agreement to terminate or pay cash in discharge of the Mid Valley options and to take any other actions necessary to terminate the Mid Valley options. The parties have agreed that, for each Mid Valley option that Mid Valley cashes out, Mid Valley will pay the holder an amount equal to the per share value less the exercise price of the option.

FRACTIONAL SHARES

        PremierWest will not issue fractional shares in the merger. Instead, a cash payment will be paid in an amount equal to the product of the fractional part of the PremierWest share multiplied by the weighted average closing price. See "Merger Consideration" for a calculation of the weighted average closing price.

EFFECTIVE TIME OF THE MERGER

        Subject to the conditions to the obligations of the parties to complete the merger as set forth in the merger agreement, the effective time of the merger will occur as soon as practicable after such conditions have been satisfied or waived. Subject to the foregoing, the parties intend to complete the merger by January 31, 2004. Either PremierWest or Mid Valley may, subject to certain conditions, terminate the merger agreement if the effective time does not occur on or before March 31, 2004.

CONDUCT OF BUSINESS BY MID VALLEY PENDING THE MERGER

        Mid Valley has agreed in the merger agreement to operate its businesses in the usual, regular and ordinary course and to use its reasonable best efforts to preserve its business relationships and to retain key employees. The merger agreement provides that, without the written consent of PremierWest, Mid Valley may not:

  •
  declare or pay any dividend or other distribution with respect to any share of Mid Valley common stock;

  •
  except as otherwise provided in the merger agreement, amend or otherwise modify its charter, bylaws or other comparable organizational documents;

  •
  take or suffer any action that would constitute or result in a change of control;

  •
  issue any Mid Valley common stock or securities convertible into or exchangeable for Mid Valley common stock, or any security whose value is based on changes in the value of Mid Valley common stock.

  •
  redeem or repurchase any shares of Mid Valley common stock, except the repurchase or redemption of shares from a dissenting shareholder in accordance with the California Corporations Code;

  •
  adopt any change, other than as required by applicable generally accepted accounting principles, in its accounting policies, procedures or practices;

  •
  pay any bonus, reward or other extraordinary payment to any of its directors, officers or other employees unless authorized by an agreement between Mid Valley and such director, officer or other employee prior to June 30, 2003 and disclosed to PremierWest; however, without prior consent of PremierWest, Mid Valley may increase compensation to any employee or group of employees such that the aggregate of all such increases does not exceed 3.75%;

  •
  amend, alter or change any amount payable by Mid Valley in connection with any termination or severance payment agreement with any current or former directors, executive officer or employee;

  •
  enter into any employment agreement, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director, executive officer or employee;

  •
  enter into any significant agreements that cannot be terminated without penalty with 30 days notice;

  •
  make or commit to make any capital expenditure over $10,000 without the prior written approval of PremierWest;

  •
  reduce or agree to reduce Mid Valley's regulatory capital from June 30, 2003 levels;

  •
  make any adjustment to increase or decrease Mid Valley's allowance for loan losses, except at the request of PremierWest;

  •
  take any action that would represent a violation of any order of any regulatory authority applicable to Mid Valley; or

  •
  authorize, commit or agree to take any of the foregoing actions.

CONDITIONS TO THE COMPLETION OF THE MERGER

        Completion of the merger is subject to various conditions. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.

        The respective obligations of PremierWest and Mid Valley to complete the merger are subject to the following conditions:

  •
  approval of the merger agreement by Mid Valley's shareholders;

  •
  receipt of all consents, approvals or orders of authorization of, or actions by any regulatory authorities required for the consummation of the merger, including without limitation the approval of the FDIC, FRB, Oregon Department of Finance and Corporate Securities and the SEC, and filing of all registrations, declarations or other filings with any governmental authorities, except in each case for those the failure of which to obtain or make, individually or in the aggregate, are not reasonably likely to have a material adverse effect on PremierWest or Mid Valley;

  •
  receipt by the parties of all necessary third party consents or approvals of the merger, except for those the failure of which to obtain, individually or in the aggregate, are not reasonably likely to have a material adverse effect;

  •
  the absence of any order, decree or injunction of any court or other governmental agency that prohibits completion of the merger;

  •
  effectiveness of the registration statement for the PremierWest shares to be issued in the merger;

  •
  approval by Nasdaq of listing of the shares of PremierWest common stock to be issued in the merger;

  •
  the number of shares for which cash is to be paid because of the exercise of dissenters' rights of Mid Valley shareholders, together with the aggregate number of fractional shares, must not exceed 10% of the outstanding shares of Mid Valley common stock;

  •
  there is in effect no banking moratorium or other suspension of payments by banks in the United States or any new material limitation on the extension of credit generally applicable to commercial banks in the United States;

  •
  there is in effect no limitation on extension of credit generally applicable to commercial banks in the United States; and

  •
  the other party's representations and warranties contained in the merger agreement must be accurate in all material respects as of the dates specified in the merger agreement, and the other party must have performed its obligations contained in the merger agreement in all material respects.

        The obligations of PremierWest under the merger agreement are subject to the following additional conditions:

  •
  PremierWest must have received an opinion of PremierWest's counsel substantially to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code;

  •
  PremierWest must have received an opinion of Gary Steven Findley & Associates, counsel to Mid Valley, regarding certain corporate and other legal matters relating to Mid Valley;

  •
  there may have been no change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, results of operations or prospects of Mid Valley since June 30, 2003, other than any change, effect, event, occurrence or state of facts relating to the economy in general;

  •
  execution and delivery of an employment agreement of Joan Blocker; and

  •
  PremierWest must have received agreements from each director and each executive officer of Mid Valley controlling more than 10% of the outstanding shares of Mid Valley common stock affirming Mid Valley's representations and warranties, agreeing to vote their shares in favor of the merger, and agreeing not to compete with PremierWest Bank for a period of 18 months after the merger.

        The obligations of Mid Valley under the merger agreement are subject to the following additional conditions:

  •
  Mid Valley must have received an opinion of Davis Wright Tremaine LLP, counsel to PremierWest, regarding certain corporate, tax and other legal matters relating to PremierWest; and

  •
  there may have been no change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, results of operations or prospects of PremierWest or PremierWest Bank since June 30, 2003, other than any change, effect, event, occurrence or state of facts relating to the economy in general.

REPRESENTATIONS AND WARRANTIES

        Mid Valley has made representations and warranties to PremierWest in the merger agreement as to, among other things:

  •
  corporate organization, existence and qualification to conduct business;

  •
  subsidiaries;

  •
  due authorization, execution, delivery and enforceability of the merger agreement;

  •
  absence of any violation of agreements or law or regulation as a result of the merger;

  •
  capital structure;

  •
  governmental and third-party consents necessary to complete the merger;

  •
  financial statements and absence of undisclosed liabilities;

  •
  regulatory orders restricting or relating to Mid Valley's conduct of its business;

  •
  compliance with lending laws and regulations;

  •
  compliance with other applicable laws;

  •
  absence of material adverse changes and certain other events;

  •
  litigation;

  •
  material contracts;

  •
  employee benefit plans and ERISA compliance;

  •
  tax matters;

  •
  labor and employment matters;

  •
  real property and assets;

  •
  environmental matters;

  •
  fees payable to financial advisors in connection with the merger;

  •
  allowance for credit losses; and

  •
  no material misstatements or omissions.

        PremierWest and PremierWest Bank have made representations and warranties to Mid Valley in the merger agreement as to, among other things:

  •
  corporate organization, existence and qualification to conduct business;

  •
  subsidiaries;

  •
  due authorization, execution, delivery and enforceability of the merger agreement;

  •
  absence of any violation of agreements or law or regulation as a result of the merger;

  •
  capital structure;

  •
  governmental and third-party consents necessary to complete the merger;

  •
  accuracy and completeness of SEC filings;

  •
  compliance with lending laws and regulations;

  •
  absence of material adverse changes and certain other events;

  •
  tax matters; and

  •
  fees payable to financial advisors in connection with the merger.

TERMINATION OF THE MERGER AGREEMENT

General

        The merger may be abandoned and the merger agreement may be terminated at any time prior to the effective time, whether before or after Mid Valley shareholder approval:

  •
  By mutual written consent of Mid Valley and PremierWest;

  •
  By either Mid Valley or PremierWest:

  (1)
  if the merger has not been consummated on or before March 31, 2004, except that a party cannot terminate the merger agreement if the party's failure to perform its obligations under the merger agreement resulted in the delay of the completion of the merger past such time (the closing also may be extended by either party to June 30, 2004 if regulatory approval has not been received before March 31, 2004);

  (2)
  if any law or regulation makes consummation of the merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or other governmental authority having competent jurisdiction enjoining Mid Valley and PremierWest from consummating the merger is entered and becomes final and non-appealable;

  (3)
  if the other party breaches a material representation, warranty or covenant in the merger agreement or experiences a material adverse change and the breach or change is not cured within 20 days following receipt by the breaching party of written notice of the breach (or earlier if the breach or change, by its nature, cannot be cured prior to the closing or the party in breach fails to continually use commercially reasonable efforts to cure the breach or change); or

  (3)
  if the board of directors of the terminating party determines that the exercise of its fiduciary duty so requires.

Price-Based Termination

        According to the terms of the merger agreement, each party has the right to terminate the merger if prior to the effective time of the merger, either of the following conditions are satisfied:

  •
  the weighted average closing price of PremierWest common stock for the valuation period is less than $6.63 per share, or

  •
  the weighted average closing price of PremierWest common stock for the valuation period is greater than $10.97 per share.

        For purposes of this termination right, the "valuation period means either:

  •
  If the closing of the merger occurs on or before January 31, 2004, then the period beginning on and including November 14, 2003 and ending on and including December 15, 2003; or

  •
  If the closing date of the merger occurs after January 31, 2004, then the ten trading days ending on and including the fifth trading day before the closing date.

        The description in this section of each party's right to terminate the merger agreement because of a price-based termination provision relating to PremierWest's stock price is not complete and is qualified in its entirety by reference to the specific provisions of the merger agreement.

        It is not possible to know whether the price-based termination right will be triggered until the expiration of the valuation period, and the valuation period is determined by reference to the closing date. Neither party has decided whether it would terminate the merger agreement if the price-based termination right were triggered. In considering whether to exercise its termination right, the respective boards of directors would, consistent with their fiduciary duties, take into account all relevant facts and circumstances that exist at that time and would consult with their respective financial and legal counsel.

Termination Fee

        Under the merger agreement, a party that terminates the merger agreement is required to pay $500,000 to the non-terminating party. This fee is only payable if the reason for the termination is (a) that the merger is not consummated by March 31, 2004 (or such later date as may be applicable, see "—General") or (b) the board of directors of the terminating party determines that the exercise of its fiduciary duties requires termination.

        In addition to the payment of the termination fee described above, following a termination of the merger agreement, PremierWest will be entitled to receive compensation if there is a change of control of Mid Valley within one year after the date of termination. PremierWest will be entitled to elect to either receive a $1 million fee or to purchase 280,000 shares of Mid Valley common stock at a price of $15.00 per share. The number of shares issuable upon exercise of the warrant is subject to adjustment in the event of any dilutive stock issuances by Mid Valley prior to the date of exercise.

        Mid Valley agreed to this termination fee arrangement in order to induce PremierWest to enter into the merger agreement. This arrangement may have the effect of discouraging other companies from trying to acquire Mid Valley.

Effect of Termination

        If the merger agreement is terminated, subject to the termination fee provisions, it will become void and there will be no liability on the part of PremierWest or Mid Valley or their respective officers or directors, except that:

  •
  certain provisions of the merger agreement relating to effect of termination will survive the termination; and

  •
  PremierWest and Mid Valley each will bear their own expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, except if a party terminates as a result of the other party's breach or default, in which case the terminating party is entitled to recover its reasonable out-of-pocket costs and expenses.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

Extension and Waiver

        At any time prior to the completion of the merger, each of PremierWest and Mid Valley may, to the extent legally allowed:

  •
  extend the time for the performance of the obligations under the merger agreement;

  •
  waive any inaccuracies in the other party's representations and warranties contained in the merger agreement; and

  •
  waive compliance with any conditions to its obligations to complete the merger.

Amendment

        Subject to compliance with applicable law, PremierWest and Mid Valley may amend the merger agreement at any time before or after approval of the merger agreement by Mid Valley shareholders. However, after approval of the merger agreement by Mid Valley shareholders, there may not be, without their further approval, any amendment of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the Mid Valley shareholders.

 BACKGROUND OF THE MERGER AND REASONS OF MID VALLEY FOR THE MERGER; RECOMMENDATION OF MID VALLEY'S BOARD OF DIRECTORS

        Mid Valley has conducted general banking operations to serve individuals and small- to medium-sized businesses since September 2, 1975. In serving individuals and small businesses, Mid Valley historically has focused on a community-based approach to banking.

        In late 2001, as part of its strategic planning retreat, the board of directors evaluated the banking marketplace, the economic cycle and the historically high acquisition prices being paid for banks of Mid Valley's size. The board of directors was concerned about the rapid changes occurring in the banking industry in California. Tremendous consolidation had taken place, especially in 1996 through 2001. To compete effectively with other, more efficient, financial institutions Mid Valley's board of directors and management knew that they had to continue to increase Mid Valley's core deposit base as well as its loan portfolio or substantially modify its business practices to a less costly process. Although the board believed that Mid Valley was in a position to do this, the board agreed to entertain and consider business combination opportunities that might arise. Mid Valley management also had begun to seek opportunities to improve the bank's financial performance, and embarked upon a strategy to grow Mid Valley's loan portfolio by expanding lending outside Mid Valley's traditional geographic area and by participating in loans along with other financial institutions. However, shortly after management undertook that strategy a substantial regional and national economic downturn created significant problems in Mid Valley's loan portfolio.

        During the second quarter of 2002, Mid Valley entered into an agreement to be acquired by Western Sierra Bancorp, a multi-bank holding company, in a stock and cash transaction. As part of the transaction, Mid Valley would have become a wholly owned subsidiary of Western Sierra Bancorp. After the execution of the definitive agreement with Western Sierra Bancorp and the filing of applications with the respective regulatory agencies, Mid Valley began to realize some problems in its loan portfolio. Due to problems in the loan portfolio Western Sierra Bancorp proposed a change in the total consideration to be offered to Mid Valley shareholders. The Mid Valley board of directors decided not to accept Western Sierra's request to reduce the total consideration, and the agreement between Mid Valley and Western Sierra Bancorp was terminated effective August 13, 2002. Under the terms of the termination agreement Mid Valley paid Western Sierra Bancorp $75,000 to offset expenses Western Sierra incurred as part of the transaction. In addition, Mid Valley agreed to pay an additional $250,000 if Mid Valley entered into a letter of intent or a definitive agreement with another financial institution prior to August 13, 2003.

        The decline in asset quality also resulted in the issuance of a memorandum of understanding between Mid Valley and its two principal regulatory agencies, the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions based upon a regulary scheduled examination that had commenced in June 2002. The memorandum of understanding, which is dated September 25, 2002, cited, among other things, deficiencies in Mid Valley's credit administration and loan portfolio risk management, inadequacies in its allowance for loan and lease losses, and deteriorations in its capital adequacy. The memorandum of understanding directs Mid Valley to develop and follow written plans for addressing these and other noted deficiencies and imposes on Mid Valley various other management, operational and financial constraints.

        Following the termination of the Western Sierra merger, Mid Valley's management and board of directors focused substantial attention on Mid Valley's loan portfolio, and those personnel redoubled those efforts following the issuance of the memorandum of understanding. Since that time, Mid Valley's primary goal has been to strengthen its overall financial condition, with particular emphasis on the loan portfolio, and Mid Valley executives have indicated that Mid Valley remains "well capitalized" within the meaning of applicable regulatory guidelines as of the date of this filing.

        After the memorandum of understanding was issued, Mid Valley's board of directors considered whether it was appropriate to seek other merger opportunities as a means of addressing the regulators'

concerns. Initially, the board decided to remain independent while addressing these issues while not ruling out the possibility of a merger if an attractive management team, corporate culture and financial opportunity were to arise. In October 2002, PremierWest executives John Anhorn and Rich Hieb met with Mid Valley executives John Dickerson and Joan Blocker, and the management teams discussed management philosophy and long-term goals. However, because Mid Valley had elected to focus on an independent strategy the parties deferred further discussions.

        During the second quarter of 2003, Mid Valley executives contacted PremierWest Chief Operating Officer Rich Hieb and inquired about the possibility of exploring further merger discussions. On July 18, 2003, PremierWest and Mid Valley management met to discuss a proposed merger transaction and the potential for assimilating the two banking franchises. The parties exchanged public information about their respective businesses, and Mid Valley made PremierWest aware that Mid Valley could not enter into a letter of intent or definitive agreement until after August 13, 2003 without incurring a $250,000 breakup fee under the termination agreement between Mid Valley and Western Sierra Bancorp. While some preliminary due diligence could take place with regard to the respective entities, the parties decided against entering into a transaction until after August 13, 2003.

        After reviewing Mid Valley's June 30 Call Report and other public information, PremierWest communicated to Mid Valley in early August 2003 that, subject to negotiation of definitive documents, they would be willing to pay approximately two times Mid Valley's June 30, 2003 shareholder equity in cash and stock. Mid Valley would be merged with and into PremierWest Bank and the existing offices of Mid Valley would become PremierWest Bank branches. Based upon this information Mid Valley's management and its financial advisors were in a position to present this matter to the full board of directors of Mid Valley at its next regular meeting.

        At the August 2003 Mid Valley board meeting, Mid Valley's directors and advisors discussed in detail the preliminary merger terms and plans for Mid Valley's officers and staff following the proposed merger. The Mid Valley board considered this information and then authorized representatives of Mid Valley to continue due diligence and to negotiate a tentative merger agreement between Mid Valley and PremierWest.

        Negotiations continued between representatives of Mid Valley and PremierWest, and on September 15, 2003, the Mid Valley board deliberated at length concerning the transaction. The Mid Valley board reviewed the merger agreement and related documents, its strategic alternatives, the competitive banking environment in California, and the prospects for Mid Valley if it remained independent. At this meeting, Findley discussed with the Mid Valley board Findley's analysis of the merger and delivered to the Mid Valley board an opinion that the consideration to be received in the merger was fair to the Mid Valley shareholders from a financial point of view. Thereafter, the Mid Valley board unanimously approved, and authorized the execution of, the merger agreement.

        The Mid Valley board believes that the terms of the merger are fair, and are in the best interests of Mid Valley and its shareholders and recommends that the Mid Valley shareholders vote "FOR" approval of the merger agreement.

        In reaching its conclusion, the Mid Valley board considered information provided at its meetings in August and September, 2003, including, among other things:

  •
  information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of PremierWest;

  •
  the structure of the transaction, including the fact that the Mid Valley shareholders would receive approximately 12.4% of the common stock of PremierWest;

  •
  the terms of the merger agreement and other documents to be executed in connection with the merger, including the premium over book value and the substantial multiple of earnings of Mid Valley;

  •
  the presentation of Findley and the opinion of Findley that the merger is fair to the Mid Valley shareholders from a financial point of view;

  •
  the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

  •
  the Mid Valley board's review with its legal and financial advisors of alternatives to the merger, the range of possible values to Mid Valley shareholders obtainable through implementation of alternatives and the timing and likelihood of the same;

  •
  the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

  •
  the pro forma financial statements of the combined companies and the capitalization of the combined companies;

  •
  the geographic distribution of PremierWest offices vis-à-vis Mid Valley's banking offices and strategic plan;

  •
  the advantages of being part of a larger entity, including the potential for operating efficiencies, the effect of a higher lending limit on Mid Valley's customers and prospective customers, and the generally higher trading multiples of larger financial institutions;

  •
  the business strategies, the strength and depth of management of the combined entity and the extent of their interest in continuing Mid Valley's significant business relationships in Tehama and Shasta counties;

  •
  the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

  •
  the anticipated positive effect of the merger on existing shareholders, employees, officers and customers of Mid Valley;

  •
  information concerning the ability of Mid Valley and PremierWest to achieve operating efficiencies;

  •
  the anticipated impact on the communities served by Mid Valley and PremierWest in the merger, and the increased ability to serve the communities through the larger branch network;

  •
  the continued consolidation currently underway in the banking industry and increased competition from larger independent banks in California;

  •
  the value of the consideration offered by PremierWest compared to the value of the consideration offered in other acquisitions of financial institutions in California in 2001-2003 and the prospects for enhanced value of the combined entity in the future;

  •
  the PremierWest common stock to be issued in the merger to the Mid Valley shareholders which will be listed on Nasdaq and the liquidity of the PremierWest common stock; and

  •
  the prospect for Mid Valley on a stand alone basis and on the basis of alternative stand alone strategies, such as dividends, share repurchases, restructurings and growth through acquisitions.

        In addition to the advantages, discussed in the previous paragraph, of a merger with a larger financial institution, the Board of Directors and management of Mid Valley also discussed the various risks of combining with PremierWest, including:

  •
  the disadvantages of being part of a larger entity, including the potential for decreased customer service; and

  •
  the difficulties in integrating of Mid Valley and PremierWest which might distract the combined entities' management from other activities.

        However, after weighing the advantages and disadvantages of a merger with PremierWest, the Mid Valley board of directors determined that the advantages clearly outweighed the disadvantages. For example,

  •
  the substantially larger lending limits of the combined entity would better serve customers and prospective customers of Mid Valley;

  •
  the prospects of the combined entity would likely be substantially greater than the prospects of Mid Valley on a stand alone basis;

  •
  the liquidity of the PremierWest common stock to be received by the Mid Valley shareholders would be greater than the current liquidity of Mid Valley common stock; and

  •
  Mid Valley shareholders would receive a premium over book and a substantial multiple over earnings by PremierWest in the merger.

        The foregoing discussion of the information and factors considered by the Mid Valley board of directors is not intended to be exhaustive, but constitutes the material factors considered by the Mid Valley board of directors. In reaching its determination to approve and recommend the principal terms of the merger agreement, the Mid Valley board of directors did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

        For reasons set forth above, the Mid Valley board of directors has unanimously approved the merger agreement as in the best interest of Mid Valley and its shareholders and unanimously recommends that the Mid Valley shareholders approve the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        Stock Ownership.    The directors and executive officers of Mid Valley, together with their affiliates, beneficially owned (assuming the exercise of their outstanding options and warrants), as of the record date for the special meeting, a total of 176,954 shares of Mid Valley common stock representing 14.7% of all outstanding shares of Mid Valley common stock and options and warrants to purchase Mid Valley common stock which will be exercisable on the effective date. Mid Valley's directors and executive officers will receive the same consideration in the merger for their shares as the other Mid Valley shareholders, and the same consideration for their options and warrants, if any, available to other option and warrant holders. None of Mid Valley's directors or executive officers has indicated that he or she has any plans to exercise his or her options or warrants prior to the completion of the merger. Various members of Mid Valley's management and the Mid Valley board have other interests in the merger, as described below, that are in addition to their interests as Mid Valley shareholders. The Mid Valley board is aware of those interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

        Stock Options.    Mid Valley has outstanding options to acquire 47,176 shares of its common stock, many of which are not vested. Directors Brunnemer, Jones, Kerstiens, Moule and McFall each hold options to acquire 605 shares at an exercise price of $11.78 and options to acquire 1,105 shares at an exercise price of $12.60. Director Tate has an option to acquire 363 shares at an exercise price of $11.78 and an option to acquire 500 shares at an exercise price of $12.60. Chairman John Dickerson holds an option to acquire 6,050 shares at an exercise price of $11.78. President Joan Blocker holds an option to acquire 6,050 shares at an exercise price of $11.78 and an option to acquire 11,050 shares at an exercise price of $12.60. Mid Valley Chief Financial Officer Dawna Hoofard holds an option to acquire 605 shares at an exercise price of $11.78 and an option to acquire 1,605 shares at an exercise price of $12.60. Vice President Larry Bailey holds an option to acquire 242 shares at an exercise price of $11.78 and an option to acquire 1,605 shares at an exercise price of $12.60. Of the total options listed in this section as held by management, 13,019 are fully vested and exercisable. Under the terms of the merger agreement, Mid Valley's board of directors must adopt resolutions or take such other action as may be required to terminate all outstanding options, and Mid Valley must pay the option holder the difference between the per share value and the exercise price.

        Stock Bonus Plan.    Mid Valley has a stock bonus plan under which grants have been made for 6,000 shares. Mid Valley's board has granted to Joan Blocker 2,000 shares, to Dawna Hoofard 750 shares and to Larry Bailey 750 shares. These grants will vest 10 days prior to the completion of the merger.

        Certain information about Mid Valley's director and officer compensation is presented in tabular form beginning on page 92 in the section entitled "Management of Mid Valley."

  Mid Valley Change in Control Obligations.

        Mid Valley Employment Agreements.    Both John Dickerson and Joan Blocker have employment agreements with Mid Valley. Mr. Dickerson's employment agreement provides that in the event of a merger or consolidation of Mid Valley where Mid Valley is not the surviving corporation Mr. Dickerson will receive his existing salary and benefits for a period of eighteen (18) months from the date of such event or for the remaining term of the employment agreement, whichever is greater. Ms. Blocker's employment agreement provides that in the event of any merger or consolidation where Mid Valley is not the surviving or resulting corporation, and where she is not retained by the resulting corporation for one year following such acquisition in a position comparable to that of her current level of employment or such other position as may be accepted by her, the resulting corporation will pay each of her a lump sum amount in cash equal to the sum of one and one-half times her total annual compensation, inclusive of her existing annual base salary and all bonuses paid for the twelve months prior to the acquisition. However, this payment is to be reduced by any amount necessary so that all benefits to Ms. Blocker resulting from the acquisition (salary continuation benefits), are, in the aggregate, one dollar ($1.00) less than the threshold for an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended. Such payment is to be paid within ten days of the date that Ms. Blocker's employment is terminated by the resulting corporation or after her voluntary termination if she leaves because of a change in position with the resulting corporation.

        Mid Valley Salary Continuation Agreements.    John Dickerson has a salary continuation agreement with Mid Valley which provides that in the event there is a change of control of Mid Valley, Mr. Dickerson is entitled to receive $50,000 per year in equal monthly installments for a period of 15 years beginning with the month after he is terminated or the change in control occurs, whichever is earlier. Joan Blocker also has a salary continuation agreement with Mid Valley which provides that in the event there is a change of control of Mid Valley, Ms. Blocker is entitled to receive $40,000 per year in equal monthly installments for a period of 15 years beginning with the month after she is terminated.

        Director Fee Continuation Agreements.    On June 1, 2000, Mid Valley entered into fee continuation agreements with its non-employee directors. The fee continuation agreements provide for the payment of $10,000 per year to each non-employee director for a period of 12 years commencing upon retirement at age 68, or upon retirement after age 68 if approved by the Mid Valley board of directors. Benefits vest at a rate of 10% per year for each full year of service as a director of Mid Valley. Upon the consummation of the merger, each director's annual vesting shall cease and Mid Valley's directors shall only remain vested to the extent he or she was vested on September 15, 2003. Thus, any Mid Valley directors who were not fully vested on September 15, 2003 will not be able to earn additional vesting under the fee continuation agreements.

        Director Consulting Agreements.    On June 1, 2000, Mid Valley entered into consulting agreements with its non-employee directors. The consulting agreements provide:

  •
  for the payment of $10,000 per year for a period of 2 years following the directors' retirement;

  •
  that the directors refrain from competing with Mid Valley within an area of 100 miles of Mid Valley's principal location for a period of two years, unless Mid Valley first gives its written consent; and

  •
  that Mid Valley shall not merge or consolidate with another corporation unless the acquiring corporation agrees to assume the obligations under the consulting agreements.

        On September 15, 2003, the consulting agreements were amended so that they will terminate if the merger occurs. Thus, if the merger is completed, Mid Valley directors will not be entitled to the consulting fees.

        PremierWest Employment Agreement.    As a condition to entering into the merger agreement, PremierWest required Joan Blocker to enter into an employment agreement with PremierWest Bank. The agreement with Ms. Blocker provides that she will be employed by PremierWest as Senior Vice President & Regional Administrator for California with responsibility over the California branches of PremierWest Bank. Ms. Blocker will be entitled to receive base compensation of $125,000 per annum. Ms. Blocker also is entitled to participate in PremierWest's stock option plan and other benefit plans applicable to employees of PremierWest Bank generally.

        Indemnification and Insurance.    Mid Valley will indemnify and cause the persons serving as officers and directors of Mid Valley immediately prior to the effective time to be covered for a period of three (3) years after the effective date by directors and officers liability insurance with limits not less than $3,000,000 with respect to acts or omissions as officers and directors, occurring on or prior to the effective date.

OPINION OF MID VALLEY'S FINANCIAL ADVISOR

        Mid Valley retained Findley to act as its financial advisor in connection with the merger pursuant to an engagement letter dated June 9, 2003 (the "Engagement Letter"). Findley rendered to the board of directors of Mid Valley an oral opinion on August 14, 2003, followed by an additional oral opinion on September 15, 2003. On September 15, 2003, the parties entered into the merger agreement. Findley has issued to the board of directors of Mid Valley its written opinion dated September 15, 2003, pursuant to the terms of the merger agreement that, subject to the assumptions and limitations set forth therein, the PremierWest common stock, cash or combination thereof to be received is fair, from a financial point of view, to the holders of the shares of Mid Valley common stock. Under the terms of the merger agreement Mid Valley shareholders will be able to elect to receive shares of PremierWest common stock, cash or a combination thereof. The total consideration to be received by holders of Mid Valley common stock shall be not less that $23,188,000 or greater than $26,618,000. A copy of Findley's written opinion dated September 15, 2003 is attached as Appendix D to this proxy statement/prospectus and should be read in its entirety. The following summary is qualified in its entirety by reference to the full text of the opinion. This opinion is addressed to the board of directors of Mid Valley and does not constitute a recommendation to any shareholder of Mid Valley as to how such shareholder should vote at the Mid Valley special shareholder meeting.

        In connection with its fairness opinion, Findley, among other things: (a) reviewed certain publicly available financial and other data with respect to Mid Valley and PremierWest, including the consolidated financial statements for recent years, and certain other relevant financial and operating data relating to Mid Valley and PremierWest made available to Findley from published sources and from the internal records of Mid Valley; (b) reviewed the merger agreement; (c) reviewed certain historical market prices and trading volumes of Mid Valley common stock and PremierWest common stock; (d) compared Mid Valley and PremierWest from a financial point of view with certain other banks and bank holding companies that Findley deemed to be relevant; (e) considered the financial terms, to the extent publicly available, of selected recent business combinations of banks and bank holding companies that Findley deemed to be comparable, in whole or in part, to the merger; (f) reviewed and discussed with representatives of management of Mid Valley certain information of a business and financial nature regarding Mid Valley and PremierWest furnished to Findley by Mid Valley, including financial forecasts and related assumptions of Mid Valley; (g) made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with Mid Valley's counsel; and (h) performed such other analyses and examinations as Findley deemed appropriate.

        Under the terms of the merger agreement, PremierWest is to pay cash of $9,811,000 and 1,715,000 shares of PremierWest common stock, subject to the adjustments described herein. If the weighted average closing price of PremierWest common stock is between $7.80 and $9.80, the cash is fixed at $9,811,000 and the number of merger shares is fixed at 1,715,000. If the weighted average closing price of PremierWest common stock is less than $7.80, then PremierWest must increase either the cash or the number of merger shares so that the amount of the cash and value of the merger shares (based on the weighted average closing price) will not be less than $23,188,000, subject to the right to terminate by either party if the weighted average closing price is less than $6.63. If the weighted average closing price is greater than $9.80, then PremierWest may reduce either the cash or the number of merger shares so that the amount of cash and value of the merger shares (based on the weighted average closing price) is not greater than $26,618,000, subject to the right to terminate by either party if the weighted average closing price of PremierWest common stock is greater than $10.97.

        For its evaluation, Findley determined that the minimum total consideration to be paid by PremierWest to Mid Valley shareholders (not including the cancellation of stock options) would be $23,188,000 and the maximum total consideration to be paid by PremierWest to Mid Valley shareholders (not including the cancellation of stock options) would be $26,618,000. Based upon these values, Findley determined that each shareholder of Mid Valley common stock would receive approximately $22.39 per share in value if the maximum total consideration of $26,618,000 was paid by PremierWest ("Maximum Implied Per Share Value") and approximately $19.50 per share in value of the minimum total consideration of $23,188,000 was paid by PremierWest. On the date of the merger agreement and the date of the fairness opinion the total consideration to be paid by PremierWest to Mid Valley shareholders (not including the cancellation of stock options) was $25,246,000, or $21.24 per share of Mid Valley common stock.

Transaction Summary	At Quarter's End June 30, 2003	At Announcement Sept. 15, 2003
Mid Valley Closing Price	$14.15	$16.25
PremierWest Closing Price	$8.30	$9.00
Implied Purchase Price/Share	$20.23	$21.24
Price/June 30, 2003 Mid Valley Book Value	1.92	2.01
Price/2002 Mid Valley Earnings(1)	NM	NM

(1)
Basic Earnings.

        Contribution Analysis.    Findley analyzed the contribution of each of Mid Valley and PremierWest to, among other things, common equity and net income of the pro forma combined companies for the period ending June 30, 2003. This analysis showed, as follows:

	Mid Valley	PremierWest
Assets	24.69%	75.31%
Total Loans	21.97%	78.03%
Deposits	26.66%	73.34%
Equity	24.08%	75.92%
Total Interest Income	22.60%	77.40%
Non-Interest Expense	22.25%	77.75%
90 plus days
Delinquent Loans and OREO	56.13%	43.87%
Net Income	18.22%	81.78%
Pro Forma Ownership(1)	12.36%	87.64%
(1,715,000 shares)

(1)
Basic shares outstanding.

        Based upon an Initial Stock Component of 1,715,000 shares of PremierWest common stock, Mid Valley shareholders would own approximately 12.36% of the combined company in addition to receiving $9,811,000 in cash. Based upon the receipt of 1,715,000 shares of PremierWest common stock, Mid Valley shareholders will recognize an accretion in book value and earnings per share.

        Discounted Cash Flow Analysis.    Findley examined the results of a discounted cash flow analysis designed to compare the Maximum Implied Per Share Value and the Minimum Implied Per Share Value with the present value, under certain assumptions, that would be attained if Mid Valley remained independent through 2006, at which time Mid Valley was acquired by a larger financial institution. The cash flows for the combined companies assumed that under the Maximum Implied Share Value each shareholder receives $8.25 per share cash and 1.44297 shares of PremierWest common stock valued at $14.14 per share, and under the Minimum Implied Share Value each shareholder receives $8.25 per share cash and 1.44297 shares of PremierWest common stock valued at $11.25 per share. The results produced in the analyses did not purport to be indicative of actual values or expected values of Mid Valley or the combined companies at such future date.

        The discount rates used ranged from 8% to 12%. For the Mid Valley stand alone analysis, the terminal price multiples applied to the 2006 estimated earnings per share ranged from 12.0 to 18.0. The lower levels of the price to earnings values multiples range reflected an estimated future trading range of Mid Valley, while the higher levels of the price to earnings value multiples range were more indicative of a future sale of Mid Valley to a larger financial institution.

        For the Mid Valley stand alone analysis, the cash flows were comprised of no cash dividends in years 2003 through 2006 plus the terminal value of Mid Valley common stock at the year-end 2006 (calculated by applying each one of the assumed terminal price to earnings value multiples as stated above to the 2006 projected Mid Valley earnings per share). An analysis was done for PremierWest based upon a 10% to 20% increase in PremierWest earnings per share 2003 to 2006 and no cash dividends. The discount rates described above were then applied to these cash flows to obtain the present values per share of Mid Valley common stock.

        Under a most likely scenario, the Findley analysis assumed that projected earnings for Mid Valley would be achieved; no cash dividends; that the market value of PremierWest earnings per share would increase a minimum of 15% per annum, a present value discount rate of 8% and a terminal price to earnings value multiple of 15.0. Assuming Mid Valley remains independent through 2006 and is then acquired by a larger financial institution, at an earnings value multiple of 15.0, a holder of one share of Mid Valley common stock today would receive cash flows with a present value of $20.01. Assuming the merger is consummated and that combined companies remain independent through 2006, PremierWest earnings per share increases a minimum of 15% per year with an earnings value multiple of 15.0 at the end of such period, a holder of one share of Mid Valley common stock today would receive cash flows with a present value of at least $22.82, using an Implied Share Value of $8.25 per share cash and 1.44297 shares of PremierWest common stock. In comparison to these ranges of value, the value for Mid Valley common stock on September 15, 2003, the last trading day before the announcement of the merger, was its closing price of $16.25 per share. On September 15, 2003, the closing price for a share of PremierWest common stock was $9.00. Based upon this value the Implied Share Value of $21.24 would apply to Mid Valley. These analyses do not purport to be indicative of actual values or expected values of the shares of Mid Valley common stock. Discounted present value analysis is a widely used valuation methodology which relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis showed that use of a higher (lower) level of projected earnings raised (lowered) the resulting present value for a given level of Mid Valley earnings, on a pro forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price-to-earnings per share multiple raised (lowered) the calculated present values.

        Analysis of Selected Bank Merger Transactions.    Findley reviewed the consideration paid in recently completed transactions whereby certain banks and bank holding companies were acquired. Specifically, Findley reviewed 48 transactions involving acquisitions of selected banks in California completed since January 1, 2001 (the "California Acquisitions"). For each bank acquired in such transactions, Findley compiled figures illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of book value) to deposits, purchase price to book value, and purchase price to previous year's earnings.

        The figures for all banks acquired in the California Acquisitions produced: (a) a median percentage of premium to deposits of 6.73%; (b) a median ratio of purchase price to book value of 1.69; and (c) a median ratio of purchase price to previous year's earnings of 16.60.

        Findley analyzed California bank merger and acquisition transactions where the total target asset size was $50 million and less than $250 million for the period January 1, 2002 to June 30, 2003. The transactions analyzed were: Central California Bank by Western Sierra Bancorp; Kerman State Bank by Westamerica Bancorporation; Western Security Bank by Citizens Business Bank; Upland Bank by First Community Bancorp; Marathon National Bank by First Community Bancorp; Bank of Coronado by First Community Bancorp; Pacific Business Bank by East-West Bank; and North State National Bank by Tri Counties Bank.

        The figures for these 8 banks acquired in California from January 1, 2002 to June 30, 2003 (the "Select California Acquisition") produced: (a) a median percentage of premium to deposits of 6.54%; (b) a median ratio of purchase price to book value of 1.69; and (c) a median ratio of purchase price to previous year's earnings of 16.09.

        In comparison, assuming that Maximum Implied Share Value of $22.39, based upon June 30, 2003 information, the total consideration represented a percentage of premium to deposits of 8.58% and a ratio of purchase price to book value of 2.12. The ratio of purchase price to 2002 basic earnings is not calculated due to the fact that Mid Valley had a net loss in 2002. Assuming the Minimum Implied Share Value of $19.50 for each share of Mid Valley common stock the valuation should be a percentage of premium to deposits of 6.49% and a ratio of purchase price to book value of 1.85. The ratio of purchase price to 2002 basic earnings is not calculated due to the fact that Mid Valley had a net loss in 2002.

        A summary of the valuations are as follows:

	California Acquisitions	Select California Acquisitions	$22.39 Value	$19.50 Value
Median Price to Previous Year Earnings	16.60	16.09	NC	NC
Median Price to Book	1.69	1.69	2.12	1.85
Median Premium on Deposits	6.73%	6.54%	8.58%	6.49%

        Mid Valley's acquisition ratios are above the figures for the California Acquisitions and Select California Acquisitions on the Maximum Implied Share Value of $22.39. The valuation of Mid Valley reflects the current industry trend toward an increase in the multiple of earnings and multiple of book value. No other company or transaction used in the above analysis as a comparison is identical to Mid Valley, PremierWest or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Mid Valley, PremierWest and the merger are being compared.

        Comparable Company Analysis.    Using public and other available information, Findley compared certain financial ratios of Mid Valley (including the ratio of net income to average total assets ("return on average assets"), the ratio of net income to beginning total equity ("return on beginning equity"), the ratio of shareholders' equity to total assets and certain credit ratios for the year ending December 31, 2002, to a peer group consisting of 20 selected banks and bank holding companies located in California. Due to significant interest rate changes in 2001, financial performance for 2001 and 2002 was reduced substantially from previous years. No company used in the analysis is identical to Mid Valley. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The results of this analysis indicated that Mid Valley performed significantly below the peer group level on the basis of profitability in 2002. Mid Valley's return on average assets and return on beginning equity for 2002 were significantly below peer group levels, inclusive of its interest spread factors (interest earned on assets minus interest paid on liabilities). Mid Valley's non-interest expense, inclusive of payroll expense, quarters expense and other related non-interest expenses were consistently much higher than the peer group level due to the problem loan portfolio. Mid Valley's delinquent loans as a percentage of total loans and loan loss reserves as a percentage of total loans were higher than the peer groups.

		Comparable Companies
	Mid Valley's Performance
		Average	Median
Return on average assets	(0.35)%	1.17%	1.19%
Return on beginning equity	(4.75)%	14.12%	14.85%
Net interest margin	4.57%	4.70%	4.68%
Non interest expense to total operating income	70.81%	61.89%	60.35%
Ratio of total equity to total assets	6.76%	8.86%	8.57%
Ratio of delinquent loans to total loans	4.42%	1.30%	0.74%
Ratio of loan loss reserve to total loans	2.50%	1.61%	1.38%

        The foregoing summarizes the material portions of Findley's report, but does not purport to be a complete description of the presentation by Findley to Mid Valley's board of directors or of the analyses performed by Findley. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Findley believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and of the factors considered, without considering all analyses and factors would create an incomplete view of the process underlying the analyses set forth in its presentation to the Mid Valley board of directors.

        In performing its analyses, Findley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PremierWest or Mid Valley. The analyses performed by Findley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Findley's analysis of the fairness, from a financial standpoint, of the merger to Mid Valley's shareholders and were provided to the Mid Valley board of directors in connection with the delivery of Findley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. Findley used in its analyses various projections of future performance prepared by the management of Mid Valley. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

        In rendering its fairness opinion, Findley relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information reviewed by Findley for purposes of its opinion. Findley did not make an independent evaluation or appraisal of the assets and liabilities of PremierWest, Mid Valley or any of their respective subsidiaries. Mid Valley did not impose any limitations or restrictions with respect to the scope of Findley's investigation or the procedures or methods it followed, or with regard to any other matters relating to Findley's rendering of the opinion regarding the fairness of the merger. Findley did participate in negotiations regarding the merger agreement.

        Mid Valley's board of directors selected Findley as financial advisor and instructed Findley to render an opinion with respect to the fairness of the merger to Mid Valley's shareholders from a financial point of view based on its belief that Findley is experienced and qualified in such matters. Findley has extensive experience in the evaluation of banks in connection with mergers and acquisitions, and valuations for corporate and other purposes. In over 40 years of bank consulting, Findley has been involved in the creating, developing, merging and acquisition of hundreds of financial institutions.

        Pursuant to the Engagement Letter, Mid Valley agreed to pay Findley and Gary Steven Findley and Associates a total consideration of $165,000 plus expenses for Findley's services rendered to Mid Valley in connection with the transaction and the issuance of the fairness opinion. Mid Valley has agreed to indemnify Findley against certain liabilities and expenses in connection with its services as financial advisor to Mid Valley.

        A principal of The Findley Group owns 10,972 shares of Mid Valley common stock. No principal of The Findley Group owns any shares of PremierWest common stock.

BACKGROUND OF THE MERGER AND REASONS OF PREMIERWEST FOR THE MERGER

        PremierWest Bank began operations as Bank of Southern Oregon in June 1990. PremierWest's headquarters are, and throughout its history have been, located in Medford, Oregon, approximately 30 miles north of the Oregon-California border. In May 1998, John Anhorn and Rich Hieb, previously senior executive officers of Western Bank, a $1 billion Oregon community bank, joined the bank as President & Chief Executive Officer, and Executive Vice President & Chief Operating Officer, respectively. This new executive team, working at the direction of the board of directors, helped develop and implement a strategic plan to expand the operations of the bank from its core market in Jackson County to a network of branches loosely along the Interstate 5 corridor between Eugene, Oregon and the northern borders of Sacramento, California. This strategy was derived as a means to increase operating efficiencies while expanding the organization's customer base throughout a region that, although covering parts of two different states, had common economic, geographic and commercial ties. The economy of Northern California and Southern Oregon is characterized by heavy dependence on forestry, agriculture and tourism in ways that the remainder of Oregon and California are not. Similarly, both Southern Oregon and Northern California recently have attracted attention as attractive retirement locales owing to their lower costs of living, their climate and the presence of quality health care and other services. At the same time, while much of the remainder of Oregon and California are more extensively developed and thus subject to more intense competition for financial services and most other businesses, this region has traditionally been both underdeveloped and underserved by financial institutions.

        Because management perceived that significant growth was likely to occur in this region, and because the intensity of competition in other parts of Oregon suggested that success would be both less certain and more expensive, the organization began to implement this strategy. The first step in that process was to solidify the bank's market share in Southern Oregon. As part of that plan, Bank of Southern Oregon acquired Douglas National Bank, headquartered in Roseburg, Oregon, and formed PremierWest to serve as the holding company for the combined bank. That transaction was completed on May 8, 2000 with Douglas National Bank merging into Bank of Southern Oregon, which was simultaneously renamed PremierWest Bank, and the shareholders of each institution received shares of PremierWest common stock. Following that transaction, the newly combined organization operated branches in Douglas and Jackson Counties, Oregon.

        In April 2001, PremierWest completed the acquisition of Timberline Bancorp and its wholly owned subsidiary, Timberline Community Bank. Timberline was headquartered in Yreka, California, with eight offices located in Northern California. This step, representing PremierWest's first milestone in its California expansion, was a statutory merger between the holding companies and the banks, and Timberline Bancorp's shareholders received shares of PremierWest common stock in that transaction.

        Additionally, during 2000, 2001 and 2002, the organization increased its presence in Jackson and Josephine counties by opening full service de-novo offices in Grants Pass, Central Point and Medford, Oregon, and a loan production office in Redding, California. The Redding California loan production office was converted to a full service banking office in March 2003.

        During the remainder of 2001, 2002 and the first half of 2003 management focused on realization of the efficiencies of bringing three community banks together, increasing profitability and reduction of non-performing assets, which following the acquisitions were at unacceptable levels. Also during this time, John Anhorn and Rich Hieb made numerous trips to the Northern California market to explore potential expansion opportunities, including an investigation of the relative feasibility of establishing de-novo branches and acquiring other community banks. Although management has not discarded the possibility of expanding further into Northern California by de novo branching, they generally believe that acquisition of smaller community banks is a less expensive growth strategy that yields faster results than establishment of new branches in communities that are unfamiliar with PremierWest's brand and services.

        Messrs. Hieb and Anhorn first encountered Mid Valley during these investigatory visits to Northern California in the summer of 2002; however, at that time Mid Valley was negotiating with another California institution about the possibility of being acquired by that organization, and Mid Valley was subject to a "no shop" agreement that limited its ability to consider alternative transactions. Mid Valley's merger discussions with the other organization terminated on August 13, 2002 as a result of a disagreement on Mid Valley's value. Following termination of those merger discussions, Mid Valley's "no shop" agreement did not prohibit the organization from negotiating with other potential acquirers, but imposed a substantial breakup fee in the event Mid Valley formally entered into an alternative business combination transaction before the first anniversary of the date negotiations had terminated. In September 2002, Mr. Hieb called Mid Valley Chief Operating Officer Joan Blocker to introduce himself and PremierWest informally and to suggest that the parties consider exploring possible strategic alternatives. Ms. Blocker indicated that Mid Valley was limited in its ability to enter into an alternative transaction until August 14, 2003, but the parties agreed to continue informal discussions to see whether more formal inquiries were likely to be beneficial in the future. On October 23, 2002 Messrs. Hieb and Anhorn traveled to Red Bluff, California and met with Ms. Blocker and Mid Valley Chief Executive Officer John Dickerson to review PremierWest's growth plan, its positive performance trend, and PremierWest's experience in working though many of the issues Mid Valley was facing, specifically a deteriorated loan portfolio (which PremierWest had acquired in the Douglas National merger). The members of the respective management teams also discussed their roles in their organizations and talked informally about the business issues facing their respective markets.

        At that time, Mid Valley management informed Messrs. Hieb and Anhorn that the terms of their recently terminated discussions precluded them from serious negotiations until the summer of 2003, and from entering into a merger agreement before August 2003 without incurring a liability for a breakup fee. Further, Mid Valley management strongly believed that they had the expertise to address regulatory and organizational difficulties that had led both to the MOU and to the failure of the former merger negotiations. During the next several months management of the two companies remained in informal contact, including brief telephone calls at irregular intervals, but did not pursue in-depth discussions. Also during that time, PremierWest continued exploring other growth alternatives in Northern California, including brief investigations and informal discussions with numerous other potential merger partners including California Independent Bancorp, the parent company of Feather River State Bank.

        During the second quarter of 2003 PremierWest management contacted Ms. Blocker and expressed an interest in revisiting discussions regarding a combination of the two companies. During these discussions Mid Valley executives had expressed a concern as to possible liquidity for Mid Valley shareholders who might receive PremierWest stock in a merger because PremierWest's stock was not listed for trading on any securities exchange or quoted on the Nasdaq. During the third quarter Mid Valley provided summary due diligence materials to PremierWest, and PremierWest executives reviewed that information and other publicly filed financial data with respect to Mid Valley.

        On July 8, 2003 Messrs. Anhorn and Hieb met with Ms. Blocker, Mr. Dickerson and another member of Mid Valley's board of directors in Lake Shastina, California to discuss the potential benefits of a merger of the two enterprises. PremierWest management indicated that PremierWest had filed and received approval for listing on the Nasdaq SmallCap Market and would begin quotations on that system on July 31, 2003. Also at that meeting PremierWest management communicated that based on the limited information available to them they would be interested in entering into a more formal investigative and negotiation process if the Mid Valley board would be likely to support an offer of approximately two times book for Mid Valley in a combination cash and stock transaction. Mr. Dickerson indicated that he believed that such a transaction structure would likely meet with support, and in early August 2003 PremierWest began a formal due diligence process of Mid Valley Bank.

        On August 13, 2003 Ms. Blocker traveled to Medford, Oregon and visited with Messrs. Anhorn and Hieb and was introduced to PremierWest Chairman John Duke and Vice Chairman Patrick Huycke. The group continued their discussions regarding the benefits of a merger of the two organizations.

        At the August 2003 board of directors meeting Messrs. Anhorn and Hieb informed the PremierWest board of directors of the discussions and obtained their approval to negotiate a definitive merger agreement based on terms generally outlined by management. PremierWest provided Mid Valley with a transaction term sheet and formal due diligence checklists. PremierWest utilized financial adviser D.A. Davidson & Co., and legal counsel Davis Wright Tremaine LLP, in preparing due diligence requests and transaction terms and in analyzing the information, structuring the transaction and negotiating a definitive merger agreement. Formal transaction document drafts were first exchanged during the week of August 25, 2003, and the parties held an on-site negotiation session in Medford from September 3-5, 2003 at which PremierWest executives and advisors and Mid Valley's financial advisor finalized the terms of the transaction.

        At a special board meeting on September 11, 2003 PremierWest's board of directors received a thorough review of the terms of the merger agreement from a representative of Davis Wright Tremaine LLP, discussed audit and related accounting issues with a representative of Moss Adams LLP, and received an opinion from a representative of D.A. Davidson & Co. that the transaction was fair, from a financial point of view, to PremierWest's shareholders. Following approval of the transaction by Mid Valley's board of directors on September 15, 2003, the parties signed the merger agreement and related documents and on September 16, 2003 publicly announced the transaction.

        In deciding to approve the plan of merger and authorize management to execute the definitive agreement, PremierWest's board of directors considered:

  •
  Mid Valley's "fit" with PremierWest's geographical expansion plans given that the expanded footprint of the combined organization (from Roseburg, Oregon to Chico, California) would reduce PremierWest's localized economic sensitivity and significantly increase the PremierWest's overall value;

  •
  The cultural similarities between Mid Valley and PremierWest in terms of a mutual emphasis on high-quality customer service and personal and community relationships;

  •
  Management's expectation that the efficiencies that could be derived following this merger would result in accretive earnings to PremierWest shareholders;

  •
  The opinion of D.A. Davidson & Co. that the proposed transaction was fair, from a financial point of view, to PremierWest shareholders;

  •
  The anticipated positive effect the merger would have on the communities, customers and markets that would be served by the combined organization;

  •
  The anticipated positive effect on employees of PremierWest and on the combined organization going forward;

  •
  The quality and efficiency of PremierWest's infrastructure in working through the logistical issues encountered in PremierWest's previous mergers; and

  •
  The advantages of adding representation of Mid Valley management and staff to PremierWest, including the negotiation of an employment agreement with Ms. Blocker to become part of PremierWest's senior management team, and Mr. Dickerson's willingness to serve as a director of the combined organization.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of certain of the material federal income tax consequences of the merger. This discussion is general in nature, and applies only to U.S. Holders (as defined below) that are beneficial owners of Mid Valley shares and that hold the shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address all aspects of federal income taxation that may be relevant to a particular stockholder subject to special federal income tax treatment, including, without limitation, dealers in securities or foreign currencies, banks, trusts, insurance companies, financial institutions, tax-exempt organizations, foreign persons, retirement plans and persons who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address (i) the tax consequences of the merger under foreign, state, or local tax laws, (ii) the effect of any federal tax laws other than those pertaining to federal income tax, (iii) the tax consequences of transactions occurring prior or subsequent to, or concurrently with, the merger, regardless of whether any of these transactions are undertaken in connection with the merger; or (iv) the tax consequences of exchanges or cancellations of options.

        For purposes of this summary, the term "U.S. Holders" means Mid Valley shareholders that are, for U.S. federal income tax purposes, (1) individual citizens or residents of the U.S., including alien individuals who are lawful permanent residents of the U.S. or who meet the substantial presence residency test under U.S. federal income tax laws, (2) corporations or partnerships (including entities treated as corporations or partnerships for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any State of the United States or the District of Columbia, (3) estates, the incomes of which are subject to U.S. federal income taxation regardless of the source of such income or (4) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons. Mid Valley shareholders other than U.S. Holders are subject to special U.S. federal tax considerations, which are not discussed.

        This summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof and factual assumptions and representations as to factual matters made or to be made by Mid Valley, PremierWest and PremierWest Bank. Any change in currently applicable law, which may or may not have retroactive effect, or failure of any of the factual assumptions and representations to be true, correct and complete in all material respects, could affect the validity of this discussion.

        Consummation of the merger is conditioned upon the receipt by PremierWest of the opinion of Davis Wright Tremaine LLP, counsel to PremierWest, dated as of the effective time of the merger that, on the basis of facts, representations and assumptions set forth or referred to in the opinion, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. The tax opinion to be delivered in connection with the merger is not binding on the Internal Revenue Service ("IRS") or the courts, and neither PremierWest nor Mid Valley intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. As a result, there can be no assurances that the Internal Revenue Service will not challenge any of the conclusions set forth below, or that the Internal Revenue Service will not be upheld by the courts if it does so.

        Assuming the facts as set forth in the opinion referred to above occur, the United States federal income tax consequences of the merger to a holder generally will depend on whether the holder exchanges his or her Mid Valley common stock for cash, PremierWest common stock or a combination of cash and PremierWest common stock.

        Exchange Solely for Cash.    In general, if pursuant to the merger a Mid Valley shareholder exchanges all of his or her shares of Mid Valley common stock solely for cash, that shareholder will recognize gain or loss equal to the difference between the amount of cash received and his or her adjusted tax basis in the shares of Mid Valley common stock surrendered, which gain or loss will be long-term capital gain or loss if the holder's holding period with respect to the Mid Valley common stock surrendered is more than one year. Notwithstanding the foregoing, if a Mid Valley shareholder exchanges all of his or her shares of Mid Valley common stock solely for cash and either (1) is deemed to constructively own shares of Mid Valley common stock that were exchanged for shares of PremierWest common stock or (2) owns shares of PremierWest common stock, then the cash received by such holder may be taxed as a dividend rather than as resulting in capital gain or loss. The consequences to that shareholder may be similar to the consequences described below under the heading "Exchange for PremierWest Common Stock and Cash," except that the amount of cash, if any, treated as a dividend may not be limited to the amount of the shareholder's gain.

        Exchange Solely for PremierWest Common Stock.    If pursuant to the merger a Mid Valley shareholder exchanges all of the shareholder's shares of Mid Valley common stock solely for shares of PremierWest common stock, that shareholder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of PremierWest common stock (as discussed below). The aggregate adjusted tax basis of the shares of PremierWest common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of Mid Valley common stock surrendered for the PremierWest common stock (reduced by the tax basis allocable to any fractional share of Mid Valley common stock for which cash is received), and the holding period of the PremierWest common stock will include the period during which the shares of Mid Valley common stock were held. If a Mid Valley shareholder has differing bases or holding periods in respect of his or her shares of Mid Valley common stock, the shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of PremierWest common stock received in the exchange.

        Exchange for PremierWest Common Stock and Cash.    If pursuant to the merger a Mid Valley shareholder exchanges all of his or her Mid Valley shares for a combination of PremierWest common stock and cash, the shareholder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the PremierWest common stock received pursuant to the merger over that holder's adjusted tax basis in his or her Mid Valley shares surrendered) and (2) the amount of cash received in the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain. If, however, the cash received has the "effect of the distribution of a dividend," the gain would be treated as a dividend to the extent of the shareholder's ratable share of accumulated earnings and profits as calculated for federal income tax purposes. See "Possible Treatment of Cash as a Dividend" below.

        The aggregate tax basis of PremierWest common stock received by a Mid Valley shareholder that exchanges his or her Mid Valley shares for a combination of PremierWest common stock and cash in the merger will be equal to the aggregate adjusted tax basis of the Mid Valley shares surrendered for PremierWest common stock and cash, reduced by the amount of cash received by the shareholder in the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the shareholder on the exchange. The holding period of the PremierWest common stock received will include the holding period of the Mid Valley shares surrendered. If a holder has differing bases or holding periods in respect of his or her Mid Valley shares, the holder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of PremierWest common stock received in the exchange.

        Possible Treatment of Cash as a Dividend.    In general, the determination whether the gain recognized in the merger will result in capital gain or loss, or whether it will have the "effect of a distribution of a dividend, depends upon whether and to what extent the merger reduces a Mid Valley shareholder's deemed percentage stock ownership of PremierWest. For purposes of this determination, the shareholder is treated as if he or she first exchanged all of his or her Mid Valley shares solely for PremierWest common stock and then PremierWest immediately redeemed (the "deemed redemption") a portion of the PremierWest common stock in exchange for the cash the shareholder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (1) "not essentially equivalent to a dividend" or (2) "substantially disproportionate" with respect to the holder.

        Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Mid Valley shareholder will depend upon the shareholder's particular circumstances. At a minimum, however, in order for the deemed redemption to be not "essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the shareholder's deemed percentage stock ownership of PremierWest. In general, determining whether a "meaningful reduction" has occurred requires a comparison of (1) the percentage of the outstanding stock of PremierWest that the Mid Valley shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of PremierWest that is actually and constructively owned by the former Mid Valley shareholder immediately after the deemed redemption. The IRS has ruled, however, that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" even if that shareholder has a relatively minor reduction in his or her percentage stock ownership under the above analysis. The deemed redemption, generally, will be "substantially disproportionate" with respect to a holder if the percentage described in (2) above is less than 80% of the percentage described in (1) above. In applying the above tests, a shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the Mid Valley shareholder. As these rules are complex, and their application depends upon the individual circumstances of each holder, each Mid Valley shareholder who may be subject to these rules should consult his or her tax advisor.

        Cash Received in Lieu of a Fractional Share.    Cash received by a Mid Valley shareholder in lieu of a fractional share of PremierWest common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's aggregate adjusted tax basis of the surrendered Mid Valley share allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for those Mid Valley shares is more than one year.

        Dissenting Shareholders.    Mid Valley who dissent with respect to the merger as discussed in "Dissenters' Rights" beginning on page 64 of this proxy statement prospectus, and who receive cash in respect of their Mid Valley shares will recognize capital gain equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

        Backup Withholding.    Non-corporate shareholders of Mid Valley may be subject to information reporting and backup withholding on any cash payments they receive. Shareholders will not be subject to backup withholding, however, if they:

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  furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included with the form of election form they will receive; or

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  are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder's federal income tax liability, provided the shareholder furnishes the required information to the IRS.

        Reporting Requirements. Shareholders who receive PremierWest common stock in the merger will be required to retain records pertaining to the merger and each shareholder will be required to file with his or her federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. Mid Valley's shareholders will be responsible for preparing of their own tax returns.

        This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a Mid Valley shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences of the merger to you.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

        PremierWest and Mid Valley have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the Board of Governors of the Federal Reserve ("FRB"), the Federal Deposit Insurance Corporation ("FDIC") and the Oregon Division of Finance and Corporate Securities, a division of the Oregon Department of Consumer and Business Services. PremierWest and Mid Valley filed applications with these regulatory bodies seeking such approvals in October, 2003. The proposed merger cannot proceed in the absence of these regulatory approvals. Although PremierWest and Mid Valley expect to obtain these required regulatory approvals, there can be no assurance as to if and when such regulatory approvals may be obtained.

        Federal Reserve Board.    PremierWest must seek the prior approval of the FRB pursuant to Section 3(a) of the Bank Holding Company Act of 1956 ("BHCA") to acquire Mid Valley as contemplated by the merger agreement. In addition, PremierWest intends to seek FRB approval under the BHCA to exercise the option that Mid Valley has granted to PremierWest in the merger agreement to acquire up to 280,000 shares of the capital stock of Mid Valley in the event the merger is not consummated.

        The FRB's determination whether to approve the proposed merger is subject to certain requirements. Because PremierWest and Mid Valley are located in different states, PremierWest must be adequately capitalized and adequately managed under applicable FRB standards in order to obtain FRB approval to consummate the proposed merger. The FRB also may not approve the merger unless Mid Valley has been in existence for the minimum amount of time required by state law, up to five years, and unless, following the merger, PremierWest's subsidiary banks will not control deposits that exceed certain deposit concentration limits described in the BHCA. In addition, the FRB generally will not approve any transaction that it determines would result in a monopoly, that would further a combination or conspiracy to monopolize banking in the United States, that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. However, the FRB may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweigh the anticompetitive effects of the proposed transaction. The FRB is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy. The consideration of convenience and needs includes the parties' performance under the Community Reinvestment Act of 1977 ("CRA").

        Federal Deposit Insurance Corporation.    The acquisition of Mid Valley as contemplated by the merger agreement is subject to approval of the FDIC pursuant to the Bank Merger Act (the "BMA"). Similar to the BHCA, the BMA requires that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Like the BHCA, the BMA prohibits the FDIC from approving the acquisition if the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anticompetitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the CRA in meeting the credit needs of the entire community, including low-and moderate-income neighborhoods, served by such institutions.

        State Regulatory Filings.    As discussed above, PremierWest is a financial services holding company for purposes of the laws of the State of Oregon. Accordingly, PremierWest must seek the prior approval of the Oregon Division of Finance and Corporate Securities, a division of the Oregon Department of Consumer and Business Services to consummate the proposed merger. The approval of the California Department of Financial Institutions is not required to complete the merger, but the parties are required to file a notice with the DFI.

DISSENTERS' RIGHTS

        Dissenters' rights will be available to the Mid Valley shareholders in accordance with Chapter 13 of the California Corporations Code. The required procedure set forth in Chapter 13 of the Corporations Code must be followed exactly or any dissenters' rights will be lost.

        The information set forth below is a general summary of dissenters' rights as they apply to Mid Valley shareholders and is qualified in its entirety by reference to Chapter 13 of the Corporations Code which is attached to this proxy statement/prospectus as Appendix C.

  Voting Procedure

        In order to be entitled to exercise dissenters' rights, the Mid Valley shares for which dissenters' rights are sought must not have been voted "FOR" the merger by the holder of such shares. Thus, any Mid Valley shareholder who wishes to dissent and who executes and returns a proxy in the accompanying form or votes at the special shareholders' meeting must not vote "FOR" the merger. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the merger, or votes in person or by proxy at the special shareholders' meeting "FOR" the merger, his or her shares will be counted as votes in favor of the merger and the shareholder will lose any dissenters' rights.

  Written Demand

        Furthermore, in order to preserve his or her dissenters' rights, a Mid Valley shareholder must make a written demand upon Mid Valley for the purchase of dissenting shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of September 15, 2003. The demand must be addressed to Mid Valley Bank, 950 Main Street, Red Bluff, California 96080; Attention: Lynne T. Moule, Corporate Secretary. The demand must be received by Mid Valley not later than 30 days after the date on which the written notice of approval, described below, is sent to shareholders who have not voted "FOR" approval of the merger. A vote "AGAINST" the merger does not constitute the written demand.

Notice of Approval

        If the merger is approved by the Mid Valley shareholders, Mid Valley will have 10 days after the approval to send to those shareholders who have not voted "FOR" approval of the merger a written notice of the approval accompanied by a copy of sections 1300 through 1304 of the Corporations Code, a statement of the price determined by Mid Valley to represent the fair market value of the dissenting shares as of September 15, 2003, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights.

Surrender of Certificates

        Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to Mid Valley, at the office designated in the notice of approval, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Mid Valley common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

Agreement on Price and Payment

        If Mid Valley and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the fair market value of the shares, the dissenting shareholder will be entitled to the agreed value with interest thereon at the legal rate on judgments from the date of the agreement between Mid Valley and the dissenting shareholder. Payment of the fair market value of the dissenting shares will be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

Disagreement on Price and Court Determination

        If Mid Valley denies that the shares surrendered are dissenting shares, or Mid Valley and the dissenting shareholder fail to agree upon a fair market value of the shares of Mid Valley common stock, then the dissenting shareholder of Mid Valley must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make the determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, the fair market value.

Withdrawal of Demand

        A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Mid Valley consents to the withdrawal.

STOCK MARKET LISTING

        PremierWest common stock is listed on the Nasdaq SmallCap Market. PremierWest has agreed to use its reasonable best efforts to cause the shares of PremierWest common stock to be issued in the merger to be listed on the Nasdaq SmallCap Market and it is a condition of the merger that the merger shares be listed on the Nasdaq SmallCap Market.

RESALE OF PREMIERWEST COMMON STOCK

        The shares of PremierWest common stock to be issued to Mid Valley shareholders upon consummation of the merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares may be traded freely and without restriction by those shareholders who are not "affiliates" of Mid Valley or PremierWest as that term is defined in the rules under the Securities Act. PremierWest common stock received by those Mid Valley shareholders who are deemed to be "affiliates" of Mid Valley on the date of the special meeting may be resold without registration only to the extent provided by Rule 145, which permits limited sales under certain circumstances, or as otherwise permitted under the Securities Act.

        An "affiliate" of Mid Valley is defined in Securities Act Rule 144 to include any person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Mid Valley. These restrictions generally apply to the directors and executive officers of Mid Valley. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest or which they otherwise control. PremierWest will give stop transfer instructions to its transfer agent with respect to the shares of PremierWest common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended. This proxy statement/prospectus does not cover any resales of PremierWest common stock received by Mid Valley affiliates.

ACCOUNTING TREATMENT

        The merger will be accounted for by PremierWest using the purchase method of accounting under generally accepted accounting principles. Accordingly, using the purchase method of accounting, the assets and liabilities of Mid Valley will be recorded by PremierWest at their respective fair values at the time of the merger. The excess of PremierWest's purchase price over the net fair value of assets acquired including identifiable intangible asset(s), and liabilities assumed is recorded as goodwill. Goodwill will be assessed for impairment periodically, but no less frequently than on an annual basis. Prior period financial statements are not restated and results of operation of Mid Valley will be included in PremierWest's consolidated statement of income after the date of the merger. The identifiable intangible assets will be amortized against the combined company's earnings following completion of the merger.

FEES AND EXPENSES

        The merger agreement provides that each of PremierWest and Mid Valley will pay its own fees and expenses in connection with the transactions contemplated by the merger agreement.

BUSINESSES OF THE PARTIES TO THE MERGER

INDUSTRY OVERVIEW

        The commercial banking industry continues to undergo increased competition, consolidation and change. Non-insured financial service companies such as mutual funds, brokerage firms, insurance companies, mortgage companies and leasing companies are offering alternative investment opportunities for customers' funds or lending sources for their needs. Banks have been granted extended powers to better compete, including the limited right to sell insurance and securities products, but the percentage of financial transactions handled by commercial banks has dropped steadily. Although the amount of deposits in banks is remaining relatively steady, such deposits represent less than 20% of household financial assets compared to over 35% twenty-five years ago. This trend represents a continuing shift to stocks, bonds, mutual funds and retirement accounts.

        Nonetheless, commercial banks are reducing costs by consolidating and by exploring alternative products and different ways of delivering bank products. Although new community banks continue to be organized, bank mergers substantially outstrip formations.

        To deliver their products more effectively and efficiently, banks are opening in-store branches, installing more automated teller machines ("ATMs") and investing in technology to permit telephone, personal computer and Internet banking. While all banks are experiencing the effects of the changing environment, the manner in which banks choose to compete is increasing the gap between larger super-regional banks, committed to becoming national or regional "brand names" providing a broad selection of products at low cost and with advanced technology, and community banks that provide most of the same products but with a commitment to personal service and with local ties to the customers and communities they serve.

PREMIERWEST

        PremierWest is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our wholly-owned subsidiary, PremierWest Bank. PremierWest Bank conducts a general commercial banking business, gathering deposits from the general public and applying those funds to the origination of loans for commercial, real estate, and consumer purposes and investments. PremierWest was created in connection with the merger of Bank of Southern Oregon and Douglas National Bank on May 8, 2000, and became the bank holding company for the resulting bank, PremierWest Bank. That merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements and the following discussion, present PremierWest as if the merger had taken place prior to May 8, 2000.

        PremierWest Bank is a community bank offering a full range of financial products and services through a network of branches along the Interstate 5 freeway corridor between Roseburg, Oregon, and Redding, California. PremierWest Bank has three subsidiaries: Premier Finance Company, PremierWest Investment Services, Inc. and Blue Star Properties, Inc. Premier Finance Company has offices in Medford, Klamath Falls and Portland, Oregon. Premier Investment Services, Inc. operates throughout the PremierWest Bank's entire market. Blue Star Properties serves solely to hold real estate properties of PremierWest.

        PremierWest was originally state chartered as Bank of Southern Oregon in 1990 and was headquartered in Medford, Oregon. In May 2000, Bank of Southern Oregon merged with Douglas National Bank ("Douglas National") headquartered in Roseburg, Oregon, and simultaneously formed a holding company for the resultant Bank, which was renamed PremierWest Bank. In April 2001, PremierWest acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank ("Timberline"), with branch locations in northern California.

        As of September 30, 2003, PremierWest had total assets of approximately $559 million, total net loans of approximately $420 million, total deposits of approximately $471 million and shareholder's equity of approximately $54 million.

Market Area

        PremierWest Bank conducts business in several primary market areas in southern Oregon and northern California. PremierWest Bank serves Jackson County, Oregon, from its main office in Medford, six branch offices in Medford and one branch in Central Point. Medford is the fourth largest city in Oregon and is the center for commerce, medicine and transportation in southern Oregon. PremierWest Bank also has two full-service branches in Grants Pass (Josephine County), Oregon, which opened during 2001 and 2002. The principal industries in Jackson and Josephine Counties include forest products, manufacturing and agriculture. Other manufacturing segments include electrical equipment and supplies, computing equipment, printing and publishing, fabricated metal products and machinery, and stone and concrete products. In the nonmanufacturing sector, significant industries include recreational services, wholesale and retail trades, as well as medical care, particularly in connection with the area's growing retirement community.

        Another principal market area is centered in Roseburg, Oregon, and the surrounding communities in Douglas County, which PremierWest Bank serves from its eight branches in Roseburg, Winston, Glide, Sutherlin, and Drain. PremierWest Bank's presence in the Roseburg market area results primarily from Bank of Southern Oregon's merger with Douglas National Bank on May 8, 2000. The economy in Douglas County has historically depended on the forest products industry, which is generally a declining industry, resulting in little economic growth and lower per capita income levels compared to other market areas along the Interstate 5 corridor, including those in Medford and Grants Pass and those in northern California, which are somewhat more economically diversified.

        On April 16, 2001, PremierWest Bank acquired Timberline and its eight branch locations within Siskiyou County in northern California. PremierWest Bank also opened a loan production office in Redding, California, late in 2001 and a retail branch in 2003. The economy of northern California from Siskiyou County to Redding is primarily involved in local government services, retail trade and services, recreation and tourism and health care as the region moves away from timber and timber products industries. Manufacturing jobs account for about 7% of all jobs in the region.

        PremierWest Bank does business in many different communities. However, the geographic areas we serve also make our business more reliant on local economies than are super-regional and national banks. Nevertheless, management believes the diversity of our customers, communities, and economic sectors is a source of strength. In addition, management views our community focus as among our greatest strengths.

Products and Services

        PremierWest Bank offers a broad range of banking services to its customers, principally small and medium-sized businesses and professional and retail customers.

        Loan products—PremierWest Bank makes commercial and real estate loans, construction loans for owner-occupied and rental properties, commercial and equipment leases, and secured and unsecured consumer loans. Commercial and real estate-based lending has been the primary focus of the Bank's lending activities.

        Commercial lending—PremierWest Bank offers specialized loans for business and commercial customers, including equipment and inventory financing, accounts receivable financing, operating lines of credit, and real estate construction loans. PremierWest Bank also makes Small Business Administration loans to qualified businesses. A substantial portion of PremierWest Bank's commercial loans are designated as real estate loans for regulatory reporting purposes because they are secured by mortgages and trust deeds on real property, even if the loans are made to finance commercial activities, such as inventory and equipment purchases and leasing, and even if they are secured by other assets such as equipment or accounts receivable.

        One of the primary risks associated with commercial loans is the risk that the commercial borrower might not generate sufficient cash flows to repay the loan. PremierWest Bank always requires secondary sources of repayment, such as real estate collateral, and generally requires personal guarantees from the borrower's principals.

        Real estate lending—Real estate is commonly a material component of collateral for PremierWest Bank's loans. Although the expected source of repayment of these loans is generally business or personal income, real estate collateral provides an additional measure of security. Risks associated with loans secured by real estate include fluctuating land values, changing local economic conditions, changes in tax policies, and a concentration of real estate loans within a limited geographic area.

        Commercial real estate loans primarily include owner-occupied commercial properties and income-producing or farm properties. The primary risks of commercial real estate loans are loss of income of the borrower and the inability of the market to sustain rent levels. PremierWest Bank's underwriting standards limit the maximum loan-to-value ratio and require a minimum debt service coverage ratio for each of its commercial real estate loans.

        Although commercial and commercial real estate loans generally are accompanied by somewhat greater risk than single-family residential mortgage loans, commercial and commercial real estate loans tend to be higher yielding, have shorter terms and generally provide for interest-rate adjustments as prevailing rates change. Accordingly, commercial and commercial real estate loans assist with interest-rate risk management while contributing to strong asset and income growth.

        PremierWest Bank originates several different types of construction loans, including residential construction loans to borrowers who will occupy the premises upon completion of construction, residential construction loans to builders, commercial construction loans, and real estate acquisition and development loans. Because of the complex nature of construction lending, these loans have a higher degree of risk than other forms of real estate lending. Generally, the Bank mitigates its risk on construction loans by lending to customers who have been prequalified for long-term financing and who are using contractors acceptable to PremierWest Bank.

        Consumer lending—PremierWest Bank and its finance subsidiary, Premier Finance Company, make secured and unsecured loans to individual borrowers for a variety of purposes including personal loans and revolving credit lines, as well as consumer loans secured by autos, boats, recreational vehicles, and other consumer products. Besides serving PremierWest Bank's immediate markets, Premier Finance Company also makes loans to PremierWest Bank customers, where the loans may carry a higher risk than permitted under PremierWest Bank's lending criteria. Since unsecured consumer loans normally carry significantly higher interest rates than secured loans, PremierWest Bank maintains a higher allowance for loan loss for consumer loans, while maintaining strict credit guidelines when considering consumer loan applications.

        Lease financing—During 2001, PremierWest Bank contracted with a commercial leasing management company in Portland, Oregon, to introduce commercial equipment lease financing to customers primarily involved in the waste management industry. Management initially viewed commercial leasing as an alternative that brought additional flexibility to conventional borrowing for the purchase of business equipment. However, in 2002 management elected to curtail its leasing activities in favor of focusing on other commercial banking opportunities.

        Deposit products and other services—PremierWest Bank offers a variety of traditional deposit products to attract both commercial and consumer deposits through checking and savings accounts, money market accounts, and certificates of deposit. PremierWest Bank also offers safe deposit facilities, travelers' checks, money orders and automated teller machines at many of its facilities.

        PremierWest Bank's investment subsidiary, PremierWest Investment Services, Inc., sells insurance and related financial products, including life and health insurance, and provides mutual funds, annuities and other investment products to its customers through a third-party registered broker-dealer.

Facilities

        PremierWest Bank conducts its banking and financial businesses through 35 offices of which eight are located in Jackson County, Oregon (including its headquarters and loan production office); two in Josephine County, Oregon; nine in Douglas County, Oregon; and nine in Siskiyou and Shasta Counties, California. PremierWest Bank conducts business through Premier Finance Company with offices located in Portland, Medford and Klamath Falls, Oregon. PremierWest Investment Services, Inc. provides investment services through various PremierWest Bank offices. PremierWest Mortgage, a division of PremierWest Bank, provides mortgage services through PremierWest Bank offices and stand alone facilities located in Medford and Klamath Falls, Oregon, and Redding, California.

Competition

        PremierWest Bank's business model is to compete on the basis of customer service, not solely on price, and to compete for deposits by offering a variety of deposit accounts at rates generally competitive with financial institutions in the area.

        PremierWest Bank's competition for loans comes principally from banks, savings and loan associations, mortgage companies, finance companies, insurance companies, credit unions, and other traditional lenders. We compete for loans on the basis of interest rates and loan fees, our array of commercial and mortgage loan products, and the efficiency and quality of our services. Lending activity can also be affected by liquidity, local and national economic conditions, current interest rate levels, and loan demand. As described above, PremierWest Bank competes with the larger commercial banks by emphasizing a community bank orientation and efficient personal service to both commercial and individual customers.

Employees

        As of September 30, 2003, PremierWest had 285 full-time equivalent employees, compared to 288 at December 31, 2002. This relative stability, while net income has grown more than 45% through September 30, 2003 compared to the same period in 2002, is due to increased efficiencies and our expansion of technology-based tools. None of our employees are represented by a collective bargaining group. Management considers our relations with employees to be excellent.

Legal Proceedings

        In the normal course of business, PremierWest is from time to time a party to various legal actions. Generally these actions, if decided adversely to PremierWest, would not have a material adverse impact on our business, financial condition or results of operations.

Other Information.

        Financial and other information about PremierWest is set forth in PremierWest's annual report on Form 10-K for the year ended December 31, 2002, and the quarterly report on Form 10-Q for the quarter ended September 30, 2003. The names, ages, positions and business backgrounds of the executive officers and directors of PremierWest, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference in PremierWest's annual report on Form 10-K for the year ended December 31, 2002, and PremierWest's proxy statement dated April 2, 2003, for its annual meeting of shareholders. This information is incorporated herein by reference. Copies of this information may be obtained from PremierWest as indicated under "Where You Can Find More Information."

MID VALLEY

        Mid Valley was incorporated as a banking corporation under the laws of the State of California on October 24, 1974. Mid Valley commenced operations as a California state-chartered bank on September 2, 1975. Mid Valley engages in the general commercial banking business in Tehama, Shasta and Butte Counties in the State of California from its headquarters banking office located at 950 Main Street, Red Bluff, California, and from its branches located at 2920 Bechelli Lane, Redding, California, 1201 Solano Street, Corning, California, 1255 East Street, Suite 101, Redding, California, and 1834 Mangrove Avenue, Suite 1, Chico, California.

        Mid Valley is an insured bank under the Federal Deposit Insurance Act and is a member of the Federal Reserve System. During 2000, Mid Valley incorporated Valley Financial Services ("VFS") as a wholly-owned subsidiary of Mid Valley to invest in Community Bankers Insurance Agency, LLC and to provide insurance and other products which are not insured by the FDIC. VFS is currently inactive, and Mid Valley's investment has been written off.

Banking Services

        Mid Valley conducts a commercial banking business which includes accepting demand, savings and time deposits and making real estate, commercial, agricultural and installment loans. It also issues cashier's checks, sells traveler's checks and provides safe deposit boxes and other customary banking services. Mid Valley does not offer trust services or international banking services and does not plan to do so in the near future. There have been no significant changes in the kinds of services rendered, the principal markets for or the methods of distribution of such services during the last three fiscal years.

        Mid Valley's operating policy since its inception has emphasized serving the banking needs of individuals and the business and professional communities in Red Bluff, Redding, Corning, and Chico, California and its surrounding areas. At September 30, 2003 Mid Valley's total real estate construction loans were $44,820,000, total real estate commercial loans were $33,438,000, total commercial loans were $15,004,000, total of agricultural loans were $10,663,000, total real estate mortgage loans were $2,487,000, and total installment and credit card loans outstanding were $8,318,000. These amounts represented 40%, 29%, 13%, 9%, 2%, and 7%, respectively, of Mid Valley's loan portfolio. Mid Valley accepts real estate, listed and unlisted securities, savings and time deposits, automobiles, machinery and equipment as collateral for loans.

        The majority of Mid Valley's real estate lending activities are limited to Tehama, Shasta and Butte County commercial and residential properties. Real estate secured loans are generally written at variable rates of interest and have maturities ranging from one to seven years. Mid Valley, from time to time, makes interim construction loans to well established contractors and/or developers who have take-out financing. Mid Valley also offers permanent real estate financing. In addition, permanent financing may be extended on income property that management believes can generate sufficient cash flow to support debt payments. Real estate loans are usually extended at 70-80% of appraised value of the property. A material portion of Mid Valley's loans are concentrated in single family residential construction and development. These loans are diversified by market area and price range insofar as Mid Valley's market area permits to reduce the risk of loss to Mid Valley. At September 30, 2003, Mid

Valley's real estate loan portfolio consisted of approximately 47% residential properties and 53% commercial properties.

        As of September 30, 2003, Mid Valley did not hold any properties as other real estate owned ("OREO").

        Mid Valley's deposits are attracted from individual and commercial customers. A material portion of Mid Valley's deposits have not been obtained from a single person or a few persons, the loss of any one or more of which would have a material adverse effect on the business of Mid Valley.

        In order to attract loan and deposit business from individuals and small businesses, Mid Valley maintains lobby hours from 9:00 a.m. to 4:00 p.m., Monday through Thursday and from 9:00 a.m. to 6:00 p.m. on Friday in its Red Bluff and Corning offices. Mid Valley maintains lobby hours from 9:00 a.m. to 5:00 p.m., Monday through Friday in its Redding and Chico offices. Mid Valley also maintains drive-up window hours at its Redding office from 9:00 a.m. to 5:00 p.m., Monday through Friday and at its Red Bluff and Corning offices from 9:00 a.m. to 5:00 p.m., Monday through Thursday and from 9:00 a.m. to 6:00 p.m. on Friday. Four automated teller machines (three walk-up and one drive-up) operate 24 hours per day, seven days per week, at Mid Valley's banking offices located in Red Bluff, Redding and Corning.

        Mid Valley relies substantially on local promotional activity, personal contacts by its officers, directors and employees, referrals by its shareholders, personalized service and its reputation in the communities it serves to compete effectively.

Employees

        At September 30, 2003, Mid Valley employed 73 persons on a full-time basis. Management believes Mid Valley's employee relations are good.

Properties

        Mid Valley owns three commercial properties in Red Bluff. One building, which serves as Mid Valley's headquarters office, is located at 950 Main Street, Red Bluff, California and is approximately 4,200 square feet. The second building, located at 910 Main Street, Red Bluff, California serves as Mid Valley's administrative offices as well as some leased retail space. This building consists of four suites totaling approximately 6,000 square feet. Mid Valley leases the two first floor suites to two unaffiliated parties. One lease, amended December 18, 1998, is for 1,656 square feet at a current monthly rental rate of $1,372.31 with yearly adjustments of 1.75%. The other lease, extended in June, 2003, is for 1,033 square feet at a current monthly rental rate of $1,100.00. The third building, located at 905 Rio Street, Red Bluff, California serves as Mid Valley's central operations and loan services center. This building is approximately 4,600 square feet.

        Mid Valley owns its Redding Business Banking Center located at 2920 Bechelli Lane, Redding, California. The Redding Business Banking Center is built on approximately 30,000 square feet of land, with a building consisting of approximately 4,000 square feet. Mid Valley also owns property and a building located at 2793 Bechelli Lane, Redding, California. Mid Valley rents this building, consisting of approximately 1,000 square feet, to an unaffiliated third party on a month-to-month basis at a monthly rent of $650.

        Mid Valley owns its Corning Branch Office located at 1201 Solano Street, Corning, California, as well as the buildings located at 1205, 1207 and 1209 Solano Street. The Corning Branch Office consists of approximately 10,000 square feet. Mid Valley leases tower space at 1201 Solano Street to AT&T Broadband at a monthly rent of $300. This lease expires January 31, 2007, and has one five year option to extend.

        Mid Valley's Redding Branch Office is located at 1255 East Street, Suite 101, Redding, California. Mid Valley leases the premises, which consists of 4,273 square feet, pursuant to a lease dated May 29, 1998 between Mid Valley, as tenant, and Ideal Property Management, as landlord, and is for a term of five (5) years, five and one-half (5 1/2) months. Rent is $4,900 per month, with adjustments of two percent (2%) per year beginning January 1, 2000 for two years and adjustments based on the CPI index for the remaining term. At the end of the initial term, Mid Valley has two options to renew for five (5) year periods, with adjustments based on the CPI index.

        Mid Valley's Chico Branch Office is located at 1834 Mangrove Avenue, Chico, California. Mid Valley leases these premises, which consist of approximately 3,300 square feet, pursuant to a lease dated August 20, 2001 between Mid Valley, as tenant, and Morcom Inc., as landlord, and is for a term expiring August 31, 2004. Rent is $2,500 per month, and Mid Valley has two options to renew for a one year period each with adjustment in rent based on CPI, not to exceed 3%.

Legal Proceedings

        In the normal course of business, Mid Valley is occasionally made a party to actions seeking to recover damages from Mid Valley. In the opinion of Mid Valley's management, the ultimate disposition of these matters will not have a material adverse effect on Mid Valley's financial condition.

Supervision and Regulation

        As a California state-chartered bank, Mid Valley is subject to regulation, supervision and periodic examination by the California Department of Financial Institutions and the Federal Reserve Bank of San Francisco. Mid Valley's deposits are insured by the FDIC to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases.

        The regulations of these state and federal bank regulatory agencies govern most aspects of Mid Valley's business and operations, including but not limited to, the scope of its business, its investments, its reserves against deposits, the nature and amount of any collateral for loans, the timing of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities, and the maximum rates of interest allowed on certain deposits. Mid Valley is also subject to the requirements and restrictions of various consumer laws and regulations.

        On September 25, 2002, Mid Valley entered into a memorandum of understanding with the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions. The memorandum of understanding limits Mid Valley's ability to declare dividends and requires Mid Valley management to take certain operational actions, including:

  •
  developing a capital plan to achieve and maintain an adequate capital position that is consistent with its risk profile;

  •
  improving credit risk management in order to reduce and effectively manage Mid Valley's classified loans;

  •
  developing a strategic plan for current and proposed business activities;

  •
  improving board oversight;

  •
  developing written procedures to ensure the adequacy of the allowance for loan and lease losses;

  •
  developing written policies and procedures to address interest rate risk and internal audit functions; and

  •
  submitting a quarterly report to the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions concerning compliance with the terms of the memorandum of understanding.

The regulators' actions were based upon an examination of Mid Valley conducted by the Federal Reserve Bank of San Francisco during the second quarter of 2002.

        Mid Valley has adopted a corrective action plan and has submitted the required quarterly reports to the banking regulators. Mid Valley executives have indicated that the bank is in compliance with the terms of the memorandum of understanding, and during the two most recent quarters, the regulators have waived the required quarterly response. The Federal Reserve Bank of San Francisco and the California Department of Financial Institutions conducted a joint examination of Mid Valley that commenced in June 2003, and noted compliance with most of the requirements of the memorandum of understanding. The regulators also provided suggestions and recommendations to Mid Valley's management for enhancements to certain policies and procedures, including:

  •
  written documentation of assumptions for interest rate risk management and loan loss reserve methodology;

  •
  more thorough analysis of collateral shortfalls and financial support of borrowers and guarantors; and

  •
  further review of the adequacy of coverage in audits of all key operational areas.

        While Mid Valley has submitted a written capital plan and strategic plan to the regulators, and the regulators have accepted those plans, both plans focused on the short term through December 31, 2003. The execution of the capital plan and the strategic plan have been affected by the proposed merger with PremierWest, and if the merger is not approved, Mid Valley will be required to revisit both the capital plan and the strategic plan. If the merger is not approved it is likely that Mid Valley will be required either to raise additional capital or to reduce its asset size to increase its capital ratios. Mid Valley's management can offer no assurances that it will be able to develop new strategic plans or capital plans that would be acceptable to the regulators. If the merger does not occur and Mid Valley cannot develop and execute acceptable corrective measures, applicable banking regulations permit the regulators to impose more significant operational and financial restrictions on Mid Valley.

Summary of Earnings

        The following summary of earnings of Mid Valley for the nine months ended September 30, 2003, and for the three years ended December 31, 2002 has been derived from internally prepared Mid Valley financial statements. The financial statements for the year ended December 31, 2002, 2001, and 2000 were audited by Moss Adams LLP, independent certified public accountants, as described in their report included elsewhere in this proxy statement/prospectus. The amounts shown for the nine months ended September 30, 2003 and 2002 are unaudited. The September 30, 2003 and 2002 amounts reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. These statements should be read in conjunction with the Financial Statements and the Notes relating thereto which appear elsewhere herein.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2003	2002	2002	2001	2000
Total interest income	$6,914	$7,539	$10,155	$11,990	$12,605
Total interest expense	1,364	2,278	2,903	5,244	5,388
Net interest income	5,550	5,261	7,252	6,746	7,218
Provision for loan losses	635	3,379	3,784	2,659	310
Noninterest income	1,109	1,211	1,483	1,645	1,288
Noninterest expense	4,625	4,786	6,186	5,338	5,447
Income (loss) before income taxes	1,399	(1,693)	(1,235)	394	2,749
Provision for income taxes (income tax benefit)	468	(780)	(639)	31	944
Net Income (loss)	$931	$(913)	$(596)	$363	$1,805
Basic earnings (loss) per common share	$0.78	$(0.77)	$(0.50)	$0.31	$1.49
Diluted earnings (loss) per common share	$0.78	$(0.76)	$(0.50)	$0.31	$1.48

        The following table sets forth selected ratios for the periods indicated:

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2003	2002	2002	2001	2000
Return on average equity	9.99%	-9.80%	-4.86%	2.86%	15.67%
Return on average assets	0.71%	-0.69%	-0.35%	0.22%	1.20%
Efficiency ratio	69.45%	73.95%	70.81%	63.62%	64.04%
Net interest margin	4.59%	4.44%	4.57%	4.34%	5.24%

Competition

        The banking business in California generally, and in the market areas served by Mid Valley specifically, is highly competitive with respect to both loans and deposits. Mid Valley competes for loans and deposits with other commercial banks, savings and loan associations, finance companies, money market funds, credit unions and other financial institutions, including a number that are much larger than Mid Valley. As of September 30, 2003 there were 84 commercial banking offices, including 31 offices of three major chain banks, seven savings and loan offices, eight credit union offices and two industrial bank offices operating within Mid Valley's primary market areas in Tehama, Shasta and Butte Counties. There has been increased competition for deposit and loan business over the last several years as a result of deregulation. Additionally, with the recent enactment of interstate banking legislation in California, bank holding companies headquartered outside of California may enter the California market and provide further competition for Mid Valley. Many of the major commercial banks operating in Mid Valley's market areas offer certain services, such as trust and international banking services, which Mid Valley does not offer directly. Additionally, banks with larger capitalization have larger lending limits and are thereby able to serve larger customers.

MID VALLEY'S MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is Mid Valley's management's discussion and analysis of the significant changes in income and expense accounts presented in the Summary of Earnings for the years ended December 31, 2002, 2001 and 2000 and the nine months ended September 30, 2003 and 2002. The results of operations for the nine months ended September 30, 2003 may not be indicative of the operating results of the full year. This discussion is designed to provide a better understanding of significant trends related to Mid Valley and it should be read in conjunction with Mid Valley's audited financial statements and unaudited interim financial statements and notes thereto and the other financial information appearing at the end of this proxy statement prospectus.

  Net Interest Income and Net Interest Margin

        Total interest income for the full fiscal year decreased from $12.6 million in 2000 to $12.0 million in 2001, and down to $10.2 million in 2002, representing a 4.7% decrease in 2001 from 2000 and a 15.0% decrease in 2002 from 2001. Total interest income decreased from $7.5 million for the nine months ended September 30, 2002, to $6.9 million for the nine months ended September 30, 2003, representing an 8.3% decrease. The decrease from 2000 to 2002 is attributable to decreases in both investment and loan returns since average earning assets actually increased from $137.8 million in 2000 to $155.4 million in 2001 and $158.7 million for 2002. The decrease in interest income for the nine months ending September 30, 2003 compared to September 30, 2002 is primarily attributable to a decline in returns on Mid Valley's investment portfolio as average investment balances were comparable and the average yields and outstanding balances on loans remained relatively consistent. The investment portfolio yields have declined with overall market trends while the rate decreases in the loan portfolio can be attributed to decreases implemented by Mid Valley in response to the FRB's decreases in federal funds and discount rates as over this period the prime rate has dropped from 8.50% in January 2000 to 4.00% as of September 30, 2003. Total interest expense decreased from $5.4 million in 2000 to $5.2 million in 2001, and decreased to $2.9 million in 2002, representing a 3.7% decrease in 2001 from 2000 and a 44.2% decrease in 2002 from 2001. Total interest expense decreased from $2.3 million for the nine months ended September 30, 2002, to $1.4 million for the nine months ended September 30, 2003, representing a 39.1% decrease.

        Mid Valley's net interest margin (net interest income divided by average earning assets) for the year was 5.24% in 2000, 4.34% in 2001 and 4.57% in 2002. As discussed above, average earning assets have been increasing; however, these funds are being invested in lower priced loans and/or lower earning investments. The net interest margin for the nine months ended September 30, 2002 was 4.44% and for the nine months ended September 30, 2003, it improved slightly to 4.59%. The primary reason for the improvement is the result of a decline in the average cost of interest-bearing liabilities from 2.41% for the nine-month period ended September 30, 2002, compared to 1.47% for nine-month period ending September 30, 2003. Total interest expense decreased from 2000 to 2001 due primarily to a $2.1 million decrease in other borrowings. Mid Valley's net interest income decreased from $7.2 million in 2000 to $6.7 million in 2001, and increased to $7.3 million in 2002, representing a 6.9% decrease in 2001 from 2000, and a 9.0% increase in 2002 over 2001. Net interest income increased from $5.3 million for the nine months ended September 30, 2002 to $5.6 million for the nine months ended September 30, 2003.

        The following tables present for the periods indicated the distribution of Mid Valley's consolidated average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from and yields earned on average interest-earning assets and the dollar amounts of interest expense and rates paid on average interest-bearing liabilities. Nonaccrual loans are included in the calculation of the average balances of loans. Savings deposits include NOW and money market accounts. The yields on investment securities are not computed on a tax equivalent basis. All yields and rates have been annualized.

	For the Nine Months Ended September 30,
	2003			2002
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(dollars in thousands)
Assets:
Interest-earning assets:
Loans	$116,087	$6,037	6.93%	$118,165	$6,274	7.08%
Investment Securities—taxable	32,700	592	2.41%	25,565	878	4.58%
Investment Securities—nontaxable(1)	7,159	241	4.49%	9,341	321	4.58%
Federal funds sold	5,217	44	1.12%	4,573	58	1.69%
Deposits in financial institutions (CD'S)	—	—	0.00%	338	8	3.16%

Average interest-earning assets	161,163	6,914	5.72%	157,982	7,539	6.36%

Allowance for possible loan losses	(3,226)			(3,136)
Noninterest-bearing assets	17,228			15,368

Total average assets	$175,165			$170,214

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$48,723	213	0.58%	$41,427	328	1.06%
Time deposits	74,814	1,146	2.04%	83,500	1,941	3.10%
Other borrowings	477	5	1.40%	676	9	1.77%

Total interest-bearing liabilities	124,014	1,364	1.47%	125,603	2,278	2.41%

Noninterest-bearing deposits	37,922			31,475
Other liabilities	809			580
Total stockholders' equity	12,420			12,556

Total average liabilities and stockholders' equity	$175,165			$170,214

Net interest income and net interest margin		$5,550	4.59%		$5,261	4.44%

(1)
Applicable nontaxable securities yields have not been calculated on a tax-equivalent basis because they are not material to the Bank's results of operations.

	For the Years Ended December 31,
	2002			2001			2000
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(dollars in thousands)
Assets:
Interest-earning assets:
Loans	$117,523	$8,565	7.29%	$114,069	$9,928	8.70%	$106,336	$10,663	10.03%
Investment Securities—taxable	26,642	1,094	4.11%	25,356	1,384	5.46%	16,329	1,096	6.71%
Investment Securities—nontaxable(1)	8,751	400	4.57%	6,399	313	4.89%	10,791	559	5.18%
Federal funds sold	5,500	88	1.60%	8,573	322	3.76%	4,394	287	6.53%
Deposits in financial institutions (CD'S)	253	8	3.16%	1,024	43	4.20%	—	—	0.00%

Average interest-earning assets	158,669	10,155	6.40%	155,421	11,990	7.71%	137,850	12,605	9.14%

Allowance for possible loan losses	(3,014)			(1,826)			(1,561)
Noninterest-bearing assets	16,395			14,334			13,166

Total average assets	$172,050			$167,929			$149,455

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$42,596	422	0.99%	$35,582	603	1.69%	$32,929	1,055	3.20%
Time deposits	82,839	2,472	2.98%	88,871	4,641	5.22%	74,805	4,200	5.61%
Other borrowings	506	9	1.78%	14	—	0.00%	2,131	132	6.19%

Total interest-bearing liabilities	125,941	2,903	2.31%	124,467	5,244	4.21%	109,865	5,387	4.90%

Noninterest-bearing deposits	33,060			29,305			27,427
Other liabilities	652			1,237			821
Total stockholders' equity	12,397			12,920			11,342

Total average liabilities and stockholders' equity	$172,050			$167,929			$149,455

Net interest income and net interest margin		$7,252	4.57%		$6,746	4.34%		$7,218	5.24%

(1)
Applicable nontaxable securities yields have not been calculated on a tax-equivalent basis because they are not material to the Bank's results of operations.

	For the Nine Months Ended September 30, 2003 Versus 2002
	Change Due to Rate	Change Due to Volume	Total Change
	(dollars in thousands)
Increase (decrease) in interest income:
CDs in other institutions	$—	$(8)	$(8)
Federal funds sold	(22)	8	(14)
Investment securities	(217)	(149)	(366)
Loans, gross	(127)	(110)	(237)

Total interest income	(366)	(259)	(625)
Increase (decrease) in interest expense:
NOW, MMDA and savings	(173)	58	(115)
Certificates of deposit	(593)	(202)	(795)
Other borrowings	(1)	(3)	(4)

Total interest expense	(767)	(147)	(914)

Increase (decrease) in net interest income	$401	$(112)	$289

	For the Year Ended December 31,
	2002 Versus 2001			2001 Versus 2000
	Change Due to Rate	Change Due to Volume	Total Change	Change Due to Rate	Change Due to Volume	Total Change
Increase (decrease) in interest income:
CDs in other institutions	$(3)	$(32)	$(35)	$43	$—	$43
Federal funds sold	(119)	(115)	(234)	(28)	63	35
Investment securities	(450)	247	(203)	(176)	218	42
Loans, gross	(1,648)	284	(1,364)	(1,635)	900	(735)

Total interest income	(2,220)	384	(1,836)	(1,796)	1,181	(615)
Increase (decrease) in interest expense:
NOW, MMDA and savings	(299)	119	(180)	(544)	92	(452)
Certificates of deposit	(1,857)	(313)	(2,170)	(262)	704	442
Other borrowings	(503)	512	9	(67)	(66)	(133)

Total interest expense	(2,659)	318	(2,341)	(873)	730	(143)

Increase (decrease) in net interest income	$439	$66	$505	$(923)	$451	$(472)

  Noninterest Income

        Noninterest income increased from $1.3 million in 2000, to $1.6 million in 2001, and decreased to $1.5 million in 2002, representing a 23.1% increase in 2001 over 2000 and a 6.2% decrease in 2002 from 2001. The increase from 2000 to 2001 was primarily attributable to an increase in the gain recognized from the sale of investment securities. For the year ended December 31, 2000, Mid Valley recognized $32,000 in gains from the sale of investment securities while for the year ended December 31, 2001, Mid Valley recognized $664,000 in gains from the sale of investment securities. The impact of this increase was lessened, however, by reductions in income generated from service charges and loan packaging fees. For 2002, gains from the sale of investments declined to $264,000 from $664,000 in 2001; however, the increase in loan packaging fees to $200,000 for 2002 relative to $71,000 in 2001 assisted in offsetting the decline in investment gains. Service charges and fees continue to decline as a result of competitive pressures. Service charges and fees were $637,000 in 2000, decreased by 6.9% to $593,000 in 2001, and decreased another 5.2% during 2002 to $562,000. Noninterest income decreased slightly from $1,211,000 for the nine months ended September 30, 2002 to $1,109,000 for the nine months ended September 30, 2003, representing a 8% decrease.

  Other Expenses

        Other expenses are comprised of salaries and related benefits, occupancy, equipment and other expenses. Other expenses decreased from $5.4 million in 2000 to $5.3 million in 2001, and increased to $6.2 million in 2002, representing a 1.9% decrease in 2001 from 2000 and a 17.0% increase in 2002 over 2001. The single largest component of other expenses is salary and employee benefits expense, which was $3.3 million, $3.0 million and $3.1 million in 2002, 2001 and 2000, respectively. The number of full-time equivalent employees was 74, 75 and 74 at December 31, 2002, 2001 and 2000, respectively. The 10.0% increase in salary and employee benefits expense during 2002 was due primarily to routine annual salary adjustments and the increase in healthcare and other related employee benefit costs while the 4.2% decrease in salary and employee benefits expense during 2001 was due primarily to management's decision to forgo bonuses for the 2001 year. Salary and employee benefit expense for the nine month periods ended September 30, 2003 and 2002 totaled $2,591,000 and $2,519,000, respectively. The 2.9% increase in the first nine months of 2003 from the same period in 2002 was due primarily to an increase in the cost of employee benefits.

  Provision for Loan Losses

        The provision for loan losses corresponds directly to the level of the allowance that management deems sufficient to offset potential loan losses. The balance in the allowance for loan losses reflects the amount which, in management's judgment, is adequate to provide for potential loan losses after weighing the mix of the loan portfolio, current economic conditions, past loan experience and such other factors that deserve recognition in estimating loan losses.

        Management allocated $3.8 million as a provision for loan losses in 2002, $2.7 million in 2001 and $310,000 in 2000. Loans charged off, net of recoveries in 2002 were $4.0 million, $1.2 million in 2001 and $51,000 in 2000. For the nine months ended September 30, 2003 and 2002, $635,000 and $3.4 million, respectively, were recognized in the provision for loan losses. Loans charged off net of recoveries for the nine months ended September 30, 2003 were $27,000 and for the nine months ended September 30, 2002 were $4.19 million. The ratio of the allowance for loan losses to total gross loans was 2.50% in 2002, 2.65% in 2001 and 1.57% in 2000, and for the interim periods was 3.21% at September 30, 2003 and 2.12% at September 30, 2002.

        In management's opinion, the balance of the allowance for loan losses at September 30, 2003 was sufficient to sustain any foreseeable losses in the loan portfolio at that time.

  Income Taxes

        The income tax benefit for 2002 was $639,000, while tax expense was $31,000 in 2001 and $944,000 in 2000. Taxable income decreased from $2.7 million in 2000 to $394,000 in 2001 primarily as a result of the increase in the provision for loan losses; management provided $2.7 million for loan losses in 2001 versus $310,000 in 2000. The 2002 net loss before the benefit for income taxes of $1.2 million compared to the taxable income of $394,000 for 2001 was also primarily the result of an increase in the provision for loan losses from $2.7 million in 2001 to $3.8 million for 2002. The income tax provision for the nine months ended September 30, 2003 was $468,000 based upon pre-tax profitability of $1.4 million and for the same nine month period in 2002, an income tax benefit of $780,000 was recognized based upon a pre-tax loss of $1.7 million.

  Net Income

        Mid Valley's net loss and basic loss per share were $596,000 and $0.50 per share in 2002, while net profit was $363,000 and $0.31 per share in 2001 and $1.8 million and $1.49 per share in 2000. Net income for 2000 was primarily due to net interest income and increased service charges and loan fees. The decrease in income from 2000 to 2001 was primarily due to the impact of an increase in the provision for loan losses which was offset by a decrease in the provision for income taxes. The change in profitability from 2001 to 2002 is also due to the increase in the provision for loan losses which was offset in part by a tax benefit as a result of an overall loss for the year. Net income and basic earnings per share for the nine months ended September 30, 2003 were $931,000 and $0.78 per share as compared to a net loss of $913,000 and a $0.77 loss per share for the nine months ended September 30, 2002. The increase in net income was the result of a decreased provision for loan losses to $635,000 for the nine months ended September 30, 2003 compared to $3.4 million for the same nine month period ended September 30, 2002.

  Liquidity

        Mid Valley has an asset-liability management program allowing Mid Valley to maintain its interest margins during times of both rising and falling interest rates and to maintain sufficient liquidity. Liquidity of Mid Valley at December 31, 2002 was 15.4%, at December 31, 2001 was 17.4% and at December 31, 2000 was 20.7% based on liquid assets (consisting of cash and due from banks, deposits in other financial institutions, investments not pledged, federal funds sold and loans available-for-sale)

divided by total liabilities. As of September 30, 2003 and 2002, Mid Valley's liquidity ratios were 26.7% and 14.2%, respectively. Mid Valley's management believes it maintains adequate liquidity levels.

  Capital Resources

        The shareholders' equity accounts of Mid Valley increased from $12.3 million at December 31, 2000 to $12.5 million at December 31, 2001 and decreased to $12.0 million at December 31, 2002. Shareholders' equity as of September 30, 2003 and 2002, was $12.7 million and $11.7 million, respectively. Changes in shareholders' equity are primarily attributable to net income or net losses for the years as well as other comprehensive income and the exercise of stock options. For the year 2000, changes are also due to the repurchase of stock and cash dividends paid. Mid Valley is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Mid Valley must meet specific capital guidelines that involve quantitative measures of Mid Valley's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Mid Valley's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require Mid Valley to maintain minimum amounts and ratios of total and Tier 1 capital (primarily common stock and retained earnings less goodwill) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of September 30, 2003, that Mid Valley exceeds all capital adequacy requirements to which it is subject.

        As of September 30, 2003, the most recent notification from the FDIC categorized Mid Valley as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Mid Valley must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification which management believes have changed Mid Valley's category.

        Mid Valley's actual capital ratios are presented below.

	Minimum Capital Requirement	Minimum Well Capitalized Requirement	Actual September 30, 2003	Actual December 31, 2002
Tier I capital to risk weighted assets	4.00%	6%	9.92%	9.20%
Total risk based capital ratio	8.00%	10%	11.19%	10.50%
Leverage ratio	4.00%	5%	7.16%	6.70%

  Investment Portfolio

        The following table summarizes the amounts, terms, distributions and yields of Mid Valley's investment securities at fair value as of September 30, 2003, December 31, 2002, and December 31, 2001. (Dollars in thousands)

        Investment Portfolio

	Securities Available-for-Sale at September 30, 2003
	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield
	(dollars in thousands)
U.S. government and agencies	$—		$9,975	2.03%			$3,495	3.07%	$13,470	2.30%
Corporate and other	4,542	3.50%							4,542	3.50%

Total	$4,542		$9,975		$—		$3,495		$18,012

	Securities Held-to-Maturity at September 30, 2003
	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield
	(dollars in thousands)
U.S. government and agencies							$1,354	4.43%	$1,354	4.43%
Municipal obligations			$83	2.60%	$901	4.17%	6,469	4.57%	7,453	4.50%

Total	$—		$83		$901		$7,823		$8,807

	Securities Available-for-Sale at December 31, 2002
	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield
	(dollars in thousands)
U.S. government and agencies	$13,042	2.22%	$2,987	2.65%			$10,782	4.52%	$26,811	3.13%
Municipal obligations			100	4.77%					100	4.77%
Corporate and other	4,698	3.63%	500	0.00%			259	5.46%	5,457	4.55%

Total	$17,740		$3,587		$—		$11,041		$32,368

	Securities Held-to-Maturity at December 31, 2002
	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield
	(dollars in thousands)
U.S. government and agencies							$1,396	4.43%	$1,396	4.43%
Municipal obligations					$302	4.27%	6,543	4.59%	6,845	4.43%

Total	$—		$—		$302		$7,939		$8,241

	Securities Available-for-Sale at December 31, 2001
	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield
	(dollars in thousands)
U.S. government and agencies		0.00%	$259	5.11%	$4,102	3.81%	$15,211	4.82%	$19,572	4.61%
Municipal obligations		0.00%	704	5.47%	1,701	4.80%	1,253	4.55%	3,658	4.84%
Corporate and other	$9	9.58%	1,278	5.88%	82	5.54%	8,513	7.53%	9,882	7.30%

Total	$9		$2,241		$5,885		$24,977		$33,112

	Securities Held-to-Maturity at December 31, 2001
	Within One Year		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield	Amount	Weighted Avg. Yield
	(dollars in thousands)
Municipal obligations	—	0.00%	—	0.00%	—	0.00%	$6,849	4.59%	$6,849	4.59%

Total	$—		$—		$—		$6,849		$6,849

        Year-End Balance.    The following table summarizes the recorded values and distributions of Mid Valley's investment securities on the dates indicated. (Dollars in thousands):

	Securities Available-for-Sale
		December 31,
	September 30, 2003
		2002	2001	2000
	(dollars in thousands)
U.S. treasury and government agencies	$13,470	$26,811	$16,032	$12,735
Minicipal obligations	—	100	3,658	10,209
Corporate and other	4,542	5,457	13,422	8,812

Total	$18,012	$32,368	$33,112	$31,756

	Securities Held-to-Maturity
		December 31,
	September 30, 2003
		2002	2001	2000
	(dollars in thousands)
U.S. treasury and government agencies	$1,354	$1,396	$6,849	$990
Minicipal obligations	7,453	6,845	—	—

Total	$8,807	$8,241	$6,849	$990

  Loan Portfolio

        Mid Valley's largest historical lending categories are real estate loans, commercial loans, consumer loans and agricultural loans. These categories accounted for approximately 56%, 18%, 11% and 15%, respectively, of Mid Valley's total loan portfolio at December 31, 2001, approximately 70%, 14%, 8%, and 8%, respectively, of Mid Valley's total loan portfolio at December 31, 2002 and approximately 71%, 13%, 7%, and 9%, respectively, at September 30, 2003. Loans are carried at face amount, less payments collected and the allowance for loan losses. Interest on all loans is accrued daily on a simple interest basis. Typically, once a loan is placed on nonaccrual status, Mid Valley reverses interest accrued through the date of transfer. Loans are placed on a nonaccrual basis when principal or interest on a loan is past due 90 days or more, unless the loan is both well-secured and in the process of collection. Interest actually received for loans on nonaccrual status is recognized as income at the time the loan is reclassified to accrual status. Problem loans are maintained on accrual status only when management of Mid Valley is confident of full repayment within a reasonable period of time.

        The rates of interest charged on variable rate loans are set at specified increments in relation to Mid Valley's published lending rate and vary as Mid Valley's lending rates vary. At December 31, 2001 and 2002, approximately 73% and 68%, respectively, of Mid Valley's loan portfolio was comprised of variable interest rate loans and at September 30, 2003, variable rate loans comprised approximately 60% of Mid Valley's loan portfolio.

        Distribution of Loans.    The distribution of Mid Valley's total loans by type of loan as of the dates indicated is shown in the following table:

	September 30,		December 31,
	2003		2002		2001
	Dollar Amount	% of Loans	Dollar Amount	% of Loans	Dollar Amount	% of Loans
	(dollars in thousands)
Real Estate	$80,745	73.0%	$80,733	71.6%	$65,804	57.4%
Commercial	15,004	13.6%	16,070	14.2%	21,177	18.5%
Consumer	8,318	7.5%	9,475	8.4%	13,060	11.4%
Agricultural	10,663	9.6%	9,845	8.7%	18,153	15.8%

Total Gross Loans	114,730	103.7%	116,123	102.9%	118,194	103.1%

Less allowance for possible loan losses	(3,699)	-3.3%	(2,900)	-2.6%	(3,130)	-2.7%
Less deferred loan fees, net	(429)	-0.4%	(422)	-0.4%	(460)	-0.4%

Net loans	$110,602	100.0%	$112,801	100.0%	$114,604	100.0%

        Commercial Loans.    Commercial loans are made for the purpose of providing working funds, financing the purchase of equipment or inventory and for other business purposes. Such loans include loans with maturities ranging from 30 to 360 days, and "term loans," which are loans with maturities normally ranging from one to five years. Short term business loans are generally used to finance current transactions and typically provide for periodic interest payments, with principal being payable at maturity or periodically. Term loans normally provide for monthly payments of both principal and interest.

        Mid Valley also extends lines of credit to business customers. On business credit lines, Mid Valley specifies a maximum amount which it stands ready to lend to the customer during a specified period in return for which the customer agrees to maintain its primary banking relationship with Mid Valley. The purpose for which such loans will be used and the security therefore, if any, are generally determined before Mid Valley's commitment is extended. Normally, Mid Valley does not make loan commitments in material amounts for periods in excess of one year.

        Real Estate Loans.    Real estate loans are primarily made for the purpose of purchasing, improving or constructing single family residences, and commercial and industrial properties.

        All of Mid Valley's real estate construction loans consist of loans secured by first trust deeds on the construction of owner-occupied single family dwellings. Construction loans are generally written with terms of six to twelve months and usually do not exceed a loan to appraised value ratio of 85%.

        Consumer Loans.    Most consumer loans are short-term loans, made for a period of up to five years. Automobile loans are normally made with up to a five-year amortization period.

        Agricultural Loans.    Agricultural loans are made for the purpose of providing production loans and for financing the purchase of agricultural equipment and agricultural real estate. Such loans are provided to well established agricultural borrowers. Such loans include loans with maturities ranging from 30 to 360 days, and "term" loans, which are loans with maturities normally ranging from one to seven years. Production loans are used to finance current year crop expenses and typically provide for periodic interest payments, with principal being payable at maturity or periodically. Term loans normally provide for payments of both principal and interest. Repayment may be monthly, quarterly, semi-annually or annually.

        The $10.7 million outstanding balance of agricultural loans at September 30, 2003 increased over the December 31, 2002 amount of $9.8 million due to seasonality; however, both of these amounts are down from the $18.2 million outstanding balance of agricultural loans at December 31, 2001. This declining trend in outstanding agricultural loans has existed over the three-year period presented and represents a strategic decision by Mid Valley's management to decrease the mix of agricultural loans in the portfolio. Mid Valley's management anticipates that this trend will continue into the future.

        Maturity of Loans and Sensitivity of Loans to Changes in Interest Rates.    The following table sets forth the amounts of commercial, agricultural and real estate construction loans outstanding as of September 30, 2003 and December 31, 2002 which, based on the remaining scheduled repayments of principal, have the ability to be repriced or are due in less than one year, in one to five years, or in more than five years.

	Nonaccrual Loans	Due in one year or less	Due after one year through five years	Due after five years	Total
	(dollars in thousands)
September 30, 2003
Fixed rate	$—	$33,783	$9,128	$2,890	$45,801
Variable rate	—	56,209	7,706	80	63,995
Nonaccrual loans	4,934	—	—	—	4,934

Total	$4,934	$89,992	$16,834	$2,970	$114,730

December 31, 2002
Fixed rate	$—	$17,313	$12,395	$6,240	$35,948
Variable rate	—	70,221	5,538	—	75,759
	4,416	—	—	—	4,416

Total	$4,416	$87,534	$17,933	$6,240	$116,123

        Loan Commitments.    The following table shows Mid Valley's loan commitments at the dates indicated:

		December 31,
	September 30, 2003
		2002	2001
	(dollars in thousands)
Loan commitments	$41,848	$39,609	$53,482
Stand by letters of credit	$39	$35	$1,609

        In the normal course of business, Mid Valley maintains outstanding commitments to extend credit. The same credit policies are used in making commitments as used in extending loans to customers. Mid Valley evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary is based on management's credit evaluation of the customer. The types of collateral held vary, but may include accounts receivable, inventory, property, equipment, crops and residential and income producing commercial properties.

        Summary of Loan Loss Experience.    As a natural corollary to Mid Valley's lending activities, some loan losses are experienced. The risk of loss varies with the type of loan being made and the creditworthiness of the borrower over the term of the loan. To some extent, the degree of perceived risk is taken into account in establishing the structure of, and interest rates and security for, specific loans and for various types of loans. Mid Valley attempts to minimize its credit risk exposure by use of thorough loan application and approval procedures.

        Mid Valley maintains a program of systematic review of its existing loans. Loans are graded for their overall quality. Those loans, which Mid Valley's management determines require further monitoring and supervision, are segregated and reviewed on a periodic basis. Significant problem loans are reviewed on a monthly basis by Mid Valley's Loan and Special Assets Committees. Loans for which it is probable that Mid Valley will be unable to collect all amounts due (including principal and interest) are considered to be impaired. The recorded investment in impaired loans totaled $2.6 million and $4.3 million at September 30, 2003 and December 31, 2002, respectively. In addition, when principal or interest on a loan is past due 90 days or more, such loan is placed on nonaccrual status unless it is both well-secured and in the process of collection. Loans totaling approximately $4.9 million and $4.4 million were on nonaccrual status as of September 30, 2003 and December 31, 2002, respectively. Mid Valley also classifies certain loans on nonaccrual status as impaired. Accordingly, certain loans on nonaccrual status at September 30, 2003 and December 31, 2002 are included with the impaired loans disclosed above.

        Financial difficulties encountered by certain borrowers may cause Mid Valley to restructure the terms of their loans to facilitate loan payments. Interest foregone on nonaccrual loans outstanding during the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001 amounted to approximately $250,000 and $209,000 and $124,000, respectively.

        Mid Valley charges off that portion of any loan which management or bank examiners consider to represent a loss. A loan is generally considered by management to represent a loss in whole or in part when an exposure beyond any collateral value is apparent, servicing of the unsecured portion has been discontinued or collection is not anticipated based on the borrower's financial condition and general economic conditions in the borrower's industry. The principal amount of any loan which is declared a loss is charged against Mid Valley's allowance for loan losses.

        The following table sets forth the amount of loans on Mid Valley's books considered nonperforming assets at the dates indicated:

		December 31,
	September 30, 2003
		2002	2001
	(dollars in thousands)
Nonaccrual loans	$4,934	$4,416	$2,551
Accruing loans past due 90 days or more	0	—	23

Total nonperforming loans	4,934	4,416	2,574
Other real estate owned	—	—	—

Total nonperforming assets	$4,934	$4,416	$2,574

Nonperforming loans to total loans	4.29%	3.80%	2.18%
Nonperforming assets to total assets	2.73%	2.48%	1.49%

        The following table summarizes Mid Valley's loan loss experience for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(dollars in thousands)
Total loans outstanding at end of period before deducting allowances for credit losses	$114,730	$117,579	$116,123	$118,194	$107,011

Average net loans outstanding during period	$116,087	$118,165	$117,523	$114,069	$106,336

Balance of allowance at beginning of period	$2,900	$3,130	$3,130	$1,685	$1,426
Total loans charged off	(28)	(4,190)	(4,190)	(1,241)	(92)
Total loan recoveries	192	168	176	27	41

Net loans (charged off) recovered	164	(4,022)	(4,014)	(1,214)	(51)
Provision charged to operating expense	635	3,379	3,784	2,659	310

Balance of allowance for credit losses at end of period	$3,699	$2,487	$2,900	$3,130	$1,685

Net charge-offs to total average loans	-0.14%	3.40%	3.42%	1.06%	0.05%
Net loan charge-offs to loans at end of period	-0.14%	3.42%	3.46%	1.03%	0.05%
Allowance for credit losses to total loans at end of period	3.22%	2.12%	2.50%	2.65%	1.57%
Net loan charge-offs to allowance for credit losses	-4.43%	161.72%	138.41%	38.79%	3.03%
Net loan charge-offs to provision for credit losses	-25.83%	119.03%	106.08%	45.66%	16.45%

        Mid Valley's allowance for loan losses provides for loan losses which can be reasonably anticipated. The allowance for loan losses is established through charges to operating expenses in the form of a provision for loan losses. Provisions for possible loan losses amounted to $3.8 million in 2002, $2.7 million in 2001 and $635,000 for the first nine months of 2003. The provision increased in 2002 and in 2001 in response to specific reserves on selected loans and loan growth. Actual loan losses or recoveries are charged or credited, respectively, directly to the allowance for loan losses. The amount of the allowance is determined by management of Mid Valley. Among the factors considered in determining the allowance for loan losses are the current financial condition of Mid Valley's borrowers and the value of the security, if any, for their loans. Estimates of future economic conditions and their impact on various industries and individual borrowers are also taken into consideration, as are Mid Valley's historical loan loss experience and reports of banking regulatory authorities. Because these estimates and evaluations are primarily judgmental factors, no assurance can be given that Mid Valley may not sustain loan losses substantially higher in relation to the size of the allowance for loan losses or that subsequent evaluation of the loan portfolio may not require substantial changes in such allowance.

        At December 31, 2002, 2001 and 2000, the allowance was 2.50%, 2.65% and 1.57% of the loans then outstanding, respectively. At September 30, 2003, the allowance was 3.22% of the loans then outstanding. Although the current level of the allowance is deemed adequate by management, future provisions will be subject to continuing reevaluation of risks in the loan portfolio.

        Mid Valley's management reviews with the board of directors the adequacy of the allowance for loan losses on a monthly basis and adjusts the loan loss provision upward where specific items reflect a need for such an adjustment. Mid Valley's management charged off approximately $4.2 million in 2002, $1.2 million in 2001 and $28,000 in the first nine months of 2003. Recoveries of loans previously charged off were $176,000 in 2002, $27,000 in 2001 and $192,000 during the first nine months of 2003. Charge-offs have decreased for 2003 and management does not believe there has been any significant deterioration in Mid Valley's loan portfolio since the 2002 levels. Management also believes that Mid Valley has adequately reserved for all individual items in its portfolio which may result in a loss material to Mid Valley.

        Investment Securities.    Mid Valley has invested, on average, $45 million in federal instruments, securities issued by states and political subdivisions, other debt securities and bank certificates of deposit, which yielded approximately 2.59% per annum during the first nine months of 2003. Mid Valley's present investment policy is to invest excess funds in federal funds, certificates of deposits in financial institutions, U.S. treasuries, securities issued by the U.S. government and securities issued by states and political subdivisions.

        Liquidity Management.    Mid Valley has a federal funds line of credit with its correspondent banks, Pacific Coast Bankers Bank and Federal Home Loan Bank of San Francisco, of $2.0 million and $35.5 million, respectively. When Mid Valley has excess funds over its reserve requirements or short-term liquidity needs, Mid Valley increases or decreases its securities investments and/or sells federal funds.

        Policies have been developed by Mid Valley's management and approved by the Board of Directors which establish guidelines for the investments and liquidity of Mid Valley. These policies include an Investment Policy and an Asset/Liability Policy. The goals of these policies are to provide liquidity to meet the financial requirements of Mid Valley's customers, maintain adequate reserves as required by regulatory agencies and maximize earnings of Mid Valley.

        Liability Management.    The maturities of time certificates of deposit over $100,000, as well as other time deposits, were as follows:

	September 30, 2003		December 31, 2002
	TCDs Over $100,000	Other Time Deposits	TCDs Over $100,000	Other Time Deposits
	(dollars in thousands)
Less than three months	$12,792	$21,156	$15,161	$21,029
Over three months through twelve months	7,073	22,371	7,476	25,839
Over twelve months through five years	3,045	6,885	2,239	6,112

Total	$22,910	$50,412	$24,876	$52,980

        While the deposits of Mid Valley may fluctuate up and down somewhat with local and national economic conditions, management of Mid Valley does not believe that such deposits, or the business of Mid Valley in general, are seasonal in nature. Liability management is monitored by Mid Valley's board of directors which meets monthly.

  Regulatory Matters.

        Capital Adequacy.    Mid Valley is subject to the FRB's regulations governing capital adequacy for member banks. Additional capital requirements may be imposed on banks based on market risk.

        The FRB has established capital adequacy regulations for member banks, which set total capital requirements and define capital in terms of "core capital elements," or Tier 1 capital and "supplemental capital elements," or Tier 2 capital. At least fifty percent (50%) of the qualifying total capital base must consist of Tier 1 capital. The maximum amount of Tier 2 capital that may be recognized for risk-based capital purposes is limited to one-hundred percent (100%) of Tier 1 capital, net of goodwill.

        Member banks are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of eight percent (8%), at least one-half of which must be in the form of Tier 1 capital. Risk-based capital ratios are calculated with reference to risk-weighted assets, including both on and off-balance sheet exposures, which are multiplied by certain risk weights assigned by the FRB to those assets.

        The FRB has established a minimum leverage ratio of three percent (3%) Tier 1 capital to total assets for member banks that have received the highest composite regulatory rating and are not anticipating or experiencing any significant growth. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum for a minimum of four percent (4%) or five percent (5%).

        The risk-based capital ratios focus principally on broad categories of credit risk, and may not take into account many other factors that can affect a bank's financial condition. These factors include overall interest rate risk exposure; liquidity, funding and market risks; the quality and level of earnings; concentrations of credit risk; certain risks arising from nontraditional activities; the quality of loans and investments; the effectiveness of loan and investment policies; and management's overall ability to monitor and control financial and operating risks, including the risk presented by concentrations of credit and nontraditional activities. The FDIC has addressed many of these areas in related rule-making proposals and under FDICIA (as defined below), some of which are discussed herein. In addition to evaluating capital ratios, an overall assessment of capital adequacy must take account of each of these other factors including, in particular, the level and severity of problem and adversely classified assets. For this reason, the final supervisory judgment on a bank's capital adequacy may differ significantly from the conclusions that might be drawn solely from the absolute level of the bank's risk-based capital ratio. In light of the foregoing, the FRB has stated that banks generally are expected to operate above the minimum risk-based capital ratio. Banks contemplating significant expansion plans, as well as those institutions with high or inordinate levels of risk, should hold capital commensurate with the level and nature of the risks to which they are exposed.

        Recently adopted regulations by the federal banking agencies have revised the risk-based capital standards to take adequate account of concentrations of credit and the risks of nontraditional activities. Concentrations of credit refers to situations where a lender has a relatively large proportion of loans involving one borrower, industry, location, collateral or loan type. Nontraditional activities are considered those that have not customarily been part of the banking business but that start to be conducted as a result of developments in, for example, technology or financial markets. The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards. The federal banking agencies also are authorized to review an institution's management of concentrations of credit risk for adequacy and consistency with safety and soundness standards regarding internal controls, credit underwriting or other operational and managerial areas. In addition, the agencies have promulgated guidelines for institutions to develop and implement programs for interest rate risk management, monitoring and oversight.

        Further, the banking agencies have adopted modifications to the risk-based capital regulations to include standards for interest rate risk exposures. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from movements in interest rates. While interest rate risk is inherent in a bank's role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the bank. The banking agencies have addressed this problem by implementing changes to the capital standards to include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor that the banking agencies will consider in evaluating an institution's capital adequacy. Bank examiners will consider a bank's historical financial performance and its earnings exposure to interest rate movements as well as qualitative factors such as the adequacy of a bank's internal interest rate risk management.

        Finally, institutions with significant trading activities must measure and hold capital for exposure to general market risk arising from fluctuations in interest rates, equity prices, foreign exchange rates and commodity prices and exposure to specific risk associated with debt and equity positions in the trading portfolio. General market risk refers to changes in the market value of on-balance-sheet assets and off-balance-sheet items resulting from broad market movements. Specific market risk refers to changes in the market value of individual positions due to factors other than broad market movements and includes such risks as the credit risk of an instrument's issuer. The additional capital requirements became effective January 1, 2002 for institutions with trading assets and liabilities equal to 10% or more of total assets or trading activity of $1 billion or more. The federal banking agencies may apply the market risk regulations on a case by case basis to institutions not meeting the eligibility criteria if necessary for safety and soundness reasons.

        In connection with the recent regulatory attention to market risk and interest rate risk, the federal banking agencies will evaluate an institution in its periodic examination on the degree to which changes in interest rates, foreign exchange rates, commodity prices or equity prices can affect a financial institution's earnings or capital. In addition, the agencies will focus in the examination on an institution's ability to monitor and manage its market risk, and will provide management with a clearer and more focused indication of supervisory concerns in this area.

        In certain circumstances, the FDIC may determine that the capital ratios for an FDIC-insured bank must be maintained at levels which are higher than the minimum levels required by the guidelines or the regulations. A bank which does not achieve and maintain the required capital levels may be issued a capital directive by the FDIC to ensure the maintenance of required capital levels.

        Dividends.    Dividends payable by Mid Valley are restricted under California law to the lesser of Mid Valley's retained earnings, or Mid Valley's net income for the latest three fiscal years, less dividends previously declared during that period, or, with the approval of the DFI, to the greater of the retained earnings of Mid Valley, the net income of Mid Valley for its last fiscal year or the net income of Mid Valley for its current fiscal year. The MOU currently prohibits Mid Valley from paying dividends.

        The FRB has broad authority to prohibit a bank from engaging in banking practices which it considers to be unsafe or unsound. It is possible, depending upon the financial condition of the bank in question and other factors, that the FRB may assert that the payment of dividends or other payments by the bank is considered an unsafe or unsound banking practice and therefore, implement corrective action to address such a practice even in the absence of the MOU.

        In addition to the regulations concerning minimum uniform capital adequacy requirements discussed above, the FRB has established guidelines regarding the maintenance of an adequate allowance for loan losses. The MOU requires Mid Valley to increase and maintain a higher allowance for loan losses and to take other measures that are likely to reduce earnings out of which dividends might otherwise be paid. As a result of these restrictions and recent and ancitipated results of operations, Mid Valley's board of directors does not expect to declare or pay dividends in the foreseeable future.

        Quantitative and Qualitative Disclosures About Market Risk.    Market risk is the risk of loss from adverse changes in market prices and rates. Mid Valley's market risk arises primarily from interest rate risk inherent in its loan and deposit functions, Management actively monitors and manages this interest rate risk exposure. Mid Valley does not have any market risk sensitive instruments entered into for trading purposes. Management uses several different tools to monitor its interest rate risk. One measure of exposure to interest rate risk is "gap" analysis. A positive gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within such period is greater than the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Mid Valley has a positive gap. In addition, Mid Valley uses interest rate shock simulations to estimate the effect of certain hypothetical rate changes. Based upon Mid Valley's shock simulations, net interest income is expected to rise with increasing rates and fall with declining rates.

        Mid Valley's positive gap is the result of a significant portion of Mid Valley's loans having interest rate terms which are immediately adjustable on the asset side. On the liability side, the majority of the Mid Valley's time deposits have average terms of approximately six months while savings accounts and other interest-bearing transaction accounts are recorded for gap analysis in the next day to three month category because they do not have a contractual maturity date.

        Taking into consideration that savings accounts and other interest-bearing transaction accounts typically do not react immediately to changes in interest rates, management has taken the following steps to manage its positive gap position. Mid Valley has reduced interest rates on time deposits and focused on increasing noninterest-bearing deposits and floating rate loans. In addition, Mid Valley holds over 81% as of September 30, 2003 of its investments in the available-for-sale category in order to maintain flexibility in matching its investments with repricing changes which occur in its liabilities.

        The following table sets forth the distribution of repricing opportunities of Mid Valley's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e. interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap and the cumulative gap as a percentage of total interest-earning assets as of December 31, 2002. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant. The table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of Mid Valley. Management believes Mid Valley's interest rate sensitivity gap as of September 30, 2003, is substantially equivalent to the gap at December 31, 2002.

	December 31, 2002
	Immediately	Next Day But Within three Months	After Three Months But Within 12 Months	After One Year But Within 5 Years	After Five Years	Total
	(dollars in thousands)
Interest Rate Sensitivity Gap:
Loans(1)	$68,359	$9,229	$9,777	$17,933	$6,409	$111,707
Investment Securities(2)		8,282	8,019	3,119	21,014	40,434
Federal Funds Sold	5,230					5,230
Deposits with other finc'l inst.						—

Total Earning Assets	$73,589	$17,511	$17,796	$21,052	$27,423	$157,371

Interest Bearing transaction accounts	$20,641					$20,641
Savings and IRA accounts	26,480					26,480
Time Deposits		36,190	33,315	8,351		77,856

Total interest bearing liabilities	$47,121	$36,190	$33,315	$8,351	$—	$124,977

Interest rate sensitivity gap	$26,468	$(18,679)	$(15,519)	$12,701	$27,423	$32,394
Cumulative gap	$26,468	$7,789	$(7,730)	$4,971	$32,394
Cumulative gap percentage to total earning assets	16.82%	4.95%	-4.91%	3.16%	20.58%

(1)
Loan balance does not include nonaccrual loans of $4,416,000.

(2)
Investment securities are stated at amortized cost.

 MANAGEMENT OF MID VALLEY

Information on Directors and Executive Officers

        The following table sets forth certain information, as of November 15, 2003, with respect to those persons who are directors and executive officers of Mid Valley:

Name	Age	Year First Appointed Director or Officer	Title
Larry S. Bailey	56	2002	Senior Vice President and Branch Administrator
Joan M. Blocker	48	1998	Director, President and Chief Operating Officer
Kevin L. Brunnemer	50	1992	Director
John B. Dickerson	62	1990	Director, Chairman and Chief Executive Officer
Dawna D. Hoofard	44	2002	Senior Vice President and Chief Financial Officer
Robert C. Jones	67	1991	Co-Vice Chairman of the Board
Robert J. Kerstiens	78	1982	Co-Vice Chairman of the Board
Dan F. McFall	58	1994	Director
Lynne T. Moule	55	1994	Director and Secretary
James D. Tate, M.D.	55	1999	Director

        The business experience of each of the directors and executive officers for the past five years is described below.

        Larry S. Bailey has been employed by Mid Valley since 1991. Mr. Bailey was appointed to the position of Senior Vice President and Branch Administrator in 2002. Mr. Bailey has been involved in the banking industry since 1968. Mr. Bailey is a current board member of the Tehama Local Development Corporation.

        Joan M. Blocker has been employed by Mid Valley since 1991. Ms. Blocker was appointed to the position of Executive Vice President and Chief Operating Officer in 1998, was elected to the Board of Directors in 2001, and was promoted to the position of President and Chief Operating Officer in 2003. Ms. Blocker is also a former director of the Tri-County Economic Development Corporation and a former director of the Shasta County Private Industry Council.

        Kevin L. Brunnemer has been the President and General Manager of Foothill Ready Mix, Inc. since 1981. Mr. Brunnemer is a former member of the Board of Trustees of the Los Molinos Unified School District. He is also a past director and former president of the Tehama District Fair and a past director of the Tehama Local Development Corporation.

        John B. Dickerson served as Mid Valley's President and Chief Executive Officer from 1990 to 2003 and is currently the Chairman of the Board and Chief Executive Officer of Mid Valley. Mr. Dickerson also serves as a director and the past President of the Tehama Local Development Corporation, a director of the Tri-County Economic Development Corporation, a member of the Investor Council of Shasta 2006, and as an advisory member of the Tehama County Treasury Oversight Committee. Mr. Dickerson is also the current President and board member of State Theater for the Arts.

        Dawna D. Hoofard has been employed by Mid Valley since 1986. Ms. Hoofard was appointed to the position of Senior Vice President and Chief Financial Officer in 2002. Ms. Hoofard has been involved in the banking industry since 1986.

        Robert C. Jones is the President of Robert C. Jones Insurance Agency, Inc. Mr. Jones also is a director of the Corning Business Improvement District. He is also the past President of the Tehama County Independent Insurance Agents Association.

        Robert J. Kerstiens is an owner and operator of cattle ranches in Tehama County. Mr. Kerstiens previously served as the Chairman of the California State Board of Forestry for fifteen years. He is also a past director and former President of the Tehama District Fair and past director of the California Cattlemen's Association.

        Dan F. McFall has served as the Controller, Chief Financial Officer and director of Crane Mills, a privately owned timber and agriculture company, since 1977. Mr. McFall is also a director and Secretary/Treasurer of the Tehama Local Development Corporation. He is also a former member of the Planning Commission for the City of Corning.

        Lynne T. Moule is the owner of Business Connection, a firm which provides employment staffing services, public records searches, secretarial services, computer training and recordkeeping. Ms. Moule also is the owner of Moule Rentals, residential and commercial property management in Tehama County. She is also a former director of the Tehama District Fair and a member of the Advisory Committee of the Butte College Small Business Development Center.

        James Daryl Tate, M.D. is the Founder, a director and Chief of Surgery at Patients' Hospital, located in Redding. Dr. Tate is a member of the Clinical Faculty of University of California, San Francisco and a Fellow of the American College of Surgeons. He is also a Diplomat of the American Board of Neurological Surgery.

Mid Valley's Board of Directors and Committees

        Mid Valley's board of directors met fifteen (15) times in 2002. All of Mid Valley's directors attended at least 75 percent of all of board of directors' meetings and all committee meetings of which they were a member.

        Mid Valley's Audit Committee is composed of Kevin Brunnemer, Robert Jones, Dan McFall and Lynne Moule as members. Mid Valley's Audit Committee met four (4) times during 2002. The purpose of the Audit Committee is to oversee internal audits and to review operational reviews and audits by Mid Valley's independent outside auditors.

        Mid Valley's Executive Committee is composed of Kevin Brunnemer, John Dickerson, Robert Jones, Robert Kerstiens, Joan Blocker and Dan McFall as members. Mid Valley's Executive Committee met eleven (11) times during 2002. The Executive Committee serves as Mid Valley's compensation committee and nominating committee.

Compensation of Directors and Executive Officers

        Director Compensation.    During 2002, Mid Valley directors received a base fee of $850 per month for serving as directors and received additional fees for attending committee meetings. Mid Valley's Chairman of the Board received an additional $250 per month for serving as the Chairman. Directors, including the chairman of any committee, who attended any committee meetings (other than a committee meeting held concurrently with the Board meetings), also received an additional $100 per committee meeting attended. During 2003, the compensation to directors will be the same as the compensation during 2002.

        In February, 2000, each outside director of Mid Valley received a stock option under Mid Valley's 1990 stock option plan to acquire 605 shares of Mid Valley common stock at an exercise price of $11.78 per share (adjusted for stock dividends). The options are for a term of five years expiring in February,

2005. The vesting of the director options is 20% of the total option amount per year with the first 20% amount having vested in February, 2000.

        In March, 2003, directors Brunnemer, Jones, Kerstiens, McFall, and Moule received a stock option under Mid Valley's 2001 stock option plan to acquire 1,105 shares of Mid Valley common stock at an exercise price of $12.60 per share. The options are for a term of ten years expiring in March, 2013. The vesting of the director options is 20% of the total option amount per year with the first 20% amount vesting in March, 2004. In addition, in March, 2003, director Tate received a stock option under Mid Valley's 2001 stock option plan to acquire 500 shares of Mid Valley common stock at an exercise price of $12.60 per share. This option is for a term of ten years expiring in March, 2013. The vesting of his option is 20% of the total option amount per year with the first 20% amount vesting in March, 2004.

        Effective June 1, 2000, Mid Valley entered into director fee continuation agreements with outside directors. The purpose of the director fee continuation agreements is to provide a retirement benefit to the board members as an incentive to continue service with Mid Valley. The agreement provides for fee continuation benefits of up to $10,000 per year for 12 years after retirement. In the event of death, disability or termination for any reason whatsoever prior to the retirement age set forth in the individual agreement, all benefits are forfeited. In addition, in the event of director's death following retirement but prior to the end of twelve years, all benefits shall cease. The vesting of fee continuation benefits occurs at a rate that provides for a 10% vesting for each completed year of service, for a total vesting of 100% after the completion of ten years of service. However, each director entered into an amendment to the director fee continuation agreement which provides that the director will remain vested only as to that percentage to which the director was vested as of September 15, 2003. The fee continuation benefits are informally funded by single premium life insurance policies. The directors are the insured parties and Mid Valley is the beneficiary of the policies.

        On June 21, 2000, Mid Valley entered into consulting agreements with its non-employee directors. The consulting agreements provide:

  •
  for the payment of $10,000 per year for a period of 2 years following the directors' retirement;

  •
  that the directors refrain from competing with Mid Valley within the area of 100 miles of Mid Valley's principal location for a period of two years, unless Mid Valley first gives its written consent; and

  •
  that Mid Valley shall not merge or consolidate with another corporation unless the acquiring corporation agrees to assume the obligations under the consulting agreements.

        On September 15, 2003, the consulting agreements were amended so that they will terminate if the merger occurs. Thus, if the merger is completed, Mid Valley directors will not be entitled to the consulting fees.

        Executive Compensation.    The following table sets forth a summary of the compensation paid during each of Mid Valley's last three completed fiscal years for services rendered in all capacities to John Dickerson, the Chairman and Chief Executive Officer of Mid Valley and to Joan Blocker, the President and Chief Operating Officer during the last three fiscal years.

Summary Compensation Table

	Annual Compensation							Long Term Compensation
								Awards		Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation(1) ($)		Restricted Stock Award(s) ($)	Options/ SARs	LTIP Payouts ($)	All Other Compensation ($)(2)
John B. Dickerson, Chairman, CEO and Director of Mid Valley	2002 2001 2000	$ $ $	145,901 142,610 140,450	$ $ $	0 0 60,000	$ $ $	3,480 3,442 4,307	0 0 0	0 0 5,000	0 0 0	$ $ $	0 2,250 0
Joan M. Blocker, President, COO and Director of Mid Valley	2002 2001 2000	$ $ $	115,766 106,670 96,330	$ $ $	0 0 30,000	$ $ $	2,134 3,410 8,700	0 0 0	0 0 5,000	0 0 0	$ $ $	2,478 2,187 2,103

(1)
Consists of an annual automobile allowance and country club dues.

(2)
Consists of contributions made by Mid Valley under Mid Valley's 401(k) Profit Sharing Plan.

Option/SAR Exercises and Year End Value Table
Aggregated Option/SAR Exercises in Last Fiscal Year and Year End Option/SAR Value

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at Year End (#) Exercisable/ Unexercisable	Value of Unexercised In- the-Money Options/SARs at Year End ($) Exercisable/ Unexercisable
John B. Dickerson	0	N/A	3,630/2,420	$2,614/$1,742
Joan M. Blocker	0	N/A	3,630/2,420	$2,614/$1,742

        On November 17, 1994, Mid Valley entered into an employment and stock option agreement with John Dickerson. The agreement is for a term of ten years. As of October 1, 2003, Mr. Dickerson's current annual salary under the agreement is $150,000, subject to annual increases within the sole discretion of Mid Valley's Board of Directors. Mid Valley also may pay an annual discretionary bonus to Mr. Dickerson based upon the performance of Mid Valley. Mr. Dickerson also receives the use of a Mid Valley owned automobile and is provided with a family membership at the Riverview Golf and Country Club. Further, Mr. Dickerson has health and disability insurance. If Mr. Dickerson is terminated without cause during the term of the agreement, he will be entitled to receive severance pay in an amount equal to eighteen (18) months' salary at his then prevailing rate. In the event Mr. Dickerson becomes disabled, he will be entitled to receive his salary for six (6) months, provided however, such payment will be offset by any payments he receives as a result of a disability insurance policy purchased for him by Mid Valley.

        Mr. Dickerson also has a salary continuation agreement which provides that Mid Valley will pay him $50,000 per year for 15 years following his retirement from Mid Valley at age 64 or later ("Retirement Age"). Mr. Dickerson also has the right to elect to retire earlier, provided that he has been employed by Mid Valley for at least ten years, and has been employed for at least six years since inception of the salary continuation agreement. In the event of early retirement, Mr. Dickerson will receive a benefit amount determined by the years which have elapsed since inception of the salary continuation agreement for 15 years beginning with the month following the month in which he retires; provided, however, if he elects to retire early, but does not elect to receive payments until attaining age 64, he shall be vested 60% in the $50,000 amount. In the event of death while Mr. Dickerson is actively employed, Mr. Dickerson's designated beneficiary shall receive a benefit amount that is a percentage of the $50,000 per year based on the vesting schedule of 50% at the end of year one, with yearly increases of 10% following year one determined by the applicable years of service at the time of death. Payments shall be made for 15 years beginning with the month following his death. In the event of disability while Mr. Dickerson is actively employed prior to Retirement Age, he will receive a benefit amount that is a percentage of the $50,000 per year for 15 years based on the vesting schedule of ten percent per year beginning at the earlier of the time when he reaches age 64 or the date on which he is no longer entitled to disability benefits provided by Mid Valley. In the event of termination without cause, Mr. Dickerson shall receive a benefit amount that is a percentage of $50,000 per year based on the vesting schedule of ten percent per year beginning with the month following the month in which Mr. Dickerson is terminated or upon such later date as may be mutually agreed upon by Mr. Dickerson and Mid Valley in advance of the effective date of his termination. In the event of termination for cause or voluntary termination, Mr. Dickerson shall forfeit any and all rights and benefits he may have under the salary continuation agreement. In the event there is a change of control of Mid Valley, Mr. Dickerson shall be entitled to receive $50,000 per year for 15 years beginning with the month following the month in which he is terminated or the change in control occurs, whichever is earlier. In the event Mr. Dickerson is entitled to salary continuation benefits and dies prior to receiving all 180 monthly payments, then Mid Valley will make the remaining monthly payments to his designated beneficiary.

        On June 18, 2003, Mid Valley entered into an employment agreement with Joan Blocker. The agreement is for a term of three years. Ms. Blocker's annual salary under the agreement is $125,000. Mid Valley also may pay an annual discretionary bonus to Ms. Blocker based upon the performance of Mid Valley. Ms. Blocker also receives the use of a Mid Valley owned automobile and is provided with a family membership at the Wilcox Oaks Golf Club. Further, Ms. Blocker has health and disability insurance. If Ms. Blocker is terminated without cause during the term of the agreement, she will be entitled to receive severance pay in an amount equal to one year's salary. In the event Ms. Blocker becomes disabled, she will be entitled to receive her salary for one hundred five (105) days.

        Ms. Blocker also has a salary continuation agreement which provides that Mid Valley will pay her $40,000 per year for 15 years following her retirement from Mid Valley at age 60 or later ("Retirement Age"). In the event of death while Ms. Blocker is actively employed, Ms. Blocker's designated beneficiary shall receive $40,000 per year for 15 years beginning with the month following her death. In the event of disability while Ms. Blocker is actively employed prior to Retirement Age, she will receive a benefit amount that is a percentage of $40,000 per year for 15 years based on the vesting schedule starting at 2.8% for the first year and increasing each subsequent year until year 17 at which time she will be 100% vested. Payments will begin with the month following the month in which Ms. Blocker's employment terminates. In the event of termination without cause, Ms. Blocker shall receive a benefit amount that is a percentage of $40,000 per year for 15 years based on the vesting schedule of 10 percent per year. Payments will begin at the time Ms. Blocker attains age 60. In the event of termination for cause, Ms. Blocker shall forfeit any and all rights and benefits she may have under the salary continuation agreement. In the event there is a change of control of Mid Valley, Ms. Blocker shall be entitled to receive $40,000 per year for 15 years beginning with the month following the month in which she is terminated. In the event Ms. Blocker is entitled to salary continuation benefits and dies prior to receiving all 180 monthly payments, then Mid Valley will make the remaining monthly payments to her designated beneficiary.

Certain Transactions

        Since January 1, 2003, the largest aggregate amounts of any extensions of credit to directors, principal officers, principal shareholders and their respective associates as a group was $1,947,395, which represented approximately 16% of the total equity capital accounts of Mid Valley as of June 30, 2003. Mid Valley has had and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and which do not involve more than the normal risk of collectibility or present other unfavorable features.

        At no time since January 1, 2003 has Mid Valley had outstanding aggregate extensions of credit to any of its directors, officers, principal security holders or their respective associates in excess of 10% of the equity accounts of Mid Valley.

        Robert C. Jones, a director, is the sole proprietor of Robert C. Jones Insurance Agency, Inc. Mid Valley has contracted with Robert C. Jones Insurance Agency, Inc. to provide insurance services to Mid Valley in connection with all of its insurance needs. Services of Robert C. Jones Insurance Agency, Inc. are expected to continue in 2003. The total amount of fees paid to Robert C. Jones Insurance Agency, Inc. in 2002 was $80,299.

        Other than as set forth above, there have been no transactions since January 1, 2003, nor are there any presently proposed transactions, to which Mid Valley was or is to be a party in which any of Mid Valley's officers and directors had or have a direct or indirect material interest other than the proposed merger.

VOTING SECURITIES OF MID VALLEY MANAGEMENT AND PRINCIPAL HOLDERS

        Management of Mid Valley knows of no person who owns, beneficially or of record, either individually or together with associates, 5 percent (5%) or more of the outstanding shares of Mid Valley common stock, except as set forth in the table below. The following table sets forth, as of November 1, 2003, the number and percentage of shares of Mid Valley common stock beneficially owned, directly or indirectly, by each of Mid Valley's directors, named executive officers and principal shareholders and by the directors and executive officers of Mid Valley as a group. The shares "beneficially owned" are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the director, principal shareholder or executive officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of November 1, 2003. Each person in the table, except as noted has sole voting and investment powers over the shares beneficially owned.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Named Executive Officers:
Joan M. Blocker	29,378	(1)	2.5%
Kevin L. Brunnemer	14,174	(2)	1.2%
John B. Dickerson	90,824	(3)	7.6%
Robert C. Jones	5,771	(4)	*
Robert J. Kerstiens	17,752	(5)	1.5%
Dan F. McFall	119,101	(6)	10.0%
Lynne T. Moule	4,597	(7)	*
James D. Tate, M.D.	4,004	(8)	*
All Directors and Executive Officers as a Group (10 in all)(9)	176,954	(9)	14.7%
Shareholders:
Crane Mills, Inc.	110,793	(10)	9.3%
David and Susan Mann	85,260		7.2%

*
Less than 1%.

(1)
Ms. Blocker has shared voting and investment powers as to 3,579 of these shares. The amount includes 4,840 shares acquirable by exercise of stock options.

(2)
Mr. Brunnemer has shared voting and investment powers as to 12,420 of these shares. The amount includes 484 shares acquirable by exercise of stock options.

(3)
The amount includes 4,840 shares acquirable by exercise of stock options. Mr. Dickerson's address is c/o Mid Valley Bank, P.O. Box 580, Red Bluff, California 96080-0580.

(4)
Mr. Jones has shared voting and investment powers as to 5,287 of these shares. The amount includes 484 shares acquirable by exercise of stock options.

(5)
The amount includes 484 shares acquirable by exercise of stock options.

(6)
Mr. McFall has shared voting and investment powers as to 3,101 of these shares. The amount includes 484 shares acquirable by exercise of stock options. Also includes 110,793 shares held by Crane Mills, Inc., an entity in which Mr. McFall is a director and executive officer.

(7)
Ms. Moule has shared voting and investment powers as to 939 of these shares. The amount includes 484 shares acquirable by exercise of stock options.

(8)
Dr. Tate has shared voting and investment powers as 3,520 of these shares. The amount includes 242 shares acquirable by exercise of stock options.

(9)
The amount includes 13,019 shares acquirable by exercise of stock options.

(10)
Crane Mills' address is P.O. Box 318, Corning, California 96021.

(11)
Mr. and Mrs. Mann's address is 1980 Indian Trail, Lake Oswego, Oregon 97034

INFORMATION ABOUT NEW DIRECTORS AND EXECUTIVE OFFICERS OF PREMIERWEST

        Upon completion of the merger, John B. Dickerson, Chairman of the Board and Chief Executive Officer of Mid Valley, will be elected to the PremierWest board of directors and Joan M. Blocker, Director, President and Chief Operating Officer of Mid Valley, will become Senior Vice President & Regional Administrator of PremierWest Bank. See "Management of Mid Valley-Information on Directors and Executive Officers" for the biographies of Mr. Dickerson and Ms. Blocker.

DESCRIPTION OF PREMIERWEST CAPITAL STOCK

        PremierWest is authorized to issue 20,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share. PremierWest common stock is listed for trading on the Nasdaq SmallCap Market under the symbol "PRWT." Each share of PremierWest common stock has the same relative rights and is identical in all respects with every other share of PremierWest common stock. PremierWest preferred stock may be divided into one or more series. Each series of PremierWest preferred stock will have the preferences, limitations and relative rights as determined by PremierWest's board of directors.

        On September 11, 2003, PremierWest's board of directors designated 11,000 shares of PremierWest preferred stock as Series A preferred stock (the "Series A preferred stock"). The Series A preferred stock has the rights and preferences described under "Series A Preferred Stock" below. PremierWest sold 11,000 shares of the Series A preferred stock to a group of three private investors, including John Duke, a director of PremierWest, for $875 per share. PremierWest closed the Series A Preferred Stock sale on November 17, 2003.

        The following summary is not a complete description of the applicable provisions of PremierWest's articles of incorporation and bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "Where You Can Find More Information."

Common Stock

        Voting Rights.    Subject only to the limited voting rights of the holders of PremierWest Series A preferred stock, the holders of PremierWest common stock possess exclusive voting rights in

PremierWest. Each holder of PremierWest common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of PremierWest common stock. Holders of shares of PremierWest common stock are not entitled to cumulate votes for the election of directors.

        Dividends.    The holders of PremierWest common stock are entitled to such dividends as the PremierWest Board may declare from time to time out of funds legally available therefor. Dividends from PremierWest depend upon the receipt by PremierWest of dividends from its subsidiaries because PremierWest has no source of income other than dividends from its subsidiaries.

        Liquidation.    In the event of liquidation, dissolution or winding up of PremierWest, the holders of shares of PremierWest common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of PremierWest and the payment of the liquidation preference to the holders of PremierWest Series A preferred Stock.

        Other Characteristics.    Holders of PremierWest common stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of PremierWest common stock which may be issued. Therefore, the board of directors of PremierWest may authorize the issuance and sale of shares of common stock of PremierWest without first offering them to existing shareholders of PremierWest. PremierWest common stock is not subject to any redemption or sinking fund provisions. The outstanding shares of PremierWest common stock are, and the shares to be issued in the merger will be, fully paid and non-assessable.

Series A Preferred Stock

        Voting Rights.    The holders of Series A preferred stock have a right to vote on an as-converted-to-common basis on (a) any merger or consolidation of PremierWest with one or more other corporations in which the shareholders of PremierWest immediately after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation; and (b) the sale of all or substantially all PremierWest's assets. In all other instances, the holders of Series A preferred stock have the right to vote only on certain limited matters or as otherwise required by the Oregon Business Corporation Act ("OBCA").

        Dividends.    The holders of Series A preferred stock will be entitled to receive, prior to any payment of dividends to holders of PremierWest common stock, non-cumulative annual dividends payable in an amount equal to the greater of (i) $25.00 per share or (ii) an amount equal to the dividend that would have been paid to the holder of a share of Series A preferred stock had the Series A preferred stock been converted into common stock out of surplus funds determined by the board of directors to be available for payment thereof.

        Liquidation.    In the event of liquidation, dissolution or winding up of PremierWest or in the event that there is a merger, acquisition or sale of substantially all of the assets of PremierWest in which the shareholders of PremierWest do not own a majority of the outstanding shares of the surviving corporation, the holders of shares of Series A preferred stock are entitled to receive in preference to the holders of PremierWest common stock an amount equal to $875 per share plus an amount equal to all accrued but unpaid dividends. After payment of the liquidation preference to the holders of the Series A preferred stock, the remaining assets would be distributed only to the holders of PremierWest common stock.

        Conversion.    The Series A preferred stock is convertible at the option of the holders into PremierWest common stock (i) any time beginning three years after the closing of the first sale of Series A preferred stock or (ii) in the event that there is a merger, acquisition or sale of substantially all of the assets of PremierWest in which the shareholders of PremierWest do not own a majority of the outstanding shares of the surviving corporation. The Series A preferred stock will automatically convert to PremierWest common stock on the fifth anniversary of the issue date unless sooner converted. Each share of Series A preferred stock is convertible into 87.5 shares of PremierWest common stock, subject to certain anti-dilution adjustments.

        Other Characteristics.    Holders of Series A preferred stock have preemptive rights with respect to any additional shares of PremierWest securities which may be issued. Series A preferred stock is not subject to any redemption or sinking fund provisions. The outstanding shares of Series A preferred stock are fully paid and non-assessable.

COMPARISON OF SHAREHOLDERS' RIGHTS

        PremierWest is incorporated under the laws of the state of Oregon and, accordingly, the rights of PremierWest's shareholders are governed by PremierWest's articles of incorporation, its bylaws, and the OBCA. Mid Valley is incorporated under the laws of the state of California and, accordingly, the rights of Mid Valley's shareholders are governed by Mid Valley's articles of incorporation, its bylaws, the California Financial Code ("Financial Code") and the California Corporations Code ("Corporations Code").

        Upon consummation of the merger, Mid Valley shareholders will become shareholders of PremierWest and, as such, their rights will be governed by PremierWest's articles of incorporation, its bylaws, and the OBCA.

        The following summary compares the material differences between the rights of a PremierWest shareholder under PremierWest's articles of incorporation, its bylaws and the OBCA, with the rights of a Mid Valley shareholder under Mid Valley's articles of incorporation, bylaws, the Financial Code and the Corporations Code. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation. See "Where You Can Find More Information."

BOARD OF DIRECTORS

        PremierWest.    PremierWest's bylaws provide that its board of directors shall consist of not less than five nor more than 25 members. PremierWest's board of directors currently consists of 13 members. In connection with the merger, the number of members will be increased to 14, and after the merger, John Dickerson, the Chairman and Chief Executive Officer of Mid Valley, will be elected as a board member of PremierWest Bancorp and PremierWest Bank.

        Mid Valley.    Mid Valley's bylaws provide for a range of seven to twelve directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by Mid Valley's board of directors or shareholders. Mid Valley has currently fixed the number of its directors at eight.

REMOVAL OF DIRECTORS

        PremierWest.    Under the OBCA, a director may be removed by a vote of the shareholders. The shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. PremierWest's articles do not limit removal without cause. The OBCA also provides that, if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

        Mid Valley.    Under the Corporations Code, a director may be removed by a vote of the shareholders; provided, however, that no director may be removed (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected

SPECIAL MEETINGS OF SHAREHOLDERS AND ACTION WITHOUT A MEETING

        PremierWest.    PremierWest's bylaws provide that special meetings of shareholders of PremierWest may be called by the president, by its board of directors acting at a meeting, by a majority of the directors acting without a meeting or by any three or more shareholders of record who together hold not less than one-third of all shares outstanding and entitled to vote at the special meeting. This restriction on who may call a special meeting of shareholders may deter hostile takeovers of PremierWest by making it more difficult for a person or entity to call a special meeting of shareholders for the purpose of considering an acquisition proposal or related matters. Shareholders may approve an action in lieu of a meeting by written consent if the action is unanimously approved by the shareholders entitled to vote on the action.

        Mid Valley.    Mid Valley's bylaws provide that special meetings of Mid Valley shareholders may be called at any time by the board of directors, or by the chairman, the president or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. Mid Valley's bylaws also provide that shareholders may approve an action in lieu of a meeting by written consent if the consent is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted. In the case of election of directors, such a consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors.

NOMINATION OF DIRECTOR CANDIDATES AND OTHER SHAREHOLDER PROPOSALS

        PremierWest.    PremierWest's bylaws provide detailed procedures that must be strictly complied with in order for shareholder nominations of candidates for directors or shareholder proposals to be considered at a shareholders' meeting. These procedures include providing a specific form of notice to PremierWest of such proposals or nominees generally not less than 60 days and not more than 120 days prior to the first anniversary of the date on which PremierWest's proxy statement was released to shareholders for the previous year's annual meeting. Failure to comply with these procedural requirements will preclude such nominations or new business from being considered at the meeting. These procedures make it more difficult for a shareholder to oppose the board's nominees or proposals, and to introduce competing nominees or proposals, at meetings of shareholders.

        Mid Valley.    Mid Valley's bylaws do not contain any procedures regarding nominations for directors or other shareholders proposals.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY

        PremierWest.    Pursuant to PremierWest's articles of incorporation, PremierWest will, to the fullest extent permitted by the OBCA, indemnify the officers, directors, agents and employees of PremierWest with respect to expenses, settlements, judgments and fines in suits in which such person was made a party by reason of the fact that he or she is or was an agent of PremierWest. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. In addition, PremierWest's articles of incorporation provide that the directors of PremierWest shall not be personally liable for monetary damages to PremierWest for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the directors, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties.

        Under the OBCA, a corporation may eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director except in matters involving (i) any breach of the director's duty of loyalty to the corporation or to its shareholders, (ii) acts or omissions not in good faith, intentional misconduct or knowing violations of law, (iii) unlawful distributions or (iv) any transaction from which the director obtained an improper personal benefit. A corporation may indemnify a person who is or was a director, officer, employee or agent of the corporation for actions brought against that person because of the position held with the corporation if the person acted in good faith, in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to criminal matters, the person had no reasonable cause to believe the person's conduct was unlawful. In addition, unless limited by its articles of incorporation, a corporation shall indemnify such a person who is wholly successful, on the merits or otherwise, in the defense of such actions.

        Mid Valley.    The articles of incorporation of Mid Valley eliminate directors' liability for monetary damages to the fullest extent permissible under California law. The bylaws of Mid Valley authorize indemnification of directors, officers and agents, and authorize the purchase of liability insurance if such purchase is approved by the board. Indemnification is available only if it is approved by a majority vote of a quorum consisting of directors who are not parties to the proceeding, approval by the affirmative vote at a duly held shareholders' meeting by the holders of a majority of the outstanding shares, or by a court. Mid Valley has directors' and officers' liability insurance.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

        PremierWest.    Under the OBCA, an amendment to a corporation's articles of incorporation generally will be deemed approved if the votes cast within the voting group favoring the amendment exceed the votes cast opposing the amendment. Generally, the OBCA requires a separate class vote on an amendment to the articles of incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class, alter or change the powers, preferences or special rights of shares of such class so as to affect them adversely or create a new class of shares having rights or preferences senior to or on a parity with the shares of an existing class.

        Mid Valley.    Under the Corporations Code, an amendment to a corporation's articles of incorporation must be approved by the corporation's board of directors and a majority of the outstanding shares entitled to vote. Additionally, provisions of the articles which require a supermajority vote of the outstanding shares may only be amended upon such supermajority vote. Finally, all amendments to Mid Valley's articles of incorporation also require the approval of the California Department of Financial Institutions.

APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND DISSOLUTION

        PremierWest.    Under the OBCA, action by shareholders of a surviving corporation on a plan of merger is not required if (i) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger (with certain limited exceptions), (ii) each shareholder of the surviving corporation will hold the same number of shares with identical preferences and other rights as existed before the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of conversions or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving corporation outstanding immediately before the merger, and (iv) the number of participating shares (entitling their holders to participate without limitation in distributions) outstanding immediately after the merger, plus the number of participating shares issuable as a result of conversion or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.

        Mid Valley.    Under the Corporations Code, the principal terms of a reorganization shall be approved by the outstanding shares of each corporation whose board is required to approve the transaction; provided, however, that no approval is required in the case of any corporation if that corporation, or its shareholders immediately before the reorganization, or both, shall own (immediately after the reorganization) securities of the surviving or acquiring corporation or a parent party possessing more than five-sixths of the voting power of the surviving or acquiring corporation or parent party.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

        PremierWest.    Under the OBCA, a conflict of interest transaction is not voidable by a corporation solely because of a director's interest in the transaction if: (a) the material facts of the transaction and the director's interest were disclosed or known to the board of directors or to a committee of the board of directors and the board or committee authorized, approved or ratified the transaction, (b) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction or (c) the transaction was fair to the corporation. A conflict of interest transaction is "authorized, approved or ratified" by the board or a board committee if it receives the affirmative vote of a majority of directors on the board or on the committee who have no direct or indirect interest in the transaction. If a majority of the directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum is deemed present at that board or board committee meeting for the purpose of taking such action.

        Mid Valley.    Under the Corporations Code, transactions with officers and directors are treated in a substantially similar manner to transactions under the OBCA.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

        PremierWest.    The Oregon Control Share Act ("OCSA") regulates the process by which a person may acquire control of certain Oregon-based corporations without the consent and cooperation of the board of directors. The OCSA provisions restrict a shareholder's ability to vote shares of stock acquired in certain transactions not approved by the board that cause the acquiring person to gain control of a voting position exceeding one-fifth, one-third, or one-half of the votes entitled to be cast in an election of directors. Shares acquired in a control share acquisition have no voting rights except as authorized by a vote of the shareholders. A corporation may opt out of the OCSA by provision in the corporation's articles of incorporation or bylaws. PremierWest has not opted to take itself outside of the coverage of the OCSA.

        Except under certain circumstances, the OBCA also prohibits a "business combination" between a corporation and an "interested shareholder" (in the case of the OBCA) within three years of the shareholder becoming an "interested shareholder." Generally, an "interested shareholder" is a person or group that directly or indirectly controls, or has the right to acquire or control, the voting or disposition of 15% or more of the outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. A "business combination" is defined broadly to include, among others (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial benefits.

        A business combination between a corporation and an interested shareholder is prohibited unless (i) prior to the date the person became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

        These restrictions placed on interested shareholders by the OBCA do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation's original articles of incorporation or certificate of incorporation contains a provision expressly electing not to be governed by the applicable section of the OBCA; or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws, articles of incorporation or certificate of incorporation expressly electing not to be governed by the applicable section of the OBCA, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote. Such an amendment, however, generally will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption. In addition, the restrictions are not applicable to certain business combinations proposed between the announcement and the consummation or abandonment of certain transactions, including mergers and tender offers. PremierWest has not elected to take itself outside of the coverage of the applicable sections of the OBCA.

        Mid Valley.    No person may acquire in excess of ten percent of the outstanding shares of Mid Valley without first obtaining the approval of the Department of Financial Institutions and the Board of Governors of the Federal Reserve System. In addition, no bank holding company may acquire in excess of five percent of the outstanding shares of Mid Valley without first obtaining the approval of the Board of Governors of the Federal Reserve System. The Corporations Code does not include a provision similar to the OCSA. However, the Corporations Code does provide that when prior to a merger one constituent corporations holds greater than fifty percent but less than ninety percent of the voting power of the other constituent corporation, the nonredeemable common equity securities of that corporation may be converted only into nonredeemable common stock in the surviving corporation, unless all of the shareholders consent. This provision restricts two-tier tender transactions.

        The Corporations Code also provides generally that if a tender offer or a written proposal for certain business combinations is made to some or all of a corporation's shareholders by an "interested party," an affirmative written opinion as to the fairness of the consideration to such shareholders must be delivered either to the board or to the shareholders as specified in the Corporations Code. An "interested party" is generally a control person of the target corporation, an entity directly or indirectly controlled by an officer or director of such corporation or an entity in which a material financial interest is held by any director or executive director of such corporation.

CONSIDERATION OF OTHER CONSTITUENCIES

        PremierWest.    The OBCA provides that the directors of a corporation, when evaluating any tender offer or exchange offer made by a third party, a third party's proposal of merger or consolidation, or a third party's offer to acquire all or substantially all of the assets of the corporation, may, in determining what they believe to be in the best interests of the corporation, give due consideration to the following: (a) the social, legal and economic effects on employees, customers and suppliers of the corporation and on the communities and geographical areas in which the corporation and its subsidiaries operate, (b) the economy of the state and nation, (c) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation, and (d) other relevant factors.

        Mid Valley.    California laws does not have any provisions requiring or expressly permitting consideration of other constituents.

DISSENTERS' RIGHTS

        PremierWest.    Under the OBCA, a shareholder is entitled to dissent from and, upon perfection of the shareholder's appraisal right, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights. However, shareholders generally will not have such dissenters' rights if shareholder approval is not required to effect the corporate action.

        Mid Valley.    Under the Corporations Code, a shareholder is entitled to dissent from and, upon perfection of the shareholder's appraisal right, to obtain the fair value of his or her shares in the event of a reorganization which requires the approval of the outstanding shares, see "The Merger—Dissenters' Rights" on page 64.

LEGAL OPINIONS

        The validity of the PremierWest common stock to be issued in the merger is being passed upon for PremierWest by Davis Wright Tremaine LLP, Portland, Oregon. Davis Wright Tremaine LLP will also deliver an opinion concerning certain federal income tax consequences of the merger.

EXPERTS

        The consolidated financial statements of PremierWest and subsidiaries appearing in PremierWest's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Moss Adams LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The audited financial statements of Mid Valley as of December 31, 2002, and for each of the years in the three-year period ended December 31, 2002, have been included in this proxy statement prospectus in reliance on the reports of Moss Adams LLP, independent auditors, included herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

        The Mid Valley board is not aware of any business to come before the Mid Valley special meeting other than those matters described above in this proxy statement/prospectus. However, if any other matters should properly come before the Mid Valley special meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

WHERE YOU CAN FIND MORE INFORMATION

        PremierWest files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). You may read and copy such reports, statements and information at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed by PremierWest are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Reports, proxy statements and other information filed by PremierWest are also available on the Internet at the Commission's World Wide Web site at "http://www.sec.gov."

        PremierWest has filed a registration statement on Form S-4 to register with the SEC the shares of PremierWest common stock to be issued to Mid Valley shareholders. This proxy statement/prospectus is part of the registration statement and constitutes a prospectus of PremierWest and a proxy statement for Mid Valley for the special meeting. As allowed by the SEC, this proxy statement/prospectus does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement.

        The SEC allows PremierWest to "incorporate by reference" information into this proxy statement/prospectus, which means that PremierWest can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/prospectus. This prospectus incorporates by reference the following documents that PremierWest has filed with the SEC:

  1.
  PremierWest's annual report on Form 10-K for the year ended December 31, 2002;

  2.
  PremierWest's proxy statement, dated April 2, 2003, for its annual meeting of shareholders held on May 22, 2003 that has been incorporated by reference in the 2002 PremierWest Form 10-K;

  3.
  PremierWest's quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003; and

  4.
  PremierWest's current reports on Form 8-K filed on November 20, 2003.

        PremierWest incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

        This proxy statement/prospectus incorporates by reference important business and financial information that is not included with these documents. This information is available without charge to shareholders upon written or oral request to: Tom Anderson, Chief Financial Officer, PremierWest Bancorp, 503 Airport Road, P.O. Box 40 Medford, Oregon 97504 (telephone (541) 618-6000). PremierWest will provide this information within one business day of its receipt of such request by first class mail or other equally prompt means. Shareholders must request this information no later than January 17, 2003, to assure receipt before the special meeting. Reports and other information can also be found on PremierWest's website at www.premierwestbank.com.

        PremierWest has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to PremierWest and PremierWest Bank. Mid Valley has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Mid Valley.

MID VALLEY BANK
AND SUBSIDIARY

INDEPENDENT AUDITOR'S REPORT
and
CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)
AND DECEMBER 31, 2002, 2001 and 2000

Contents

PAGE
Independent Auditor's Report	F-3
Consolidated Financial Statements
Balance sheets	F-4
Statements of operations	F-5
Statement of shareholders' equity	F-6
Statements of cash flows	F-7
Notes to consolidated financial statements	F-8 - F-27

Independent Auditor's Report

To the Shareholders and Board of Directors
Mid Valley Bank and Subsidiary

        We have audited the accompanying consolidated balance sheets of Mid Valley Bank and Subsidiary (the Bank) as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mid Valley Bank and Subsidiary as of December 31, 2002 and 2001, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Stockton, California
November 14, 2003

Mid Valley Bank and Subsidiary

Consolidated Balance Sheets

		DECEMBER 31,
	SEPTEMBER 30, 2003 (Unaudited)
		2002	2001
ASSETS
Cash and due from banks	$12,499,872	$11,277,345	$8,540,441
Federal funds sold	23,200,000	5,230,000	—

Total cash and cash equivalents	35,699,872	16,507,345	8,540,441
Interest-bearing deposits in banks	—	—	1,496,800
Loans held for sale	383,510	288,500	811,000
Investment securities available-for-sale	18,012,141	32,367,661	33,111,750
Investment securities held-to-maturity	8,806,751	8,241,058	6,848,871
Loans, net	110,602,039	112,801,496	114,603,714
Bank premises and equipment, net	2,308,692	2,507,008	2,855,396
Interest receivable and other assets	4,653,238	5,330,780	4,607,040

	$180,466,243	$178,043,848	$172,875,012

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non interest-bearing	$42,787,490	$40,279,002	$33,092,020
Interest-bearing	124,483,308	124,977,481	126,485,484

Total deposits	167,270,798	165,256,483	159,577,504
Interest payable and other liabilities	473,228	757,468	756,159

Total liabilities	167,744,026	166,013,951	160,333,663

Commitments and contingencies (Notes 8 and 15)
Shareholders' equity
Common stock, no par value
Authorized—2,000,000 shares, issued and outstanding—1,188,524 shares in 2003 and 2002 and 1,080,646 shares in 2001	7,168,327	7,168,327	5,594,387
Retained earnings	5,689,000	4,757,680	6,930,072
Accumulated other comprehensive income	(135,110)	103,890	16,890

Total shareholders' equity	12,722,217	12,029,897	12,541,349

	$180,466,243	$178,043,848	$172,875,012

See accompanying notes

Mid Valley Bank and Subsidiary

Consolidated Statements of Operations

	NINE MONTHS ENDED SEPTEMBER 30,
			YEARS ENDED DECEMBER 31,
	2003 (Unaudited)	2002 (Unaudited)
			2002	2001	2000
INTEREST INCOME
Interest and fees on loans	$6,037,168	$6,273,731	$8,564,301	$9,927,677	$10,662,672
Interest on investment securities:
Taxable	592,547	878,563	1,093,517	1,383,947	1,096,401
Exempt from Federal income taxes	240,811	320,564	400,310	313,323	559,176
Interest on Federal funds sold	43,904	66,291	88,091	322,287	287,153
Interest on deposits in banks	—	—	8,281	42,849	—

Total interest income	6,914,430	7,539,149	10,154,500	11,990,083	12,605,402

INTEREST EXPENSE
Interest expense on deposits	1,358,880	2,268,409	2,893,964	5,244,161	5,254,503
Interest expense on short-term borrowings	4,687	9,361	9,361	—	133,185

Total interest expense	1,363,567	2,277,770	2,903,325	5,244,161	5,387,688

Net interest income	5,550,863	5,261,379	7,251,175	6,745,922	7,217,714
PROVISION FOR LOAN LOSSES	635,000	3,379,000	3,783,594	2,658,705	310,000

Net interest income after provision for loan losses	4,915,863	1,882,379	3,467,581	4,087,217	6,907,714

NONINTEREST INCOME
Service charges and fees	425,567	434,622	562,212	593,438	637,262
Loan packaging fees	155,298	160,373	199,544	71,030	143,363
Gain on sales and calls of investment securities	254,403	264,420	264,048	664,191	32,041
Other income	273,517	351,744	457,603	316,257	474,922

Total noninterest income	1,108,785	1,211,159	1,483,407	1,644,916	1,287,588

NONINTEREST EXPENSES
Salaries and employee benefits	2,590,904	2,519,269	3,275,070	2,959,237	3,088,220
Occupancy and equipment	321,216	285,970	387,352	346,711	327,690
Depreciation	230,118	320,202	423,086	406,639	387,208
Other	1,483,090	1,661,533	2,100,212	1,625,706	1,643,451

Total noninterest expenses	4,625,328	4,786,974	6,185,720	5,338,293	5,446,569

(Loss) income before income tax (benefit) expense	1,399,320	(1,693,436)	(1,234,732)	393,840	2,748,733
INCOME TAX (BENEFIT) EXPENSE	468,000	(780,000)	(639,000)	31,000	944,000

Net (loss) income	$931,320	$(913,436)	$(595,732)	$362,840	$1,804,733

BASIC (LOSS) EARNINGS PER SHARE	$0.78	$(0.77)	$(0.50)	$0.31	$1.49

DILUTED (LOSS) EARNINGS PER SHARE	$0.78	$(0.76)	$(0.50)	$0.31	$1.48

See accompanying notes

Mid Valley Bank and Subsidiary

Consolidated Statement of Shareholders' Equity

	YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Comprehensive Income (Loss)	Retained Earnings		Total Shareholders' Equity
	Shares	Amount
Balances, January 1, 2000 (audited)	1,062,988	$5,301,432		$6,670,940	$(396,010)	$11,576,362
Cash dividend—$0.40 per share	—	—		(427,690)	—	(427,690)
Retirement of common stock	(100,000)	(1,400,000)		—	—	(1,400,000)
Stock options exercised and related tax benefit	7,996	65,617		—	—	65,617
10% stock dividend	96,978	1,478,914		(1,478,914)	—	—
Comprehensive income
Net income	—	—	$1,804,733	1,804,733	—	1,804,733
Other comprehensive income, net of tax of $453,040
Unrealized gain on securities	—	—	649,900	—	649,900	649,900

Comprehensive income			$2,454,633

Balances, December 31, 2000 (audited)	1,067,962	5,445,963		6,569,069	253,890	12,268,922
Stock options exercised and related tax benefit	12,684	148,424		—	—	148,424
Payment of fractional shares	—	—		(1,837)	—	(1,837)
Comprehensive income
Net income	—	—	$362,840	362,840	—	362,840
Other comprehensive income, net of tax benefit of $167,551
Unrealized loss on securities	—	—	(237,000)	—	(237,000)	(237,000)

Comprehensive income			$125,840

Balances, December 31, 2001 (audited)	1,080,646	5,594,387		6,930,072	16,890	12,541,349
Payment of fractional shares	—	—		(2,720)	—	(2,720)
10% stock dividend	107,878	1,573,940		(1,573,940)	—	—
Comprehensive loss
Net loss	—	—	$(595,732)	(595,732)	—	(595,732)
Other comprehensive income, net of tax of $62,029
Unrealized gain on securities	—	—	87,000	—	87,000	87,000

Comprehensive loss			$(508,732)

Balances, December 31, 2002 (audited)	1,188,524	7,168,327	—	4,757,680	103,890	12,029,897
Comprehensive income
Net income	—	—	$931,320	931,320	—	931,320
Other comprehensive income, net of tax of $123,121			(239,000)		(239,000)	(239,000)

Comprehensive income	—	—	$692,320	—	—	—

Balances, September 30, 2003 (unaudited)	1,188,524	$7,168,327		$5,689,000	$(135,110)	$12,722,217

See accompanying notes

Mid Valley Bank and Subsidiary

Consolidated Statements of Cash Flows

	NINE MONTHS ENDED SEPTEMBER 30,		YEARS ENDED DECEMBER 31,
	2003	2002	2002	2001	2000
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$931,320	$(913,435)	$(595,732)	$362,840	$1,804,733
Adjustments to reconcile net (loss) income to net cash from operating activities:
Provision for loan losses	635,000	3,379,000	3,783,594	2,658,705	310,000
(Decrease) increase in deferred loan origination fees, net	7,011	34,017	(37,808)	262,543	55,041
Depreciation	227,504	320,202	423,086	406,639	387,208
Net gain on sales and calls of available-for-sale investment securities	(254,403)	(264,048)	(264,048)	(664,191)	(32,041)
Amortization of investment security premiums, net	123,917	149,043	171,106	175,487	10,131
Net decrease (increase) in loans held-for-sale	(95,010)	739,400	522,500	(602,000)	(209,000)
Loss (gain) on sale of premises and equipment	—	—	—	3,744	(7,506)
(Gain) loss on sale of other real estate	—	—	(31,387)	11,986	—
Increase in cash surrender value of life insurance policies	(88,523)	(93,926)	(114,928)	(109,960)	(80,286)
Decrease (increase) in deferred taxes	—	—	300,000	(516,000)	(165,000)
(Increase) decrease in interest receivable and other assets	934,065	201,419	(1,675,509)	473,618	(214,756)
(Decrease) increase in accrued interest payable and other liabilities	(284,240)	(830,244)	1,309	(552,310)	359,951

Net cash from operating activities	2,136,641	2,721,428	2,482,183	1,911,101	2,218,475

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of held-to-maturity investment securities	(665,799)	(1,536,825)	(1,536,825)	(7,370,016)	(990,143)
Proceeds from matured held-to-maturity investment securities	100,106	167,494	185,077	1,511,288	—
Proceeds from matured available-for-sale investment securities	15,000,000	28,341	5,047,341	1,000,000	199,179
Proceeds from principal paydowns from available-for-sale investment securities	3,100,454	5,313,347	6,482,707	6,532,557	430,371
Proceeds from the sale and call of available-for-sale investments securities	32,188,691	18,812,950	19,161,085	40,824,654	5,985,946
Purchases of available-for-sale investment securities	(36,210,137)	(16,534,513)	(29,745,512)	(49,628,808)	(10,865,646)
Net decrease (increase) in loans	1,557,446	(3,334,637)	(1,943,568)	(12,199,315)	(4,865,129)
Proceeds from sale of other real estate	—	—	736,055	71,434	—
Purchase of premises and equipment	(29,190)	(74,698)	(74,698)	(289,099)	(237,344)
Proceeds from the sale of premises and equipment	—	—	—	—	15,250
Net increase (decrease) in interest-bearing deposits in banks	—	1,496,800	1,496,800	(1,496,800)	—
Purchase of life insurance policies	—	—	—	—	(930,000)

Net cash from investing activities	15,041,571	4,338,259	(191,538)	(21,044,105)	(11,257,516)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in demand, interest-bearing and savings deposits	$6,548,133	$6,042,988	$16,029,442	$5,957,138	$3,876,620
Net (decrease) increase in time deposits	(4,533,818)	(7,845,253)	(10,350,463)	6,080,402	11,941,589
Payment of fractional shares	—	(2,720)	(2,720)	(1,837)	—
Repurchase of common stock	—	—	—	—	(1,400,000)
Proceeds from exercise of stock options	—	—	—	143,163	63,096
Payment of cash dividends	—	—	—	—	(427,690)

Net cash from financing activities	2,014,315	(1,804,985)	5,676,259	12,178,866	14,053,615

Increase (decrease) in cash and cash equivalents	19,192,527	5,254,702	7,966,904	(6,954,138)	5,014,574
CASH AND CASH EQUIVALENTS, beginning of year	16,507,345	8,540,441	8,540,441	15,494,579	10,480,005

CASH AND CASH EQUIVALENTS, end of year	$35,699,872	$13,795,143	$16,507,345	$8,540,441	$15,494,579

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest expense	$1,363,567	$2,432,043	$3,156,272	$5,426,341	$5,228,314
Income taxes	$—	$—	$86,095	$724,000	$1,072,000
Net change in unrealized gains (losses) on available-for-sale investment securities	$(239,000)	$44,000	$149,029	$(404,551)	$1,102,940

See accompanying notes

Mid Valley Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

        General—On October 23, 2000, Mid Valley Bank (the "Bank") became a state member bank of the Federal Reserve System. The Bank is a California state chartered bank which operates five branches in California, including two branches in Redding and branches in Red Bluff, Chico and Corning. The Bank's primary source of revenue is generated from providing loans to customers who are predominately small and middle-market businesses and individuals residing in the surrounding areas. The accounting and reporting policies of the Bank conform with generally accepted accounting principles and prevailing practices within the banking industry.

        During 2000, Valley Financial Services was incorporated as a wholly-owned subsidiary of the Bank to invest in Community Bankers Insurance Agency, LLC and provide insurance and other products which are not insured by the Federal Deposit Insurance Corporation.

        Principles of consolidation—The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, Valley Financial Services. All material intercompany transactions and accounts have been eliminated in consolidation.

        The interim financial statements as of and for the nine months ended September 30, 2003, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The financial information included in interim financial statements has been prepared by management without audit by independent public accountants. In the opinion of management, all adjustments, including normal recurring accruals necessary for fair presentation of results of operations for the interim period included herein have been made. The results of operations for the nine months ended September 30, 2003, are not necessarily indicative of results to be anticipated for the year ending December 31, 2003.

        Reclassifications—Certain reclassifications have been made to prior years' balances to conform to classifications used in 2002.

        Investment securities—Investments are classified into one of the following categories:

  •
  Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income (loss) within shareholders' equity.

  •
  Held-to-maturity securities, which management has the positive intent and ability to hold, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

        Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

        Gains or losses on the sale of securities are computed using the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

        Mortgage loans—The Bank originates mortgage loans that are either held in the Bank's loan portfolio or sold in the secondary market. Loans held for sale are carried at the lower of cost or market value. Market value is determined by the specific identification method as of the balance sheet date or the date which the purchasers have committed to purchase the loans. At the time the loan is sold, the related right to service the loan is either retained, with the Bank earning future servicing income, or released in exchange for a one-time servicing-released premium. Mortgage loans subsequently transferred to the loan portfolio are transferred at the lower of cost or market value at the date of transfer. Any difference between the carrying amount of the loan and its outstanding principal balance at the time of transfer is recognized as an adjustment to yield by the interest method.

        Participation loans—The Bank also serviced commercial loans, which it has participated out to other financial institutions, totaling $10,218,000 and $9,593,000 as of December 31, 2002 and 2001, respectively. These loans were sold without recourse and, therefore, their balances are not included on the balance sheet.

        Loans—Loans are stated at principal balances outstanding, except for loans transferred from loans held for sale which are carried at the lower of principal balance or market value at the date of transfer, adjusted for accretion of discounts. Interest is accrued daily based upon outstanding loan balances. However, when, in the opinion of management, loans are considered to be impaired and the future collectibility of interest and principal is in serious doubt, loans are placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

        An impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan agreement.

        Loan origination fees, commitment fees, direct loan origination costs and purchased premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

        Allowance for loan losses—The allowance for loan losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as a whole and economic conditions in the Bank's service area.

        Loans determined to be impaired or classified are individually evaluated by management for specific risk of loss. In addition, reserve factors are assigned to currently performing loans based on inherent credit risk and historical losses for each identified loan type. These estimates are particularly susceptible to changes in the economic environment and market conditions.

        The Bank's Loan Committee reviews the adequacy of the allowance for loan losses at least quarterly, to include consideration of the relative risks in the portfolio and current economic conditions. The allowance is adjusted based on that review if, in the judgment of the Loan Committee and management, changes are warranted.

        The allowance is established through a provision for loan losses which is charged to expense. Additions to the allowance are expected to maintain the adequacy of the total allowance after credit losses and loan growth. The allowance for loan losses at December 31, 2002 and 2001 reflects management's estimate of probable losses in the portfolio.

        Bank premises and equipment—Bank premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of Bank premises are estimated to be ten to forty years. The useful lives of furniture, fixtures and equipment are estimated to be three to fifteen years. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

        Income taxes—Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis using the liability method. On the balance sheet, the net deferred tax asset is included in interest receivable and other assets. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        Earnings per share—Basic earnings per share (EPS), which excludes dilution, is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Bank. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS.

        Cash equivalents—For the purpose of the statement of cash flows, cash and due from banks and Federal funds sold are considered to be cash equivalents. All cash equivalents have a maturity date of three months or less. Generally, Federal funds are sold for one day periods.

        Use of estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A material estimate that is particularly susceptible to significant changes relates to the determination of the allowance for loan and lease losses. Actual results could differ from these estimates.

        Stock based compensation—Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation"requires entities to disclose the fair value of their employee stock options, but permits entities to continue to account for employee stock options under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The Bank has determined that it will continue to use the method prescribed by APB Opinion No. 25, which recognizes compensation cost to the extent of the difference between the quoted market price of the stock at the date of grant and the amount an employee must pay to acquire the stock.

        The Bank grants stock options to employees with an exercise price equal to the quoted market price of the stock at the date of grant. Accordingly, no compensation cost is recognized for stock option grants. Disclosure requirements in accordance with SFAS No. 123 are more fully described and included at Note 10. The affect of applying the fair value method to disclosure of pro forma earnings and earnings per share is not material.

Note 2—Investment Securities

        The amortized cost and estimated market value of investment securities at December 31, 2002 and 2001 consisted of the following:

Available-for-Sale:

	2002
	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Values
U.S. Government agencies	$13,769,277	$181,096	$13,112	$13,937,261
Obligations of states and political subdivisions	100,182	3,114	—	103,296
Asset-backed and other securities	500,000	—	34,700	465,300
Collateralized mortgage obligations	258,853	4,935	—	263,788
US treasury bills	13,041,678	5,505	1,405	13,045,778
Pacific Coast Bankers' Bank stock	123,000	—	—	123,000
Federal Home Loan Bank stock	182,900	—	—	182,900
Federal Reserve Bank stock	217,371	—	—	217,371
Mutual funds	4,000,000	28,967	—	4,028,967

	$32,193,261	$223,617	$49,217	$32,367,661

Available-for-Sale:

	2001
	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Values
U.S. Government agencies	$16,023,691	$51,065	$42,756	$16,032,000
Obligations of states and political subdivisions	3,618,093	66,142	26,235	3,658,000
Asset-backed and other securities	3,752,935	521	21,456	3,732,000
Collateralized mortgage obligations	821,910	6,322	8,232	820,000
Corporate debt securities	500,000	—	—	500,000
Pacific Coast Bankers' Bank stock	123,000	—	—	123,000
Federal Home Loan Bank stock	127,700	—	—	127,700
Federal Reserve Bank stock	119,050	—	—	119,050
Mutual funds	8,000,000	—	—	8,000,000

	$33,086,379	$124,050	$98,679	$33,111,750

        Mutual funds are comprised of bank qualified investments in U. S. government guaranteed securities.

        Proceeds, gross realized gains and (losses) on sales and calls of available-for-sale investment securities for the year ended December 31, 2002 totaled $19,161,085, $278,265, and $(14,217), respectively. Proceeds, gross realized gains and (losses) on sales and calls of available-for-sale investment securities for the year ended December 31, 2001 totaled $40,824,654, $723,467 and $(59,276), respectively. Proceeds, gross realized gains and (losses) on sales and calls of available-for-sale investment securities for the year ended December 31, 2000 totaled $5,985,946, $43,590 and $(11,549), respectively.

Held-to-Maturity:

	2002
	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Values
U.S. Government agencies	$1,396,291	$—	$21,872	$1,374,419
Municipal securities	6,844,767	55,724	3,570	6,896,921

	$8,241,058	$55,724	$25,442	$8,271,340

	2001
	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Values
Municipal securities	$6,848,871	$764	$44,635	$6,805,000

        There were no sales or transfers of held-to-maturity investment securities for the years ended December 31, 2002, 2001 and 2000.

        Investment securities with amortized costs totaling $31,822,320 and $22,981,725 and estimated market values totaling $31,981,000 and $22,980,000 were pledged to secure public deposits and short-term borrowing arrangements at December 31, 2002 and 2001, respectively (see Note 9).

        The amortized cost and estimated market value of investment securities at December 31, 2002 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized Costs	Estimated Market Values	Amortized Costs	Estimated Market Values
After one year through five years	$16,629,264	$16,630,406	$—	$—
After five years through ten years	—	—	302,091	302,409
After ten years	—	—	6,542,676	6,594,512

	16,629,264	16,630,406	6,844,767	6,896,921
Investment securities not due at a single maturity date:
Asset-backed and other securities	10,781,873	10,921,322	1,396,291	1,374,419
Collateralized mortgage obligations	258,853	263,695	—	—
Pacific Coast Bankers' Bank stock	123,000	123,000	—	—
Federal Home Loan Bank stock	217,371	217,371	—	—
Federal Reserve Bank stock	182,900	182,900	—	—
Mutual funds	4,000,000	4,028,967	—	—

	$32,193,261	$32,367,661	$8,241,058	$8,271,340

Note 3—Loans

        Outstanding loans are summarized below:

	DECEMBER 31,
	2002	2001
Commercial	$16,069,639	$21,176,483
Agricultural	9,844,552	18,153,353
Real estate—mortgage	2,575,548	3,615,391
Real estate—construction	43,670,851	29,292,817
Real estate—commercial	34,487,240	32,896,353
Installment	9,475,137	13,059,677

	116,122,967	118,194,074
Deferred loan fees, net	(422,111)	(459,919)
Allowance for loan losses	(2,899,360)	(3,130,441)

	$112,801,496	$114,603,714

        Changes in the allowance for loan losses were as follows:

	YEARS ENDED DECEMBER 31,
	2002	2001	2000
Balance, beginning of year	$3,130,441	$1,684,859	$1,426,428
Provision for loan losses	3,783,594	2,658,705	310,000
Losses charged to allowance	(4,189,966)	(1,240,741)	(92,185)
Recoveries	175,291	27,618	40,616

Balance, end of year	$2,899,360	$3,130,441	$1,684,859

        The recorded investment in loans that were considered to be impaired totaled $4,416,000 and $2,550,000 at December 31, 2002 and 2001, respectively. The related allowance for loan losses on these impaired loans at December 31, 2002 and 2001 was $701,712 and $1,029,409, respectively. The average recorded investment in impaired loans during 2002 and 2001 was $4,999,000 and $757,000, respectively. No interest income on impaired loans was recognized for the years ended December 31, 2002 and 2001.

        At December 31, 2002 and 2001, nonaccrual loans totaled $4,416,000 and $2,550,000, respectively. Interest foregone on nonaccrual loans totaled $208,833, $123,529 and $38,464 for the years ended December 31, 2002, 2001, and 2000, respectively.

        Salaries and employee benefits totaling $453,939, $442,086 and $413,253 have been deferred as loan origination costs for the years ended December 31, 2002, 2001, and 2000, respectively.

        Certain loans have been pledged to secure short-term borrowing arrangements (see Note 9).

Note 4—Bank Premises and Equipment

        Bank premises and equipment consisted of the following:

	DECEMBER 31,
	2002	2001
Land	$538,033	$538,033
Buildings	2,401,378	2,418,302
Furniture, fixtures and equipment	2,295,139	2,453,302
Construction in progress	37,557	23,575

	5,272,107	5,433,212
Less accumulated depreciation	(2,765,099)	(2,577,816)

	$2,507,008	$2,855,396

        Depreciation on premises and equipment for the years ended December 31, 2002, 2001 and 2000 totaled $423,086, $406,639 and $387,208, respectively.

Note 5—Interest Receivable and Other Assets

        Interest receivable and other assets consisted of the following:

	DECEMBER 31,
	2002	2001
Interest receivable	$657,069	$841,446
Prepaid expenses	169,839	132,422
Deferred tax assets, net	898,000	1,261,000
Income tax refund receivable	1,116,583	—
Cash surrender value of life insurance policies	2,424,733	2,309,805
Other	64,556	62,367

	$5,330,780	$4,607,040

Note 6—Interest-Bearing Deposits

        Interest-bearing deposits consisted of the following:

	DECEMBER 31,
	2002	2001
Savings	$25,988,959	$20,011,653
Money market	9,329,703	9,159,932
NOW accounts	11,802,846	9,107,463
Time, $100,000 or more	24,875,737	26,969,501
Other time	52,980,236	61,236,935

	$124,977,481	$126,485,484

        Aggregate annual maturities of time deposits are as follows:

Years Ending December 31,
2003	$69,469,846
2004	3,756,221
2005	4,629,906
2006 and thereafter	—

$77,855,973

        Interest expense recognized on interest-bearing deposits consisted of the following:

	YEARS ENDED DECEMBER 31,
	2002	2001	2000
Savings	$243,967	$328,425	$537,499
Money market	122,732	177,185	383,372
NOW accounts	55,320	96,882	133,707
Time, $100,000 or more	793,823	1,197,229	895,471
Other time	1,678,122	3,444,440	3,304,454

	$2,893,964	$5,244,161	$5,254,503

Note 7—Income Taxes

        The provision (benefit) for income taxes consisted of the following:

	YEARS ENDED DECEMBER 31,
	Federal	State	Total
2002
Current	$(939,800)	$800	$(939,000)
Deferred	450,000	(150,000)	300,000

Income tax benefit	$(489,800)	$(149,200)	$(639,000)

2001
Current	$374,000	$173,000	$547,000
Deferred	(377,000)	(139,000)	(516,000)

Income tax (benefit) expense	$(3,000)	$34,000	$31,000

2000
Current	$781,000	$328,000	$1,109,000
Deferred	(130,000)	(35,000)	(165,000)

Income tax expense	$651,000	$293,000	$944,000

        Deferred tax assets (liabilities) were comprised of the following:

	DECEMBER 31,
	2002	2001
Deferred tax assets:
Allowance for loan losses	$623,000	$1,141,000
Deferred compensation	189,000	166,000
Franchise tax	—	58,000
Net operating loss carryforward	212,000	—

Total deferred tax assets	1,024,000	1,365,000

Deferred tax liabilities:
Bank premises and equipment	(39,000)	(80,000)
Federal Home Loan Bank stock dividends	(16,000)	(16,000)
Unrealized gain on available-for-sale investment securities	(71,000)	(8,000)

Total deferred tax liabilities	(126,000)	(104,000)

Net deferred tax assets	$898,000	$1,261,000

        A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

	YEAR ENDED DECEMBER 31,
					2000
	2002		2001
						Rate %
	Amount	Rate %	Amount	Rate %	Amount
Federal income tax expense, at statutory rate	$(419,809)	(34.0)	$133,906	34.0	$934,569	34.0
State franchise tax, net of Federal tax effect	(86,431)	(7.0)	21,322	5.4	193,263	7.0
Interest on tax exempt obligations of states and political sub-divisions	(129,107)	(10.5)	(88,976)	(22.6)	(167,770)	(6.1)
Cash surrender value of life insurance	(51,200)	(4.1)	(37,211)	(9.4)	(20,498)	(0.7)
Other	47,547	3.8	1,959	0.5	4,436	0.1

Total income tax (benefit) expense	$(639,000)	(51.8)	$31,000	7.9	$944,000	34.3

Note 8—Commitments and Contingencies

Leases

        The Bank leases certain of its branch offices under noncancelable operating leases. These leases expire on various dates through 2004 and have various renewal options ranging from five to ten years. Rental payments include minimum rentals, plus adjustments for changing price indexes. Future minimum lease payments are as follows:

Years Ending December 31,
2003	$92,400
2004	83,648

$176,048

        Rental expense included in occupancy and equipment expense totaled $95,707, $77,347 and $63,598 for the years ended December 31, 2002, 2001, and 2000, respectively.

Federal Reserve Requirements

        Banks are required to maintain reserves with the Federal Reserve Bank equal to a percentage of their reservable deposits. The reserve requirement held with the Federal Reserve Bank totaled $3,072,000 as of December 31, 2002.

Financial Instruments With Off-Balance-Sheet Risk

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

        The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for loans included on the balance sheet.

        The following financial instruments represent off-balance-sheet credit risk:

	DECEMBER 31,
	2002	2001
Commitments to extend credit	$39,609,000	$53,482,000
Letters of credit	$35,000	$1,609,000

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, equipment, income- producing commercial properties, crops, farmland and residential real estate.

        Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

        At December 31, 2002, commercial loan commitments represent 18% of total commitments and are generally secured by accounts receivable and inventory. Real estate loan commitments represent 57% of total commitments and are generally secured by real property with a loan-to-value ratio not to exceed 80%. Agriculture loan commitments represent 8% of total commitments and are generally secured by crops and farmland. Consumer loan commitments represent the remaining 17% of total commitments and are generally unsecured. The majority of commitments have variable interest rates.

Significant Concentrations of Credit Risk

        As of December 31, 2002, in management's judgment, a concentration of loans existed in real estate-related loans. At that date, approximately 70% of the Bank's loans were real estate-related loans.

        Although management believes that the loans within this concentration have no more than the normal risk of collectibility, a substantial decline in the performance of the economy in general or a decline in real estate values in the Bank's primary market area, in particular, could have an adverse impact on collectibility, increase the level of real estate-related nonperforming loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of the Bank. Personal and business income represent the primary source of repayment for a majority of these loans.

Contingencies

        The Bank is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the financial position or results of operations of the Bank.

Note 9—Short-Term Borrowing Arrangements

        The Bank has a total of $7,000,000 in unsecured borrowing arrangements with two of its correspondent banks. The Bank also may borrow up to 25% of the Bank's assets from the Federal Home Loan Bank with terms up to 30 years secured by investment securities and loans. At December 31, 2002, loans and investment securities with amortized costs totaling $28,466,100 and estimated market values totaling $28,621,000 were pledged under these arrangements. There were no borrowings outstanding under these arrangements at December 31, 2002 and 2001.

Note 10—Shareholders' Equity

Dividends

        Upon declaration by the Board of Directors, all shareholders of record will be entitled to receive dividends. The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to shareholders during the same three-year period. As of December 31, 2002, the Bank could not declare dividends without the prior approval of its regulatory agency.

Earnings Per Share

        A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

Year Ended	Net (Loss) Income	Weighted Average Number of Shares Outstanding	Per Share Amount
December 31, 2002
Basic earnings (loss) per share	$(595,732)	1,188,524	$(0.50)

Effect of dilutive stock options	—	—

Diluted earnings (loss) per share	$(595,732)	1,188,524	$(0.50)

December 31, 2001
Basic earnings per share	$362,840	1,176,516	$0.31

Effect of dilutive stock options	—	8,338

Diluted earnings per share	$362,840	1,184,854	$0.31

December 31, 2000
Basic earnings per share	$1,804,733	1,214,506	$1.49

Effect of dilutive stock options	—	2,708

Diluted earnings per share	$1,804,733	1,217,214	$1.48

        For the fiscal years ended December 31, 2002, 2001, and 2000, primary and fully diluted earnings (loss) per share is computed based on the weighted average common and common equivalent shares outstanding. Common stock equivalents are excluded from the loss per share calculation for fiscal year 2002 because the effect would be antidilutive. For the years ended December 31, 2001 and 2000, 46,904 stock options, for which the exercise prices were greater than the average market prices, were not included in the computation of diluted earnings per share due to their antidilutive effect.

Supervisory Agreement

        In September of 2002, the Bank entered into an agreement with the Federal Reserve Bank of San Francisco (FRBSF) and the California Department of Financial Institutions (DFI). Management and the Board of Directors agreed, among other things, to reduce and effectively manage problem assets, submit written policies and procedures to ensure the adequacy of the allowance for loan losses, increase and maintain an adequate capital position, implement adequate board oversight and risk management programs and develop a strategic plan.

Regulatory Capital

        The Bank is subject to certain regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Each of these components is defined in the regulations. Management believes that the Bank met all its capital adequacy requirements as of December 31, 2002 and 2001.

        In addition, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage rations as set forth below. There are no conditions or events since that notification that management believes have changed the Bank's category.

	Actual		Required for capital adequacy purposes		Required to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2002:
Total capital (to Risk Weighted Assets)	$13,573,164	10.5%	$10,370,349	>8.0%	$12,962,936	>10.0%
Tier I capital (to Risk Weighted Assets)	$11,926,007	9.2%	$5,185,174	>4.0%	$7,777,762	>6.0%
Tier I capital (to Average Assets)	$11,926,007	6.7%	$7,092,577	>4.0%	$8,865,722	>5.0%
	Actual		Required for capital adequacy purposes		Required to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2001:
Total capital (to Risk Weighted Assets)	$14,325,828	10.0%	$11,422,400	>8.0%	$14,278,400	>10.0%
Tier I capital (to Risk Weighted Assets)	$12,524,459	8.8%	$5,718,300	>4.0%	$8,577,500	>6.0%
Tier I capital (to Average Assets)	$12,524,459	7.2%	$6,970,300	>4.0%	$8,712,800	>5.0%

Stock Options

        During 1990 and 2001, the Bank established stock option plans that include both incentive and nonstatutory options. The plans require that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the stock must be paid for in full at the time the option is exercised. All options expire on a date determined by the Board of Directors, but not later than ten years from the date of grant. Outstanding options under the 1990 plan are exercisable until their expiration; however, no new options will be granted under this plan. Options vest ratably over a five year period. The activity within these plans is summarized as follows:

	YEARS ENDED DECEMBER 31,
	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Incentive Options
Options outstanding, beginning of year	41,382	$12.55	62,255	$11.86	43,978	$10.87
Options granted	—		—		25,532	$11.77
Options exercised	(6,600)	$13.02	(11,132)	$10.25	(7,255)	$5.59
Options canceled	(5,500)	$12.33	(9,741)	$10.78	—

Options outstanding, end of year	29,282	$12.49	41,382	$12.55	62,255	$11.86

Options exercisable, end of year	22,071	$12.72	23,474	$12.87	30,577	$11.27

	YEARS ENDED DECEMBER 31,
	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Nonstatutory Options
Options outstanding, beginning of year	7,504	$12.70	15,047	$12.44	12,628	$12.10
Options granted	—		—		4,840	$11.77
Options exercised	(847)	$12.84	(2,820)	$10.28	(2,421)	$9.33
Options canceled	(244)	$11.78	(4,723)	$13.37	—

Options outstanding, end of year	6,413	$12.65	7,504	$12.70	15,047	$12.44

Options exercisable, end of year	5,058	$12.89	4,733	$13.01	6,598	$12.00

        A summary of options outstanding at December 31, 2002 follows:

Range of Exercise Prices	Number of Options Outstanding December 31, 2002	Weighted Average Remaining Contractual Life	Number of Options Exercisable December 31, 2002
Incentive Options
$11.78	18,029	0.2 years	10,816
$13.64	11,255	2.1 years	11,255

	29,284		22,071

Nonstatutory Options
$11.78	3,388	0.2 years	2,033
$13.64	3,025	2.1 years	3,025

	6,413		5,058

Common Stock Repurchase

        During 2000, the Board of Directors authorized the repurchase of 100,000 shares of the Company's common stock from a principal shareholder. The shares were purchased at market prices for a total of $1,400,000 during the year ended December 31, 2000. Proceeds from the repurchase of shares were used by the principal shareholder to pay off a commercial loan from the Bank.

Note 11—Related Party Transactions

        During the normal course of business, the Bank enters into loan and deposit transactions with related parties, including Directors and executive officers. These transactions are on substantially the same terms, including rates and collateral, as those with other customers of the Bank. The following is a summary of activity involving related party transactions during 2002 and 2001:

Loan balances, January 1, 2002	$211,000
Disbursements	65,000
Amounts repaid	(246,000)

Loan balances, December 31, 2002	$30,000

Undisbursed loan commitments to related parties, December 31, 2002	$1,851,000

Outstanding deposits from related parties, December 31, 2002	$1,706,000

Note 12—Other Expenses

        Other expenses consisted of the following:

	YEARS ENDED DECEMBER 31,
	2002	2001	2000
Postage, check printing and supplies	$255,126	$281,589	$287,984
Legal and accounting	586,275	278,847	201,101
Advertising and public relations	162,461	193,359	215,248
Data processing	141,935	124,599	129,216
Miscellaneous loan expense	56,000	49,893	83,583
Operating losses	101,459	11,201	25,840
Other	796,956	686,218	700,479

	$2,100,212	$1,625,706	$1,643,451

Note 13—Comprehensive Income

        Comprehensive income is reported in addition to net income for all periods presented. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income (loss) that historically has not been recognized in the calculation of net income. Unrealized gains and losses on the Bank's available-for-sale investment securities are included in other comprehensive income (loss). Total comprehensive income and the components of accumulated other comprehensive income (loss) are presented in the Statement of Shareholders' Equity.

        At December 31, 2002, 2001 and 2000, the Bank held securities classified as available-for-sale which had unrealized gains (losses) as follows:

	YEARS ENDED DECEMBER 31,
	2002	2001	2000
Unrealized gain arising during the year, net of tax	$195,260	$154,873	$668,804
Reclassification adjustment for net realized gain included in net earnings during the year, net of tax	(108,260)	(391,873)	(18,904)

Net unrealized gain (loss) included in other comprehensive income	$87,000	$(237,000)	$649,900

Note 14—Employee Benefit Plans

Profit Sharing and Salary Deferral 401(k) Plan and Incentive Compensation Plan

        The Bank has a defined contribution profit sharing and salary deferral 401(k) plan. Under the 401(k) plan, all salaried employees who have completed three months of service and have attained the age of eighteen are eligible to participate in the plan. All salaried employees who have one year of service and have attained the age of eighteen are eligible to participate in the profit sharing plan.

        Under the profit sharing plan, the Bank contributes an amount determined by resolution of the Board of Directors. The allocation of the amount contributed is based on each participant's compensation and years of service. No contributions to the plan were made by the Bank for the year ended December 31, 2002 and 2001. The Bank contributed $94,700 for the year ended December 31, 2000.

        Effective July 1, 1991, the plan was amended to include a 401(k) salary deferral plan, whereby employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. The Bank makes a matching contribution of twenty-five percent of electing employees' deferrals. Matching contributions to the plan were $47,400, $38,800 and $33,700 for the years ended December 31, 2002, 2001 and 2000, respectively.

        Effective January 1, 1995, the plan was amended to include an incentive compensation plan. As an incentive to achieve certain performance criteria, all employees are eligible to participant in the plan if they are employed by the Bank on December 31, and have completed ninety-one days of regular, salaried employment. If the performance criteria is not achieved, the incentive components of the plan will not be funded. The Board of Directors may elect to give special consideration to the impact of extraordinary circumstances and make a supplemental award not contemplated by this plan. No contributions to the incentive compensation portion of the profit sharing plan were made by the Bank for the year ended December 31, 2002 and 2001. Contributions totaled $170,000 for the year ended December 31, 2000.

Salary Continuation Plan

        Salary continuation plans are in place for three key executives. In addition, during 2000, the Bank adopted a retirement plan for members of the Board of Directors. Under these plans, the directors and executives, or designated beneficiaries, will receive annual benefits for fifteen years after retirement or death. These benefits are substantially equivalent to those available under insurance policies purchased by the Bank on the lives of the directors and executives. In addition, the estimated present value of these future benefits is accrued over the period from the effective dates of the plans until their expected retirement dates. The expense recognized under these plans was $107,832, $119,052 and $95,952 for the years ended December 31, 2002, 2001 and 2000, respectively. See Note 16 for further discussion of these benefits in the event of a change in control.

        In connection with these plans, the Bank purchased single premium life insurance policies with cash surrender values totaling $2,424,733 and $2,309,805 at December 31, 2002 and 2001, respectively. On the balance sheet, the cash surrender values are included in interest receivable and other assets. Income earned on these policies, net of expenses, totaled $114,930, $109,960 and $60,280 for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 15—Disclosures About Fair Value of Financial Instruments

        Disclosures include estimated fair values for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Bank's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

        Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

        The following methods and assumptions were used by the Bank to estimate the fair value of its financial instruments at December 31, 2002 and 2001:

        Cash and cash equivalents:    For cash and cash equivalents, the carrying amount is estimated to be fair value.

        Interest-bearing deposits in banks:    The fair values of interest-bearing deposits in banks are estimated by discounting future cash flows using rates at each reporting date for instruments with similar remaining maturities offered by comparable financial institutions.

        Investment securities:    For investment securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

        Loans and loans held for sale:    For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. Fair values of loans held for sale are estimated using quoted market prices for similar loans. The fair values for other loans are estimated using discounted cash flow analysis, using interest rates being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness. The carrying amount of interest receivable approximates its fair value.

        Cash surrender value of life insurance policies:    The fair values of life insurance policies are based on cash surrender values at each reporting date as provided by the insurers.

        Deposits:    The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis using interest rates being offered at each reporting date by the Bank for certificates with similar remaining maturities. The carrying amount of interest payable approximates its fair value.

        Off-balance-sheet instruments:    Fair values for the Bank's off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the credit standings of the counterparties.

        The estimated fair values of the Bank's financial instruments are as follows:

	DECEMBER 31, 2002		DECEMBER 31, 2001
	Carrying Amounts	Fair Values	Carrying Amounts	Fair Values
Financial assets:
Cash and cash equivalents	$16,507,345	$16,507,345	$8,540,441	$8,540,441
Interest-bearing deposits in banks	—	—	1,496,800	1,496,800
Loans held for sale	288,500	291,000	811,000	823,567
Investment securities	40,608,719	40,639,001	39,960,621	39,916,750
Loans, net	112,801,496	113,455,000	114,603,714	120,378,000
Accrued interest receivable	657,069	657,069	841,446	841,446
Cash surrender value of life insurance policies	2,424,733	2,424,733	2,309,805	2,309,805
Financial liabilities:
Deposits	$165,256,483	$165,613,000	$159,577,504	$160,458,000
Accrued interest payable	202,752	202,752	455,699	455,699
Off-balance-sheet financial instruments:
Commitments to extend credit	$—	$(396,090)	$—	$(550,910)

Note 16—Acquisition / Merger

        On September 15, 2003, the Bank entered into an agreement with PremierWest Bancorp (PremierWest) to merge Mid Valley Bank (Mid Valley) into PremierWest Bank. Under the terms of the agreement, PremierWest will acquire all the outstanding shares of Mid Valley common stock for a combination of its common stock and cash. Completion of the merger is subject to shareholder and regulatory approval. The transaction is expected to close in the fourth quarter of 2003 or first quarter of 2004.

        Mid Valley has the following certain change in control obligations:

        Employment agreement—Mid Valley's Chairman and Chief Executive Officer has an employment agreement which provides for the receipt of his existing salary and benefits for a period of eighteen months from the date of a merger or for the remaining term of the employment agreement, whichever is greater.

        Salary continuation benefits—Two key executives with salary continuation agreements are entitled to receive a total of $90,000 per year in equal monthly installments for a period of fifteen years beginning with the month after they are terminated or the change in control occurs, whichever is earlier.

        Director fee continuation benefits—In June of 2000 Mid Valley entered into fee continuation agreements with their non-employee directors. These agreements provide for the payment of $10,000 per year to each non-employee director for a period of twelve years commencing upon retirement. Benefits vest at a rate of ten percent per year for each full year of service. Upon the consummation of a merger, each director's annual vesting shall cease and shall only remain vested to the extent vested on September 15, 2003.

APPENDIX A

Agreement Of Merger

Appendix A

AGREEMENT OF MERGER

        THIS AGREEMENT OF MERGER dated as of September 15, 2003 between and among Mid Valley Bank, a California chartered commercial bank ("MVB"), PremierWest Bancorp, an Oregon corporation and a registered financial services holding company (the "Company"), and PremierWest Bank, an Oregon chartered stock bank and a wholly owned subsidiary of the Company (the "Bank"). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed in Section 8.3.

RECITALS

A.
The respective boards of directors of MVB, the Bank and the Company have determined that a business combination among MVB, the Bank and the Company, on the terms described herein, is in the best interests of their respective companies and shareholders. Accordingly, the respective boards of directors of MVB, the Bank and the Company have approved this Agreement and deem it advisable and in the best interests of their respective shareholders to approve the merger of MVB with and into the Bank upon the terms and subject to the conditions set forth in this Agreement.

B.
MVB, the Bank and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as defined below), and to prescribe various conditions to the Merger.

C.
The directors, officers, and certain other affiliates of MVB are entering into certain agreements as contemplated hereby, and without such agreements the Company and the Bank would not have entered into this Agreement.

D.
For federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and the rules and regulations promulgated thereunder, and that this Agreement constitute a plan of reorganization.

        NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

THE MERGER

        Section 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Oregon Bank Act, ORS Chapters 707 through 711, and Division 1 of the California Financial Code, MVB shall be merged (the "Merger") with and into the Bank at the Effective Time. From and after the Effective Time, the Bank shall be the resulting bank (in such capacity, the "Resulting Bank") and shall succeed to and assume all of the rights and obligations of MVB in accordance with the California Financial Code and the Oregon Bank Act.

        Section 1.2    Closing.    The closing of the Merger (the "Closing") will take place on a date and time to be specified by the parties which shall be on or after the close of business on December 31, 2003 (the "Closing Date"), and in any case no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties. The Closing will be held at the offices of the Company, 503 Airport Road, Medford, Oregon, or at such other location as the parties may agree.

        Section 1.3    Effective Time.    Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file with the Oregon Director a plan of merger in the form of Exhibit A together with such other evidence as the Oregon Director may require (all such documents collectively, the "Plan of Merger") in accordance with ORS 711.145(1)(a) and shall make all other filings or recordings required under the Oregon Bank Act. The parties shall also file with the California Commissioner the Plan of Merger in accordance with Chapter 21.5 of the California Financial Code. The Merger shall become effective on such date and time as the Plan of Merger is duly filed with both the Oregon Director and the California Commissioner, or at such later time as MVB and the Company shall agree and specify in the Plan of Merger (the time the Merger becomes effective is hereinafter referred to as the "Effective Time").

        Section 1.4    Effects of the Merger.    The Merger shall have the effects set forth in §1108 of the California Corporations Code, ORS 711.190 and as further set forth in Article II below.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

        Section 2.1    Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of the Company, MVB or the Bank, the Merger shall be effected in accordance with the following terms:

          (a)    Conversion of Shares.    Each share of MVB Common Stock issued and outstanding immediately before the Merger shall be converted into the right to receive the Merger Consideration as provided below, without interest thereon.

          (b)    Effect of Merger upon MVB Common Stock.    Each share of MVB Common Stock issued and outstanding immediately before the Effective Time shall be converted into the right to receive the Merger Consideration. Immediately following the Effective Time, no shares of MVB Common Stock shall be outstanding; all shares of MVB Common Stock shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2.

          (c)    Effect on Bank and Company Capital Stock.    Each share of the capital stock of the Company and the Bank issued and outstanding immediately before the Effective Time shall be and remain issued and outstanding at and after the Effective Time.

          (d)    Stock Options.    Immediately prior to the Effective Time, MVB shall terminate or pay cash in discharge of each outstanding MVB Option and shall take such actions as may be necessary to terminate the MVB Options. Each option shall be cashed out in the amount of the Per-Share Consideration less the exercise price of the option.

          (e)    Anti-Dilution Provisions.    In the event MVB or the Company changes (or establishes a record date for changing) the number of shares of MVB Common Stock or Company Common Stock, as applicable, issued and outstanding prior to the Closing Date as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar event ("Recapitalization Event") and the record date therefor shall be prior to the Effective Date, the Merger Consideration shall be proportionately adjusted to reflect such Recapitalization Event.

        Section 2.2    Merger Consideration.

        (a)    Amount of Merger Consideration; Components.    For purposes of this Agreement and subject to adjustment as provided below, the consideration to be paid to the shareholders of MVB shall be an amount per share equal to the quotient of (x) the sum of (A) the product of 1,715,000 multiplied by the Weighted Average Closing Price, plus (B) the total Cash Component computed pursuant to Section 2.2(c) below, divided by (y) the total number of shares of MVB Common Stock outstanding as of the Effective Time. The aggregate consideration to be paid to the holders of all MVB Shares (the "Merger Consideration") shall be equal to the total of the value of the Merger Shares and the Cash Component.

        (b)    Merger Shares.    The total number of shares of Company Common Stock to be issued as a part of the Merger Consideration shall be one million seven hundred fifteen thousand (1,715,000) shares of Company Common Stock, subject to adjustment as provided in Section 2.2(d) below (such shares, the "Merger Shares"). No fractional shares of Company Common Stock shall be issued as part of the Merger Shares, and in lieu thereof the Company shall pay to the holder of each fractional share cash based on the amount of such fractional share multiplied by the Weighted Average Closing Price.

        (c)    Cash Component.    The aggregate cash component of the Merger Consideration shall be nine million eight hundred eleven thousand dollars ($9,811,000), subject to adjustment as provided in Section 2.2(d) below (as so adjusted, the "Cash Component").

        (d)    Adjustments to Consideration.    It is the intention of the parties that the Merger Consideration shall be adjusted based upon the Weighted Average Closing Price such that the value of the Merger Consideration will not be less than twenty-three million one hundred eighty-eight thousand dollars ($23,188,000) or more than twenty-six million six hundred eighteen thousand dollars ($26,618,000). To that end, the following provisions shall apply, and the result of such provisions shall be the "Adjusted Merger Consideration":

            (i)  if the Weighted Average Closing Price is less than $7.80 per share, then the Company may either (A) increase the Cash Component by an amount equal to (x) $23,188,000 minus (y) the sum of (I) the aggregate value of the Merger Shares (computed by multiplying the Weighted Average Closing Price by 1,715,000 shares) plus (II) the Cash Component, or (B) increase the number of Merger Shares by an amount equal to difference between (x) the quotient of $13,377,000 divided by the Weighted Average Closing Price minus (y) 1,715,000. The maximum amount of the Cash Component in the event of an election under clause (A) above shall be $11,811,000 and the maximum number of Merger Shares to be issued in the event of an election under clause (B) above shall be 2,017,647.

           (ii)  if the Weighted Average Closing Price is greater than $9.80 per share, then the Company may either (A) reduce the Cash Component by (x) the sum of (I) the aggregate value of the Merger Shares (computed by multiplying the Weighted Average Closing Price by 1,715,000 shares) plus (II) the Cash Component, minus (y) $26,618,000, or (B) reduce the number of Merger Shares by an amount equal to the difference between (x) 1,715,000 minus (y) the quotient of $16,807,000 divided by the Weighted Average Closing Price. The minimum amount of the Cash Component in the event of an election under clause (A) above shall be $7,811,000 and the minimum number of Merger Shares to be issued in the event of an election under clause (B) above shall be 1,532,087.

        Section 2.3    Conversion Election Procedures and Allocation.

        (a)    Election Options.    Subject to the election and allocation procedures set forth in this Section 2.3, each record holder of MVB Common Stock at the Effective Time will be entitled to elect to receive (i) a portion of the Cash Component for all or a portion of the holder's shares of MVB Common Stock for which the holder elects to receive a portion of the Cash Component (such MVB shares, the "Cash Election Shares"), and (ii) a portion of the Merger Shares for all or a portion of the holder's shares of MVB Common Stock for which the holder elects to receive a portion of the Merger Shares (such MVB shares, the "Stock Election Shares"). All such elections shall be made on a form mutually agreed to by Company and MVB for that purpose (the "Form of Election"). The Company and MVB will mail the Form of Election at least 25 days prior to the Election Deadline to all persons who are record holders of MVB Common Stock on the fifth (5th) day prior to the date of the mailing of the Form of Election, and will use commercially reasonable efforts to make the Form of Election available to all persons who become holders of MVB Common Stock subsequent to such date and no later than the close of business on the Business Day immediately prior to the Election Deadline.

        (b)    Effective Election.    Any election for the purposes of this Section 2.3 will be effective only if the Exchange Agent has received a properly completed and signed Form of Election with the associated certificate(s) representing shares of MVB Common Stock at or prior to the Election Deadline. A Form of Election may be revoked or changed by the person submitting such Form of Election or any other person to whom the subject shares are subsequently transferred by written notice by such person to the Exchange Agent at or prior to the Election Deadline. All Forms of Election will be deemed to be revoked if the Exchange Agent is notified in writing by either the Company or MVB that this Agreement has been terminated in accordance with its terms, and the Company and MVB shall direct the Exchange Agent promptly to return certificates representing shares of MVB Common Stock to those persons who submitted such certificates to the Exchange Agent.

        (c)    Non-Election; Discretion of Exchange Agent.    Any holder of MVB Common Stock who does not submit a properly completed and signed Form of Election (along with all associated MVB Certificates) that is received by the Exchange Agent at or prior to the Election Deadline, and any holder who has failed to perfect or has effectively withdrawn or lost the right to payment for Dissenting Shares, will be deemed to hold "Non-Election Shares" for the purposes of this Section 2.3. The Company shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed and signed, and to determine the materiality of defects and disregard immaterial defects in Forms of Election. If the Company or the Exchange Agent determines that any purported election for Cash Election Shares or Stock Election Shares was not properly made, such purported election will be deemed to be of no force and effect and the holder making such election will be deemed to have Non-Election Shares. The decision of the Company or the Exchange Agent as to such matters shall be conclusive and binding. Neither the Company nor the Exchange Agent will be under any obligation to notify any holder of any defect in a Form of Election submitted to the Exchange Agent.

        (d)    Treatment of Elections.    If the Cash Election Shares require the payment of up to the aggregate Cash Component, each Cash Election Share at the Effective Time shall be exchanged for a portion of the Cash Component equal to the aggregate Cash Component divided by the total number of Cash Election Shares. If the Stock Election Shares require the exchange of the total number of Merger Shares, each Stock Election Share shall be exchanged for a number of Merger Shares equal to the total number of Merger Shares divided by the number of Stock Election Shares.

        (e)    Excess Cash or Stock Elections.    As soon as practicable after the Effective Time, the Company will cause the Exchange Agent to allocate among the holders of MVB Common Stock the rights to receive the Cash Component and the Merger Shares as set forth in the respective Forms of Election; provided, however, that if and to the extent the application of Section 2.3(a) would exceed either the aggregate Merger Shares or the aggregate Cash Component, then the Cash Component and Merger Shares shall be allocated as follows:

          (i)    Excess Cash Election Shares.    If the product of (x) the number of Cash Election Shares multiplied by (y) the quotient of the Adjusted Merger Consideration divided by the total number of shares of MVB Common Stock as of the Effective Time, exceeds the amount of the Cash Component (adjusted in accordance with Section 2.2(d)), then:

            (A)  Each Stock Election Share and each Non-Election Share will be converted into the right to receive a number of shares equal to the quotient of (x) the total number of Merger Shares (adjusted in accordance with Section 2.2(d)) divided by (y) the sum of (I) the total number of Stock Election Shares, plus (II) the total number of Non-Election Shares, plus

    (III) the difference between (1) the number of Cash Election Shares minus (2) the quotient of the Cash Component divided by the amount of the Per-Share Consideration.

            (B)  The Exchange Agent will reallocate the portion of the Adjusted Merger Consideration payable to each holder of Cash Election Shares such that each Cash Election Share will receive (x) a cash payment equal to the aggregate Cash Component (adjusted in accordance with Section 2.2(d)) divided by the total number of Cash Election Shares, and (y) a proportion of the Merger Shares (adjusted in accordance with Section 2.2(d)) remaining after the application of clause (A) above equal to the number of remaining Merger Shares, divided by the total number of Cash Election Shares.

            (C)  If and to the extent this Section 2.3(e)(i) would require the issuance of fractional shares, the Exchange Agent shall instead provide for the payment of such share in cash based upon the Weighted Average Closing Price. Cash paid in lieu of fractional shares shall be excluded from the application of the adjustment provisions of Section 2.2(d).

          (ii)    Excess Stock Election Shares.    If (x) the quotient of the number of Merger Shares divided by the number of Stock Election Shares is less than (y) the quotient of the Per-Share Consideration divided by the Weighted Average Closing Price, then:

            (A)  Each Cash Election Share and each Non-Election Share will be converted into the right to receive an amount of the Cash Component equal to the quotient of (x) the aggregate Cash Component (adjusted in accordance with Section 2.2(d)) divided by (y) the sum of (I) the total number of Cash Election Shares, plus (II) the total number of Non-Election Shares, plus (III) the difference between (1) the number of Stock Election Shares minus (2) the quotient of (a) the product of the number of Merger Shares multiplied by the Weighted Average Closing Price, divided by (b) the amount of the Per-Share Consideration.

            (B)  The Exchange Agent will reallocate the Merger Consideration (adjusted in accordance with Section 2.2(d)) payable to each holder of Stock Election Shares such that each Stock Election Share will receive: (x) a number of shares equal to the total number of Merger Shares (adjusted in accordance with Section 2.2(d)) divided by the total number of Stock Election Shares, and (y) a cash payment equal to the total amount of the Cash Component remaining after the application of clause (A) above divided by the total number of Stock Election Shares.

            (C)  If and to the extent the application of this Section 2.3(e)(ii) would result in the issuance of fractional shares, the Exchange Agent shall instead provide for the payment of such share in cash based upon the Weighted Average Closing Price. Cash paid in lieu of fractional shares shall be excluded from the application of the adjustment provisions of Section 2.2(d).

          (iii)    No Excess.    If neither of Sections 2.3(e)(i) or 2.3(e)(ii) above is applicable, all Cash Election Shares will be converted into the right to receive the Cash Component, all Stock Election Shares will be converted into the right to receive the Merger Shares, and the Non-Election Shares will be converted into the right to receive the Cash Component and/or the Merger Shares as follows:

            (A)  Non-Election Shares shall first be converted to a right to receive a portion of the Cash Component until the aggregate of the Non-Election Shares and Cash Election Shares equals the total Cash Component.

            (B)  Any excess Non-Election Shares shall then be converted to a right to receive the Merger Shares.

            (C)  All allocations pursuant to this Section 2.3(e)(iii) shall be made on a pro rata basis, if applicable.

          (iv)    Pro Rata Computations.    The pro rata computations performed by the Exchange Agent pursuant to this Section 2.3(b)(iv) shall be binding and conclusive as to the allocation of the Merger Consideration among the holders of MVB Common Stock.

        Section 2.4    Exchange of Certificates.

        (a)    Deposit of Merger Consideration.    At or prior to the Effective Time, the Company shall deposit, or shall cause to be deposited, with a bank or trust company of recognized standing, or the Company's transfer agent (such Person, including any substitution therefor, the "Exchange Agent"), for the benefit of the MVB shareholders, for exchange in accordance with Section 2.4, cash in an amount equal to the aggregate Cash Component of the Merger Consideration, together with a number of shares of Company Common Stock equal to the total number of Merger Shares.

        (b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Company shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of MVB Common Stock (each a "Certificate" and collectively the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Company and shall be in such form and have such other provisions as the Company may reasonably specify), in a form acceptable to the Company, and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Company, duly endorsed for transfer or cancellation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Company, the holder of such Certificate shall be entitled to receive in exchange therefor: (i) a certificate representing the Merger Shares that such holder has the right to receive pursuant to the provisions of this Article II, (ii) cash in an amount equal to the Cash Component that such holder has a right to receive pursuant to the provisions of this Article II, (iii) cash in lieu of any fractional shares resulting from or offered for exchange in the Merger, and (iv) certain dividends and other distributions in accordance with Section 2.4(c); and the Certificate so surrendered shall then immediately be marked as canceled. In the event of a transfer of ownership of MVB Common Stock that is not registered in the transfer records of MVB, a certificate representing the Merger Shares, together with the proper amount of the Cash Component and any cash to be paid in lieu of any fractional shares, may be issued to a Person other than the Person in whose name the surrendered Certificate is registered if such Certificate has been properly endorsed and otherwise is in proper form for transfer, and if the Person requesting such issuance shall pay any transfer or other taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of such Certificate (or shall establish to the satisfaction of the Company that such tax has been paid or is not applicable). Until surrender as contemplated by this Section 2.4(b), each Certificate shall be deemed at any time after the Effective Time to represent and entitle the holder only to the right to receive upon such surrender the Merger Consideration. A lost stock certificate affidavit, together with either an insurance bond or indemnification agreement running to the benefit of the Company, as determined by the Company in its sole discretion, may be submitted in lieu of a Certificate.

        (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate in accordance with Section 2.5(b). Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to Person receiving Merger Shares in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Merger Shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Merger Shares.

        (d)    No Further Ownership Rights in MVB Common Stock.    The Merger Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of MVB Common Stock previously represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Resulting Bank of the shares of MVB Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Company or the Resulting Bank for any reason, they shall be canceled and exchanged as provided in this Article II, except as contemplated by Section 2.6 below or as otherwise provided by law.

        (e)    Termination.    Any holders of the Certificates who have not complied with this Article II shall thereafter look only to the Company for payment of their claims for Merger Consideration and any dividends or distributions with respect to MVB Common Stock.

        (f)    No Liability.    None of MVB, the Company nor the Bank shall be liable to any Person in respect of any shares of Company Common Stock, any dividends or distributions with respect thereto, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered on or before the second anniversary of the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Resulting Bank, free and clear of all claims or interest of any Person previously entitled thereto.

        (g)    Stock Transfer Books.    The stock transfer books of MVB shall be closed as of the Closing Date. After the Closing Date, there shall be no further registration of transfers on the stock transfer books of MVB or the Resulting Bank of shares of the MVB Common Stock which were outstanding immediately prior to the Merger.

        Section 2.5    Charter, Articles and Bylaws.

        (a)   The charter and articles of incorporation of the Bank existing as of the Effective Time shall be the charter and articles of incorporation of the Resulting Bank until thereafter changed or amended as provided therein or by applicable law; provided, however, that at or before the Effective Time the Company shall take such steps as may be required to provide that John Dickerson shall be a director of the Company.

        (b)   The bylaws of the Bank existing as of the Effective Time shall be the bylaws of the Resulting Bank until thereafter changed or amended as provided therein or by applicable law; provided, however, that at or before the Effective Time the Bank shall take such steps as may be required to provided that the Bank's board of directors shall have composition identical to that of the Company.

        Section 2.6    Dissenting Shares.

        (a)   Notwithstanding any contrary provision of this Agreement, those shares of MVB Common Stock in which appraisal rights are perfected pursuant to Chapter 13 of the California Corporations Code ("Dissenting Shares") shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.1, but the holder thereof shall be entitled to only such rights as are granted by Chapter 13 of the California Corporations Code.

        (b)   Notwithstanding the provisions of Section 2.6(a) above, if any shareholder who demands appraisal rights of such shareholder's shares of MVB Common Stock under Chapter 13 of the California Corporations Code effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such shareholder's shares of MVB Common Stock shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 2.1.

        (c)   MVB shall give the Company prompt notice of any written notices of exercise of dissenters' rights or demands for appraisal or payment of the fair value of any shares of MVB Common Stock, withdrawals of such notices or demands, and any other instruments served on MVB pursuant to Chapter 13 of the California Corporations Code. Except with the prior written consent of the Company, which the Company may grant or withhold in its sole discretion, MVB shall not voluntarily make or offer to make any payment with respect to any dissenters' rights or demands for appraisal, nor shall MVB settle or offer to settle any such demands.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of the Company and the Bank.    Except as set forth on the disclosure schedule delivered by the Company to MVB (the "Company Disclosure Schedule") and making reference to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken, the Company and the Bank represent and warrant to MVB that the following statements are true and correct as of the date of this Agreement:

          (a)    Organization, Standing and Corporate Power.    The Company is a corporation duly organized and validly existing under the laws of the state of Oregon. The Bank is duly organized, validly existing and in good standing as a stock bank chartered under the laws of the State of Oregon. Each of the Company and the Bank has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and the Bank are duly qualified or licensed to do business and are in good standing in each jurisdiction in which either of them currently conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. The Company has delivered to MVB prior to the execution of this Agreement complete and correct copies of the Articles of Incorporation of the Company and the Charter of the Bank, and the Bylaws of each of them, in each case as currently in effect.

          (b)    Subsidiaries.    Section 3.1(b) of the Company Disclosure Schedule sets forth the name, form of entity, and jurisdiction of formation of each of the Company's Subsidiaries. To the Company's Knowledge: (i) each of the Company's Subsidiaries is duly organized and validly existing, and, with respect to the Bank, in good standing, in the jurisdiction of its formation, (ii) each material Subsidiary of the Company has all requisite power and authority to own or lease and operate its assets and carry on its business as presently conducted or proposed to be conducted, (iii) each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which it currently conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect, and (iv) all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries or as disclosed in the Company Securities Filings, the Company does not beneficially own any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

          (c)    Capital Structure.

              (i)  The authorized capital stock of the Company consists of 21,000,000 shares of which 20,000,000 are common stock, no par value (the "Company Common Stock") of which 12,160,816 shares are outstanding and 1,000,000 shares of preferred stock, no par value of which none are outstanding. No class of capital stock of the Company is entitled to preemptive rights. Each share of Company Common Stock that is issued and outstanding as of the date hereof is duly authorized, validly issued, fully paid and non-assessable.

             (ii)  There are issued and outstanding: (A) no warrants to purchase shares of Company Common Stock; (B) Company Options convertible into or exchangeable for 516,720 shares of Company Common Stock (of which Company Options convertible into or exchangeable for 290,443 shares of Company Common Stock are currently exercisable). All outstanding shares of Company Common Stock, and all shares that may be issued pursuant to any outstanding Company Option will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. No class of capital stock of the Company, other than the Company Preferred Stock, is entitled to preemptive rights. The Company Preferred Stock is not entitled to preemptive rights in connection with the issuance of the Merger Shares.

            (iii)  Except as provided above in this Section 3.1(c) or the Company Disclosure Schedule, there are (A) no other shares of capital stock, Company Options or other voting securities of the Company issued, reserved for issuance or outstanding, (B) no rights to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise; (C) no stock appreciation rights; (D) no securities of the Company (or any of its Subsidiaries) convertible into or exchangeable for shares of capital stock, ownership interests, or voting securities of the Company (or its Subsidiaries); (E) no warrants, calls, options or other rights to acquire from the Company (or its Subsidiaries), and no obligation of the Company or any Subsidiary to issue, capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or voting securities of the Company or any Subsidiary of the Company.

            (iv)  Except for Company Options described or disclosed in the Company Securities Filings, the Company has delivered to MVB a complete and correct list of the exercise price for each Company Option outstanding as of the date of this Agreement.

             (v)  No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or any of its Subsidiaries may vote, are issued or outstanding.

            (vi)  There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company or its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of its securities or any securities of any other Person.

           (vii)  As of the date hereof, the Company is, and as of the Effective Time, the Company will be, the record and beneficial owner of 100% of the issued and outstanding capital stock of the Bank consisting of 4,857,540 shares of common stock, par value $5.00.

          (d)    Authority; Noncontravention.    Each of the Company and the Bank has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the Bank, and the consummation by each of them of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company and the Bank. This Agreement has been duly executed and delivered by the Company and the Bank, and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Bank under: (i) the Articles of Incorporation or Bylaws of the Company, the Charter of the Bank or the comparable organizational documents of any of the Company's other Subsidiaries; (ii) any material loan or credit agreement, note, bond, mortgage, indenture, lease or other obligation, permit, concession, franchise, license or similar authorization applicable to the Company or the Bank or their respective properties or assets or by which the Company or the Bank is bound; or (iii) subject to the governmental filings and other matters referred to in Section 4.4, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Company or the Bank, or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on the Company; (y) materially impair the Company's or the Bank's ability to perform their respective obligations under this Agreement; or (z) prevent or delay the consummation of any of the transactions contemplated by this Agreement.

          (e)    Regulatory Approvals Required.    Other than as contemplated by Section 4.4 below, the nature of the business and operations of the Company and the Bank does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit the Company and the Bank to perform their respective obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of the Company or the Bank, or any material loss or disadvantage to its business, upon consummation of the Plan of Merger.

          (f)    Public Reports.    The Company has timely filed all Company Securities Filings, and the financial information included in the Company Securities Filings has been prepared in accordance with GAAP and present fairly the financial position and results of operation of the Company and its Subsidiaries on the dates and for the periods covered thereby. As of the date filed, each of the Company Securities Filings has been and, as to those reports to be filed on or after the date of this Agreement and the Closing, will be accurate and complete in all material respects as of the date filed, and each complies or will comply in all material respects with all requirements applicable to such filing.

          (g)    Compliance with Lending Laws and Regulations.    Except as disclosed in the Company Disclosure Schedule and except for such errors or oversights the financial effect of which are adequately reserved against:

              (i)  The conduct by each of the Company and the Bank of its respective business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of the

    Company and the Bank, any foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on the Company, its business, properties or financial condition. Specifically, but without limitations each of the Company and the Bank is in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti redlining, equal credit opportunity, truth in lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth in Lending Act, and Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974. All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of either the Company or the Bank, as held in its portfolios, or as sold with recourse into the secondary market represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in material compliance, in form and substance, with any and all federal, state or local laws applicable to the Company or the Bank, as the case may be, and to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth in Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in material compliance with all applicable federal, state or local laws or regulations.

             (ii)  All loan files of the Bank are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

            (iii)  All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by the Company or the Bank in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no material loss or impairment of any security interest, or material exposure to meritorious lawsuits or other proceedings against the Company or the Bank has been or will be suffered or incurred by the Company or the Bank, in excess of such amounts as have been recognized in the financial statements contained in the Company Securities Filings.

            (iv)  Neither the Company nor the Bank is in material violation of any applicable servicer or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by the Company or the Bank or as to which either has sold to other investors, the effect of which violation would constitute a Material Adverse Effect on the business, assets, earnings, operation or condition (financial or otherwise) of the Company, and with respect to such loans the Company or the Bank has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which would constitute a Material Adverse Effect on the business, assets, earnings, operation or condition (financial or otherwise) of the Company or the Bank.

             (v)  Neither the Company nor the Bank have knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

          (h)    Absence of Certain Changes or Events.    Except for liabilities incurred in connection with this Agreement and except as disclosed in the Company Disclosure Schedule, since June 30, 2003, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (1) any Material Adverse Change in the Company; (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company Common Stock; (3) any split, combination or reclassification of any of the Company Common Stock, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company Common Stock; (4) (A) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business or as required under any employment agreements in effect as of the date of the most recent audited financial statements; (B) any granting by the Company or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of June 30, 2003; (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee; or (D) any amendment to, or modification of, any Company Options; (5) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company; (6) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by the Company materially affecting its reported financial condition or results of operation; or (7) any tax election by the Company or any of its Subsidiaries that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of the Company or any settlement or compromise of any material tax liability.

          (i)    Taxes.

              (i)  The Company has filed all material Returns required to be filed by it, or requests for extensions to file have been granted and have not expired, and all such Returns are complete and correct in all material respects. The Company has paid or caused to be paid all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other material Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) for which the applicable statute of limitations has not expired, except for Taxes for which an adequate reserve has been established therefor. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, except for any failure that would not reasonably be expected to have a Material Adverse Effect on the Company. There are no Liens on any of the assets of the Company with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

             (ii)  No material Returns of the Company are under audit by a government or taxing authority. No deficiencies for any Taxes have been proposed, asserted or assessed, in each case in writing, against the Company that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company. No waiver or extension of any statute of limitations is in effect with respect to material Taxes or Returns of the Company.

            (iii)  The Company has not taken or agreed to take any action and has no Knowledge of any fact, agreement or plan that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (iv)  The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement; or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (j)    Schedules to this Agreement.    The information contained in each schedule to this Agreement prepared by or on behalf of the Company and the Bank constitutes additional representations and warranties made by the Company hereunder and is incorporated herein by reference. The copies of documents furnished as part of these schedules are true, correct and complete copies and include all amendments, supplements, and modifications thereto and all express waivers applicable thereunder.

          (k)    Brokers; Professional Fees.    Other than fees for fairness opinions payable to D.A. Davidson & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Bank.

        Section 3.2    Representations and Warranties of MVB.    Except as set forth on the disclosure schedule delivered by MVB to the Company (the "MVB Disclosure Schedule") and making reference to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken, MVB represents and warrants to the Company that the following statements are true and correct as of the date of this Agreement:

          (a)    Organization, Standing and Corporate Power.    MVB is a state chartered stock bank, duly organized, validly existing and in good standing under the laws of the state of California, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. MVB is duly qualified or licensed to do business and is in good standing, as applicable, in each jurisdiction in which it currently conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect on MVB. MVB has delivered to the Company prior to the execution of this Agreement complete and correct copies of its Charter and Bylaws, as each is currently in effect.

          (b)    Subsidiaries.    MVB does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

          (c)    Capital Structure.

              (i)  The authorized capital stock of MVB consists of 2,000,000 shares of common stock, no par value ("MVB Common Stock"), of which 1,188,524 shares are issued and outstanding. No class of capital stock of MVB is entitled to preemptive rights. Each share of MVB Common Stock that is issued and outstanding as of the date hereof is duly authorized, validly issued, fully paid and non-assessable.

             (ii)  There are issued and outstanding 54,176 MVB Options and pending incentive stock grants, of which (0) options will be exercisable at the Closing Date. No securities other than MVB Options are convertible into or exchangeable for MVB Common Stock. All outstanding shares of MVB Common Stock, and all shares that may be issued pursuant to any MVB Option will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable.

            (iii)  Except as provided above in this Section 3.2(c) or in the MVB Disclosure Schedule, there are (A) no other shares of capital stock, MVB Options or other voting securities of MVB issued, reserved for issuance or outstanding, (B) no rights to receive shares of MVB Common Stock on a deferred basis granted under MVB Stock Plans or otherwise; (C) no stock appreciation rights; (D) no securities of MVB convertible into or exchangeable for shares of capital stock, ownership interests, or voting securities of MVB; (E) no warrants, calls, options or other rights to acquire from MVB, and no obligation of MVB to issue, capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or voting securities of MVB.

            (iv)  The MVB Disclosure Schedule provides a complete and correct list of the holder, exercise period and exercise price for each MVB Option outstanding as of the date of this Agreement.

             (v)  No bonds, debentures, notes or other indebtedness of MVB or any of MVB's Subsidiaries, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of MVB or any of MVB's Subsidiaries may vote, are issued or outstanding.

            (vi)  There are no outstanding obligations of MVB or any Subsidiary of MVB to repurchase, redeem or otherwise acquire any outstanding securities of MVB or its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. MVB is not a party to any voting agreement with respect to the voting of its securities or any securities of any other Person.

          (d)    Authority; Noncontravention.    MVB has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of MVB shareholder approval as provided in Section 5.1, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by MVB and the consummation by MVB of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of MVB, subject to MVB shareholder approval. This Agreement has been duly executed and delivered by MVB and, assuming the due authorization, execution and delivery by each of the parties hereto, constitutes a legal, valid and binding obligation of MVB, enforceable against MVB in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of MVB under: (i) the Charter or Bylaws of MVB; (ii) any MVB Material Contract, permit, concession, franchise, license or similar authorization applicable to MVB or its properties or assets; or (iii) subject to the governmental filings and other matters referred to in Section 4.4, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to MVB or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on MVB,

  (y) materially impair the ability of MVB to perform its obligations under this Agreement, or (z) prevent or delay the consummation of the transactions contemplated by this Agreement.

          (e)    Regulatory Approvals Required.    Other than as contemplated by Section 4.4 below, the nature of the business and operations of MVB does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit MVB to perform its obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of MVB, or any material loss or disadvantage to its business, upon consummation of the Plan of Merger.

          (f)    Absence of Undisclosed Liabilities.    The audited financial statements of MVB as of and for the fiscal years ended December 31, 2002 and 2001, and the unaudited financial statements as of and for the six-month periods ended June 30, 2003 and 2002, have been delivered to the Company, and all such financial statements (i) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto; (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as to the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted by GAAP) applied on a consistent basis during the periods involved; and (iii) present fairly in all material respects the financial position of MVB as of the dates thereof and the results of their respective operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments, none of which would be material in amount or scope). There are no liabilities or obligations of MVB of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could or reasonably expected to result in such liability or obligation other than: (x) liabilities or obligations disclosed and provided for in the balance sheet of MVB as of June 30, 2003 (the "MVB Balance Sheet"), and the notes thereto; (y) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2003; or (z) as of the date hereof, any liabilities or obligations that, individually or in the aggregate, exceed $25,000 (excluding amounts owed to MVB's attorneys, accountants and auditors). Since June 30, 2003, there has been no material change in MVB's financial condition or results of operations, nor has there been any material increase in MVB's liabilities, since June 30, 2003.

          (g)    Regulatory Orders.    Except as disclosed in the MVB Disclosure Schedule, MVB is not subject to any cease-and-desist or other order issued by, nor is it a party to, any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, nor is it subject to, any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in the MVB Disclosure Schedule, a "Regulatory Order"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has MVB been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Order.

          (h)    Compliance with Lending Laws and Regulations.    Except as disclosed in the MVB Disclosure Schedule and except for such errors or oversights the financial effect of which are adequately reserved against:

              (i)  The conduct by MVB of its business and the operation of the properties or other assets owned or leased by it does not violate or infringe any domestic laws, statutes, ordinances, rules or regulations or, to the Knowledge of MVB, any foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on MVB, its business, properties or financial condition. Specifically, but without limitations, MVB is in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to it governing or pertaining to fair housing, anti redlining, equal credit opportunity, truth in lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth in Lending Act, and Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974. All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of MVB, as held in its portfolios, or as sold with recourse into the secondary market represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in material compliance, in form and substance, with any and all federal, state or local laws applicable to MVB, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth in Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in material compliance with all applicable federal, state or local laws or regulations. All Uniform Commercial Code filings, filings of trust deeds, and filings of liens or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in material compliance with all applicable material legal or regulatory requirements.

             (ii)  All loan files of MVB are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

            (iii)  All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by MVB in material formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against MVB has been or will be suffered or incurred by MVB.

            (iv)  MVB is not in material violation of any applicable servicer or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by MVB or as to which either has sold to other investors, the effect of which violation would constitute a Material Adverse Effect on the business, assets, earnings, operation or condition (financial or otherwise) of MVB, and with respect to such loans MVB has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which would constitute a Material Adverse Effect on the business, assets, earnings, operation or condition (financial or otherwise) of MVB.

             (v)  MVB has not knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

          (i)    Compliance with Applicable Laws.    The MVB Disclosure Schedule sets forth all material permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental entities which are currently held by or have been applied for by MVB (the "MVB Permits") which constitutes all of the permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental Entities which are required for the operation of the businesses of MVB as presently conducted except for those which would not, individually or in the aggregate, have a Material Adverse Effect on MVB. MVB is not aware of any facts or circumstances currently existing which are likely to preclude MVB from securing any permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of any Governmental Entity which are required for the operation of the businesses of MVB as planned to be conducted. MVB is in compliance with the terms of the MVB Permits and all applicable statutes, laws, ordinances, rules and regulations of all applicable Governmental Entities, except where the failure so to comply individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on MVB. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any Person, in each case with respect to MVB, or any of its properties, or is pending or, to the Knowledge of MVB, threatened, other than, in each case, those the outcome of which individually or in the aggregate are not reasonably likely to impair the ability of MVB to perform its obligations under this Agreement or to prevent or materially to delay the consummation of any of the transactions contemplated by this Agreement.

          (j)    Absence of Certain Changes or Events.    Except for liabilities incurred in connection with this Agreement or as otherwise disclosed in the MVB Disclosure Schedule, since June 30, 2003 MVB has conducted its businesses only in the ordinary course consistent with past practice, and there has not been (1) any Material Adverse Change in MVB; (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the MVB Common Stock; (3) any split, combination or reclassification of the MVB Common Stock, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of MVB's Common Stock; (4) (A) any granting by MVB to any current or former director, executive officer or other employee of MVB of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business or as required under any employment agreements in effect as of the date of the most recent audited financial statements; (B) any granting by MVB to any such current or former director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 2002; (C) any entry by MVB into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee; or (D) any amendment to, or modification of, any MVB Options; (5) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on MVB; (6) any change in accounting methods, principles or practices by MVB materially affecting its reported financial condition or results of operation; (7) any tax election by MVB that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of MVB or any settlement or compromise of any material tax liability; or (8) as of the date hereof, any cash expenditures, individually or in the aggregate, in excess of $25,000 (excluding amounts expended in the ordinary course of MVB's business or paid to MVB's attorneys, accountants and auditors).

          (k)    Litigation.    There is no suit, action or proceeding pending or, to the Knowledge of MVB, threatened against or affecting MVB that, if resolved adversely to MVB, would have a Material Adverse Effect on MVB.

          (l)    Contracts.    MVB is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate will not, after giving effect to reserves established therefor, have a Material Adverse Effect on MVB. Section 3.2(l) of the MVB Disclosure Schedule contains a complete list of (i) each loan or credit arrangement, note, mortgage, indenture, or lease in an amount exceeding $250,000 under which MVB is a lender or lessor that is currently in effect; (ii) each loan or credit arrangement, note, mortgage, indenture, or lease under which MVB is a borrower or lessee, and each contract, agreement, obligation, commitment, arrangement or understanding of MVB involving actual or potential obligations or commitments whether liquidated or contingent, of $25,000 or more that is currently in effect or that has been discharged since December 31, 2002, and (iii) each contract, agreement, obligation, commitment, arrangement or understanding between or among MVB and any Affiliate of MVB other than ordinary course lending arrangements made and maintained in full compliance with Regulation O (all matters described in the foregoing clauses (i) through (iii) the "MVB Material Contracts"). Each of the MVB Material Contracts is valid, binding and in full force and effect. MVB is not a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit the manner in which, or the localities in which, any portion of the business of MVB is or may be conducted. To MVB's Knowledge, no party to any MVB Material Contract is in breach of, nor has any event or condition of default occurred, with respect to any agreement or arrangement necessary to the conduct of MVB's business as conducted and as proposed to be conducted.

          (m)    Employee Benefit Plans; ERISA.    For purposes of this Section 3.2(m), the term "MVB" shall include any Person organized under the laws of the United States or operating therein that is or would be aggregated with MVB under Section 414(b), (c), (m), or (o) of the Code (an "ERISA Affiliate"), but other than as expressly referenced herein shall not include any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

              (i)  Section 3.2(m) of the MVB Disclosure Schedule sets forth a true, correct and complete list of:

              (A)  Each termination, change in control or severance agreement involving MVB, on the one hand, and any of its respective employees whose annual compensation is at a base rate equal to or exceeding $50,000, on the other hand;

              (B)  All employee benefit plans, as defined in ERISA Section 3(3); and

              (C)  All other profit-sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, supplemental retirement, employee loan or loan guarantee program, split dollar, cafeteria plan, and other benefits or compensation arrangements;

    in each case maintained or contributed to by MVB for the benefit of its employees (or former employees), directors (or former directors) and/or their respective beneficiaries or under which MVB may incur any liability. All of these types of arrangements shall be collectively referred to as "Benefit Plans." An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because MVB's obligations under the plan arise by reason of its being a "successor employer" under applicable laws. Furthermore, a Voluntary Employees' Beneficiary Association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose.

             (ii)  MVB has delivered to Purchaser a true and complete copy of the following documents, to the extent that they are applicable:

              (A)  Each Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments (and Section 3.2(m) of the MVB Disclosure Schedule includes a description of any such amendment that is not in writing);

              (B)  The current draft of the summary plan description and all subsequent summaries of material modifications of each Benefit Plan;

              (C)  The most recent Internal Revenue Service determination letter for each Benefit Plan that is intended to qualify for favorable income Tax treatment under Section 401(a) or 501(c)(9) of the Code, which determination letter reflects all amendments that have been made to the plan (except as set forth in Section 3.2(m) of the MVB Disclosure Schedule); and

              (D)  The two (2) most recent Form 5500s (including all applicable Schedules and the opinions of the independent accountants) that were filed on behalf of the Benefit Plan.

            (iii)  All costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid. All other amounts that should be accrued to date as liabilities of MVB under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the plan have been recorded on the financial statements of MVB. There will be no liability of MVB (i) with respect to any Benefit Plan that has previously been terminated or (ii) under any insurance policy or similar arrangement procured in connection with any Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Effective Time.

            (iv)  Each Benefit Plan has been operated at all times in accordance with its terms, and complies currently, and has complied in the past, both in form and in operation, with all applicable laws, including ERISA and the Code. The Internal Revenue Service has issued a favorable determination letter with respect to each Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, and no event has occurred (either before or after the date of the letter) that would disqualify the plan.

             (v)  MVB does not maintain any plan that provides (or will provide) medical, death or other benefits to one or more former employees, directors, former directors, or independent contractors (including retirees) following termination of employment, other than benefits that are required to be provided under COBRA or any state law continuation coverage or conversion rights. The MVB have complied in all material respects with the continuation coverage requirements of COBRA.

            (vi)  There are no investigations, proceedings, lawsuits or claims pending or, to the Knowledge of MVB, threatened relating to any Benefit Plan.

           (vii)  MVB does not have any intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the plan. The benefits under all Benefit

    Plans are as represented, and have not been, and will not be increased subsequent to the date documents are provided to Purchaser except in the ordinary course of business and consistent with competitive business standards. No statement, either oral or written, has been made by MVB (or any agent of MVB) to any Person regarding any Benefit Plan that is not in accordance with the Benefit Plan that could have adverse economic consequences to the Company.

          (viii)  None of the Persons performing services for MVB has been improperly classified as being independent contractors, leased employees, or as being exempt from the payment of wages for overtime.

            (ix)  None of the Benefit Plans provide any benefits that (i) become payable or become vested solely as a result of the consummation of this transaction or (ii) would result in excess parachute payments (within the meaning of Section 280G of the Code), either (A) solely as a result of the consummation of this transaction or (B) as a result of the consummation of the Merger and any actions taken by the Company after the Effective Time. Furthermore, the consummation of this transaction will not require the funding (whether formal or informal) of the benefits under any Benefit Plan (e.g., contributions to a "rabbi trust").

             (x)  None of the assets of any Benefit Plan that is a "pension plan" within the meaning of Section 3(2) of ERISA are invested in a group annuity contract or other insurance contract that is subject to any surrender charge, interest rate adjustment, or other similar expense upon its premature termination.

            (xi)  No Benefit Plan has any interest in any annuity contract or other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship, rehabilitation, or similar proceeding.

           (xii)  With respect to each Benefit Plan that is subject to Title IV of ERISA:

              (A)  No amount is due or owing from MVB to the PBGC, other than a liability for premiums under ERISA Section 4007;

              (B)  All premiums have been paid to the PBGC on a timely basis;

              (C)  The value, determined on a termination basis using the actuarial assumptions stated in the plan, of all accrued and ancillary benefits (whether or not vested) under each such plan did not exceed, as of the most recent valuation date, and will not exceed as of the Closing Date, the then-current fair market value of the assets of the plan;

              (D)  No reportable events (within the meaning of ERISA Section 4043) have occurred;

              (E)  There is no accumulated funding deficiency (within the meaning of Code Section 412 or ERISA Section 302), whether or not such deficiency has been waived;

              (F)  There is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA, but excluding from the definition of "current value" of "assets" accrued but unpaid contributions); and

              (G)  the Company and each ERISA Affiliate has made when due any "required installments" within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply.

          (xiii)  None of MVB has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) to any multiemployer plan, and no event has occurred, and there exists no condition or set of circumstances, that presents a material risk of the occurrence of any withdrawal (partial or otherwise) from, or the partition, termination, reorganization, or insolvency of any multiemployer plan that could result in any liability on behalf of MVB to a multiemployer plan. All contributions required to be made by MVB and its ERISA Affiliates to any multiemployer plan have been timely made.

          (xiv)  The aggregate liability of MVB to all multiemployer plans in the event of a complete withdrawal therefrom, as of the close of the most recent plan year of the multiemployer plan ended prior to the date hereof would not exceed $100,000. To the Knowledge of MVB, there has been no material change in the (i) financial condition of any multiemployer plan, (ii) actuarial assumptions, (iii) required level of Credit Party contributions, or (iv) level of benefits provided under any multiemployer plan since the close of the most recent plan year of the multiemployer plan that, individually or in the aggregate, would materially increase the amount of this liability.

           (xv)  No termination event has occurred or is reasonably expected to occur that, when taken together with all other such termination events, could reasonably be expected to result in material liability to MVB.

          (n)    Taxes.

              (i)  MVB has filed all material Returns required to be filed by it, or requests for extensions to file have been granted and have not expired, and all such Returns are complete and correct in all material respects. MVB has paid or caused to be paid all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other material Taxes are payable by MVB with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) for which the applicable statute of limitations has not expired, except for Taxes for which an adequate reserve has been established therefor. MVB has withheld and paid over all Taxes required to have been withheld and paid over, and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, except for any failure that would not reasonably be expected to have a Material Adverse Effect on MVB. There are no Liens on any of the assets of MVB with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that MVB is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

             (ii)  No material Returns of MVB are under audit by a government or taxing authority. No deficiencies for any Taxes have been proposed, asserted or assessed, in each case in writing, against MVB that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on MVB. No waiver or extension of any statute of limitations is in effect with respect to material Taxes or Returns of MVB.

            (iii)  MVB has not taken or agreed to take any action and has no Knowledge of any fact, agreement or plan that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (iv)  MVB has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement; or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (o)    Labor and Employment Matters.    (1) There are no controversies pending or, to the Knowledge of MVB, threatened, between MVB and any of its employees; (2) MVB is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by MVB, nor, to the Knowledge of MVB, have any activities or proceedings of any labor union or group of employees to organize any such employees; (3) MVB has not breached or failed to comply with any provision of any collective bargaining agreement or other labor union contract, and there are no grievances outstanding against MVB under such agreement or contract; (4) there are no unfair labor practice complaints pending against MVB before the National Labor Relations Board or any similar foreign Governmental Entity, and to the Knowledge of MVB, there are no current union representation questions involving the employees of MVB; (5) there currently exists no work slowdown, work stoppage or lockout, nor to the Knowledge of MVB is any such matter threatened, by or with respect to the employees of MVB; and (6) other than as disclosed in Section 3.2(o) of the MVB Disclosure Schedule, there are no contracts or agreements of MVB which provide for or guaranty any employee of MVB a specific term of employment.

          (p)    Real Property and Assets.    MVB has all necessary right, title and interest in and to all of its real and personal property, except for Liens and security interests of record, liens and security interests that do not in the aggregate exceed $10,000, or liens and security interests that arise in the ordinary course of business, or which do not materially impair the ownership of such property. All real property owned or leased by MVB is owned or leased free and clear of all Liens, encumbrances, rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except for Liens and security interests of record, liens and security interests that do not in the aggregate exceed $10,000, or liens and security interests that arise in the ordinary course of business, or which do not materially impair the ownership of such property, and no such property is subject to any governmental decree or order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the Knowledge of MVB is any such proceeding threatened.

          (q)    Environmental Matters.

              (i)  MVB is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. MVB has no basis to expect and has not received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which MVB has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by MVB or any other Person for whose conduct MVB may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

             (ii)  There are no pending or, to the knowledge of MVB, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the facilities or any other properties and assets (whether real, personal, or mixed) in which MVB has had an interest.

            (iii)  MVB has no basis to expect, nor has MVB received any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which MVB had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by MVB have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

            (iv)  MVB has no Environmental, Health, and Safety Liabilities with respect to the facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which MVB (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the facilities or any such other property or assets.

             (v)  There are no Hazardous Materials present on or in the environment at the facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the facilities or such adjoining property, or incorporated into any structure therein or thereon. MVB has not permitted or conducted, and is not aware of, any Hazardous Activity conducted with respect to the facilities or any other properties or assets (whether real, personal, or mixed) in which MVB has or had an interest except in full compliance with all applicable Environmental Laws.

            (vi)  There has been no Release or, to the knowledge of MVB, threat of Release, of any Hazardous Materials at or from the facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the facilities, or from or by any other properties and assets (whether real, personal, or mixed) in MVB has or had an interest, or any geologically or hydrologically adjoining property.

           (vii)  MVB has delivered to Company true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by MVB pertaining to Hazardous Materials or Hazardous Activities in, on, or under the facilities, or concerning compliance by MVB, or any other person for whose conduct they are or may be held responsible, with Environmental Laws.

          (r)    Brokers; Professional Fees.    Other than as disclosed in Section 3.2(r) of the MVB Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MVB.

          (s)    Allowance for Credit Losses.    MVB's allowance for credit losses, as established from time to time, is adequate as determined by the standards applied to MVB by the applicable bank regulatory agencies and pursuant to GAAP. Since June 30, 2003, MVB has not and prior to the Closing Date it shall not, reverse any provision taken for credit losses.

          (t)    Repurchase Agreement.    MVB has valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

          (u)    Shareholder List.    The list of shareholders of MVB provided as Section 3.2(u) of the MVB Disclosure Schedule, is a true, correct and complete list of the names, addresses and holdings of all record holders of MVB Common Stock as of the date thereof. MVB shall notify the Company of any change in record ownership of more than one percent (1%) through the Closing Date.

          (v)    Interests of Directors and Others.    Except as disclosed in Section 3.2(l) or Section 3.2(v) of the MVB Disclosure Schedule, and for loans and related arrangements extended and maintained in compliance with Regulation O, no officer or director of MVB has any material interest in any assets or property (whether real or personal, tangible or intangible), of or used in the business of MVB.

          (w)    Schedules to this Agreement.    The information contained in each schedule to this Agreement prepared by or on behalf of MVB constitutes additional representations and warranties made by MVB hereunder and is incorporated herein by reference. The copies of documents furnished as part of these schedules are true, correct and complete copies and include all amendments, supplements, and modifications thereto and all express waivers applicable thereunder.

          (x)    No Misstatements or Omissions.    No representation or warranty of MVB in this Agreement or in any statement, certificate or schedule furnished or to be furnished by MVB pursuant to this Agreement or in connection with the transaction contemplated by this Agreement, contains or as of the Closing Date will contain any untrue statements of a material fact or omits or will omit to state any material fact necessary to prevent the statements made from being misleading in light of the circumstances as a whole.

ARTICLE IV.

COVENANTS OF THE PARTIES

        Section 4.1    Conduct of MVB Business.    Except as set forth in Section 4.1 of the MVB Disclosure Schedule, as expressly contemplated by this Agreement, or as consented to by the Company, which consent shall not be unreasonably withheld (except as to matters described in Sections 4.1(c) and 4.1(e) below, in which matters the Company may grant or withhold consent in its absolute discretion), during the period from the date of this Agreement to the Effective Time, MVB shall carry on its business in the ordinary course consistent with past practice, and in compliance with all applicable laws and regulation and, to the extent consistent therewith, use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which such party has significant business relations. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in the MVB Disclosure Schedule or the MVB business plan as consented to in writing by the Company, MVB shall not:

          (a)   declare or pay any dividend or other distribution with respect to any share of MVB Common Stock;

          (b)   except as otherwise provided in this Agreement, amend or otherwise modify its charter, bylaws or other comparable organizational documents;

          (c)   take or suffer any action that would constitute or result in a Change of Control;

          (d)   issue any MVB Common Stock or securities convertible into or exchangeable for MVB Common Stock, or any security whose value is based on changes in the value of MVB Common Stock.

          (e)   redeem or repurchase any shares of MVB Common Stock, provided, however, that this provision shall not apply to the repurchase or redemption of Dissenting Shares from a shareholder that has perfected appraisal rights pursuant to Section 2.6 and Chapter 13 of the California Corporations Code;

          (f)    adopt any change, other than as required by applicable generally accepted accounting principles, in its accounting policies, procedures or practices;

          (g)   pay any bonus, reward or other extraordinary payment to any of its directors, officers or other employees unless authorized by an agreement between MVB and such director or officer prior to June 30, 2003 and disclosed to the Company, provided, however, that without prior consent of the Company MVB may increase compensation to any employee or group of employees such that the aggregate of all such increases does not exceed 3.75%;

          (h)   amend, alter or change any amount payable by MVB in connection with any termination or severance payment agreement with any current or former directors, executive officer or employee;

          (i)    enter into any employment agreement, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director, executive office or employee;

          (j)    enter into any significant agreements that cannot be terminated without penalty with 30 days notice;

          (k)   make or commit to make any capital expenditure over $10,000 without the prior written approval of the Company;

          (l)    reduce or agree to reduce MVB's regulatory capital from June 30, 2003 levels;

          (m)  make any adjustment to increase or decrease MVB's allowance for loan losses, except at the request of the Company

          (n)   take any action that would represent a violation of any Regulatory Order applicable to MVB; or

          (o)   authorize, or commit or agree to take, any of the foregoing actions.

        Section 4.2    MVB Information.    Promptly upon learning of any event or condition that would result, or that following only the giving of notice or passage of time would result, in a breach of MVB's representations and warranties in Section 3.2 above, MVB shall provide the Company with a reasonably detailed written description of the event or condition as then known, and shall provide such additional information thereafter regarding such event or condition as the Company may reasonably request.

        Section 4.3    Company Information.    Promptly upon learning of any event or condition that would result, or that following only the giving of notice or passage of time would result, in a breach of the Company's and the Bank's representations and warranties in Section 3.1 above, the Company shall provide MVB with a reasonably detailed written description of the event or condition as then known, and shall provide such additional information thereafter regarding such event or condition as MVB may reasonably request.

        Section 4.4    Governmental Approvals; Registration of Securities.    The parties shall cooperate to file and pursue to completion the approvals by Governmental Authorities necessary for the consummation of the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, unless this Agreement has been terminated pursuant to Article VII:

          (a)   The Company shall prepare and file an Interagency Bank Merger Application with the FDIC, file the Plan of Merger with Oregon Director and shall file the Plan of Merger with the California Commissioner together with all such ancillary documents and supporting information as the FDIC or the Director may require, and shall respond to inquiries from each such agency, and MVB shall take such steps and execute, deliver and file (or permit the filing of) such applications and supporting documentation as the Company may request in connection therewith.

          (b)   The Company shall prepare and file with the SEC a registration statement on Form S-4 relating to the Merger Shares. In connection therewith, MVB shall provide such true, accurate and complete information as the Company may request from time to time in the preparation of such registration statement and in response to inquiries the Company may receive from the SEC in respect thereof. Each of the parties covenants and agrees, severally but not jointly, that the information provided by such party to be included in the registration statement shall, as of the date provided and as of the date the registration statement is declared effective by the SEC does not contain a misstatement of a material fact, or omit to state a material fact necessary to make the statements made by or pertaining to such party, not misleading in light of the circumstances as a whole.

          (c)   The Company shall prepare and file with the Nasdaq Stock Market an application to list the Merger Shares on the Nasdaq SmallCap Market.

          (d)   Each of MVB and the Company shall take such other steps as may be required to address regulatory or administrative inquiries in connection with the Merger and the transactions contemplated in connection therewith.

        Section 4.5    Takeover Statutes and Provisions.    MVB shall use diligent efforts to (i) exempt MVB, this Agreement, the Merger and the other transactions contemplated hereby and thereby from the requirements of any state takeover law (including without limitation, statutes relating to business combinations, freezeouts, fair price, merger moratorium, control share acquisitions or other similar antitakeover statutes or regulations enacted under the laws of Oregon or California) and from any similar provisions (including but not limited to "fair-price" provisions and shareholder rights plans) of the Articles of Incorporation or Bylaws of either of them, as applicable, by action of MVB's Board of Directors, shareholders or otherwise, and (ii) assist the Company or the Bank in challenging the applicability of any Oregon or California takeover law to the Merger.

        Section 4.6    Compliance with Antitrust Laws.    The parties shall use diligent efforts to resolve such objections, if any, as may be asserted with respect to the Merger by the FRB, the Department of Justice, the FDIC, or any other Governmental Entity (including, without limitation, objections under any antitrust laws and any applicable laws or regulations). If a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, each of the parties shall use reasonably diligent efforts to resist, resolve or avoid the filing of such suit. The parties shall use their reasonably diligent efforts to take such action as may be required: (a) by the FRB, the Department of Justice, the FDIC, or any other Governmental Entity in order to resolve such objections as any of them may have to the Merger, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of any antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger.

ARTICLE V.

ADDITIONAL AGREEMENTS

        Section 5.1    Shareholder Approval.    MVB shall, as soon as practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of the MVB shareholders, for the purpose of obtaining MVB shareholder approval.

        Section 5.2    Reasonable Efforts.    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with the SEC, the Director, the FDIC and the FRB contemplated by Section 4.4 above) and the taking of all reasonable steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

        Section 5.3    Stock Options.    On or before the Closing Date, the board of directors of MVB shall adopt such resolutions or take such other actions as may be required to terminate all outstanding MVB Options, whether vested or unvested, and the Company shall provide for the payment of consideration therefor as contemplated by Section 2.1(d) above.

        Section 5.4    Indemnification, Exculpation and Insurance.

        (a)   MVB shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable law (and MVB shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former officer and director of the MVB who is made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because such person is or was an officer or director of MVB, or because such person is or was serving, at MVB's request, as an officer, director, partner, trustee, employee or agent of another entity, from and against any liabilities, fines, penalties, losses, claims, damages, costs, interest and expenses (including reasonable attorneys' and experts' fees) incurred by such person in connection with such action, suit or proceeding.

        (b)   Any person entitled to indemnification under paragraph (a) above (each, an "Indemnified Party"), upon learning of an action, suit or proceeding or threatened action, suit or proceeding, with respect to which he or she is or may be entitled to indemnification, shall promptly notify MVB, and MVB shall have the right to assume the defense thereof, and it shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if MVB elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between MVB and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and MVB shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that MVB shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) each Indemnified Party will cooperate in the defense of any such matter and (iii) MVB shall not be liable for any settlement effected without its prior written consent; and provided, further, that MVB shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, the indemnification (or advance of expenses) of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then MVB and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

        (c)   Not less than thirty (30) days before the expected Closing Date, MVB shall procure policies of directors' and officers' liability insurance providing "tail" coverage of not less than three million dollars ($3,000,000) for a term of not less than three (3) years with respect to claims arising from or related to facts or events which occurred or are alleged to have occurred at or before the Effective Time and which might, or which might be alleged to, represent a breach of fiduciary duty or other error or omission of MVB's directors or officers.

        (d)   The provisions of this Section 5.4: (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives; (ii) shall be binding upon the successors and assigns of MVB; (iii) shall survive the Closing; and (iv) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnified Party may have by statute, contract or otherwise.

        Section 5.5    Fees and Expenses.    All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

        Section 5.6    Public Announcements.    MVB and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding any contrary provision of this Agreement, however, the parties acknowledge that the Company Common Stock is registered with the SEC pursuant to Section 12(g) of the Exchange Act and is traded on the Nasdaq Stock Market, and as such the Company is required to file certain reports and deliver certain materials to the SEC and to the Company's shareholders. To that end, in the event the Company, on the advice of its counsel, determines that it is required to make public disclosure of information that otherwise would be prohibited or limited by this Section 5.6, the Company may file such reports and issue such communications as it deems reasonably necessary to comply with Exchange Act regulations and Nasdaq listing qualification rules. In such event the Company shall provide MVB with a copy of such reports or communications promptly upon release thereof.

        Section 5.7    Tax Treatment.    MVB and the Company shall use their respective best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 6.2(c), including the execution of the letter of representation referred to therein.

        Section 5.8    Loans by MVB.    MVB will not make any loans prior to the Closing Date with a principal amount in excess of $250,000 without the prior written consent of the Company, which consent shall be deemed to have been granted if the Company shall not have stated its objection thereto within three Business Days after receipt from MVB of the terms of such proposed loan and the creditworthiness and other documentation required in support thereof.

        Section 5.9    Compliance with Regulatory Obligations.    MVB shall comply with all requirements imposed by that certain Memorandum of Understanding among MVB, the FRB dated June 23, 2003.

        Section 5.10    Observation Rights.    At all times beginning on the date of this Agreement and continuing until the Closing Date or until this Agreement is terminated pursuant to Section 7.1, MVB shall (i) provide the Company with notice of all board of directors' meetings and or the audit committee and loan committee thereof, and all meetings of any executive officer or director with any federal or state banking or securities regulator; (ii) provide to the Company copies of all material provided by MVB to any person whose attendance is required or permitted at a meeting described in the preceding clause (i), including without limitation copies of all board packets and draft minutes and consent resolutions to be submitted for approval, and all materials provided in connection with this clause (ii) shall be provided to the Company at the same time and in the same manner as provided to such persons; (iii) permit two (2) executive officers or directors of the Company to attend all portions, and any and all adjournments, of any meeting described in clause (i), provided, however, that no representative of the Company may participate in the deliberations of the board or of such committee, and provided further, that no representative of the Company shall be permitted to attend any portion of a meeting during which the subject matter thereof may not lawfully be disclosed to persons other than the executive officers or directors of MVB.

ARTICLE VI.

CONDITIONS PRECEDENT

        Section 6.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction, or waiver by each party, on or prior to the Closing Date of the following conditions:

          (a)    MVB shareholder approval.    The Merger shall have been approved by the requisite majority of the holders of the MVB Common Stock.

          (b)    Governmental Approvals.    All consents, approvals or orders of authorization of, or actions by any Governmental Entities required for the consummation of the Merger and the other actions contemplated by this Agreement shall have been obtained, including without limitation the approval of the FDIC and the SEC and all registrations, declarations or filings with any Governmental Entities shall have been made, except in each case for those the failure of which to obtain or make, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or MVB.

          (c)    Required Third-Party Consents.    All necessary third party consents to and approvals or waivers of the Merger and the transactions contemplated hereby shall have been obtained from the relevant Persons, except for those the failure of which to obtain, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or MVB.

          (d)    No Litigation.    No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect enjoining or otherwise prohibiting the consummation of the Merger or which otherwise is reasonably likely to have a Material Adverse Effect on the Company or MVB.

          (e)    Blue Sky Approvals; Nasdaq Listing.    All necessary approvals under federal and state securities or blue sky laws and other authorizations relating to the issuance of the Merger Shares shall have been received, and Merger Shares shall have been listed for trading on the Nasdaq SmallCap Market.

          (f)    Dissenters Rights.    The holders of no more than ten percent (10%) of the MVB Common Stock shall have exercised statutory appraisal rights as set forth in the Chapter 13 of the California Corporations Code in connection with the Merger.

          (g)    No Banking Moratorium.    There shall exist no banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit generally applicable to commercial banks in the United States.

        Section 6.2    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of MVB set forth herein qualified as to materiality shall be true and correct in all material respects, and those not so qualified shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). One (1) day prior to the Closing, MVB will provide to the Company a written "bring-down" certificate certifying the truth and accuracy of all of MVB's representations contained herein as of such date, and reflecting facts, circumstances or events that have arisen or occurred since the date of this Agreement which would cause such representations to be inaccurate as of such date.

          (b)    Performance of Obligations.    MVB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and shall have executed and delivered all documents required to be delivered by it pursuant to this Agreement.

          (c)    Tax Opinion.    The Company shall have received from Davis Wright Tremaine LLP, counsel to the Company, on the Closing Date, an opinion, in a form and of the substance reasonably acceptable to the Company and dated as of the Closing Date to the effect that the transactions contemplated hereby will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel will be entitled to rely upon representations of officers of the Company and MVB, including representations in substantially the same form as Exhibits B and C.

          (d)    Opinion of Counsel.    The Company shall have received a favorable opinion of Gary Steven Findley & Associates, counsel to MVB, dated as of the Closing Date, in form and substance satisfactory to the Company to the effect that:

              (i)  MVB is a state chartered commercial bank, duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own, lease, and operate its properties and assets, and to carry on a general banking business;

             (ii)  MVB has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Plan of Merger; the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of MVB; and this Agreement and the Plan of Merger have been duly executed and delivered by MVB and constitute the legal, valid and binding obligation of MVB, enforceable against MVB in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles;

            (iii)  the authorized capital stock of MVB consists of 2,000,000 shares of common stock, no par value per share, of which [complete as of the Closing Date] shares are outstanding and are validly issued, fully paid and nonassessable. Such shares are the only shares of capital stock of MVB authorized, issued or outstanding; and to the knowledge of Gary Steven Findley and Associates, MVB is not a party to, and is not obligated by, any commitment, plan or arrangement to issue or to sell any shares of capital stock or any other equity interest in MVB other than the MVB Option Plan or as disclosed in the MVB Disclosure Schedule; and

            (iv)  the execution and delivery by MVB of, and the performance of the transactions contemplated by, each of the transaction documents do not (a) violate MVB's Articles or Bylaws, (b) breach, or result in a default under, any existing obligation of MVB under any material agreement or instrument to which MVB is a party, or (c) breach or otherwise violate any existing obligation of MVB under any court order that names MVB and is specifically directed to it or its property.

          (e)    Corporate Documents.    The Company shall have received:

              (i)  a certificate of existence and good standing certificate for MVB issued by the California Secretary of State and a certificate of good standing for MVB issued by the California Commissioner as of the Business Day immediately preceding the Closing Date; and

             (ii)  a copy, certified by the secretary of MVB, of resolutions adopted by the board of directors and shareholders of MVB approving this Agreement and the Plan of Merger.

          (f)    Material Adverse Change.    MVB shall not have experienced any Material Adverse Change.

          (g)    Employment Agreement.    The Company shall have entered into an employment agreement with Joan Blocker in the form attached as Exhibit H.

          (h)    Affiliate Agreements.    Each director of MVB and each person known by MVB to be the holder of ten percent (10%) or more of the MVB Common Stock shall have entered into an agreement to vote their shares in favor of the Merger, and, in the case of the directors of MVB, not to not compete with the Resulting Bank for a period of eighteen (18) months after the Closing Date, such agreement to be substantially in the form of Exhibit D.

          (i)    Certificate.    The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of MVB, substantially in the form of Exhibit F, dated as of the Closing Date, certifying to their Knowledge the fulfillment of the conditions set forth in this Section 6.2(a) through (e), together with such other matters as the Company may reasonably request.

        Section 6.3    Conditions to Obligations of MVB.    The obligation of MVB to effect the Merger is further subject to satisfaction or waiver by the Company of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company and the Bank set forth herein qualified as to materiality shall be true and correct in all material respects, and those not so qualified shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). One (1) day prior to the Closing, the Company will provide to MVB a written bring-down certificate certifying the truth and accuracy of all of the Company's and the Bank's representations contained herein as of such date, and reflecting facts, circumstances or events that have arisen or occurred since the date of this Agreement which would cause such representations to be inaccurate as of such date.

          (b)    Performance of Obligations.    The Company and the Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c)    Opinion of Counsel.    MVB shall have received the opinion of Davis Wright Tremaine LLP, counsel to the Company, dated as of the Closing Date, in form and substance satisfactory to MVB, to the effect that:

              (i)  the Company is a corporation, duly organized and validly existing under the laws of the State of Oregon, and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner being conducted on the Closing Date;

             (ii)  the Bank is a state chartered stock bank, duly organized, validly existing and in good standing under the laws of the State of Oregon, has all requisite corporate power and authority to own, lease, and operate its properties and assets, and to carry on a general banking business;

            (iii)  the Company and the Bank each have all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement and the Plans of Merger; the execution, delivery and performance of the Agreement and the Plans of Merger and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action on the part of each; and the Agreement and the Plans of Merger have been duly executed and delivered by them and constitute the legal, valid and binding obligation of each, enforceable against the Company and the Bank in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles;

            (iv)  The authorized capital stock of the Company consists of 21,000,000 shares of capital stock of which 20,000,000 are shares of common stock, no par value per share, of which [complete as of the Closing Date] shares are outstanding and are validly issued, fully paid and nonassessable and 1,000,000 shares of preferred stock, of which [11,000] are no par value designated Series A Preferred Stock, of which [complete as of the Closing Date] shares are outstanding and are validly issued, fully paid and nonassessable. Such shares are the only shares of capital stock of the Company authorized, issued or outstanding; and to the best knowledge of such counsel, the Company is not a party to, and is not obligated by, any commitment, plan or arrangement to issue or to sell any shares of capital stock or any other equity interest in the Company, except as set forth in the Company Securities Filings.

             (v)  All of the issued and outstanding capital stock of the Bank is owned by the Company.

            (vi)  The Merger Shares, when delivered in exchange (or in partial exchange) for the shares of MVB Common Stock, will be authorized, validly issued, fully paid and nonassessable; and

           (vii)  The Merger Shares have been registered under the Securities Act and to the best knowledge of the opinion giver, no stop order has been issued suspending the effectiveness of the Order of Registration or the issuance of the shares in any jurisdiction, and no proceeding for any such purpose has been initiated or pending or are contemplated under the Securities Act or any other securities laws. The Merger Shares have been listed for trading on the Nasdaq SmallCap Market.

          (d)    Corporate Documents.    MVB shall have received:

              (i)  a certificate of existence for the Company issued by the Oregon Secretary of State and a certificate of existence and good standing for the Bank issued by the Oregon Director, in each case as of the Business Day immediately preceding the Closing Date;

             (ii)  a copy, certified by the secretary of the Company and the Bank, of the resolutions adopted by the respective board of directors approving this Agreement and the Plan of Merger.

          (e)   Neither the Company nor the Bank shall have experienced any Material Adverse Change.

ARTICLE VII.

TERMINATION, AMENDMENT AND WAIVER

        Section 7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after MVB shareholder approval:

          (a)   by mutual written consent of MVB and the Company;

          (b)   by either MVB or the Company:

              (i)  if the Merger shall not have been consummated on or before January 31, 2004; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time, and provided further that the closing may be extended by either party to April 30, 2004 if regulatory approval has not been received before January 31, 2004;

             (ii)  if (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining MVB and the Company from consummating the Merger is entered and such judgment, injunction or order shall have become final and non-appealable;

            (iii)  if any Restraint shall be in effect and shall have become final and non-appealable;

            (iv)  if the Weighted Average Closing Price is less than $6.63 per share or greater than $10.97 per share;

             (v)  if the board of directors of the terminating party determines that the exercise of its fiduciary duty so requires.

          (c)   by MVB, if the Company or the Bank shall have (i) misrepresented, breached or failed to perform in any material respect any of their representations, covenants or other agreements contained in this Agreement, or (ii) experienced a Material Adverse Change, (each a "Company Default"), which Company Default would give rise to the failure of a condition set forth in Section 6.3(a) or (b) at the time of such Company Default; provided that if such Company Default is curable by the Company through the exercise of commercially reasonable efforts, then MVB may not terminate this Agreement under this Section 7.1(c) until twenty (20) days after delivery of written notice to the Company of the Company Default if such Company Default is then continuing, or prior to the end of such 20-day period if the Company fails continuously to exercise commercially reasonable efforts to cure the Company Default. Termination pursuant to this Section 7.1(c) shall be MVB's sole remedy in the event of a material misrepresentation or breach of warranty made by the Company or the Bank in this Agreement.

          (d)   by the Company, at any time prior to the Closing if MVB shall have misrepresented, breached or failed to perform in any material respect any of its representations, covenants or other agreements contained in this Agreement (each an "MVB Default"), which MVB Default would give rise to the failure of a condition set forth in Section 6.2(a) or (b) at the time of such MVB Default; provided that if such MVB Default is curable by MVB through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(d) until twenty (20) days after delivery of written notice to MVB of such MVB Default if such MVB Default is then continuing, or prior to the end of such 20-day period if MVB fails to continuously exercise commercially reasonable efforts to cure the MVB Default. Termination pursuant to this Section 7.1(d) shall be the Company's sole remedy in the event of a material misrepresentation or breach of warranty made by MVB in this Agreement.

        Section 7.2    Effect of Termination.    In the event of termination of this Agreement by MVB as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of MVB or the Company, other than the provisions of this Section 7.2, Section 7.3 and Article VIII, which provisions survive such termination. In the event of a termination of this Agreement by either party as a result of a Company Default or a MVB Default (other than a Company Default or MVB Default consisting solely of a material breach of a representation or warranty hereunder), the terminating party shall be entitled to recover its reasonable out-of-pocket costs and attorney's fees, resulting from or in connection with the negotiation and performance of this Agreement and such default and termination. No termination of this Agreement shall relieve any party from any liability arising from the willful breach by any party of any of its representations, covenants or agreements set forth in this Agreement.

        Section 7.3    Effect of Certain Terminations.    In the event either party terminates this Agreement (other than a termination by either party pursuant to Section 7.1(a), 7.1(b)(ii), 7.1(b)(iii) or Section 7.1(b)(iv)), the terminating party shall pay to the non-terminating party, without demand by the non-terminating party, an amount to five hundred thousand dollars ($500,000), an amount the parties believe represents a reasonable estimate of the value of the legal, accounting and advisory fees, plus the expense of employee time and other costs and losses, the non-terminating party would have incurred in connection with this Agreement and the transactions contemplated hereby, which costs and losses would be extremely difficult to quantify. In addition to such payment, the Company shall, immediately upon or at any time following the announcement of a Change of Control by MVB which occurs within one year after the termination of this Agreement, be entitled to elect between either (a) immediate cash payment of a fee (the "Breakup Fee") equal to one million dollars ($1,000,000) payable upon demand by the Company to MVB, which payment represents the parties' reasonable estimate of the damage to reputation, foregone opportunities, diversion of management attention, and other costs and losses that would be difficult or impossible to quantify, or (b) exercise of that certain Stock Option on the terms and subject to the conditions set forth in the Stock Option Agreement, substantially in the form of Exhibit G. Such remedies shall serve as the sole remedies in favor of the non-terminating party for a termination hereof, and the parties hereby acknowledge that such amount represents a fair and reasonable estimate of the harm that would be incurred by the non-terminating party in entering into this Agreement and foregoing other opportunities that it otherwise would have pursued, which damages would otherwise be extremely difficult or impossible to quantify.

        Section 7.4    Amendment.    This Agreement may be amended by the parties at any time before or after MVB shareholder approval; provided, however, that after MVB shareholder approval, there shall not be made any amendment that by law requires further approval by the shareholders of MVB without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Section 7.5    Extension; Waiver.    At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive any condition to Closing that lawfully may be waived. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 7.6    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section 7.5 shall, in order to be effective, require, in the case of MVB or the Company, action by its board of directors.

ARTICLE VIII.

GENERAL PROVISIONS

        Section 8.1    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 8.2    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    if to MVB, to:

    MVB Bank
    (if by mail)
    P.O. Box 580
    Red Bluff, CA 96080-0580

    (if by courier or other direct delivery)
    910 Main Street, Suite F
    Red Bluff, CA 96080

    Telecopier: (530) 527-8671
    Attn: John Dickerson

    with a copy to:

    Gary Steven Findley, Esq.
    Gary Steven Findley & Associates
    1470 North Hundley Street
    Anaheim, CA 92802

    Telecopier: (714) 630-7910
    Attn: Gary Findley

    if to the Company or the Bank, to

    PremierWest Bancorp
    503 Airport Road
    Medford, Oregon 97504

    Telecopier: (541) 618-6001
    Attn: John Anhorn

    With a copy to:

    Davis Wright Tremaine LLP
    2300 Wells Fargo Tower
    1300 SW Fifth Avenue
    Portland, OR 97201

    Telecopier: (503) 778-5299
    Attn: Marcus J. Williams

        Section 8.3    Definitions.    For purposes of this Agreement:

          (a)   "Adjusted Merger Consideration" has the meaning assigned in Section 2.2(d).

          (b)   An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (c)   "Agreement" means this Agreement and Merger and any and all exhibits and schedules and amendments hereto.

          (d)   "Bank" has the meaning specified in the preamble to this Agreement.

          (e)   "Benefit Plans" has the meaning assigned in Section 3.2(m)(i).

          (f)    "Breakup Fee" has the meaning assigned in Section 7.3.

          (g)   "Business Day" means any day other than Saturday, Sunday or any other day on which (i) banks are legally permitted to be closed in the State of Oregon, and (ii) the Nasdaq Stock Market is closed for the publication of securities trading information.

          (h)   "California Banking Law" has the meaning specified in Section 1.1.

          (i)    "California Commissioner" means the California Commissioner of Financial Institutions.

          (j)    "Cash Component" has the meaning assigned in Section 2.2(c).

          (k)   "Cash Election Shares" has the meaning assigned in Section 2.3(a).

          (l)    "Certificate" and "Certificates" have the meanings specified in Section 2.4(b).

          (m)  "Change of Control" means any of the following circumstances: MVB or its board of directors enters into an agreement or recommends to its shareholders an agreement (other than this Agreement) pursuant to which any Person or any "group," as that term is interpreted for purposes of Section 13(d)(3) of the Exchange Act, would (i) merge or consolidate with MVB or cause MVB to merge or consolidate with such Person (including any "affiliate" of such Person, as that term is defined in Rule 144(a) under the Securities Act), (ii) directly or indirectly acquire twenty percent (20%) or more of the assets or liabilities of, or enter into any similar transaction with MVB, or (iii) directly or indirectly purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) securities representing or convertible into twenty percent (20%) or more of the stock of MVB. No Change of Control shall be deemed to have arisen in connection with any primary offering of securities in which MVB sells shares of MVB Common Stock for the purpose of financing capital required to meet obligations imposed by a Regulatory Order.

          (n)   "Closing" shall have the meaning specified in Section 1.2.

          (o)   "Closing Date" shall have the meaning specified in Section 1.2.

          (p)   "Code" means the Internal Revenue Code of 1986, as amended.

          (q)   "Company" has the meaning in the preamble to this Agreement.

          (r)   "Company Common Stock" shall have the meaning assigned in Section 2.1(c)(i).

          (s)   "Company Default" shall have the meaning specified in Section 7.1(c).

          (t)    "Company Disclosure Schedule" shall have the meaning specified in Section 3.1.

          (u)   "Company Options" shall mean any option, warrant or other security convertible into or exchangeable (with or without additional consideration) for Company Common Stock.

          (v)   "Company Securities Filings" means the documents filed with or delivered to the SEC by the Company, or required to be so filed or delivered, pursuant to Section 13 or Section 15(d) of the Exchange Act since September 30, 2000.

          (w)  "Company Stock Plans" means the plans and arrangements providing for the grant of options or warrants for the purchase of shares of Company Common Stock.

          (x)   "Dissenting Shares" shall have the meaning specified in Section 2.6(a).

          (y)   "Effective Time" shall have the meaning specified in Section 1.3.

          (z)   "Election Deadline" shall mean 7:00 p.m. on the thirtieth (30th) day following the date on which the Effective Time occurs.

          (aa)    "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or occupational safety and health Law and consisting of or relating to:

            (a)   any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

            (b)   fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

            (c)   financial responsibility under Environmental Law or occupational safety and health law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or occupational safety and health Law (whether or not such Cleanup has been required or requested by any governmental body or any other person) and for any natural resource damages; or

            (d)   any other compliance, corrective, investigative, or remedial measures required under Environmental Law or occupational safety and health Law.

          The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended ("CERCLA").

          (bb)    "Environmental Law" means any legal requirement that requires or relates to:

            (a)   advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

            (b)   preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment;

            (c)   reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

            (d)   assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

            (e)   protecting resources, species, or ecological amenities;

            (f)    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

            (g)   cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

            (h)   making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

          (cc)    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (dd)    "ERISA Affiliate" shall have the meaning assigned in Section 3.2(m).

          (ee)    "Exchange Agent" shall have the meaning assigned in Section 2.4(a).

          (ff)    "FDIC" means the Federal Deposit Insurance Corporation.

          (gg)    "FHA" means the Federal Housing Administration.

          (hh)    "FHLMC" means the Federal Home Loan Mortgage Corporation.

          (ii)    "FNMA" means the Federal National Mortgage Association.

          (jj)    "FRB" means Federal Reserve Board.

          (kk)    "Form of Election" shall have the meaning assigned in Section 2.3(a).

          (ll)    "GAAP" means generally accepted accounting principals, consistently applied.

          (mm)    "GNMA" means the Government National Mortgage Association.

          (nn)    "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the facilities or any part thereof into the environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the facilities, or that may affect the value of the facilities or the MVB.

          (oo)    "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          (pp)    "Indemnified Party" shall have the meaning assigned in Section 5.4(b).

          (qq)    "Indemnifying Party" shall mean a party required under Section 5.4(a) or 5.4(b) to provide for indemnification. Following the Effective Time the Indemnifying Party in respect of MVB's obligations under Section 5.4(b) shall be the insurer of such obligation as contemplated by Section 5.4(d).

          (rr)    "Knowledge" of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person's executive officers and other officers having primary responsibility for such matter, together with such knowledge as would be obtained in the conduct of their duties in the ordinary course and in the exercise of reasonable inquiry under the circumstances.

          (ss)    "Liens" shall have the meaning specified in Section 3.1(b).

          (tt)    "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or MVB, any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, results of operations or prospects of such party and its subsidiaries taken as a whole, other than any change, effect, event, occurrence or state of facts relating to the economy in general. Without limited the generality of the foregoing, a "Material Adverse Change" shall have occurred if any party (i) is identified by any bank regulatory authority as being in material default under any material law, regulation, regulatory order or memorandum of understanding, whether or not existing at the date of this Agreement, or (ii) receives or enters into any cease and desist order, memorandum of understanding, or other adverse regulatory order not existing at the date of this Agreement, or (iii) is notified by any bank regulatory authority that it intends to commence or seek any order described in clause (ii) above.

          (uu)    "Merger" shall have the meaning specified in Section 1.1.

          (vv)    "Merger Consideration" shall have the meaning specified in Section 2.1(a).

          (ww)    "Merger Shares" shall have the meaning specified in Section 2.2(b).

          (xx)    "MVB" has the meaning assigned in the preamble to this Agreement.

          (yy)    "MVB Balance Sheet" shall have the meaning specified in Section 3.2(f).

          (zz)    "MVB Common Stock" shall have the meaning assigned in Section 3.2(c)(i).

          (aaa)    "MVB Default" shall have the meaning specified in Section 7.1(d).

          (bbb)    "MVB Disclosure Schedule" shall have the meaning specified in Section 3.2.

          (ccc)    "MVB Material Contracts" shall have the meaning specified in Section 3.2(l).

          (ddd)    "MVB Options" shall mean any option, warrant or other security convertible into or exchangeable (with or without additional consideration) for MVB Common Stock.

          (eee)    "MVB Permits" shall have the meaning specified in Section 3.2(i).

          (fff)    "MVB Stock Plans" means the plans and arrangements providing for the grant of options and warrants for the purchase of shares of MVB Common Stock.

          (ggg)    "Non-Election Shares" shall have the meaning assigned in Section 2.3(c).

          (hhh)    "ORS" means the Oregon Revised Statutes.

          (iii)    "Oregon Bank Act" has the meaning specified in Section 1.1.

          (jjj)    "Oregon Director" shall mean the director of the Oregon Department of Consumer and Business Services.

          (kkk)    "PBGC" means the Pension Benefit Guaranty Corporation.

          (lll)    "Per-Share Consideration" means the Adjusted Merger Consideration divided by the number of shares of MVB Common Stock outstanding immediately prior to the Effective Time.

          (mmm)    "Person" means an individual, corporation, partnership, limited liability Company, joint venture, association, trust, unincorporated organization or other entity;

          (nnn)    "Plan of Merger" shall have the meaning specified in Section 1.3.

          (ooo)    "Recapitalization Event" shall have the meaning specified in Section 2.1(e).

          (ppp)    "Regulatory Order" shall have the meaning specified in Section 3.2(g).

          (qqq)    "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the environment, whether intentional or unintentional.

          (rrr)    "Restraints" shall have the meaning specified in Section 6.1(d).

          (sss)    "Resulting Bank" shall have the meaning specified in Section 1.1.

          (ttt)    "Returns" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

          (uuu)    "SBA" means the Small Business Administration.

          (vvv)    "SEC" means the U.S. Securities Exchange Commission.

          (www)    "Securities Act" means the Securities Act of 1933, as amended.

          (xxx)    "Stock Election Shares" shall have the meaning assigned in Section 2.3(a).

          (yyy)    "Stock Option" shall have the meanings assigned in Section 1 of that certain Stock Option Agreement attached hereto in the form of Exhibit G.

          (zzz)    A "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership, membership or partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; provided, however, that for the purposes of this Agreement, the Company shall not be considered to be a Subsidiary of MVB.

          (aaaa)    "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amount.

          (bbbb)    "VA" means the United States Veterans' Administration.

          (cccc)    "Weighted Average Closing Price" means the weighted average (based on the number of shares traded) of the last reported sale prices on the Nasdaq Stock Market for each trading day beginning on and including November 14, 2003 and ending on and including December 15, 2003; provided, however, that in the event the parties, by mutual agreement, extend the Closing Date until a date later than January 31, 2003, then the "Weighted Average Closing Price" shall instead be the weighted average (based on the number of shares traded) of the last reported sale prices on the Nasdaq Stock Market for each of the ten (10) trading days ending on and including the fifth (5th) trading day prior to the Closing Date.

        Section 8.4    Interpretation.    When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        Section 8.5    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 8.6    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; and (b) except for the provisions of Article II and Section 5.4, are not intended to confer upon any Person other than the parties any rights or remedies.

        Section 8.7    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon, without reference to the laws that might otherwise govern under applicable principles of conflict of laws thereof.

        Section 8.8    Attorney's Fees.    The prevailing party in any dispute arising out of this Agreement or any breach thereof shall be entitled to recover its costs and attorney's fees in any proceeding.

        Section 8.9    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 8.10    Enforcement.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Oregon or in Oregon state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Oregon or any Oregon state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this

Agreement in any court other than a federal court sitting in the State of Oregon or an Oregon state court.

        Section 8.11    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        IN WITNESS WHEREOF, MVB, the Company and the Bank have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MVB Bank
By:
John B. Dickerson, Chairman and Chief Executive Officer
PremierWest Bancorp
By:
John Anhorn, President and Chief Executive Officer
PremierWest Bank
By:
John Anhorn, President and Chief Executive Officer

EXHIBIT LIST

EXHIBIT A	Plan of Merger
EXHIBIT B	Tax Certificate of the Company
EXHIBIT C	Tax Certificate of MVB
EXHIBIT D	Form of Affiliate Agreement—Officers and Directors
EXHIBIT E	Form of Affiliate Agreement—Significant Shareholders
EXHIBIT F	Certificate of Executive Officers
EXHIBIT G	Form of Stock Option Agreement
EXHIBIT H	Form of Employment Agreement

Exhibit A to Appendix A

PLAN OF MERGER

        This Plan of Merger (the "Plan of Merger") is dated this            day of                        , 200    , and is by and between Mid Valley Bank ("MVB"), a California chartered commercial bank, and PremierWest Bank ("PremierWest"), an Oregon chartered stock bank.

RECITALS

        A.    PremierWest is an FDIC insured bank.

        B.    MVB is a member of the Federal Reserve and is supervised by the FRB.

        C.    PremierWest has its head office at 503 Airport Road, Medford, Oregon.

        D.    MVB has its head office at 910 Main Street, Red Bluff, California.

        E.    The Board of Directors of each of MVB and PremierWest have approved this Plan of Merger and authorized its execution and the performance of all of their respective obligations hereunder.

        F.     This Plan of Merger is part of an Agreement of Merger (the "Agreement"), dated as of September 15, 2003, by and among MVB, PremierWest and PremierWest Bancorp (PremierWest's parent holding company), which agreement sets forth certain conditions precedent to the effectiveness of this Plan of Merger and other matters relative to the merger contemplated by this Plan of Merger (the "Merger"), including certain defined terms.

        F.     At or prior to the date the Merger becomes effective, the parties shall have taken all such actions as may be necessary or appropriate in order to effectuate the Merger.

AGREEMENT

        In consideration of the mutual covenants herein contained, the parties hereby adopt this Plan of Merger:

        1.    EFFECTIVE DATE.    The effective date (the "Effective Date") of this Plan of Merger shall be the date the later to occur of the filing of this Plan of Merger with the Oregon Director.

        2.    MERGER.    On the Effective Date, MVB shall merge with and into PremierWest with PremierWest being the surviving bank (the "Surviving Bank").

        3.    ARTICLES OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS.    The Articles of Incorporation and Bylaws of PremierWest on the Effective Date shall be the Articles of Incorporation and Bylaws of the Surviving Bank. Until their successors are elected or appointed and qualified, and subject to prior death, resignation or removal, the officers and directors of the Surviving Bank shall be, as of the Effective Date, the individuals identified in Appendix A hereto.

        4.    EFFECT OF THE MERGER.

        4.1   Until changed by the Board of Directors of the Surviving Bank, the locations and names of the existing offices of MVB and PremierWest, listed on Appendix B, shall become the location of offices of the Surviving Bank under the name of the Surviving Bank; and all corporate acts, plans, policies, contracts, approvals and authorizations of MVB and PremierWest, and their shareholders, officers, agents, Boards of Directors, and committees elected or appointed thereby, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Surviving Bank and shall be as effective and binding thereon as the same were with respect to MVB and PremierWest prior to the Effective Date.

        4.2   At the Effective Date, all rights, franchises and interests of MVB and PremierWest, respectively, in and to every type of property (whether real, personal, tangible or intangible) and choses in action shall be vested in Surviving Bank by virtue of the merger without any deed or other transfer, and Surviving Bank, without any order or action on the part of any court or otherwise, shall hold and enjoy all such rights and property, franchises, and interests, including appointments, designations and nominations, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by MVB and PremierWest, respectively, on the Effective Date.

        4.3   On the Effective Date, all liabilities of MVB and PremierWest shall become liabilities of Surviving Bank; and all debts, liabilities, and contracts of MVB and PremierWest, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of MVB and PremierWest, shall be those of Surviving Bank and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property shall be preserved unimpaired.

        5.    CAPITALIZATION OF MVB.    The present authorized capital of MVB consists of 2,000,000 shares of common stock with no par value, of which 1,188,524 are issued, outstanding and fully paid. There are outstanding options to purchase 54,176 shares of MVB common stock. There are no outstanding warrants or other rights to purchase or receive MVB securities.

        6.    CAPITALIZATION OF PREMIERWEST.    The present authorized capital of PremierWest consists of 4,857,540 shares of common stock ($5.00 par value), all of which are issued outstanding and fully paid. There are no outstanding options, warrants or other rights to purchase or receive PremierWest securities.

        7.    CONVERSION OF SHARES.    As of the Effective Date, each outstanding share of PremierWest capital stock, all of which are held by PremierWest Bancorp, shall continue to be outstanding as shares of Surviving Bank, the holders of such shares shall retain their rights with respect to such shares as in effect prior to the Merger. Each outstanding share of MVB capital stock will be exchanged for shares of Company common stock and/or cash as elected by the MVB shareholder and as calculated pursuant to the Agreement. Immediately following the exchange, each outstanding share of MVB capital stock, all of which will be held by the Company, will be cancelled. Immediately prior to the Effective Date, each outstanding option to purchase MVB common stock will be terminated by MVB.

        8.    SHAREHOLDER APPROVAL.    This Plan of Merger has been ratified and approved by the shareholders of each of MVB and PremierWest in accordance with the applicable provisions of law and their respective Articles of Incorporation and Bylaws. Each of MVB and PremierWest have procured all other consents and approvals, taken all other actions, and satisfied all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided.

        9.    CONDITIONS TO THE MERGER.    All conditions precedent to the effectiveness of this Plan of Merger as set forth in the Agreement has been satisfied or waived.

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        IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

MVB:
MID VALLEY BANK
By:
John B. Dickerson, Chairman and Chief Executive Officer
PremierWest:
PREMIERWEST BANK
By:
John Anhorn, President and Chief Executive Officer

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APPENDIX A

Directors and Officers of Surviving Bank

[to be completed prior to filing]

APPENDIX B

Branch Offices

1320 Yuba Street, Suite 102	Redding	96001
434 Redcliff Drive	Redding	96002
Third And California Streets	Dorris	96023
5800 Dunsmuir Avenue	Dunsmuir	96025
6701 North Highway 3	Greenview	96037
328 Main Street	Mccloud	96057
309 North Mount Shasta Boulevard	Mount Shasta	96067
398 Main Street	Tulelake	96134
150 Alamo	Weed	96094
123 North Main Street	Yreka	96097
257 Second Street	Drain	97435
19421 North Umpqua Highway	Glide	97443
2030 Stewart Parkway	Roseburg	97470
2665 Van Pelt Boulevard	Roseburg	97470
555 S.E. Kane Street	Roseburg	97470
350 N.E. Garden Valley Boulevard	Roseburg	97470
Douglas County Fairground	Roseburg	97470
731 West Central Avenue	Sutherlin	97479
40 Northwest Glenhart	Winston	97496
300 East Pine Street	Central Point	97502
300 E. Main Street	Medford	97501
1200 Mira Mar Avenue	Medford	97504
1455 East Mcandrews Road	Medford	97504
3369 Crater Lake Highway	Medford	97504
2600 East Barnett Road	Medford	97504
503 Airport Road	Medford	97504
1409 Ne 7th Street	Grants Pass	97526
1689 Williams Highway	Grants Pass	97526
1834 Mangrove Ave #1	Chico	95926
1255 East Street, Suite 101	Redding	96001
2920 Bechelli Lane	Redding	96002
1201 Solano Street	Corning	96021
950 Main Street	Red Bluff	96080

Exhibit B to Appendix A

OFFICER'S CERTIFICATE
PREMIERWEST BANCORP and PRIEMERWEST BANK

        The undersigned, PremierWest Bancorp, an Oregon corporation ("Company") and PremierWest Bank, an Oregon chartered stock bank (the "Bank") in connection with the opinion as to certain tax matters to be delivered by Davis Wright Tremaine LLP pursuant to Section 6.2(c) of the Agreement of Merger dated as of September 15, 2003, (the "Merger Agreement")* between Company, Bank, and Mid Valley Bank, a California chartered commercial bank ("MVB"), recognizing that said law firm will rely on this Certificate in delivering said opinion, hereby certify that the facts that relate to the Merger and related transactions, as set forth in the Merger Agreement, including without limitation the representations and warranties contained in Article III thereof, are true, correct and complete in all material respects at the Effective Time, and the undersigned, after consulting with appropriate advisors, including legal counsel, regarding the meaning of and factual support for the following representations, further certify that:

*
Terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.

          1.     The Merger will be consummated in compliance with the material terms of the Merger Agreement, including the exhibits attached thereto, and the agreements executed pursuant thereto, and, except as described in an attached schedule, none of the material terms and conditions therein have been waived or modified, and Company has no plan or intention to waive or modify further any such material condition.

          2.     The fair market value of the Company stock and other consideration received by each MVB shareholder will be approximately equal to the fair market value of MVB Stock surrendered by each shareholder of MVB in exchange therefor.

          3.     The fair market value of Company stock received by MVB shareholders in exchange for MVB stock will be at least 50% of the total compensation received by MVB shareholders, including amounts received in lieu of fractional shares and by surrendering dissenting shareholders. For the purpose of this representation any amounts received by MVB shareholders in redemption of their stock in contemplation of the Merger and any extraordinary distribution (i.e., a distribution other than a regular normal dividend consistent with MVB's historic dividend practice and policy) will be considered as other consideration received by MVB shareholders in exchange for their MVB stock.

          4.     Following the Merger, the Bank will hold at least 90 percent of the fair market value of MVB's net assets and at least 70 percent of the fair market value of MVB's gross assets held immediately prior to the Merger. For purposes of this representation, amounts, if any, paid by MVB to dissenters, amounts paid by MVB to shareholders who receive cash or other property, amounts used by MVB to pay reorganization expenses, and all redemptions and distributions (not including regular, normal dividends) made by MVB in connection with the Merger will be included as assets of MVB immediately prior to the Merger.

          5.     Following the Merger, Company, or a member of its qualified group of corporations (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)), will continue the historic business of MVB or use a significant portion of MVB's business assets in a business in accordance with Treasury Regulation Section 1.368-1(d).

          6.     Company and Bank and the shareholders of Company and Bank will pay their respective expenses, if any, incurred in connection with the Merger.

          7.     There is no intercorporate indebtedness existing between Company (or its subsidiaries) and MVB that was issued, acquired, or will be settled at a discount.

          8.     Neither Company nor the Bank is an investment company as defined in Code Sections 368(a)(2)(F)(iii) and (iv).

          9.     MVB's liabilities assumed by the Bank and the liabilities to which the transferred assets of MVB are subject were incurred by MVB in the ordinary course of its business.

          10.   The payment of cash in lieu of fractional shares of stock of MVB, if any, was not separately bargained for consideration and is being made for the purpose of saving Company the expense and inconvenience of issuing fractional shares of Company Common Stock.

          11.   Prior to the Merger, Company will be in control of the Bank within the meaning of Code Section 368(c). Company has no plan or intention to cause the Bank to issue additional shares of Bank stock that would result in Company losing control of Bank within the meaning of Code Section 368(c).

          12.   Company has no plan or intention to reacquire any of its stock issued in the Merger. Neither Company nor any person related to Company will, or has any intention to, in connection with the Merger, repurchase or redeem stock of Company issued to shareholders of MVB, and neither Company nor any of its related parties has acquired or will acquire, or has any intention to acquire, in connection with the Merger, stock of MVB for consideration other than stock of Company, except pursuant to the Merger Agreement. Company is not aware of any extraordinary distribution (i.e., a distribution other than a regular normal dividend consistent with MVB's historic dividend practice and policy) with respect to stock of MVB that has occurred or is intended in connection with the Merger. Except in connection with payments to MVB stockholders, if any, who perfect dissenters' rights with respect to their shares of MVB stock, Company also has not participated, and in connection with the Merger, will not participate, in a redemption or acquisition of MVB stock made by MVB or a person related to MVB. Any reference to Company or MVB includes a reference to any successor or predecessor of such corporation. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Code Section 1504 (without regard to the exceptions in Code Section 1504(b)) or they are related as described in Code Section 304(a)(2) (disregarding Treasury Regulation Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition. Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner's interest in the partnership.

          13.   Company has no plan or intention to liquidate Bank; to merge Bank with and into another corporation; to sell or otherwise dispose of the stock of Bank; or to cause Bank to sell or otherwise dispose of any of the assets of MVB acquired in the Merger, except for dispositions in the ordinary course of business or transfers described in Code Section 368(a)(2)(C).

          14.   No stock of the Bank will be issued in the Merger.

          15.   None of the compensation received by any shareholder-employee of MVB pursuant to any employment, consulting, or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of MVB Stock. None of the shares of Company Common Stock received by any shareholder-employee of MVB pursuant to the Merger (other than any such shares received in connection with the termination in the Merger of certain stock options to purchase MVB Stock) are or will be separate consideration for, or allocable to, any such employment, consulting, or similar arrangement. The compensation paid to any shareholder-employee of MVB pursuant to any such employment, consulting, or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

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          16.   Company understands that Davis Wright Tremaine LLP, as counsel to Company, will rely on this certificate in rendering its opinion concerning certain of the United States federal income tax consequences of the Merger and hereby commits to inform them if, for any reason, any of the foregoing representations or statements ceases to be true prior to the Effective Time.

          17.   Each of us certifies to you that we are, respectively, the [Title of Officer] of Company and Bank. Each of us is familiar with the transaction contemplated by the Merger Agreement and described in the Registration Statement and Proxy Statement and has personal knowledge of the matters covered by the representations made therein. Each of us further certifies to you that we are authorized to make these representations on behalf of Company and the Bank.

        IN WITNESS WHEREOF, Company and Bank have caused this Officer's Certificate to be executed on its behalf on this            day of                            by their officers hereunto duly authorized.

PremierWest Bancorp
By:

Name:

Title:

PremierWest Bank
By:

Name:

Title:

3

Exhibit C to Appendix A

OFFICER'S CERTIFICATE—MID VALLEY BANK

        The undersigned, Mid Valley Bank, a California chartered commercial bank ("MVB"), in connection with the opinion as to certain tax matters to be delivered by Davis Wright Tremaine LLP pursuant to Section 6.2(c) of the Agreement of Merger dated as of September 15, 2003, (the "Merger Agreement")* between PremierWest Bancorp, an Oregon corporation ("Company"), PremierWest Bank, an Oregon chartered state bank ("Bank"), and MVB, recognizing that said law firm will rely on this Certificate in delivering said opinion, hereby certifies that the facts that relate to the Merger and related transactions, as set forth in the Merger Agreement, including without limitation the representations and warranties contained in Article III thereof, are true, correct, and complete in all material respects at the Effective Time, and the undersigned, after consulting with appropriate advisors, including legal counsel, regarding the meaning of and factual support for the following representations, further certifies that:

*
Terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.

          1.     The Merger will be consummated in compliance with the material terms of the Merger Agreement, including the exhibits attached thereto, and the agreements executed pursuant thereto, and, except as described in the attached schedule, none of the material terms and conditions therein have been waived or modified, and MVB has no plan or intention to waive or modify further any such material condition.

          2.     The fair market value of the Company stock and other consideration received by each MVB shareholder will be approximately equal to the fair market value of the MVB Stock surrendered by each shareholder of MVB in exchange therefor.

          3.     The fair market value of Company stock received by MVB shareholders in exchange for MVB stock will be at least 50% of the total compensation received by MVB shareholders, including amounts received in lieu of fractional shares and by surrendering dissenting shareholders. For the purpose of determining the fair market value of Company stock received by MVB shareholders, any amounts received by MVB shareholders in redemption of their stock in contemplation of the Merger will be considered as other consideration received by MVB shareholders in exchange for their MVB stock.

          4.     Neither MVB nor any person related to MVB has acquired or will acquire or has any plan or intention to acquire any MVB stock in connection with or in contemplation of the Merger, and no extraordinary distribution (i.e., a distribution other than a regular normal dividend consistent with MVB's historic dividend practice and policy) has been or will be made with respect to the MVB Stock up to and including the Effective Time. For the purposes of this paragraph, any reference to MVB includes a reference to any successor or predecessor of such corporation, except that MVB is not treated as a predecessor of Company and Company is not treated as a successor of MVB. A corporation will be treated as related to another corporation if they are (i) members of the same affiliated group as defined in Code Section 1504, or (ii) related as described in Code Section 304(a)(2) (disregarding Treasury Regulation Section 1.1502-80(b)), whether such relationship exists immediately before or immediately after the acquisition. Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner's interest in the partnership.

          5.     Following the Merger, Bank will hold at least 90 percent of the fair market value of MVB's net assets and at least 70 percent of the fair market value of MVB's gross assets held immediately prior to the Merger. For purposes of this representation, amounts, if any, paid by MVB to dissenters, amounts paid by MVB to shareholders who receive cash or other property, amounts used by MVB to pay reorganization expenses, and all redemptions and distributions (not including regular, normal dividends) made by MVB in connection with the Merger will be included as assets of MVB immediately prior to the Merger.

          6.     MVB has not sold, transferred, or otherwise disposed of assets in connection with or in contemplation of the Merger in a manner which would prevent Company or other members of Company's "qualified group" from continuing the "historic business" of MVB in a business following the Merger (as those terms are defined or interpreted in Treasury Regulation Section 1.368-1(d)).

          7.     MVB and the shareholders of MVB will pay their respective expenses, if any, incurred in connection with the Merger.

          8.     There is no intercorporate indebtedness existing between Company (or its subsidiaries) and MVB (or its subsidiaries) that was issued, acquired, or will be settled at a discount, nor will there be any such indebtedness at the Effective Time.

          9.     MVB's liabilities assumed by Bank and the liabilities to which the transferred assets of MVB are subject were incurred by MVB in the ordinary course of its business.

          10.   MVB is not, nor will it be at the Effective Time, an investment company as defined in Code Sections 368(a)(2)(F)(iii) and (iv).

          11.   At the Effective Time, no liabilities of MVB will have been incurred by MVB in anticipation of the Merger, except for (x) liabilities the proceeds of which are used to refinance indebtedness of MVB that was not incurred in anticipation of the Merger and that existed immediately prior to the Merger, the aggregate amount of which will not exceed the aggregate amount of such existing indebtedness, and (y) liabilities the proceeds of which were or will be used solely to fund operations of MVB in the ordinary course of its business.

          12.   MVB is not and at the Effective Time will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

          13.   On the date of the Merger, the fair market value of the assets of MVB will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

          14.   The payment of cash in lieu of fractional shares of stock of MVB, if any, was not separately bargained for consideration and is being made for the purpose of saving Company the expense and inconvenience of issuing fractional shares of Company Common Stock.

          15.   None of the compensation received by any shareholder-employee of MVB pursuant to any employment, consulting, or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of MVB Stock. None of the shares of Company Common Stock received by any shareholder-employee of MVB pursuant to the Merger (other than any such shares received in connection with the termination in the Merger of certain stock options to purchase MVB Stock) are or will be separate consideration for, or allocable to, any such employment, consulting, or similar arrangement. The compensation paid to any shareholder-employee of MVB pursuant to any such employment, consulting, or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          16.   MVB understands that Davis Wright Tremaine LLP, as counsel to Company, will rely on this certificate in rendering its opinion concerning certain of the United States federal income tax consequences of the Merger and hereby commits to inform them if, for any reason, any of the foregoing representations or statements ceases to be true prior to the Effective Time.

          17.   I certify to you that I am the [Title of Officer] of MVB. I am familiar with the transaction contemplated by the Merger Agreement and described in the Registration Statement

2

  and Proxy Statement and have personal knowledge of the matters covered by the representations made therein. I further certify to you that I am authorized to make these representations on behalf of MVB.

        IN WITNESS WHEREOF, MVB has caused this Officer's Certificate to be executed on its behalf on this            day of                            by its officer hereunto duly authorized.

MVB Bank
By:

Name:

Title:

3

Exhibit D to Appendix A

AGREEMENT OF AFFILIATE

        This Agreement of Affiliate is provided by [Name], an individual resident of the State of California ("Affiliate"), in favor of PremierWest Bancorp, an Oregon corporation (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in that certain Agreement of Merger ("Merger Agreement") dated as of September [15], 2003 among the Company, PremierWest Bank, an Oregon chartered Bank (the "Bank") and Mid Valley Bank, a California chartered bank ("MVB"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Merger Agreement.

Recitals

A.
Affiliate is a director of MVB.

B.
MVB and the Company have entered into the Merger Agreement in the contemplation that MVB will merge with and into the Bank.

C.
As a condition of the Closing, the Company has required the delivery by each executive officer and director of MVB, and holder of 10% or more of the MVB Common Stock, to enter into an agreement providing for certain restrictions against transfer of MVB Common Stock held by such Person, for certain covenants relating to the voting of MVB Common Stock held by such Person, and for an agreement by each such person not to compete with the business of the Resulting Bank. Without these covenants on the part of such persons and the protections afforded to the Company thereby, the Company would not have entered into the Merger Agreement or concluded the Merger.

D.
In light of the foregoing recitals, and intending that the Company and the Resulting Bank rely on Affiliate's representations, warranties and covenants as provided herein, the Affiliate has agreed to be bound by the terms of this Agreement.

        THEREFORE THE PARTIES AGREE as follows:

Agreement

        1.    Certain Representations and Warranties of Affiliate.    Affiliate hereby represents to the Company that, as of the date of this Agreement:

          (a)    Ownership of Shares.    Set forth on Schedule A of this Agreement are the numbers of shares of MVB Common Stock over which Affiliate directly and indirectly has or shares the power to vote and has or shares the power to dispose, together with the number of shares Affiliate has a right to acquire and an obligation to dispose.

          (b)    Authority; Enforceability.    Affiliate has the full power and authority to enter into this Agreement and to make the representations, warranties and covenants herein. This Agreement represents the true and lawful act of Affiliate, enforceable against Affiliate in accordance with its terms.

          (c)    Agreements Respecting Shares.    Except as disclosed on Schedule A, Affiliate has not entered into, and is not bound by, any agreement, arrangement or understanding that would materially limit or conflict with Affiliate's right to enter into this Agreement and to perform the acts and obligations contemplated hereby. Schedule A also discloses any agreement, understanding or arrangement that permits any other person to exercise or share voting or investment power with respect to shares directly or indirectly held by or for the benefit of Affiliate.

1

          (d)    Certain Information Correct.    Affiliate has reviewed the Merger Agreement and, to the actual knowledge of Affiliate: (i) no fact exists that would constitute a material breach of any representation, warranty or covenant of MVB contained therein; (ii) neither MVB nor any person acting on its behalf has made or delivered any false statement of a material fact in connection with the Merger; and (iii) neither MVB nor any person acting on its behalf has omitted to state a material fact, the omission of which would render misleading any statements made by or on behalf of MVB in light of the circumstances as a whole.

        2.    Actions as Director; Voting of MVB Common Stock.    Affiliate hereby agrees that: (i) notwithstanding any fiduciary duties that might limit Affiliate's vote in accordance with [his/her] obligations as a director, Affiliate shall vote or cause to be voted in favor of the Merger all shares of MVB Common Stock over which Affiliate has or obtains voting control; and (ii) except to the extent limited by any fiduciary or contractual obligation in existence as of the date of this Agreement, which obligation is described on Schedule A, Affiliate shall vote in favor of the Merger any shares of MVB Common Stock over which Affiliate has or obtains voting control pursuant to any agreement, arrangement or understanding.

        3.    Restrictions on Transfer of MVB Common Stock.    Affiliate shall not sell, pledge, hypothecate, give or otherwise transfer any shares of MVB Common Stock owned as of the date of this Agreement or hereafter acquired; provided that Affiliate may transfer any such shares with the consent of the Company, which consent shall not unreasonably be withheld so long as the transferee gives evidence in writing of its assent to be bound by the terms of Section 2 above.

        4.    Covenant Not to Compete.    For a period commencing at the Effective Time and continuing until the second anniversary thereof, Affiliate shall not, directly or indirectly: (i) serve as an officer or director of, or to provide consulting services for or on behalf of, any Person; (ii) to own or to have a right to acquire more than five percent (5%) of the outstanding equity securities of any Person; or (iii) otherwise to have or share the right to control any Person by contract right or otherwise, if, in any such case, the Person in question derives or plans to derive a material portion of its revenues from the provision of banking services in Tehema or Shasta County, California.

        5.    Enforcement of Covenant Not to Compete.

        (a)   The parties expressly recognize that, in the event of a breach by Affiliate of the covenant contained in Section 4 above, the Company would suffer irreparable harm in a manner for which damages would be an incalculable and inadequate remedy. Therefore, the Company shall, upon proof of a violation by Affiliate of Section 4, be entitled to injunctive and other equitable relief against Affiliate as may be determined by a court of competent jurisdiction, and the Company shall not be required to post any bond in respect of a proceeding therefor.

        (b)   In the event a court of competent jurisdiction shall determine that the covenant provided in Section 4 shall be unenforceable because of its occupational or geographic scope or its duration, then the parties hereby request that such court reduce such covenant in a manner that would afford the most significant protection in favor of the Company, and then to enforce this Agreement as so modified.

        (c)   It being the intention of the parties that the Company have the benefit of a full three (3) years during which Affiliate shall not compete with the business interests of the Company in Tehema and Shasta County, California, Affiliate expressly acknowledges and agrees that the expiration of the covenant provided in this Section 4 shall be extended by one day for each day on which Affiliate remains in breach of that Section.

        6.    Jurisdiction; Venue; Choice of Law.    To the extent not directly in conflict with the public policies of the State of California, this Agreement shall be construed in accordance with the laws of the State of Oregon applicable to agreements negotiated and wholly to be performed in that State, and

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without reference to the principles of conflicts of laws thereof. Any agreement arising under this Agreement shall be resolved in the state or federal courts located in Jackson County, Oregon, which jurisdiction shall be mandatory and not elective, and each of the parties hereby irrevocably waives the right to seek redress in, and to seek to change venue to, any other forum. Each of the parties hereby irrevocably stipulates and consents to the personal jurisdiction of such courts and to service of process by the posting of certified mail, return receipt requested, to the party's mailing address as set forth in Section 9 below, which service shall be effective on the tenth day following the deposit thereof, postage prepaid, in the United States mail.

        7.    Waiver; Amendment.    No waiver of or amendment to this Agreement shall be valid unless in writing and signed by the party granting such waiver, or against whom enforcement of such amendment is sought. Any waiver or amendment hereof shall be effective only to the extent expressly stated therein, and no waiver or forbearance of a breach or default under this Agreement shall be construed as a waiver or forfeiture of the right subsequently to insist on strict compliance with the terms hereof.

        8.    Term; Termination; Survival.    Except as expressly contemplated by the last sentence of Section 1(d) above, this Agreement shall be effective as of the date written below, and (i) as to Section 1(a) through 1(c), shall terminate on the fifth anniversary of the Closing Date; (ii) as to Section 1(d), shall terminate on March 31, 2005; (iii) as to Sections 2, 3, 8 and 10, shall terminate at the Effective Time; and (iv) as to all other provisions hereof, shall continue indefinitely.

        9.    Notices.    Any notice under this Agreement shall be effective if delivered in writing by regular mail, personal or courier delivery, electronic mail, facsimile transmittal or other electronic means now existing or hereafter coming into common acceptance. Any notice delivered in person shall be effective when delivered; any notice delivered by facsimile, electronic mail or other electronic means shall be effective upon receipt by the sender of confirmation of delivery; and any notice delivered by mail shall be effective on the fifth business day after deposit in the United States mail, postage prepaid. All communications by either party shall be addressed to the other party as follows:

If to the Company:	PremierWest Bancorp Attn: John A. Anhorn 503 Airport Road Medford, Oregon 97504 Fax: (541) 618-6001 Email: John.Anhorn@premierwestbank.com
If to Affiliate:

Fax:

Email:

The address information for purposes of delivery of notice hereunder (and for service of process pursuant to Section 6 above) shall be updated promptly upon receipt by either party of a written notice of change delivered in accordance with this Section 9.

        10.    Legend of Certificated Securities.    Upon request by the Company, Affiliate shall deliver to the transfer agent for MVB any and all certificates representing shares of MVB now owned or hereafter acquired by Affiliate, and MVB shall cause each such certificate to be imprinted with a legend reasonably satisfactory to the Company to evidence the transfer restrictions contemplated by Section 3 of this Agreement.

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        11.    Severability.    In the event any provision of this Agreement is hereafter determined to be unenforceable for any reason, the unenforceability of that provision shall not affect the enforceability of any remaining provision hereof, and all other such provisions shall remain in full force and effect.

        12.    Advice of Counsel.    Affiliate recognizes that this Agreement has been prepared by counsel for the Company and reviewed by counsel for MVB. Affiliate acknowledges that neither such attorney was in any manner representing the personal interests of Affiliate in connection therewith, and that Affiliate has been advised to seek counsel who would represent Affiliate's interests in connection with the negotiation and delivery of this Agreement.

        MADE AND EFFECTIVE as of this    day of September 2003.

AFFILIATE

Signature

Printed Name
PREMIERWEST BANCORP

John L. Anhorn, President and Chief Executive Officer

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Schedule A
Holdings of Affiliate

Affiliate holds the following rights with respect to MVB Common Stock:

Shares over which Affiliate has:

    Sole Power to Dispose
    Shared Power to Dispose

    Sole Power to Vote
    Shared Power to Vote

    Right to Acquire (Option)
    Obligation to Sell (Option or other contract)

The following is a list of all agreements, arrangements or understandings relating to Affiliate's acquisition, disposition, ownership or voting of any shares of MVB Common Stock, whether owned by Affiliate or owned or held by Affiliate for the benefit of any other Person:

(If none, so state.)

Other than for the fiduciary duties applicable to directors of MVB, the following is a list of each fiduciary or contractual obligation in existence as of the date of this Agreement, which obligation would or might reasonably be expected to limit the exercise of the obligations of Affiliate pursuant to Section 1 above.

(If none, so state.)

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Exhibit E to Appendix A

INTENTIONALLY OMITTED

Exhibit F to Appendix A

MID VALLEY BANK

Officers' Closing Certificate

        We, John B. Dickerson, Chief Executive Officer, and Dawna Hoofard, Chief Financial Officer, of MVB Bank, in accordance with that certain Agreement of Merger dated as of September 15, 2003, by and between MVB Bank, PremierWest Bancorp and PremierWest Bank (the "Agreement") hereby certify that to our Knowledge, the conditions set forth in Sections 6.2(a) through 6.2(e) of the Agreement have been satisfied.

        IN WITNESS WHEREOF, the undersigned have executed this certificate as of this            day of                        200  .

John B. Dickerson Chief Executive Officer
Dawna Hoofard Chief Financial Officer

Exhibit G to Appendix A

STOCK OPTION AGREEMENT

        This Stock Option Agreement (the "Agreement"), dated as of September 15, 2003, is made by and between Mid Valley Bank, a California chartered commercial bank ("MVB") and PremierWest Bancorp, an Oregon corporation and a registered financial services holding company (the "Company").

        Concurrently with the execution hereof, the Company and its wholly-owned subsidiary, PremierWest Bank, an Oregon chartered stock bank (the "Bank") are entering into a certain Agreement of Merger (the "Merger Agreement") with MVB which would result in the merger of MVB with and into the Bank (the "Merger").

        It is understood and acknowledged that by negotiating and executing the Merger Agreement and by taking actions necessary or appropriate to effect the Merger, the Company and the Bank have incurred and will incur substantial direct and indirect costs (including without limitation the costs of management and employee time) and will forgo the pursuit of certain alternative investments and transactions.

        THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

        1.    Grant of Option.    Subject to the terms and conditions set forth herein, MVB hereby irrevocably grants an option (the "Stock Option") to the Company to purchase an aggregate of two hundred eighty thousand (280,000) authorized but unissued shares of MVB's Common Stock, no par value (the "Common Stock") (which when issued will represent 19.9% of total stock of MVB then issued and outstanding), at a per share price equal to $15.00 (the "Option Price").

        2.    Exercise of Option.    Subject to the provisions of this Section 2 and of Section 13(a) of this Agreement, this Option may be exercised by the Company or by any transferee pursuant to Section 5, in whole or in part, at any time, or from time to time in any of the following circumstances:

          (a)   MVB or its board of directors enters into an agreement or recommends to its shareholders an agreement (other than this Agreement) pursuant to which any Person (as defined in the Merger Agreement) or any "group," as that term is interpreted for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, would (i) merge or consolidate with MVB or cause MVB to merge or consolidate with such Person (including any "affiliate" of such Person, as that term is defined in Rule 144(a) under the Securities Act of 1933, as amended), (ii) directly or indirectly acquire twenty percent (20%) or more of the assets or liabilities of, or enter into any similar transaction with MVB, or (iii) directly or indirectly purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) securities representing or convertible into twenty percent (20%) or more of the stock of MVB (each a "Change of Control").

          (b)   The shareholders of MVB fail to approve the Merger by the required affirmative vote at a meeting of the shareholders, after any Person (other than the Company) announces publicly or communicates in writing a Change of Control or makes any communication intended to (i) purchase or otherwise acquire securities representing twenty percent (20%) or more of the voting shares of MVB or (ii) substantially change the composition of the board of directors of MVB.

        It is understood and agreed that the Option shall become exercisable upon the occurrence of any of the above-described circumstances even though the circumstance occurred as a result, in part or in whole, of the board of MVB complying with its fiduciary duties.

        Notwithstanding any contrary provision of this Section 2, the Option may not be exercised if either (i) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any regulatory restrictions applicable to MVB or the

Company, (ii) at the time of exercise the Company is failing in any material respect to perform or observe its covenants or conditions under the Merger Agreement unless the reason for such failure is that MVB is failing to perform or observe its covenants or satisfy all applicable conditions under the Merger Agreement, or (iii) the Company has elected to receive the Breakup Fee (as that term is defined in Section 7.3 of the Merger Agreement.

        3.    Notice, Time and Place of Exercise.    Each time that The Company or any transferee wishes to exercise any portion of the Option, The Company or such transferee shall give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date shall be not later than ten business days from the date such notice is mailed). If any law, regulation or other restriction will not permit such exercise to be consummated during such ten (10) day period, the date for the closing of such exercise shall be within five (5) days following the cessation of such restriction on consummation.

        4.    Payment and Delivery of Certificate(s).    At any closing for an exercise of the Option or any portion thereof, (a) The Company and MVB will each deliver to the other certificates of their respective chief executive officers as to the accuracy, as of the closing date, of their respective representations and warranties hereunder, (b) The Company or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by wire transfer of immediately available funds to an account designated by MVB, and (c) MVB will deliver to The Company or the transferees a certificate or certificates representing the shares so purchased.

        5.    Transferability of the Option and Option Shares.    Prior to the time the Option, or a portion thereof, becomes exercisable pursuant to the provisions of Section 2 of this Agreement, neither the Option nor any portion thereof shall be transferable. Upon the occurrence of any of the events or circumstances set forth in Section 2 above, the Option or any portion thereof or any of the Option Shares may be freely transferred by the Company, subject to applicable federal and state securities laws and the Bank Holding Company Act of 1956, as amended, and the California Financial Code. Such transfer shall be effected by delivery of written notice by the Company to MVB specifying the name(s) of the transferee(s) and shall be effective on the date of receipt or deemed receipt of notice pursuant to Section 13(d) of this Agreement.

        6.    Representations, Warranties and Covenants of MVB.    MVB hereby represents, warrants, and covenants to The Company as follows:

          (a)    Due Authorization.    This Agreement has been duly authorized by all necessary corporate action on the part of MVB, has been duly executed by a duly authorized officer of MVB and, assuming compliance with the representations, warranties and covenants of The Company herein, constitutes a valid and binding obligation of MVB enforceable against MVB in accordance with its terms. No shareholder approval by MVB shareholders is required by applicable law or otherwise prior to the exercise of the Option in whole or in part.

          (b)    Option Shares.    MVB has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof to such time as the obligation to deliver shares hereunder terminates will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion thereof, the Option Shares (subject to adjustment, as provided in Section 8 below), all of which, upon issuance pursuant hereto shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of MVB other than liens or encumbrances arising solely because of the act or omission of the Company. All taxes, fees, assessments and like charges shall be and remain the sole obligation of the Company.

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          (c)    No Conflicts.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of MVB or any agreement, instrument, judgment, decree, law, rule or order applicable to MVB or any subsidiary of MVB or to which MVB or any such subsidiary is a party.

          (d)    Notification of Record Date.    At any time from and after the date of this Agreement until such time as the Option is no longer exercisable, MVB shall give the Company or any transferee written notice promptly upon setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

        7.    Representations, Warranties and Covenants of the Company.    The Company hereby represents, warrants and covenants to MVB as follows:

          (a)    Due Authorization.    This Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed by a duly authorized officer of the Company and, assuming the accuracy of the representations and warranties, and compliance with the covenants, of MVB herein, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (b)    Transfers of Common Stock.    No shares of Common Stock acquired upon exercise of the Option will be transferred by the Company or its transferee hereunder except in a transaction registered or exempt from registration under any applicable securities laws.

          (c)    No Conflicts.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the charter documents or bylaws of the Company or any agreement, instrument, judgment, decree, law, rule or order applicable to the Company or any subsidiary of the Company or to which the Company or any such subsidiary is a party.

        8.    Adjustment Upon Changes in Capitalization.    In the event of any change in the Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations, combinations, exchanges of shares or similar transactions, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock shall be proportionately adjusted. If prior to the termination or exercise of the Option MVB shall be acquired by another party, consolidate with or merge into another corporation or liquidate, this Option shall convert automatically into an option to purchase shares of the voting common stock of the acquiring or surviving entity, with an exercise price and number of shares proportionately adjusted based upon the consideration received by MVB shareholders in such transaction. Such option, once converted, shall retain the same terms, transfer, termination and other provisions contained in this Agreement.

        9.    Nonassignability.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors of each of the undersigned. This Agreement and any right hereunder shall not be assignable by either party, except that the Company may transfer the Option, the Option Shares or any portion thereof, and its rights under this Agreement related thereto, in accordance with Section 5. A merger or consolidation of the Company (whether or not the Company is the surviving entity) or an acquisition of the Company shall not be deemed an assignment or transfer.

        10.    Regulatory Restrictions.    MVB shall use its best efforts to obtain or to cooperate with the Company or any transferee in obtaining all necessary regulatory consents, approvals, waivers or other action (whether regulatory, corporate or other) to permit the acquisition of any or all Option Shares by the Company or any transferee. The cost of obtaining such approvals shall be payable by the Company.

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        11.    Remedies.    MVB agrees that if for any reason The Company or any transferee shall have exercised its rights under this Agreement and MVB shall have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which MVB is bound, then the Company or any transferee shall be entitled to specific performance and injunctive and other equitable relief to cause such issuance. The parties acknowledge that the Option, if exercised by the Company or its transferee, shall be in addition to the Company's right to receive a payment from MVB pursuant to Section 7.3 of the Merger Agreement (the "Termination Payment"). The parties acknowledge that the exercise of the Option and the payment of the Termination Payment are the sole remedies in favor of the Company for termination of the Merger Agreement in connection with a Change of Control and that the exercise of the Option in whole or in part and the payment of the Termination Payment shall discharge MVB's obligation to provide the Company with any other remedy. This provision is without prejudice to any other rights that MVB or the Company or any transferee may have against the other party for any failure to perform its obligations under this Agreement.

        12.    No Rights as Stockholder.    This Option, prior to the exercise thereof, shall not entitle the holder hereof to any rights as a stockholder of MVB at law or in equity; specifically this Option shall not entitle the holder to receive dividends or other distributions to stockholders, to vote on any matter presented to the stockholders of MVB, or to any notice of any meetings of stockholders or any other proceedings of MVB except as otherwise provided herein.

        13.    Miscellaneous.

        (a)    Termination.    This Agreement and the Option, to the extent not previously exercised, shall terminate upon the earliest of (i) August 30, 2005; (ii) the mutual agreement of the parties hereto; or (iii) thirty (30) days after the date on which any application for regulatory approval for the Merger shall have been denied; provided, however, that if prior to the expiration of such thirty (30) day period, MVB, the Company or the Bank are engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, this Agreement will not terminate until thirty (30) days after the completion of such litigation and appeal procedure. If the Option has been exercised, in whole or in part, but not closed prior to the termination of this Agreement, then this Agreement shall remain in effect until the closing of such exercise solely with respect to shares issuable in connection with that exercise.

        (b)    Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

        (c)    Severability of Terms.    Any provision of this Agreement that is invalid, illegal, or unenforceable shall be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof or rendering any other provisions of this Agreement invalid, illegal or unenforceable. Without limiting the generality of the foregoing, if the right of The Company or any transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, The Company or any transferee may, nevertheless, exercise the Option to the fullest extent permissible.

        (d)    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand or courier delivery, by electronic mail or facsimile, or by

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registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

  If to MVB, to:

    MVB Bank
    950 Main Street
    Red Bluff, CA 96080
    Telecopier: (530) 527-8671
    Attn: John Dickerson

  With a copy to:

    Gary Steven Findley, Esq.
    Gary Steven Findley & Associates
    1470 North Hundley Street
    Anaheim, CA 92802
    Telecopier: (714) 630-7910
    Email: gsf@findley-reports.net

  If to the Company:

    PremierWest Bancorp
    503 Airport Road
    Medford, OR 97504
    Attn: John L. Anhorn, President & CEO
    Telecopier: (541) 618-6001
    Email: john.anhorn@premierwestbank.com

  With copies to:

    Davis Wright Tremaine LLP
    1300 SW 5th Avenue
    Suite 2300
    Portland, OR 97201
    Attn: Marcus J. Williams, Esq.
    Telecopier: (503) 778-5299
    Email: marcwilliams@dwt.com

or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith. Notices dispatched electronically or by facsimile shall be effective at 5:00 p.m. on the date transmitted with answerback or receipt verification enabled; notices dispatched by courier shall be deemed effective at 5:00 p.m. on the date on which delivery occurs; and notices dispatched by United States Mail shall be deemed effective at 5:00 p.m. on the third business day after being deposited in a mailbox, postage prepaid. Notwithstanding the previous sentence, notices of change of address shall be effective at 5:00 p.m. on the date of receipt.

        (e)    Governing Law.    This Agreement and the Option, in all respects, including all matters of construction, validity and performance, are governed by the internal laws of the State of Oregon without giving effect to the principles of conflicts of law thereof. This Agreement is being delivered in Medford, Oregon.

        (f)    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        (g)    Effects of Headings.    The section headings herein are for convenience only and shall not affect the construction hereof.

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        DATED as of the day first written above.

MID VALLEY BANK
By:
John Dickerson, Chairman & CEO
PREMIERWEST BANCORP
By:
John L. Anhorn, President & CEO

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Exhibit H to Appendix A

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is dated September 15, 2003 to be effective as of the date (the "Effective Date") of the filing with both the Director of the Oregon Department of Business and Consumer Services and the California Department of Financial Institutions of the Plan of Merger by and among PremierWest Bancorp (the "Company"), PremierWest Bank (the "Bank") and Mid-Valley Bank ("MVB") pursuant to an Agreement of Merger dated September 15, 2003, and is by and between the Bank and Joan M. Blocker ("Executive").

1.     Position and Term

        1.1    On the Effective Date, the Bank shall employ Executive, and Executive shall report for duty at the Bank as Senior Vice President & Regional Administrator for California branches of the Bank, and the Executive shall serve the Bank in such capacity, or in such other capacity as the Bank may, in its discretion, direct Executive to serve. Bank agrees to employ the Executive commencing on the Effective Date (the "Term") and shall continue until terminated in accordance with this Agreement.

2.     Extent of Services

        2.1    Executive shall devote her full time and attention exclusively to the performance of the work and duties assigned to her for and on behalf of the Bank.

        2.2    Executive shall perform her duties with fidelity and to the best of her ability and shall, at all times during employment by the Bank and thereafter, respect the confidential nature of the information received by her in the course of performing her duties.

Nothing contained in the Section 2 shall prohibit the Executive from serving as a director of any other corporation not in direct competition with the Bank (subject to the Bank's approval which will not be unreasonably withheld), or from owning non-controlling shares of stock in any other corporation, whether or not the capital stock thereof is publicly traded (including a corporation that is in direct competition with the Bank, the Company or any subsidiaries or affiliates thereof, if the stock of such competing corporation is publicly traded and the Executive does not beneficially own more than one percent (1%) of the outstanding shares of such stock).

3.     Compensation and Benefit Plans

        3.1    General.    Executive shall be compensated as set forth in this Section 3. Compensation and benefits to be provided to Executive pursuant to this Agreement may be provided either by the Bank, the Company or other affiliate or successor or partly by any of them.

        3.2    Base Salary.    Executive shall receive an initial annual salary ("Base Salary") of $125,000. The Base Salary shall be paid twice monthly in increments equal to one-twenty-fourth (1/24th) of the Base Salary.

        3.3    Increases in Base Salary.    When the Bank reviews the compensation of other Bank officers in accordance with the Bank's regular practices, Executive's Base Salary shall be subject to adjustment in accord with the Bank's compensation policies and practices generally applicable to Bank officers. Executive's Base Salary following any such change shall be the new Base Salary for purposes of this agreement.

        3.4    Bank 401(k) Plan.    Executive shall be entitled to participate in the Bank's 401(k) Plan in accord with plan terms on the same basis as other employees.

        3.5    Participation in Stock Option Plans.    Executive shall be eligible to participate in the Company's or Bank's stock option plans and other stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Agreement or adopted during the term of this Agreement for the benefit of officers or employees.

        3.6    Vacation.    Executive shall be entitled to accrue up to four (4) weeks of vacation during each calendar year, and shall be entitled to a pro rated share of such vacation time for the period of her actual employment by the Bank in 2004. Vacation time shall be otherwise subject to the guidelines set forth in the Bank's employee handbook, including the guidelines governing vacation accruals during partial years of employment.

        3.7    Automobile Allowance.    Executive shall be provided with a Bank owned vehicle. Operating expenses for such vehicle will be paid or reimbursed by the Bank.

        3.8    Other Fringe Benefits.    The Executive shall be entitled to employee benefits offered to Bank employees, including health and life insurance benefits, sick leave and personal time, according to the terms and conditions of the Bank's personnel policies. The terms and conditions of such benefits shall be as established from time to time by the board of directors of the Bank.

        3.9    Reimbursement of Business Expenses.    Executive shall be entitled to reimbursement for all reasonable business expenses incurred in performing her obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Company or the Bank, provided such expenses are incurred and accounted for in accordance with the policies and procedures established from time to time by the Company or the Bank.

4.     Termination of Employment

        4.1   Executive's employment shall be "at will" and may be terminated by either the Bank, with or without Cause, at any time upon two (2) weeks written notice or by Executive, with or without Cause, at any time upon sixty (60) days written notice.

        4.2   For purposes of this agreement, "Cause" will exist upon the occurrence of one or more of the following events:

          (a)   dishonest or fraudulent conduct by Executive with respect to the performance of her duties with the Company or the Bank;

          (b)   conduct by Executive that materially discredits the Company or the Bank or is materially detrimental to the reputation of the Company or the Bank, including conviction or a plea of nolo contendere of Executive of a felony or crime involving moral turpitude;

          (c)   Executive's willful misconduct or gross negligence in performance of her duties under this Agreement, including but not limited to Executive's refusal to comply in any material respect with the legal directives of the Board of Directors of the Bank;

          (d)   an order from a state or federal banking regulatory agency requesting or requiring removal of Executive or a finding by any such agency that Executive's performance threatens the safety or soundness of the Company or any of its subsidiaries;

          (e)   Executive's material failure to perform the duties set forth in Section 2 of this Agreement; or

          (f)    material breach of Executive's fiduciary duties to the Company or the Bank.

        4.3    Termination or Resignation Within One-Year of the Effective Date.

          (a)   Upon termination of Executive's employment with Cause, the Bank shall pay Executive only her monthly base salary and any accrued but unpaid benefits through the effective date of such termination.

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          (b)   Upon termination of Executive's employment without Cause, occurring within one (1) year of the Effective Date, the Bank shall pay Executive, in addition to any accrued but unpaid benefits through the effective date of such termination, a lump sum amount in cash equal to the sum of one hundred and fifty percent (150%) of Executive's total annual compensation, inclusive of Executive's Base Salary and all bonuses paid to Executive prior to Executive's termination (the "Year One Termination Payment").

          (c)   Upon Executive's voluntary resignation occurring within (1) year of the Effective Date, the Bank shall pay Executive an amount equal to the Year One Termination Payment; provided Executive's resignation shall not be permitted and the Year One Termination Payment shall not be paid if an event has occurred that would give rise to a termination for Cause.

        4.4    Termination or Resignation After One-Year From the Effective Date.

          (a)   Upon termination of Executive's employment with Cause, the Bank shall pay Executive her monthly base salary and any accrued but unpaid benefits through the effective date of such termination.

          (b)   Upon termination of Executive's employment without Cause at any date beginning one (1) year after the Effective Date, the Bank shall pay Executive, in addition to any accrued but unpaid benefits through the effective date of such termination, six (6) month's Base Salary payable in six (6) monthly increments on the last day of each month beginning with the month following the month in which such termination occurs.

          (c)   Upon Executive's voluntary resignation at any date beginning one (1) year after the Effective Date, the Bank shall pay Executive her monthly base salary and any accrued but unpaid benefits through the effective date of such resignation; provided Executive's resignation shall not be permitted if an event has occurred that would give rise to a termination for Cause.

        4.5   Without diminishing its obligation to pay Executive through the effective date of termination under Section 4.3 or 4.4, the Bank may, at its option, relieve Executive of some or all of her continuing duties and responsibilities during the notice period.

        4.6   In the event that, within one hundred and twenty (120) days after termination of Executive's employment without Cause, the Company or the Bank enters into a definitive agreement which would result in a Change of Control (as defined below), the amount payable under Section 4.3(b) or 4.4(b), as applicable, shall be twelve (12) month's Base Salary payable in twelve (12) monthly increments on the last day of each month beginning with the month following the month in which such termination occurs.

5.     Change of Control

        5.1   For purposes of this agreement, a "Change of Control" shall mean:

          (a)   the acquisition by an individual or an entity, or group of persons acting in concert (each a "Person"), of beneficial ownership of 50 percent or more of the outstanding common stock of the Bank or the Company; or

          (b)   the consummation of any merger, consolidation, or reorganization, to which the Company or the Bank is a party, that results in the shareholders of the Company immediately preceding the transaction owning, after the transaction is consummated, less than 50% of the outstanding voting shares of the resulting corporation; or

        5.2   In the event that, following a Change of Control, the Bank or its successor, elects, without Cause, not to employ Executive, or to terminate Executive's employment within one (1) year following such Change of Control, the Bank or its successor shall pay Executive an amount equal to one

3

(1) year's Base Salary payable in one (1) lump sum payment on the last day of the month following the month in which such termination occurs.

        5.3   In the event the Executive is employed by the Bank or its successor and, within one (1) year following a Change of Control, is assigned a position or duties not substantially equivalent to those of a Senior Vice President & Regional Administrator (or her then current position), or her Base Salary is reduced, or she is reassigned to an office more than 50 miles from Red Bluff, California, such an event or assignment shall constitute termination without Cause pursuant to Section 5.2.

6.     Disability

        6.1   For purposes of this agreement, the term "disability" shall mean Executive's inability because of sickness or injury to perform the essential functions of duties assigned to her, with or without reasonable accommodation.

        6.2   The parties agree that Executive's availability to perform services required of her position on an ongoing basis is an essential function of her job. If, because of a disability, Executive becomes unable to perform her duties for an aggregate of six (6) months in any twelve (12) month period, or for any consecutive three (3) months in circumstances where Executive's medical prognosis is that she will be unable to resume performance of her duties within an additional three (3) months, then the Bank may thereafter terminate Executive's employment upon thirty (30) days' written notice to Executive.

7.     Confidentiality

        The parties acknowledge that in the course of Executive's duties she will have access to and become familiar with certain proprietary and confidential information of the Bank and other information about the Bank not known by its actual or potential competitors. Executive acknowledges that such information constitutes valuable, special, and unique assets of the Bank's business, even though such information may not be of a technical nature and may not be protected under applicable trade secret or related laws. Executive agrees that she will hold in a fiduciary capacity and will not use for herself and will not reveal, communicate, or divulge during the period of her employment with the Bank or at any time thereafter, and in any manner whatsoever, any such data and confidential information of any kind, nature, or description concerning any matters affecting or relating to the Bank's business, its customers, or its services, to any person, firm, or company other than the Bank or persons, firms, or companies designated by the Bank. Executive agrees that all memoranda, notes, records, papers, customer files, and other documents, and all copies thereof relating to the Bank's operations or business, or matters related to any of the Bank's customers, some of which may be prepared by Executive, and all objects associated therewith in any way obtained by Executive, shall be Bank's property.

8.     Competition; Solicitation of Customers or Employees

        8.1    Covenant Not to Compete.    For a period commencing on the Effective Date and continuing for a period until the termination of Executive's employment hereunder, Executive shall not, directly or indirectly: (i) serve as an officer or director of, or to provide consulting services for or on behalf of, any Person; (ii) to own or to have a right to acquire more than three percent (3%) of the outstanding equity securities of any security of a class registered under Section 12 of the Securities Exchange Act of 1934, as amended; or (iii) otherwise to have or share the right to control any Person by contract right or otherwise, if, in any such case, the Person in question derives or plans to derive a material portion of its revenues from the provision of banking services in Siskiyou, Shasta, and Tehama County, California.

4

        8.2    Enforcement of Covenant Not to Compete.

        (a)   The parties expressly recognize that, in the event of a breach by Executive of the covenant contained in Section 8.1 above, the Bank would suffer irreparable harm in a manner for which damages would be an incalculable and inadequate remedy. Therefore, the Bank shall, upon proof of a violation by Executive of Section 8.1, be entitled to injunctive and other equitable relief against Executive as may be determined by a court of competent jurisdiction, and the Bank shall not be required to post any bond in respect of a proceeding therefor.

        (b)   In the event a court of competent jurisdiction shall determine that the covenant provided in Section 8.1 shall be unenforceable because of its occupational or geographic scope or its duration, then the parties hereby request that such court reduce such covenant in a manner that would afford the most significant protection in favor of the Bank, and then to enforce this Agreement as so modified.

        (c)   It being the intention of the parties that the Bank have the benefit of Executive's full period of employment with the Bank during which Executive shall not compete with the business interests of the Bank in Siskiyou, Shasta or Tehama County, California.

        8.3    Nonsolicitation.    During the term of Executive's employment hereunder, and until the second (2) anniversary of the termination thereof, Executive shall not solicit any customer or depositor of the Bank or any of its subsidiaries for any financial services or products in Siskiyou, Shasta or Tehama County, California, other than in pursuit of Executive's duties pursuant to Section 2 above, nor shall Executive solicit any employee of the Bank or any of its subsidiaries for employment with any other company. Notwithstanding the foregoing, this Section 8.3 shall not apply if Executive is terminated under any of Sections 4.3(a), 4.3(b), 4.4(a) or 4.4(b).

9.     General Provisions

        9.1    Modification.    This agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by Executive and an authorized officer of the Bank. Executive acknowledges and agrees that any subsequent change or changes in her duties or compensation will not affect the validity or scope of this agreement.

        9.2    Arbitration.    Any controversy, claim, dispute or difference arising out of the interpretation, construction or performance of this agreement or Executive's employment with the Bank or the termination thereof, against the Bank, its parent, subsidiary, affiliated or related corporations, or its officers, managers, employees or agents, including, but not limited to, statutory claims under federal and state laws against discrimination such as Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the 1966 Civil Rights Act, and common law claims for breach of contract, breach of covenant of good faith and fair dealing, wrongful termination, intentional interference with contractual relations, or intentional or negligent infliction of emotional distress shall be settled by arbitration in the State of Oregon under the rules and auspices of the employment dispute rules of the American Arbitration Association, and judgment upon the award entered in such arbitration may be entered in any court having jurisdiction thereof.

        9.3    Jurisdiction.    This Agreement has been made in and shall be governed by the substantive laws of the State of Oregon, without regard to its choice of law rules.

        9.4    Successors and Assigns.    All rights and duties of the Bank under this Agreement shall be binding on and inure to the benefit of its successors, assigns or any company which purchases or otherwise acquires it or all or substantially all of its operating assets by any method. This agreement shall not be assignable by the Executive other than by will or the laws of descent and distribution. This

5

Agreement shall inure to the benefit of and be enforceable by the Executive's estate or personal representative.

        9.5    Integration.    This Agreement contains the entire agreement of the parties relating to the subject matter and may not be amended except by an instrument in writing signed by the parties.

        9.6    Notices.    All notices required or permitted under this Agreement shall be in writing and may be personally served or mailed by registered or certified U.S. mail, postage prepaid. Notices to the Bank shall be served on or mailed to the Bank's Executive Vice President, Chief Operating Officer at PremierWest Bank, P.O. Box 40, Medford, River, Oregon 97501, or to such other person or location as the Bank shall advise Executive in writing. Notices to Executive shall be served on or mailed to her at such address as Executive shall advise the Bank in writing.

        9.7    Severability.    If any provision of this Agreement shall be found, in any action, suit or proceeding, to be invalid or ineffective, the validity and effect of the remaining provisions shall not be affected.

        9.8    Waiver.    No waiver of any right arising out of a breach of any covenant, term or condition of this agreement shall be a waiver of any right arising out of any other or subsequent breach of the same or any other covenant, term or condition or a waiver of the covenant, term or condition itself.

        9.9    Performance by the Bank.    References to, and obligations of, the Bank in this Agreement shall include the Company, as applicable.

        9.10    Previous Employment Agreement.    This Agreement supercedes all existing agreements regarding employment and severance with the Company, the Bank or MVB, including but not limited to that certain Employment Agreement dated June 18, 2003, by and between Executive and MVB, but not including that certain Salary Continuation Agreement between Executive and MVB dated August 20, 1998, as amended, which agreement shall continue in effect as provided therein.

        9.11    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        9.12    Attorneys' Fees.    In the event of any arbitration or legal proceeding relating to this Agreement, the prevailing party in such proceeding shall be entitled to recover reasonable attorneys' fees in such proceeding, or any appeal thereof, to be set by the arbitrators or the court without the necessity of hearing testimony or receiving evidence, in addition to the costs and disbursements allowed by law.

        9.13    Advice of Counsel.    EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BE REASON OF THE DRAFTING OR PREPARATION HEREOF.

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10.   Execution

        The parties have executed this agreement as of the date first written above.

PREMIERWEST BANCORP

John L. Anhorn, President and Chief Executive Officer
PREMIERWEST BANK

John L. Anhorn, President and Chief Executive Officer
JOAN M. BLOCKER

7

Appendix B

AMENDMENT NO. 1 TO
THE AGREEMENT OF MERGER

        THIS AMENDMENT NO. 1, dated as of November 24, 2003 ("Amendment No. 1"), to the Agreement of Merger dated September 15, 2003 (the "Merger Agreement"), between and among Mid Valley Bank, a California chartered commercial bank ("MVB"), PremierWest Bancorp, an Oregon corporation and a registered financial services holding company (the "Company"), and PremierWest Bank, an Oregon chartered stock bank and a wholly owned subsidiary of the Company (the "Bank").

BACKGROUND

  A.
  The parties to the Merger Agreement have been delayed in the filing of a registration statement with the SEC relating to the issuance of the Merger Shares by unanticipated events.

  B.
  In order to effect the purposes of the Merger Agreement, MVB, the Company and the Bank intend to amend the Merger Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment No. 1 hereby agree as follows:

  1.
  Unless otherwise defined herein, capitalized terms used herein shall have the meaning given to such terms in the Merger Agreement.

  2.
  Section 7.1(b)(i) is hereby amended in its entirety to read as follows:

  (i)
  "if the Merger shall not have been consummated on or before March 31, 2004; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time, and provided further that the closing may be extended by either party to June 30, 2004 if regulatory approval has not been received before March 31, 2004;"

  3.
  Except as expressly provided in this Amendment No. 1, each of the terms and provisions of the Merger Agreement shall remain in full force and effect in accordance with its terms.

        IN WITNESS WHEREOF, MVB, the Company and the Bank have caused this Amendment No.1 to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MVB Bank
By:	/s/ JOHN B. DICKERSON John B. Dickerson, Chairman and Chief Executive Officer
PremierWest Bancorp
By:	/s/ JOHN ANHORN John Anhorn, President and Chief Executive Officer
PremierWest Bank
By:	/s/ JOHN ANHORN John Anhorn, President and Chief Executive Officer

B-1

 APPENDIX C

Dissenters' Rights Under the California Financial Code

Appendix C

CALIFORNIA CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. Dissenters' Rights

§
1300.  Reorganization or short form merger; dissenting shares; corporate purchase at the fair market value; definitions

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

§
1301.  Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§
1302.  Submission of share certificates for endorsement; uncertificated securities

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§
1303.  Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§
1304.  Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§
1305.  Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§
1306.  Prevention of immediate payment; status as creditors; interest

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§
1307.  Dividends on dissenting shares

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§
1308.  Rights of dissenting shareholders pending valuation; withdrawal and demand for payment

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§
1309.  Termination of dissenting shareholder status

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

§
1310.  Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§
1311.  Exempt shares

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§
1312.  Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

 Appendix D

Fairness Opinion of The Findley Group

Appendix D

September 15, 2003

Members of the Board of Directors
MVB Bank
950 Main Street
Red Bluff, California 96080

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of MVB Bank, Red Bluff, California ("MVB") of the terms of the proposed acquisition of MVB by PremierWest Bancorp, Medford, Oregon (PremierWest") and MVB shareholders receiving shares of common stock of PremierWest and cash as defined in the Agreement of Merger entered into as of September 15, 2003 by and among PremierWest, PremierWest Bank and MVB (the"Agreement"). It is aniticpated that MVB will be merged with and into PremierWest Bank. Pursuant to the Agreement and subject to the terms and conditions therein, each share of common stock of MVB ("MVB Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement and without any further action on the part of MVB or the holders of MVB Common Stock, be exchanged for and converted into the right to receive newly issued shares of common stock of PremierWest ("PremierWest Common Stock"), cash or a combination thereof. For purposes of this opinion and under the terms of the Agreement, the consideration to be paid by PremierWest for all outstanding shares of MVB shall equal $9,811,000 in cash and 1,715,000 shares of PremierWest Common Stock subject to adjustments if the PremierWest Weighted Average Closing Price is less than $7.80 or greater than $9.80. The total consideration to be paid by PremierWest under the Agreement is expected to not exceed $26,618,000 or be less than $23,188,000. The Agreement provides that the holders of MVB Common Stock can choose cash, PremierWest Common Stock, or a consideration of the foregoing subject to certain limitations.

As part of its investment banking business, The Findley Group is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. We have previously provided financial advisory and consulting services to MVB. The Findley Group has not provided any services to PremierWest in the past.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to MVB and PremierWest, including consolidated financial statements for recent years; (iii) certain other publicly available financial and other information concerning MVB and PremierWest and the trading markets for the publicly traded securities of MVB and PremierWest; (iv) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry; and (v) evaluations and analyses prepared and presented to the Board of Directors of MVB or a committee thereof in connection with the Merger. We have held discussions with senior management of MVB concerning their past and current operations, financial condition and prospects.

We have reviewed with the senior management of MVB earnings projections for MVB, provided by MVB, as a stand-alone entity, assuming the Merger does not occur. We also reviewed with the senior management of MVB the earnings projections for PremierWest that are publicly available and cost savings expected to be achieved in each year resulting from the Merger. Certain financial projections for the combined companies and for MVB as a stand-alone entity were derived by us based partially upon the projections and information described above, as well as our own assessment of general economic, market and financial conditions.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of MVB as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings and earnings enhancement opportunities (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings and earnings enhancement opportunities reflect the best currently available estimates and judgements of MVB management. We have also assumed, without assuming any responsibility for the independent verification of the same, that the aggregate allowances for loan losses for MVB and PremierWest are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of MVB or PremierWest, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the shares of MVB Common Stock of the terms of the proposed acquisition of MVB by PremierWest, with MVB shareholders receiving cash and shares of PremierWest Common Stock and does not address MVB's underlying business decision to proceed with the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of MVB and PremierWest, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for MVB and PremierWest; (ii) the assets and liabilities of MVB and PremierWest, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the acquisition of MVB by PremierWest, with MVB shareholders receiving PremierWest Common Stock, cash or a combination thereof, as set forth in the Agreement, are fair, from a financial point of view, to the holders of the shares of MVB Common Stock.

This opinion may not be used or referred to by MVB or quoted or disclosed to any person in any manner without our prior written consent, with the exception of submission to the regulatory agencies as part of the applications and included in the proxy materials provided to shareholders of MVB in relation to approval of the Merger. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder of MVB as to how such shareholder should vote with respect to the Merger.

Respectfully submitted,
THE FINDLEY GROUP
Gary Steven Findley Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        As an Oregon corporation, PremierWest is subject to the Oregon Business Corporation Act (the "OBCA"). Under the OBCA, a corporation may indemnify its directors and officers against liability if the director or officer acted in good faith and with a reasonable belief that his actions were in the best interests of the corporation, or at least not adverse to the corporation's best interests, and, in a criminal proceeding, if the individual had no reasonable cause to believe that the conduct in question was unlawful. Under the OBCA, a corporation may not indemnify an officer or director against liability in connection with a claim by or in the right of the corporation in which such officer or director was adjudged liable to the corporation or in connection with any other proceeding in which the officer or director was adjudged liable for receiving an improper personal benefit. However, a corporation may indemnify against the reasonable expenses associated with such proceeding. A corporation may not indemnify against breaches of the duty of loyalty. The OBCA provides for mandatory indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened, regardless of whether such claim was by or in the right of the corporation, unless limited by the corporation's Articles of Incorporation. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Unless otherwise stated in the Articles of Incorporation, officers of the corporation are also entitled to the benefit of the above statutory provisions.

        The OBCA also provides in §60.047 that the corporation may, by its Articles of Incorporation, eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that the Articles of Incorporation may not eliminate or limit liability for any breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, any unlawful distribution, or any transaction from which the director received an improper personal benefit.

        Consistent with Oregon law, Article VII of the Articles of Incorporation of PremierWest provides for the indemnification of its directors or officers subject to certain limitation, and Article VI of the Articles of Incorporation of PremierWest provides for the elimination of personal liability of directors under certain circumstances.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit Number	Description of Document
2.1	Agreement of Merger dated September 15, 2003, by and among PremierWest Bancorp, PremierWest Bank and Mid Valley Bank (incorporated by reference to Appendix A to the proxy statement/prospectus in this registration statement).
2.2	Amendment No. 1 to the Agreement of Merger, dated November 24, 2003 (incorporated by reference to Appendix B to the proxy statement/prospectus in this registration statement).
3.1	Articles of Incorporation of the Registrant (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on February 4, 2000).
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to the Registrant's quarterly report on Form 10-Q filed with the Commission on November 7, 2003).

4.1	Stock Certificate (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on February 4, 2000).
4.2	Series A Preferred Stock Certificate of Designation of the Registrant (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on November 28, 2003).
5	Opinion of Davis Wright Tremaine LLP regarding legality of securities (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on November 28, 2003).
8
Opinion of Davis Wright Tremaine LLP regarding federal income tax consequences (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on November 28, 2003).
10.1
Stock Option Agreement by and between Timberline Bancshares and PremierWest Bancorp, dated October 16, 2000 (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on January 31, 2001, and all amendments thereto).
10.2
Employment Agreement between John L. Anhorn and PremierWest Bancorp dated August 9, 2002 (incorporated by reference to the Registrant's Annual Report on Form 10-K filed with the Commission on March 26, 2003).
10.3
Employment Agreement between Richard R. Hieb and PremierWest Bancorp dated August 9, 2002 (incorporated by reference to the Registrant's Annual Report on Form 10-K filed with the Commission on March 26, 2003).
10.4
Employment Agreement between Tom Anderson and PremierWest Bancorp dated August 9, 2002 (incorporated by reference to the Registrant's Annual Report on Form 10-K filed with the Commission on March 26, 2003).
10.5	Salary Continuation Agreement between John L. Anhorn and PremierWest Bank (incorporated by reference to the Registrant's Annual Report on Form 10-K filed with the Commission on March 26, 2003).
10.6	Salary Continuation Agreement between Richard R. Hieb and PremierWest Bank (incorporated by reference to the Registrant's Annual Report on Form 10-K filed with the Commission on March 26, 2003).
10.7
1992 Combined Incentive and Non-Qualified Stock Option Plan of Bank of Southern Oregon (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on February 4, 2000, and all amendments thereto).
10.8	United Bancorp Stock Option Plan, as amended (incorporated by reference to the Registrant's registration statement on Form S-8 filed with the Commission on July 6, 2000).
10.9	PremierWest Bancorp Stock Option Plan (incorporated by reference to the Registrant's Annual Report on Form 10-K filed with the Commission on March 26, 2003).
10.10	PremierWest Bancorp 401(k) Profit Sharing Plan (incorporated by reference to the Registrant's registration statement on Form S-8 filed with the Commission on October 2, 2003).
10.11
Employment Agreement dated September 15, 2003, by and among PremierWest Bancorp, PremierWest Bank and Joan M. Blocker (incorporated by reference to Exhibit H to Appendix A to the proxy statement/prospectus in this registration statement).

21	Subsidiaries of PremierWest Bancorp (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on November 28, 2003).
23.1	Consent of Moss Adams LLP, PremierWest Bancorp's independent auditors (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on November 28, 2003).
23.2	Consent of Moss Adams LLP, Mid Valley Bank's independent auditors (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on November 28, 2003).
23.3	Consent of Davis Wright Tremaine LLP (contained in its opinion filed as Exhibit 5).
23.4	Consent of Davis Wright Tremaine LLP as to its tax opinion (contained in its opinion filed as Exhibit 8).
23.5	Consent of D.A. Davidson & Co. (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on November 28, 2003).
24	Power of attorney (contained in the signature page of the registration statement).
99.1	Form of proxy to be mailed to Mid Valley shareholders (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on November 28, 2003).
99.2	Rule 438 consent of John B. Dickerson (incorporated by reference to the Registrant's registration statement on Form S-4 filed with the Commission on November 28, 2003).
  (b)
  Financial Statement Schedules

    Not applicable.

  (c)
  Reports, Opinions or Appraisals

    Opinion of The Findley Group (incorporated by reference to Appendix D to this proxy statement/prospectus).

Item 22. Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon on December 11, 2003.

PremierWest Bancorp, an Oregon corporation
By:	/s/ JOHN L. ANHORN John L. Anhorn President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of PremierWest Bancorp, hereby severally and individually constitute and appoint JOHN L. ANHORN and TOM ANDERSON, and each of them, as true and lawful attorneys in fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or any of them, may lawfully do or cause to be done by virtue of this appointment.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ JOHN L. ANHORN John L. Anhorn, Director, President and Chief Executive Officer	Date:	December 11, 2003
By:	/s/ RICHARD R. HIEB Richard R. Hieb, Director and Chief Operating Officer	Date:	December 11, 2003
By:	/s/ TOM ANDERSON Tom Anderson, Chief Financial Officer, and Principal Accounting Officer	Date:	December 11, 2003
By:	/s/ JOHN DUKE John Duke, Chairman	Date:	December 11, 2003
By:	/s/ DENNIS HOFFBUHR Dennis Hoffbuhr, Director	Date:	December 11, 2003

By:	/s/ THOMAS BECKER Thomas Becker, Director	Date:	December 11, 2003
By:	/s/ RICKAR WATKINS Rickar Watkins, Director	Date:	December 11, 2003
By:	/s/ JAMES PATTERSON James Patterson, Director	Date:	December 11, 2003
By:	/s/ BRIAN PARGETER Brian Pargeter, Director	Date:	December 11, 2003
By:	/s/ RICHARD K. KARCHMER Richard K. Karchmer, Director	Date:	December 11, 2003
By:	/s/ DON L. HILTON Don L. Hilton, Director	Date:	December 11, 2003
By:	/s/ PATRICK G. HUYCKE Patrick G. Huycke, Director	Date:	December 11, 2003
By:	/s/ JEFFREY CHAMBERLAIN Jeffrey Chamberlain, Director	Date:	December 11, 2003
By:	/s/ DAVID A. EMMETT David A. Emmett, Director	Date:	December 11, 2003

QuickLinks

REFERENCES TO ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER
SUMMARY
FORWARD-LOOKING STATEMENTS
SELECTED HISTORICAL FINANCIAL INFORMATION OF PREMIERWEST
SELECTED HISTORICAL FINANCIAL INFORMATION OF MID VALLEY
PRO FORMA COMBINED UNAUDITED FINANCIAL INFORMATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
COMPARATIVE STOCK PRICES AND DIVIDENDS
RISK FACTORS
THE MID VALLEY SPECIAL SHAREHOLDERS' MEETING
THE MERGER
BACKGROUND OF THE MERGER AND REASONS OF MID VALLEY FOR THE MERGER; RECOMMENDATION OF MID VALLEY'S BOARD OF DIRECTORS
BACKGROUND OF THE MERGER AND REASONS OF PREMIERWEST FOR THE MERGER
BUSINESSES OF THE PARTIES TO THE MERGER
MANAGEMENT OF MID VALLEY
MID VALLEY BANK AND SUBSIDIARY INDEPENDENT AUDITOR'S REPORT and CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2003 AND 2002 (UNAUDITED) AND DECEMBER 31, 2002, 2001 and 2000
Contents
Independent Auditor's Report
Mid Valley Bank and Subsidiary Consolidated Balance Sheets
Mid Valley Bank and Subsidiary Consolidated Statements of Operations
Mid Valley Bank and Subsidiary Consolidated Statement of Shareholders' Equity
Mid Valley Bank and Subsidiary Consolidated Statements of Cash Flows
Mid Valley Bank and Subsidiary Notes to Consolidated Financial Statements
APPENDIX A Agreement Of Merger
PLAN OF MERGER
APPENDIX A Directors and Officers of Surviving Bank
APPENDIX B Branch Offices
OFFICER'S CERTIFICATE PREMIERWEST BANCORP and PRIEMERWEST BANK
OFFICER'S CERTIFICATE—MID VALLEY BANK
AGREEMENT OF AFFILIATE
INTENTIONALLY OMITTED
MID VALLEY BANK Officers' Closing Certificate
STOCK OPTION AGREEMENT
EMPLOYMENT AGREEMENT
AMENDMENT NO. 1 TO THE AGREEMENT OF MERGER
APPENDIX C Dissenters' Rights Under the California Financial Code
Appendix D Fairness Opinion of The Findley Group
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES